As filed with the Securities and Exchange Commission on August 20, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pinnacle Foods Group Inc.

(Exact name of registrant as specified in charter)

Delaware	2000	943303521
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6 Executive Campus

Cherry Hill, New Jersey 08002
(856) 969-7100
SUBSIDIARY GUARANTORS LISTED ON SCHEDULE A HERETO
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

M. Kelley Maggs

c/o Pinnacle Foods Group Inc.
One Old Bloomfield Road
Mountain Lakes, New Jersey 07046
(973) 541-6620
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

Cristopher Greer, Esq.
O’Melveny & Myers LLP
7 Times Square
New York, New York 10036
(212) 326-2000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	Registered	Offering Price Per Note	Aggregate Offering Price(1)	Registration Fee

8 1/4% Senior Subordinated Notes due 2013	$394,000,000	100%	$394,000,000	$49,919.80(2)

Guarantees of 8 1/4% Senior Subordinated Notes due 2013				(3)

(1)	The registration fee has been calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. The proposed maximum offering price is estimated solely for purpose of calculating the registration fee.

(2)	The second prospectus that is part of this registration statement will only be used by J.P. Morgan Securities Inc., which is an affiliate of Pinnacle Foods Group Inc., in connection with offers and sales related to market making transactions of an indeterminate amount of Pinnacle Foods Group Inc.’s 8 1/4% Senior Subordinated Notes due 2013. Pursuant to Rule 457(q) of the General Rules and Regulations, no additional filing fee is required.

(3) Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees.

    The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

	State or Other Jurisdiction	I.R.S. Employer
Subsidiary Guarantor	of Incorporation or Organization	Identification Number

Pinnacle Foods Corporation	Delaware	22-3798975
Pinnacle Foods Brands Corporation	Delaware	22-3800080
Pinnacle Foods Management Corporation	Connecticut	06-1621894
PF Standards Corporation	New Jersey	22-3805493
PF Sales (N. Central Region) Corp.	Delaware	22-3850671
PF Sales, LLC	Delaware	22-3805496
PF Distribution, LLC	Delaware	22-3805495
Sea Coast Foods, Inc.	Washington	91-1202782

Explanatory note

This Registration Statement covers the registration of $394,000,000 aggregate principal amount of our 8 1/4% Senior Subordinated Notes due 2013 (the “exchange notes”) that may be exchanged for $394,000,000 aggregate principal amount of our outstanding 8 1/4% Senior Subordinated Notes due 2013 (the “old notes,” and together with the exchange notes, the “notes”). This Registration Statement also covers the registration of notes for resale by J.P. Morgan Securities Inc. in market making transactions. The complete prospectus relating to the exchange offer follows this explanatory note. Following the exchange offer prospectus are certain pages of the prospectus relating solely to market making transactions that may be made by J.P. Morgan Securities Inc., including alternate front and back cover pages, a section entitled “Risk factors— You cannot be sure that an active trading market will develop for the exchange notes” to be used in lieu of the section entitled “Risk factors— An active trading market may not develop for the exchange notes, in which case the trading market liquidity and the market price quoted for the exchange notes could be adversely affected” and alternate sections entitled “Use of proceeds,” “Legal matters” and “Plan of distribution.” In addition, the market making prospectus will not include the following captions (or the information set forth under those captions) in the exchange offer prospectus: “Summary of the terms of the exchange offer,” “Risk factors— If you do not properly tender your old notes, you will continue to hold unregistered old notes and be subject to the same limitations on your ability to transfer old notes,” “The exchange offer,” “Exchange offer; registration rights” and “Material U.S. federal income tax consequences.” All other sections of the exchange offer prospectus will be included in the market making prospectus.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to completion, dated August 20, 2004

Prospectus

Pinnacle Foods Group Inc.

Offer to exchange all outstanding 8 1/4% Senior Subordinated Notes due 2013 for 8 1/4% Senior Subordinated Notes due 2013 which have been registered under the Securities Act of 1933

The exchange offer:

• We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

• You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

• The exchange offer expires at 5:00 p.m., New York City time, on                     , 2004, unless we extend the offer.

The exchange notes:

• The terms of the exchange notes to be issued in the exchange offer are substantially identical to the old notes, except that the exchange notes will be freely tradable by persons who are not affiliated with us and holders of exchange notes will no longer have any registration rights or be entitled to any additional interest.

• No public market currently exists for the notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

• The exchange notes, like the old notes, will be unsecured and guaranteed on a senior subordinated basis by each of our existing and future domestic restricted subsidiaries.

• The exchange notes, like the old notes, will be our unsecured senior subordinated obligations and will rank junior in right of payment to all of our existing and future senior debt, rank equally with any of our existing and future senior subordinated debt and rank senior to all of our future subordinated debt. As of April 30, 2004, we had outstanding $545.0 million of senior debt.

• Each broker-dealer that receives exchange notes pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

• If the broker-dealer acquired the old notes as a result of market making or other trading activities, such broker-dealer may use this prospectus for the exchange offer, as supplemented or amended, in connection with its resales of the exchange notes.

See “Risk factors” beginning on page 12 of this prospectus for a discussion of certain risks that you should consider before participating in this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004

Page
Market and industry data	ii
Presentation of financial and other data	iii
Summary	1
Summary of the terms of the exchange offer	5
Summary of the terms of the exchange notes	8
PFGI summary historical consolidated financial data	10
Risk factors	12
The exchange offer	24
Disclosure regarding forward-looking statements	35
The Transactions	37
Use of proceeds	40
Capitalization	41
Unaudited pro forma financial information	42
PFGI selected financial data	49
PFGI management’s discussion and analysis of financial condition and results of operations	51
Aurora selected financial data	75
Aurora management’s discussion and analysis of financial condition and results of operations	77
Business	101
Management	118
Security ownership of certain beneficial owners and management	126
Certain relationships and related transactions	129
Description of senior secured credit facilities	134
Description of notes	138
Exchange offer; registration rights	190
Book-entry settlement and clearance	192
Material U.S. federal income tax consequences	196
Plan of distribution	197
Legal matters	198
Experts	198
Where you can find more information	198
Index to financial statements	F-1
AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF REORGANIZATION
AGREEMENT AND PLAN OF MERGER
FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
AMENDED AND RESTATED BYLAWS
INDENTURE
SUPPLEMENTAL INDENTURE
EXCHANGE AND REGISTRATION RIGHTS AGREEMENT
EXCHANGE AND REGISTRATION RIGHTS AGREEMENT
OPINION OF O'MELVENY & MYERS LLP
VOTING TRUST AGREEMENT
CREDIT AGREEMENT
ASSUMPTION AGREEMENT TO THE CREDIT AGREEMENT
GUARANTEE AND COLLATERAL AGREEMENT
SUPPLEMENT NO. 1 TO THE COLLATERAL AGREEMENT
SUPPLEMENT NO. 2 TO THE COLLATERAL AGREEMENT
AMENDED AND RESTATED MEMBERS' AGREEMENT
AMENDED AND RESTATED OPERATING AGREEMENT
MANAGEMENT AGREEMENT
AMENDED AND RESTATED INDEMNITY AGREEMENT
REGISTRATION RIGHTS AGREEMENT
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
INDEMNIFICATION AGREEMENT
AMENDMENT NO. 1 TO THE INDEMNIFICATION AGREEMENT
2004 STOCK OPTION PLAN
2004 CALIFORNIA STOCK OPTION PLAN
2004 STOCK PURCHASE PLAN
2004 CALIFORNIA STOCK PURCHASE PLAN
FEE AGREEMENT
FEE AGREEMENT
AMENDMENT NO. 1 TO THE FEE AGREEMENT
TAX SHARING AGREEMENT
LEASE
LEASE
TRADEMARK LICENSE AGREEMENT
TRADEMARK LICENSE AGREEMENT
TECHNOLOGY SHARING AGREEMENT
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
PRO FORM COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
SUBSIDIARIES
CONSENT OF PRICEWATERHOUSECOOPERS LLP
CONSENT OF PRICEWATERHOUSECOOPERS LLP
CONSENT OF PRICEWATERHOUSECOOPERS LLP
FORM T-1
LETTER OF TRANSMITTAL
NOTICE OF GUARANTEED DELIVERY
LETTER TO BROKERS
LETTER TO CLIENTS

Each broker-dealer that receives the exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of distribution.”

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our

i

affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission, or the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

Until                     , 2004 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Market and industry data

We use a combination of customized (assembled at our request) Information Resources, Inc. (“IRI”) data and IRI syndicated databases (“Supermarket Reviews”). Unless we indicate otherwise, retail sales, market share, category and other industry data used throughout this prospectus for all categories and segments listed below are IRI data for the 52-week period ended April 25, 2004. These data include retail sales in supermarkets with at least $2 million in total annual sales but exclude sales in mass merchandiser, club, drug, convenience or dollar stores. Retail sales are dollar sales estimated by IRI and represent the value of units sold through supermarket cash registers for the relevant period. Prior to March 2004, IRI dollar sales data did not reflect frequent shopper or loyalty program discounts which resulted in an overstatement of dollar sales. In March 2004, IRI implemented a change in their processing systems to accurately reflect these discounts. These corrections to the data resulted in a 1% to 11% swing in dollar sales versus the prior data depending on the category. We view the frozen prepared meals category as consisting of the following frozen segments: single-serve full-calorie dinners and entrees, single-serve healthy dinners and entrees, breakfast, hand-held, multi-serve dinners and entrees, appetizers, pot pies, side dishes and kids meals, and IRI data have been compiled on this basis. We view the baking mixes and frostings category as consisting of the following segments: layer cakes, brownies, ready-to-serve frostings, muffins, cookie mix, bars, frosting mix, quick bread, snack kits and special baking mixes. We view the grain-based segment of the frozen breakfast category as consisting primarily of waffles, pancakes and French toast. We view the prepared seafood segment as consisting of the prepared fin, prepared non-fin without shrimp and prepared shrimp sub-segments. References to the bagel category are to scannable bagels, as consisting of the frozen, refrigerated and shelf-stable segments. We view syrup, frozen pizza and frozen skillet meals as distinct categories. When we refer to the core market of our Open Pit brand of barbecue sauce, such core market consists of the major metropolitan areas surveyed by IRI in Illinois, Michigan, Ohio, western Pennsylvania and Wisconsin. Unless we indicate otherwise, all references to percent changes reflect the comparison to the same period in the prior year.

Although we believe that this information is reliable, we cannot guarantee its accuracy and completeness, nor have we independently verified it. Where we so indicate, we obtain certain other market share and industry data from internal company surveys and management estimates based on these surveys and on our management’s knowledge of the industry. While we believe such internal company surveys and management estimates are reliable, no independent sources have verified such surveys and estimates. Although we are not aware of any misstatements regarding the industry data that we present in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk factors” and “Disclosure regarding forward-looking statements.”

We own a number of registered trademarks in the United States, Canada and other countries, including All Day Breakfast®, American Recipes®, Avalon Bay®, Casa Brava®, Casa Regina®, Celeste®, Country Kitchen®, Duncan Hines®, Fun Frosters®, Great Starts®, Grill Classics®, Hearty Bowls®, Hungry-Man®, Hungry-Man Sports Grill®, Hungry-Man Steakhouse®, Lender’s®, Log Cabin®, Milwaukee’s®, Mrs. Butterworth’s®, Mrs. Paul’s®, Open Pit®, Snack’mms®, Steakhouse Mix®, The Original TV Dinner®, Van de Kamp’s® and Vlasic®. Registration is pending on the following trademarks: Candy FactoryTM, Carb-MeterTM, Fish ’N DipsTM, Food That’s In FashionTM, Hearty HeroTM, It’s Good To Be FullTM, Only Mrs. Paul’sTM, OvalsTM, RelishmixersTM, Signature DessertsTM, StackersTM and Syrup Dunk’ersTM. We manufacture and market certain of our frozen food products under the Swanson® brand pursuant to two royalty-free, exclusive and perpetual licenses granted by Campbell Soup Company. We manufacture our King’s Hawaiian® products pursuant to a three-year license agreement with King’s Hawaiian Holding Company, Inc. that expires in November 2004. We license, for use on frozen breakfast products, the Aunt Jemima® trademark pursuant to a perpetual, royalty-free, license agreement with The Quaker Oats Company. We also license the Chef’s Choice® trademark pursuant to a perpetual, royalty-free license agreement with Perdue Holdings, Inc. We also own a design trademark in the United States, Canada and other countries on the Vlasic stork.

Presentation of financial and other data

In this prospectus, “PFGI,” the “Company,” “we,” “us” and “our” refers to Pinnacle Foods Group Inc., a Delaware corporation, and its subsidiaries on a consolidated basis. As described elsewhere in this prospectus, PFHC (as defined) was merged with and into Aurora (as defined) and the surviving company was renamed Pinnacle Foods Group Inc. “PFHC” refers to Pinnacle Foods Holding Corporation, a Delaware corporation, and its subsidiaries on a consolidated basis prior to the consummation of the Aurora Transaction and “Pinnacle” refers to Pinnacle Foods Corporation, a Delaware corporation and a wholly-owned subsidiary of PFGI. “Aurora” refers to Aurora Foods Inc., a Delaware corporation, and its subsidiary on a consolidated basis prior to the consummation of the Aurora Transaction.

PFGI’s fiscal year ends on July 31. We identify each fiscal year for PFGI in this prospectus according to the calendar year in which such fiscal year ends. For example, we refer to the fiscal year ended July 31, 2003, as “fiscal 2003” or “2003.” On May 22, 2001, Pinnacle acquired certain assets and assumed certain liabilities of the North American business of Vlasic Foods International Inc. (“VFI”). The North American business consisted of the Swanson frozen food, Vlasic pickles, relish and peppers and Open Pit barbecue sauce businesses. PFHC and Pinnacle were each incorporated on March 29, 2001, but had no operations until the acquisition of the North American business of VFI. The financial data for the ten weeks ended July 31, 2001, include the results of operations from May 23, 2001 through July 31, 2001. PFGI derived the summary financial data for the 42 weeks ended May 22, 2001, from the audited statement of operations of the frozen foods and condiments businesses of VFI, its predecessor. Information presented in “PFGI management’s discussion and analysis of financial condition and results of operations” for the 52 weeks ended July 31, 2001, has been presented for comparative purposes only and is the combination of the 42 weeks ended May 22, 2001 and the ten weeks ended July 31, 2001. This combination represents what we believe is the most meaningful base to which you may compare PFGI’s fiscal 2002 results, although the combination is not in accordance with generally accepted accounting principles (“GAAP”). We believe that this is the most meaningful basis for comparison because the customer base, products, manufacturing facilities and types of marketing programs were the same under VFI as they are under PFGI. As a result of the change in ownership resulting from Pinnacle’s acquisition of the North American business, these results are not indicative of what the full 52-week year 2001 would have been had the changes in ownership not occurred.

The first nine months of fiscal 2004 is based on the information for the 39-week nine-month period ended April 30, 2004 and is the combination of PFHC’s consolidated financial statements for the 16 weeks ended November 24, 2003 and our consolidated financial statements for the 23-week period ended April 30, 2004. This combination represents what we believe is the most meaningful basis for comparison of the fiscal 2004 nine month results with the fiscal 2003 nine month results, although the combination is not in accordance with GAAP. This combination represents what we believe is the most meaningful basis for comparison, because the customer base, products, manufacturing facilities and types of marketing programs were the same under PFHC as they are under us. Also, the discussion below for the first nine months of fiscal 2004 includes the results of operations of the Aurora businesses from the date of acquisition, March 19, 2004. As a result of the change in ownership resulting from the Aurora Transaction and the inclusion of results from the Aurora businesses since the March 19, 2004 acquisition, these results are not indicative of what the full 39-week nine-month period ended April 30, 2004 would have been had the change in ownership and the Aurora Transaction not occurred.

In this prospectus, we determine net sales in accordance with GAAP. Similar to other food companies, we calculate net sales by deducting expenses for trade marketing, slotting and consumer coupon redemption from shipments. We define shipments as gross sales less cash discounts, returns and non-marketing allowances. We calculate gross sales by multiplying the published list price of each product by the number of units of that product sold.

Summary

The following summary highlights all material information contained elsewhere in this prospectus but does not contain all the information that you should consider before participating in the exchange offer. We urge you to read this entire prospectus, including the “Risk factors” section and the consolidated financial statements and related notes.

Our company

We are a leading manufacturer and marketer of high-quality, branded convenience food products through our two business segments: frozen foods and dry foods. We had pro forma net sales for the last twelve months, or LTM, ended April 30, 2004 of $1,282.2 million. The frozen foods segment, which accounts for 56.6% of our pro forma net sales, consists primarily of Swanson frozen dinners, entrees and breakfasts; Van de Kamp’s and Mrs. Paul’s frozen seafood; Aunt Jemima frozen breakfasts and Lender’s bagels. The dry foods segment, which accounts for 43.4% of our pro forma net sales, consists primarily of Vlasic pickles, peppers and relish; Duncan Hines baking mixes and frostings and Mrs. Butterworth’s and Log Cabin syrups and pancake mixes. Our major brands hold leading market positions in their respective retail markets and enjoy high consumer awareness. Through our managed broker network, our products reach all traditional classes of trade, including grocery wholesalers and distributors, grocery stores and supermarkets, convenience stores, mass and drug merchandisers and warehouse clubs.

The following table presents a summary of our pro forma net sales for the LTM ended April 30, 2004 by product line (in thousands):

				Pro forma	% of pro forma
Business segments	Product lines	Major brands		net sales	net sales

Frozen foods	Dinners and entrees	Swanson		$346,285	27.0%
	Prepared seafood	Van de Kamp’s Mrs. Paul’s		117,885	9.2
	Grain-based breakfast	Aunt Jemima		100,457	7.8
	Bagels	Lender’s		86,222	6.7
	Other	Celeste Chef’s Choice		75,125	5.9

			Subtotal	725,974	56.6

Dry foods	Pickles, peppers and relish	Vlasic		221,865	17.3
	Baking mixes and frostings	Duncan Hines		217,374	17.0
	Syrups and pancake mixes	Mrs. Butterworth’s		103,498	8.1
		Log Cabin
	Other	Open Pit		13,500	1.0

			Subtotal	556,237	43.4

			Total	$1,282,211	100.0%

Frozen foods

• Dinners and entrees (27.0% of pro forma net sales). Our frozen dinners and entrees product line consists primarily of products sold in the United States and Canada under the Swanson brand. We also distribute these products through foodservice and private label channels. Swanson caters to a number of different consumer segments and eating occasions through three major sub-brands: Swanson Hungry-Man, Swanson Dinners and Swanson Great Starts. Beginning in May, 2004, the Swanson Great Starts products will be re-branded Aunt Jemima Great Starts which will allow us to leverage the combined size of our grain-based and protein-based frozen breakfast offerings. As a complement to these major sub-brands, our frozen dinner offerings also include Swanson Pot Pies, King’s Hawaiian bowls products and Swanson Hearty Bowls sold in Canada. The Swanson brand enjoys a strong heritage, dating back over 50 years to its introduction of The Original TV Dinner in 1953. Our Swanson Hungry-Man and Swanson Dinners sub-brands collectively represent the third-largest brand in the $2.2 billion single-serve, full-calorie dinners and entrees segment.

• Prepared seafood (9.2% of pro forma net sales). Our frozen prepared seafood product line, marketed primarily under the Van de Kamp’s and Mrs. Paul’s brands, includes breaded and battered fish sticks and fish fillets, “healthy” breaded fish, grilled fish fillets, breaded shrimp, marinated shrimp, shrimp bowls and specialty seafood items, such as crab cakes and clam strips. We use a dual-brand strategy to capitalize on the regional strengths of our brands. We also distribute these products through foodservice and private label channels. The Van de Kamp’s brand dates back to 1915, and the Mrs. Paul’s franchise began in the mid-1940s. They hold the number two (15.0%) and the number three (12.5%) market share positions, respectively, of the $565 million frozen prepared seafood segment of the $1.5 billion frozen seafood category.

• Grain-based breakfast (7.8% of pro forma net sales). Our frozen grain-based breakfast product line consists primarily of waffles, pancakes and French toast marketed under the Aunt Jemima brand. We also distribute these products through foodservice and private label channels. The Aunt Jemima brand was established over a century ago and, with a 13.2% share, is currently the number two brand in the $646 million grain-based segment of the $1.0 billion frozen breakfast category.

• Bagels (6.7% of pro forma net sales). Our bagel product line consists primarily of Lender’s packaged bagels, which we distribute among all scannable sections of the grocery store (i.e., the frozen, refrigerated and the fresh bread aisles). We also supply bagels to foodservice operators. Founded in 1927, Lender’s ranks number two in scannable bagels, with a 20.9% share of the $559 million scannable bagel category.

Dry foods

• Pickles, peppers and relish (17.3% of pro forma net sales). We offer a complete line of pickle, pepper and relish products that we market and distribute nationally, primarily under the Vlasic brand. We also distribute these products through foodservice and private label channels. Our Vlasic brand was introduced over 60 years ago, and we believe that the Vlasic brand, together with our trademark Vlasic stork, enjoy strong consumer awareness. Vlasic, with a 30.4% share (nearly twice that of its nearest branded competitor), is the leading and only national brand in the $527 million shelf-stable pickle segment of the $1.0 billion pickles, peppers and relish category.

• Baking mixes and frostings (17.0% of pro forma net sales). Our baking mixes and frostings product line consists primarily of Duncan Hines cake mixes, ready-to-serve frostings, brownie mixes, muffin mixes and cookie mixes. Duncan Hines is a national premium brand that appeals to the consumer who wants a “quality, good as homemade” baking product. Duncan Hines was introduced in 1956 and, with a 18.2% share, is the number two brand in the $1.3 billion baking mixes and frostings category.

• Syrups and pancake mixes (8.1% of pro forma net sales). Our syrup and pancake mixes product line consists primarily of products marketed under our Log Cabin and Mrs. Butterworth’s brands. Our syrup line consists of original, lite and sugar-free varieties. We also distribute these products through the foodservice channel. Log Cabin was introduced in 1888 and is the only national branded syrup that contains real maple syrup. Mrs. Butterworth’s was introduced in 1962 and, with its distinctive grandmother-shaped bottle, appeals to families with children. In the $497 million table-syrup category, Log Cabin and Mrs. Butterworth’s hold the number two (11.2%) and number three (8.9%) market share positions, respectively.

The completed Pinnacle and Aurora Transactions

On August 8, 2003, Crunch Holding Corp., a Delaware corporation indirectly owned by J.P. Morgan Partners, LLC (or one or more of its affiliates, as appropriate, “JPMP”), J.W. Childs Associates, L.P. (or one or more of its affiliates, as appropriate, “JWC”) and CDM Investor Group LLC, together with JPMP and JWC, the “Sponsors”, entered into a definitive purchase agreement to acquire PFHC (the “Pinnacle Merger”). The Pinnacle Transaction (as defined below) was consummated on November 25, 2003. As of the closing date of the Pinnacle Transaction, the Sponsors indirectly owned 100% of the issued and outstanding stock of PFHC.

The funds required to finance the Pinnacle Transaction were provided by (i) $200.0 million of old notes, (ii) a $120.0 million term loan under our senior secured credit facilities, (iii) $21.5 million of borrowings under our revolving credit facility and (iv) a $181.1 million equity investment in Crunch Equity Holding, LLC, of which $180.3 million was provided in cash by JPMP and JWC.

The merger, the issuance of $200.0 million of old notes, the borrowings under our senior secured credit facilities, the equity investment described above and the other related transactions are collectively referred to in this prospectus for convenience as the “Pinnacle Transaction.”

On November 25, 2003, Aurora entered into a definitive agreement (as amended on January 8, 2004, the “Merger Agreement”) with Crunch Equity Holding, LLC that provided that Aurora would undertake a comprehensive restructuring transaction in which it would be combined with PFHC (the “Aurora Merger”).

Under the terms of the Merger Agreement, (i) the senior secured lenders under Aurora’s existing credit facility were paid in full in cash in respect of principal and interest and received $15 million in cash in full satisfaction of the excess-leverage and asset-sale fees under the existing credit agreement, (ii) the holders of Aurora’s 12% senior unsecured notes due 2005 were paid in full in cash in respect of principal and interest but did not receive $1.9 million of unamortized original issue discount, (iii) the holders of Aurora’s outstanding 8.75% and 9.875% senior subordinated notes due 2008 and 2007, respectively, received approximately 50% of the face value of their senior subordinated notes in cash or, at the election of each bondholder, equity interests in Crunch Equity Holding, LLC (held indirectly through a bondholders trust) having a value equal to approximately 53% of the face value of their senior subordinated notes, (iv) all of Aurora’s trade creditors were paid in full, (v) all other claims against Aurora were unimpaired, except that Aurora’s St. Louis headquarters leases were rejected, and (vi) the existing common and preferred stockholders did not receive any distributions and their shares were cancelled.

The total cost of the Aurora Merger, including the repayment of existing debt and payment of estimated transaction fees and expenses, was approximately $952 million.

The funds required to finance the Aurora Merger consisted of (i) the $201.0 million of gross proceeds of the old notes, (ii) a $425.0 million term loan drawn under the delayed-draw portion of our senior secured credit facilities, (iii) $11.5 million of drawings under the revolving portion of our senior secured credit facilities, (iv) existing cash on the Aurora balance sheet and (v) a cash equity investment of $84.4 million from the Sponsors and $10.9 million from the Aurora bondholders.

After giving effect to the Aurora Transaction (as defined below), JPMP and JWC collectively own approximately 48% of Crunch Equity Holding, LLC, the holders of Aurora’s senior subordinated notes own approximately 43% of Crunch Equity Holding, LLC and CDM Investor Group, LLC owns approximately 9% of Crunch Equity Holding, LLC.

The Aurora Merger was consummated on March 19, 2004. Aurora is the surviving entity in the merger, and the combined business operates under the name Pinnacle Foods Group Inc. The combination of Aurora and PFHC is being treated as a purchase, with Crunch Equity Holding, LLC as the accounting acquiror in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.”

The Aurora Merger, the offering of $194 million of old notes, the borrowings under our senior secured credit facilities described above, the equity investment described above and the other related transactions are collectively referred to in this prospectus for convenience as the “Aurora Transaction,” and together with the Pinnacle Transaction, the “Transactions.”

The financial sponsors

JPMP, formerly Chase Capital Partners, is a global partnership with over $22 billion under management. Since its inception in 1984, JPMP has been a leading provider of private equity and has closed over 1,200 individual transactions. JPMP has more than 130 investment professionals in eight offices throughout the world. JPMP is an affiliate of JPMorgan Chase & Co., one of the largest bank holding companies with over $750 billion in assets.

JWC is a leading private equity firm based in Boston, Massachusetts, specializing in leveraged buyouts and recapitalizations of middle-market growth companies in partnership with company management through J.W. Childs Equity Partners III, L.P. and other funds it sponsors. Since 1995, the firm has invested in 25 companies with a total transaction value of over $5.1 billion. JWC presently manages $3.4 billion of equity capital from leading financial institutions, pension funds, insurance companies and university endowments.

CDM Investor Group LLC is a merchant banking and management firm focused principally on the food and consumer sectors in the United States and Europe. In recent years C. Dean Metropoulos and his management team have been involved in more than 45 acquisitions with approximately $8 billion of transaction value. In addition to PFHC and Aurora, some of the recent transactions in which C. Dean Metropoulos and his management team have provided senior management include Stella Foods, The Morningstar Group, International Home Foods, Ghirardelli Chocolates, Mumm and Perrier Jouet Champagnes and Hillsdown Holdings, PLC (Premier International Foods, Burtons Biscuits and Christie Tyler Furniture).

Our principal executive offices are located at 6 Executive Campus, Cherry Hill, New Jersey 08002. Our telephone number at that address is (856) 969-7100.

Summary of the terms of the exchange offer

In connection with the closing of the Transactions, we entered into exchange and registration rights agreements with the initial purchasers of the old notes. Under the agreements, we agreed to deliver to you this prospectus and to complete the exchange offer by November 19, 2004. You are entitled to exchange in the exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

• the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

• the exchange notes are not entitled to registration rights which are applicable to the old notes under the exchange and registration rights agreements; and

• our obligation to pay additional interest on the old notes if the exchange offer is not consummated by November 19, 2004 at a rate of 1.0% per annum does not apply to the exchange notes.

The exchange offer	We are offering to exchange up to $394,000,000 aggregate principal amount of our 8 1/4% Senior Subordinated Notes due 2013, which have been registered under the Securities Act, for up to $394,000,000 aggregate principal amount of our 8 1/4% Senior Subordinated Notes due 2013, which were issued on November 25, 2003 and February 20, 2004. Old notes may be exchanged only in integral multiples of $1,000.

Resales	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

• are acquiring the exchange notes in the ordinary course of business; and

• have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in, a distribution of the exchange notes.

In addition, each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired as a result of market making or other trading activity must also acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For more information, see “Plan of distribution.”

Any holder of old notes, including any broker-dealer, who

• is our affiliate,

• does not acquire the exchange notes in the ordinary course of its business, or

• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration date; Withdrawal of tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Conditions to the exchange offer	The exchange offer is subject to customary conditions, some of which we may waive. For more information, see “The exchange offer—Certain conditions to the exchange offer.”

Procedures for tendering old notes	If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company, or the DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any exchange notes that you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

• if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

• you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Guaranteed delivery procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The exchange offer—Guaranteed delivery procedures.”

Effect on holders of old notes	As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the exchange and registration rights agreements and, accordingly, we will not be obligated to pay additional interest as described in the exchange and registration rights agreements. If you are a holder of old notes and do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the exchange and registration rights agreements that by their terms terminate upon the consummation of the exchange offer.

Consequences of failure to exchange	All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

Material U.S. federal income tax consequences	The exchange of old notes for exchange notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. For more information, see “Material U.S. federal income tax consequences.”

Use of proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.

Exchange agent	Wilmington Trust Company is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The exchange offer—Exchange agent.”

Summary of the terms of the exchange notes

The following summary, which is provided solely for your convenience, only contains basic information about the exchange notes and is not intended to be complete. For a more detailed description of the exchange notes, please refer to the section entitled “Description of notes” in this prospectus.

Issuer	Pinnacle Foods Group Inc.

Exchange notes offered	$394,000,000 aggregate principal amount of 8 1/4% Senior Subordinated Notes due 2013.

Maturity	December 1, 2013.

Interest payment dates	June 1 and December 1 of each year.

Guarantees	The exchange notes, like the old notes, will be fully and unconditionally guaranteed, on a senior subordinated basis, by each of our existing and future domestic restricted subsidiaries on a joint and several basis. If we fail to make payments on the exchange notes, each of our subsidiaries that are guarantors must make them instead.

Ranking	The exchange notes, like the old notes, will be our unsecured senior subordinated obligations and will:

• rank junior to all of our existing and future senior debt, which will include indebtedness under our senior secured credit facilities;

• rank equally with all of our existing and future senior subordinated debt; and

• rank senior to all of our future subordinated debt.

Similarly, the guarantees of the exchange notes by our subsidiaries will each be unsecured and:

• rank junior to all of the existing and future senior debt of such guarantor, which will include the guarantees under our senior secured credit facilities;

• rank equally with all of the existing and future senior subordinated debt of such guarantors; and

• rank senior to all of the future subordinated debt of such guarantors.

As of April 30, 2004, we had:

• $545.0 million of senior debt, all of which is secured debt, which amount does not include $118.5 million (after giving effect to outstanding letters of credit of $11.5 million) of additional borrowing capacity available under our revolving credit facility;

• no senior subordinated indebtedness other than the old notes.

Optional redemption	We may redeem all or a portion of the notes prior to December 1, 2008, at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium. On or after December 1, 2008, we may redeem some or all of the notes at the redemption prices listed in the section entitled “Description of notes—Optional redemption.”

At any time prior to December 1, 2006, we may redeem up to 35% of the original aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at a redemption price equal to 108.250% of the principal amount thereof, plus accrued and unpaid interest, so long as (a) at least 65% of the original aggregate amount of the notes remains outstanding after each such redemption and (b) any such redemption by us is made within 90 days of such equity offering.

Change of control	If a change of control occurs, and unless we have exercised our right to redeem all of the notes as described in “—Optional redemption” above, you will have the right to require us to repurchase all or a portion of your exchange notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. See “Description of notes—Repurchase at the option of holders—Change of control” and “Risk factors.”

Certain covenants	The indenture governing the exchange notes, like the old notes, contains covenants that limit our ability and the ability of certain of our subsidiaries to, among other things:

• borrow money;

• make distributions or redeem equity interests;

• make investments;

• sell assets;

• guarantee other debt;

• enter into agreements that restrict dividends from subsidiaries;

• sell capital stock of subsidiaries;

• incur liens;

• merge or consolidate; and

• enter into transactions with affiliates.

These covenants are subject to a number of important exceptions and qualifications. For more details, see “Description of notes—Certain covenants.”

Risk factors

You should carefully consider all the information contained in this prospectus and, in particular, the factors set forth under “Risk factors” before participating in the exchange offer.

PFGI summary historical consolidated financial data

The following table sets forth summary historical consolidated financial and other data for PFGI and its subsidiaries as of and for the fiscal years ended July 31, 2002 and 2003, and as of and for the nine months ended April 30, 2003 and 2004. The summary financial data as of and for the years ended July 31, 2002 and 2003 have been derived from PFGI’s audited consolidated financial statements and are qualified in their entirety by reference to the PFGI consolidated financial statements included elsewhere in this prospectus. The summary financial data for the nine months ended April 30, 2003 and 2004 have been derived from PFGI’s unaudited interim consolidated financial statements included elsewhere in this prospectus. In PFGI’s opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the PFGI audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments (except as related to the Pinnacle and Aurora Transactions), necessary for a fair statement of the results for the unaudited interim periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. See “Presentation of financial and other data” for a description of how we present our financial data for the nine months ended April 30, 2003 and 2004. You should read the information set forth below in conjunction with the information under “PFGI management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	PFGI

			Nine months ended
	Year ended July 31,		April 30,

(In thousands)	2002	2003	2003	2004

Statement of operations data:
Net sales	$574,456	$574,482	$421,239	$492,939
Cost and expenses:
Cost of products sold	452,145	447,527	326,731	411,444
Marketing and selling expenses	51,458	57,915	45,008	57,792
Administrative expenses	32,346	32,878	23,708	29,340
Research and development expenses	3,552	3,040	2,387	2,058
Other expenses	5,137	8,042	2,390	39,153

Total costs and expenses	544,638	549,402	400,224	539,787

Earnings (loss) before interest and taxes	29,818	25,080	21,015	(46,848)
Interest expense	14,513	11,592	8,738	21,204
Interest income	807	476	269	200

Earnings (loss) before income taxes	16,112	13,964	12,546	(67,852)
Provision (benefit) for income taxes	4,190	5,516	4,750	(7,765)

Net earnings (loss)	$11,922	$8,448	$7,796	$(60,087)

Other financial data:
Depreciation and amortization	$21,231	$22,948	$16,622	$17,152
Capital expenditures	19,452	8,787	6,087	5,178
Balance sheet data:
Cash and cash equivalents	$64,971	$72,128	$52,790	$67,840
Working capital (excludes notes payable and current portion of long-term debt)	109,264	125,755	122,855	90,291
Total assets	477,988	466,121	458,862	1,782,246
Total debt (includes notes payable and current portion of long-term debt)	190,009	175,000	182,500	945,827
Total liabilities	308,540	287,634	281,090	1,336,974
Shareholders’ equity	169,448	178,487	177,772	445,272

Risk factors

You should carefully consider the risks described below as well as other information and data included in this prospectus before participating in the exchange offer. All of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you could lose all of or a part of your original investment.

Risks related to the notes

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.

Our consolidated indebtedness at April 30, 2004 was approximately $945.8 million, of which $545.0 million was senior indebtedness.

Our high degree of leverage could have important consequences for you, including the following:

• it may limit our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

• a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness and is not available for other purposes, including our operations, capital expenditures and future business opportunities;

• the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes;

• certain of our borrowings, including borrowings under our senior secured credit facilities, are at variable rates of interest, exposing us to the risk of increased interest rates;

• it may limit our ability to adjust to changing market conditions and to withstand competitive pressures;

• our debt level may put us in a competitive disadvantage compared to our competitors that have less debt; and

• we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

In addition, the indenture governing the notes and our senior secured credit facilities permits us to incur substantial additional indebtedness in the future. After giving effect to the Aurora Transaction, as of April 30, 2004, $118.5 million (after outstanding letters of credit of $11.5 million) would have been available to us for additional borrowing under our senior secured credit facilities. If new indebtedness is added to our and our subsidiaries’ current debt levels, the risks described above would increase.

Our debt agreements contain operating and financial covenants that may restrict our business and financing activities.

The operating and financial restrictions and covenants in our senior secured credit facilities, the indenture and any future financing agreements may restrict our ability to finance future operations, meet our capital needs or engage in business activities. Our debt agreements restrict our ability to:

• make capital expenditures;

• incur additional debt or issue redeemable equity or preferred stock;

• create certain liens;

• enter into certain transactions with affiliates;

• make certain types of investments;

• sell assets;

• pay dividends or make distributions, repurchase equity interests or make other restricted payments; and

• consolidate or merge with or into, or sell substantially all of our assets to, another person.

In addition, our senior secured credit facilities require us to maintain specified financial ratios and comply with other financial covenants. Our ability to comply with those financial ratios and covenants can be affected by events beyond our control, and we may not be able to comply with such ratios or covenants. A breach of any of these covenants could result in a default under our senior secured credit facilities and/or under the notes. Upon the occurrence of an event of default under our senior secured credit facilities, the lenders could elect to declare all amounts outstanding under our senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit, which could result in an event of default under the notes. If the lenders under our senior secured credit facilities accelerate the repayment of borrowings, we may not have sufficient assets to repay our senior secured credit facilities and our other indebtedness, including the notes. If we were unable to repay those amounts, the lenders under our senior secured credit facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets as collateral under our senior secured credit facilities.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to pay principal and interest on the notes and to satisfy our other debt obligations will depend upon, among other things:

• our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors (such as fluctuations in interest rates, increased operating costs, prices of ingredients and regulatory development), many of which are beyond our control; and

• the future availability of borrowings under our senior secured credit facilities or any successor facility, the availability of which depends or may depend on, among other things, our complying with the covenants in our senior secured credit facilities.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facilities in an amount sufficient to service our indebtedness or to fund our liquidity needs. See “Disclosure regarding forward-looking statements,” “PFGI management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources” and “Aurora management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources.”

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In addition, the terms of existing or future debt agreements, including our senior secured credit facilities and the indenture governing the notes, may restrict us from adopting any of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. See “Description of senior secured credit facilities” and “Description of notes.”

Our variable-rate indebtedness subjects us to interest-rate risk, which could cause our annual debt service obligations to increase significantly.

Certain of our borrowings, including borrowings under our senior secured credit facilities, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net earnings would decrease. An increase of 1.0% in the interest rates payable on our variable rate indebtedness would increase our pro forma fiscal 2004 estimated debt-service requirements by approximately $5.5 million. Accordingly, an increase in interest rates from current levels could cause our annual debt-service obligations to increase significantly.

Your right to receive payment on the notes is junior to our existing and future senior debt and the existing and future senior debt of our guarantors.

The notes and the guarantees are subordinated in right of payment to the prior payment in full of our and our guarantors’ respective current and future senior debt, including our and their obligations under our senior secured credit facilities. The aggregate principal amount of our senior debt outstanding as of April 30, 2004 was approximately $545.0 million. As a result of the subordination provisions of the notes, in the event of the bankruptcy, liquidation or dissolution of us or any guarantor, our assets or the assets of the applicable guarantor would be available to pay obligations under the notes and other senior subordinated obligations only after all payments had been made on our senior debt or the senior debt of the applicable guarantor. Sufficient assets may not remain after all of these payments have been made to make any payments on the notes and our other senior subordinated obligations, including payment of interest when due. In addition, all payments on the notes and the guarantees are prohibited in the event of a payment default on our designated senior indebtedness and, for a limited period, upon the occurrence of other defaults under our designated senior indebtedness.

The notes and the guarantees are effectively subordinated to all of our and our guarantors’ secured indebtedness and all indebtedness of our non-guarantor subsidiaries.

The notes are not secured. The borrowings under our senior secured credit facilities are secured by liens on substantially all of our and our domestic subsidiary guarantors’ assets, including receivables, inventory, equipment, real estate, leases, licenses, patents, brand names, trademarks, contracts, securities and capital stock of subsidiaries. If we or any of these guarantors declare bankruptcy, liquidate or dissolve, or if payment under our senior secured credit facilities is accelerated, the lenders under our senior secured credit facilities would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of the notes. As a result, the notes are effectively subordinated to our and our guarantors’ secured indebtedness to the extent of the value of the assets securing that indebtedness, and the holders of the notes would in all likelihood recover ratably less than the lenders of our and our guarantors’ secured indebtedness in the event of our bankruptcy, liquidation or dissolution. As of April 30, 2004, we had $545.0 million of secured indebtedness outstanding and an additional $118.5 million (after outstanding letters of credit of $11.5 million) of secured indebtedness was available for borrowing under the revolving credit portion of our senior secured credit facilities.

In addition, the notes are effectively subordinated to all of the liabilities of our subsidiaries that do not guarantee the notes. In the event of a bankruptcy, liquidation or dissolution of any of the non-guarantor subsidiaries, holders of their indebtedness, their trade creditors and holders of their preferred equity will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. Under some circumstances, the terms of the notes will permit our non-guarantor subsidiaries to incur additional specified indebtedness. As of April 30, 2004, the non-guarantor subsidiaries did not have any senior indebtedness outstanding and had approximately $2.6 million of trade payables outstanding.

If we are not able to repurchase the notes upon a change of control, we would be in default under the indenture and our senior secured credit facilities, permitting the lenders under our senior secured credit facilities to accelerate the maturity of the borrowings thereunder and to institute foreclosure proceedings against our assets and we could be forced to seek bankruptcy protection.

If a change of control occurs, we must offer to repurchase all of the outstanding notes at 101% of the principal amount thereof, plus accrued interest to the date of repurchase. A change of control would also constitute an event of default under our senior secured credit facilities, providing the lenders under our senior secured credit facilities with the right to accelerate our borrowings under the facilities and to prevent payments in respect of the notes until outstanding borrowings under the senior secured credit facilities were repaid in full. In the event of such a default, the Trustee under the indenture or the holders of the notes and the lenders under our senior secured credit facilities could accelerate the maturity of the notes and the borrowings under our senior secured credit facilities, respectively, to be immediately due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. In the event of a change of control, we may not have sufficient funds to purchase all the notes and to repay the amounts outstanding under our senior secured credit facilities. Further, we will be contractually restricted under the terms of our senior secured credit facilities from repurchasing all of the notes tendered by holders upon a change of control. This change of control provision may not necessarily protect holders of the notes if we engage in a highly leveraged transaction or certain other transactions involving us or our subsidiaries.

Because each subsidiary guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the subsidiary guarantors.

The holders of the notes have the benefit of the full and unconditional guarantees of the subsidiary guarantors. However, the guarantees by our subsidiary guarantors are limited to the maximum amount that the subsidiary guarantors are permitted to guarantee under applicable law. As a result, a subsidiary guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of the subsidiary guarantors. Further, under the circumstances discussed more fully below, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under the guarantee or further subordinate it to all other obligations of the subsidiary guarantor. In addition, you will lose the benefit of a particular subsidiary guarantee if it is released under certain circumstances described under “Description of notes—The guarantees.”

Federal and state fraudulent transfer laws permit a court to void the notes and any guarantees, and, if that occurs, you may not receive any payments on the notes.

Under the federal bankruptcy law and comparable provisions of state fraudulent conveyance, claims in respect of the old notes, the exchange notes and the subsidiary guarantees could be voided or subordinated to all of our other debts or those of any subsidiary guarantor if, among other things, either the notes or the subsidiary guarantees were incurred with the intent to hinder, delay or defraud any of our present or future creditors or those of our subsidiary guarantors, or at the time we or our subsidiary guarantors incurred the indebtedness evidenced by the notes or the subsidiary guarantees, we or our subsidiaries received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and we or the subsidiary guarantor either:

• were insolvent or rendered insolvent by reason of such incurrence;

• were engaged in a business or transaction for which our or such guarantor’s remaining assets constituted unreasonably small capital; or

• intended to incur, or believed that we or it would incur, debts beyond our or such guarantor’s ability to pay such debts as they mature.

In addition, any payment by us or such subsidiary guarantor pursuant to the notes or any subsidiary guarantee could be voided and required to be returned to us or such subsidiary guarantor, or to a fund for the benefit of our creditors or those of such subsidiary guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we or a subsidiary guarantor would be considered insolvent if:

• the sum of our or such subsidiary guarantor’s debts, including contingent liabilities, was greater than the fair saleable value of all of our or such subsidiary guarantor’s assets;

• the present fair saleable value of our or such subsidiary guarantor’s assets was less than the amount that would be required to pay our or such subsidiary guarantor’s probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

• we or any subsidiary guarantor could not pay debts as they became due.

Additionally, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against us within 90 days after payment by us with respect to the notes, or if we anticipated becoming insolvent at the time of such payment, all or a portion of such payment could be avoided as a preferential transfer and the recipient of such payment could be required to return the payment.

Based on historical financial information, recent operating history and other factors, we do not believe that we or any of our subsidiary guarantors are insolvent, have unreasonably small capital for the business in which we and they are engaged or have incurred debts beyond our or their ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

If you do not properly tender your old notes, you will continue to hold unregistered old notes and be subject to the same limitations on your ability to transfer old notes.

We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you are eligible to participate in the exchange offer and do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the old notes. In addition:

• if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

• if you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

An active trading market may not develop for the exchange notes, in which case the trading market liquidity and the market price quoted for the exchange notes could be adversely affected.

The exchange notes are a new issue of securities with no established trading market and will not be listed on any securities exchange or automated dealer quotation system. The liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer would reduce liquidity and could lower the market price of those exchange notes.

We are controlled by JPMP, which is an affiliate of J.P. Morgan Securities Inc., one of the initial purchasers, JWC and CDM Investor Group LLC. As a result of this affiliate relationship, if J.P. Morgan Securities Inc. conducts any market making activities with respect to the exchange notes, J.P. Morgan Securities Inc. will be required to deliver a market making prospectus when effecting sales of the exchange notes. For as long as a market making prospectus is required to be delivered, the ability of J.P. Morgan Securities Inc. to make a market in the exchange notes may, in part, be dependent on our ability to maintain a current market making prospectus for its use. If we are unable to maintain a current market making prospectus, J.P. Morgan Securities Inc. may be required to discontinue its market making activities without notice.

Risks related to our business

We face significant competition in our industry.

The food-products business is highly competitive. Numerous brands and products compete for shelf space and sales, with competition based primarily on product quality, convenience, price, trade promotion, consumer promotion, brand recognition and loyalty, customer service, advertising and promotion and the ability to identify and satisfy emerging consumer preferences. We compete with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies. Many of these competitors have multiple product lines, substantially greater financial and other resources available to them and may have lower fixed costs and be substantially less leveraged than we are. We cannot assure you that we will be able to compete successfully with these companies. Competitive pressures or other factors could cause us to lose market share, which may require us to lower prices, increase marketing and advertising expenditures, or increase the use of discounting or promotional campaigns, each of which would adversely affect our margins and could result in a decrease in our operating results and profitability. See “Business—Competition.”

We are vulnerable to fluctuations in the price and supply of food ingredients and packaging materials.

The prices of the food ingredients we use are subject to fluctuations in price attributable to, among other things, changes in crop size and government-sponsored agricultural and livestock programs. Changes in these prices have a corresponding impact on the cost of finished products and, as a result, could impact our gross margins. Our ability to pass along cost increases to customers is dependent upon competitive conditions and pricing methodologies employed in the various markets in which we compete. If we are unable to pass along such cost increases, it could cause our operating results to be reduced.

In our pickle business we rely primarily on cucumbers and, along with our frozen dinners and entrees business to a lesser extent, other produce supplied by third-party growers. We also use significant quantities of corn syrup, flour, sugar, fish, shrimp, eggs, cheese, vegetable oils, shortening and other agricultural products as well as corrugated fiberboard and plastic packaging materials provided by third-party suppliers. We buy from a variety of producers and manufacturers, and alternate sources of supply are readily available. However, the supply and price are subject to market conditions and are influenced by other factors beyond our control, such as general economic conditions, unanticipated demand, problems in production or distribution, natural disasters, weather conditions during the growing and harvesting seasons, insects, plant diseases and fungi.

We generally do not have long-term contracts with our suppliers, and as a result they could increase prices significantly or fail to deliver.

We typically do not rely on long-term arrangements with our suppliers. Our suppliers may implement significant price increases or may not meet our requirements in a timely fashion, if at all. The occurrence of any of the foregoing could increase our costs and disrupt our operations.

If we lose one or more of our major customers, or if any of our major customers experience significant business interruption, our results of operations and our ability to service our indebtedness could be adversely affected.

We are dependent upon a limited number of large customers with substantial purchasing power for a significant percentage of our sales. Sales to Wal-Mart Stores, Inc. represented 17%, 14% and 13% of PFHC’s consolidated net sales in fiscal 2003, 2002 and 2001, respectively, and 17%, 18% and 14% of Aurora’s consolidated net sales in the fiscal years ended December 31, 2003, 2002 and 2001, respectively. We do not have a long-term supply contract with any of our major customers. PFHC’s top ten customers accounted for approximately 50% of PFHC’s net sales in fiscal 2003. Sales to Aurora’s ten largest customers represented approximately 50% of Aurora’s total net sales in fiscal 2003. The loss of one or more major customers, a material reduction in sales to these customers as a result of competition from other food manufacturers or the occurrence of a significant business interruption at our customers would result in a decrease in our revenues, operating results and earnings and adversely affect our ability to service our indebtedness.

Due to the seasonality of the business, our revenue and operating results may vary quarter to quarter.

Our sales and cash flows are affected by seasonal cyclicality. Sales of frozen foods, including seafood, tend to be marginally higher during the winter months, whereas sales of pickles, relishes and barbecue sauces tend to be higher in the spring and summer months and demand for Duncan Hines products tends to be higher around the Easter, Thanksgiving and Christmas holidays. We pack the majority of our pickles during a season extending from May through September and also increase our seafood and Duncan Hines inventories at that time in advance of the selling season. As a result, our inventory levels tend to be higher in the first quarter of the fiscal year, and thus we require more working capital in the first fiscal quarter.

Loss of any of our current co-packing arrangements could decrease our sales and earnings and put us at a competitive disadvantage.

We rely upon co-packers for our Duncan Hines cake mixes, brownie mixes, specialty mixes and frosting products, Chef Choice products, Open Pit product line, and a limited portion of our other manufacturing needs. We believe that there are a limited number of competent, high-quality co-packers in the industry, and if we were required to obtain additional or alternative co-packing agreements or arrangements in the future, we cannot assure you we will be able to do so on satisfactory terms or in a timely manner.

We may not be able to complete any future acquisitions, which could restrict our ability to grow our business; and if we fail to successfully integrate any future acquisitions into our operations, our operating costs could increase and our operating margins, operating results and profitability may decrease.

We may not be able to identify and complete additional acquisitions in the future, and our failure to identify and complete acquisitions could restrict our ability to grow our business beyond our existing brands. In addition, we may require additional debt or equity financing for future acquisitions. Such financing may not be available on favorable terms, if at all. Also, if we do not successfully integrate acquisitions, we may not realize anticipated operating advantages and cost savings which would reduce our operating margins, operating results and profitability. The acquisition and integration of companies involves a number of risks, including:

• the risk that a proposed acquisition will be prohibited by U.S. or foreign antitrust laws;

• use of available cash or borrowings under our senior secured credit facilities to consummate the acquisition;

• demands on management related to the increase in our size after an acquisition;

• the diversion of management’s attention from existing operations to the integration of acquired companies;

• difficulties in the assimilation and retention of employees; and

• potential adverse effects on our operating results.

We may not be able to maintain the levels of operating efficiency that acquired companies achieved separately. Successful integration of acquired operations will depend upon our ability to manage those operations and to eliminate redundant and excess costs. We may not be able to achieve the cost savings and other benefits that we would hope to achieve from acquisitions, which could cause our financial condition to deteriorate or result in an increase in our expenses or a reduction in our operating margins, thereby reducing our operating results and profitability.

Our failure to integrate the operations of Aurora and PFHC and achieve cost savings would negatively impact our results of operations and profitability.

A significant element of our business strategy is the improvement of our operating efficiencies and a reduction of our operating costs. The process of integrating the operations of Aurora and PFHC may result in unforeseen difficulties and may require a disproportionate amount of resources and management attention. There can be no assurance that we will be successful in integrating Aurora and PFHC or that such an integrated company will perform as we expect, achieve cost savings or generate significant revenues or profit. We have and will continue to consider opportunities to consolidate our manufacturing plants, implement programs to lower our operating costs, implement new manufacturing technology and continue our focus on overhead reductions. Furthermore, we did not retain any senior management from Aurora. Our failure to successfully implement this strategy, any claims arising out of our termination of senior management at Aurora or the failure to realize the anticipated cost savings could adversely affect our results of operations and our ability to achieve profitability.

We are subject to environmental laws and regulations relating to hazardous materials used in or resulting from our operations. Liabilities or claims with respect to environmental matters could have a significant negative impact on our business.

Our operations include the use, generation and disposal of hazardous materials. We are subject to various federal, state and local laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous materials and the cleanup of contaminated sites. In addition, our operations are governed by laws and regulations relating to workplace safety and worker health which, among other things, regulate employee exposure to hazardous materials in the workplace. We could incur substantial costs, including cleanup costs, civil or criminal fines or sanctions and third-party claims for property damage or personal injury, as a result of violations of, or liabilities under, environmental laws and regulations or the noncompliance with environmental permits required at our facilities. These laws, regulations and permits also could require the installation of pollution control equipment or operational changes to limit air emissions or wastewater discharges and/or decrease the likelihood of accidental releases of hazardous materials. We cannot assure you that such costs will not be material.

We cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted. We can also not predict the amount of future expenditures that may be required in order to comply with such environmental or health and safety laws or regulations or to respond to environmental claims. See “Business—Governmental, legal and regulatory matters.”

Our operations are subject to FDA and USDA governmental regulation, and there is no assurance that we will be in compliance with all regulations.

Our operations are subject to extensive regulation by the U.S. Food and Drug Administration, the U.S. Department of Agriculture and other national, state and local authorities. Specifically, we are subject to the Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging and safety of food. Under this program the FDA regulates manufacturing practices for foods through its current “good manufacturing practices” regulations and specifies the recipes for certain foods. Our processing facilities and products are subject to periodic inspection by federal, state and local authorities. In addition, we must comply with similar laws in Canada. We seek to comply with applicable regulations through a combination of employing internal personnel to ensure quality-assurance compliance (for example, assuring that food packages contain only ingredients as specified on the package labeling) and contracting with third-party laboratories that conduct analyses of products for the nutritional-labeling requirements.

Failure by us to comply with applicable laws and regulations or maintain permits and licenses relating to our operations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could result in increased operating costs resulting in a material effect on our operating results and business. See “Business—Governmental, legal and regulatory matters.”

We may be subject to significant liability should the consumption of any of our products cause injury, illness or death.

Our business is subject to product recalls in the event of contamination, product tampering, mislabeling or damage to our products. We cannot assure you that product-liability claims will not be asserted against us or that we will not be obligated to recall our products in the future. A product-liability judgment against us or a product recall could have a material adverse effect on our business, financial condition or results of operations.

Litigation regarding our trademarks and any other proprietary rights may have a significant negative impact on our business.

We consider our trademarks to be of significant importance in our business. Although we devote resources to the establishment and protection of our trademarks, we cannot assure you that the actions we have taken or will take in the future will be adequate to prevent imitation of our products by others or prevent others from seeking to block sales of our products as an alleged violation of their trademarks and proprietary rights. There can be no assurance that future litigation by us will not be necessary to enforce our trademark rights or to defend us against claimed infringement of the rights of others, or result in adverse determinations that could have a material adverse effect on our business, financial condition or results of operations. Our inability to use our trademarks and other proprietary rights could harm our business and sales through reduced demand for our products and reduced revenues.

Termination of our material licenses would have a material adverse effect on our business.

We manufacture and market certain of our frozen food products under the Swanson brand pursuant to two royalty-free, exclusive and perpetual trademark licenses granted by Campbell Soup Company. The licenses give us the right to use certain Swanson trademarks both inside and outside of the United States in connection with the manufacture, distribution, marketing, advertising and promotion of frozen foods and beverages of any type except for frozen soup or broth. The licenses require us to obtain the prior written approval of Campbell Soup Company for the visual appearance and labeling of all packaging, advertising materials and promotions bearing the Swanson trademark. The licenses contain standard provisions, including those dealing with quality control and termination by Campbell Soup Company as well as assignment and consent. If we were to breach any material term of the licenses and not timely cure such breach, Campbell Soup Company could terminate the licenses.

We manufacture and market certain of our frozen breakfast products under the Aunt Jemima brand pursuant to a royalty-free, exclusive (as to frozen breakfast products only) and perpetual license granted by The Quaker Oats Company. The license gives us the right to use certain Aunt Jemima trademarks both inside and outside the United States in connection with the manufacture and sale of waffles, pancakes, French toast, pancake batter, biscuits, muffins, strudel, croissants and all other frozen breakfast products, excluding frozen cereal. The license requires us to obtain the approval of The Quaker Oats Company for any labels, packaging, advertising and promotional materials bearing the Aunt Jemima trademark. The Quaker Oats

Company can only withhold approval if such proposed use violates the terms of the license. The license contains standard provisions, including those dealing with quality control and termination by The Quaker Oats Company as well as assignment and consent. If we were to breach any material term of the license and not timely cure such breach, The Quaker Oats Company could terminate the license.

The loss of these licenses would have a material adverse effect on our business.

If we are unable to retain our key management personnel, our growth and future success may be impaired and our financial condition could suffer as a result.

Our success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of our executive officers could have a material adverse effect on our business, financial condition or results of operations. We do not maintain key-man life insurance on any of our executive officers. We cannot assure you that the services of such personnel will continue to be available to us.

Our financial well-being could be jeopardized by unforeseen changes in our employees’ collective bargaining agreements or shifts in union policy.

As of July 1, 2004, we employed approximately 3,400 people. Approximately 38% of our employees are unionized. Although we consider our employee relations to generally be good, failure to extend or renew our collective-bargaining agreements or a prolonged work stoppage or strike at any facility with union employees could have a material adverse effect on our business, financial condition or results of operations. In addition, we cannot assure you that upon the expiration of our existing collective-bargaining agreements, new agreements will be reached without union action or that any such new agreements will be on terms wholly satisfactory to us.

We are controlled by parties whose interests may not be aligned with yours.

The Sponsors collectively own approximately 57% of Crunch Equity Holding, LLC. Accordingly, the Sponsors control our management and policies. Conflicts of interest could arise in connection with potential acquisitions, the incurrence of additional indebtedness, the payment of dividends and other matters or as a result of transactions or potential transactions between the Sponsors or their affiliates, on the one hand, and us, on the other hand.

In addition, our Chief Executive Officer, C. Dean Metropoulos, also serves as a director of National Waterworks, Inc., a portfolio company of JPMP. Furthermore, C. Dean Metropoulos, in his capacity as Chief Executive Officer of CDM Investor Group LLC, may manage or have an ownership interest in other companies, including competing food companies. Service as a director, involvement in management or ownership of both our company and other companies, other than our subsidiaries, could create or appear to create potential conflicts of interest when faced with decisions that could have different implications for us and the other companies. A conflict of interest could also exist with respect to allocation of the time and attention of persons who serve, manage or own both our company and one or more other companies.

The exchange offer

Purpose and effect of the exchange offer

We have entered into exchange and registration rights agreements with the initial purchasers of the old notes, in which we agreed to file a registration statement relating to an offer to exchange the old notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our reasonable best efforts to cause the exchange offer to be consummated on or before November 19, 2004. The exchange notes will have terms substantially identical to the old notes except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest payable for the failure to have the registration statement of which this prospectus forms a part declared effective by October 20, 2004 or the exchange offer consummated by November 19, 2004. Old notes in an aggregate principal amount of $394,000,000 were issued on November 25, 2003 and February 20, 2004.

Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes and to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

• the exchange offer is not permitted by applicable law or SEC policy;

• prior to the consummation of the exchange offer, existing SEC interpretations are changed such that the debt securities received by the holders in the exchange offer would not be transferable without restriction under the Securities Act;

• the exchange offer has not been consummated on or before November 19, 2004; or

• prior to the consummation of the exchange offer, any holder notifies us in writing that it holds any securities acquired by it that have, or that are reasonably likely to be determined to have, the status of an unsold allotment in the initial distribution of the securities, or any holder notifies us in writing that it believes that it is not entitled to participate in the exchange offer and such holder has not received a written opinion of counsel to PFGI to the effect that such holder is legally permitted to participate in the exchange offer;

Each holder of old notes that wishes to exchange such old notes for transferable exchange notes in the exchange offer will be required to make the following representations:

• any exchange notes to be received by it will be acquired in the ordinary course of its business;

• it has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution (within the meaning of Securities Act) of the exchange notes in violation of the Securities Act; and

• it is not our “affiliate,” as defined in Rule 405 under the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

Resale of exchange notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

• such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

• such exchange notes are acquired in the ordinary course of the holder’s business; and

• the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

• cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

• must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of distribution” for more details regarding these procedures for the transfer of exchange notes. We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

Terms of the exchange offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the exchange and registration rights agreements to file, and cause to become effective, a registration statement. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, both series will be treated as a single class of debt securities under that indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $394,000,000 aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the exchange and registration rights agreements, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the exchange and registration rights agreements, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain conditions to the exchange offer.”

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration date; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time on                     , 2004, unless we extend it in our sole discretion. In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

• to delay accepting for exchange any old notes;

• to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “—Certain conditions to the exchange offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

• subject to the terms of the exchange and registration rights agreements, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment. If we terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to make prompt payment for all old notes properly tendered and accepted for exchange in the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain conditions to the exchange offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

• the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

• the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

• any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made:

• the representations described under “—Purpose and effect of the exchange offer”, “—Procedures for tendering” and “Plan of distribution”, and

• such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension to the registered holders of the old notes. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for tendering

Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must:

• complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

• comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

• the exchange agent must receive old notes along with the letter of transmittal; or

• the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

• the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

• make appropriate arrangements to register ownership of the old notes in such owner’s name; or

• obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

• by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

• for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

• DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation;

• such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

• the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will he final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In all cases, we will issue exchange notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

• old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

• a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of old notes will represent that, among other things:

• any exchange notes that the holder receives will be acquired in the ordinary course of its business;

• the holder has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

• if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

• if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

• the holder is not our “affiliate”, as defined in Rule 405 of the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

Book-entry transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed delivery procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

• the tender is made through an eligible institution;

• prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

• setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

• stating that the tender is being made thereby; and

• guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

• the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

• the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under “—Exchange agent”; or

• holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

• specify the name of the person who tendered the old notes to be withdrawn;

• identify the old notes to be withdrawn, including the principal amount of such old notes; and

• where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

• the serial numbers of the particular certificates to be withdrawn; and

• a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for tendering” above at any time prior to the expiration date.

Exchange agent

Wilmington Trust Company has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

For Delivery by Hand, Overnight Delivery, Registered or Certified Mail: Wilmington Trust Company 1100 North Market Street Rodney Square North Wilmington, Delaware 19890 Attention: Mary St. Amand	By Facsimile Transmission (for eligible institutions only): (302) 636-4145 Attention: Mary St. Amand To Confirm by Telephone or for Information Call: (302) 636-6436 Attention: Mary St. Amand

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

• SEC registration fees;

• fees and expenses of the exchange agent and trustee;

• accounting and legal fees and printing costs; and

• related fees and expenses.

Transfer taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

• certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

• tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

• a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of failure to exchange

Holders of old notes who do not exchange their old notes for exchange notes under the exchange offer, including as a result of failing to timely deliver old notes to the exchange agent, together with all required documentation, including a properly completed and signed letter of transmittal, will remain subject to the restrictions on transfer of such old notes:

• as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

• otherwise as set forth in the offering memorandum distributed in connection with the private offering of the old notes.

In addition, you will no longer have any registration rights or be entitled to additional interest with respect to the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the exchange and registration rights agreements, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

• could not rely on the applicable interpretations of the SEC; and

• must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

Accounting treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as debt issuance costs.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

Disclosure regarding forward-looking statements

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under the headings “Summary,” “Unaudited pro forma financial information,” “PFGI management’s discussion and analysis of financial condition and results of operations,” “Aurora management’s discussion and analysis of financial condition and results of operations” and “Business.” When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading “Risk factors.” As stated elsewhere in this prospectus, such risks, uncertainties and other important factors include, among others:

• general economic and business conditions;

• industry trends;

• changes in our leverage;

• interest rate changes;

• changes in our ownership structure;

• competition;

• the loss of any of our major customers or suppliers;

• changes in demand for our products;

• changes in distribution channels or competitive conditions in the markets where we operate;

• costs of integrating Aurora and any future acquisitions;

• loss of our intellectual property rights;

• fluctuations in price and supply of raw materials;

• seasonality;

• our reliance on co-packers to meet our manufacturing needs;

• availability of qualified personnel; and

• changes in the cost of compliance with laws and regulations, including environmental laws and regulations.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

The Transactions

On August 8, 2003, Crunch Holding Corp., a Delaware corporation indirectly owned by the Sponsors, entered into a definitive purchase agreement to acquire PFHC. The Pinnacle Transaction was consummated on November 25, 2003. As of the closing date of the Pinnacle Transaction, the Sponsors indirectly owned 100% of the issued and outstanding stock of PFHC.

The funds required to finance the Pinnacle Transaction were provided by (i) $200.0 million of old notes, (ii) a $120.0 million term loan under our senior secured credit facilities, (iii) $21.5 million of borrowings under our revolving credit facility and (iv) a $181.1 million equity investment in Crunch Equity Holding, LLC, of which $180.3 million was provided in cash by JPMP and JWC.

On November 25, 2003, Aurora entered into the Merger Agreement (as amended on January 8, 2004) with Crunch Equity Holding, LLC, a company owned by the Sponsors. The Merger Agreement provided that Aurora would undertake a comprehensive financial restructuring (the “Restructuring”) designed to reduce its outstanding indebtedness, strengthen its balance sheet and improve its liquidity. As part of the Restructuring, on March 19, 2004, PFHC was merged with and into Aurora. Aurora is the surviving entity in the merger, and the combined businesses operate under the name Pinnacle Foods Group Inc. The combination of Aurora and PFHC is being treated as a purchase, with Crunch Equity Holding, LLC as the accounting acquiror in accordance with SFAS No. 141, “Business Combinations.”

The total cost of the Aurora Merger, including the repayment of existing debt and payment of estimated transaction fees and expenses, was approximately $952 million.

The Reorganization Plan and the Merger Agreement

Reorganization plan

On December 8, 2003, Aurora and Sea Coast, or the Debtors, filed a reorganization plan, which set forth the manner in which claims against and interests in the Debtors would be treated following the Debtors’ emergence from the Chapter 11 cases. On February 20, 2004, the First Amended Joint Reorganization Plan of Aurora Foods Inc. and Sea Coast Foods, Inc., as modified, dated February 17, 2004, was confirmed by order of the Bankruptcy Court.

The Restructuring

In connection with the Restructuring pursuant to the Plan, as of the date of the Aurora Transaction: (i) Aurora’s existing lenders were paid in full in cash in respect of principal and interest under Aurora’s existing credit agreement (the “Prepetition Credit Agreement”) and the existing lenders (the “Prepetition Lenders”) received $15 million in cash in full satisfaction of the excess-leverage fee and the asset-sale fee, (ii) holders of Aurora’s existing senior unsecured notes were paid in full in cash in respect of principal and interest, but did not receive $1.9 million in respect of unamortized original issue discount, (iii) Sub Debt Claims (as defined below) received either (x) cash or (y) equity in Crunch Equity Holding, LLC, as more fully described below, (iv) existing equity interests did not receive any distributions, and the existing equity interests were cancelled, (v) all trade creditors were paid in full and (vi) all other claims against Aurora were unimpaired. Aurora’s St. Louis headquarters leases were rejected. No other contracts were rejected.

On February 24, 2004, R2 Top Hat, Ltd., or R2, a lender under Aurora’s existing credit agreement, appealed the confirmation order and on March 1, 2004, R2 appealed the summary judgment order entered in connection with a related adversary proceeding. R2 is challenging the validity of the Amendment and Forbearance (the “October Amendment”) dated as of October 13, 2003, among Aurora and certain lenders under Aurora’s existing credit agreement. R2 asserted in its objection to confirmation of the Plan, and has alleged in its appeal, that the October Amendment never became effective due to the failure to obtain the consent of the requisite number of the existing Aurora lenders, and that it is thus entitled to its pro rata share of certain fees which were reduced in the October Amendment (which pro rata share is approximately $6,850,000). We believe that the October Amendment is valid and that R2’s claims are without merit. We assumed a liability of $20 million through the Aurora Transaction with respect to our total exposure relating to these fees.

Allocation of equity

The Merger Agreement provides that each holder of a claim for principal and interest (a “Sub Debt Claim”) arising from its ownership of Aurora’s 9 7/8% Senior Subordinated Notes due 2007, Aurora’s 9 7/8% Series C Senior Subordinated Notes due 2007 and/or Aurora’s 8 3/4% Senior Subordinated Notes due 2008 (collectively, the “Sub Debt”) had a choice either to elect to convert their Sub Debt Claims into indirect interests of PFGI, or instead to receive a cash payment.

Holders of Sub Debt Claims electing to receive cash received approximately $0.462 for each dollar of their Sub Debt Claims. Approximately $1.9 million was paid to holders of Sub Debt Claims electing cash.

Holders of Sub Debt Claims who elected to receive equity do not own interests in LLC directly, but instead received interests in Crunch Equity Voting Trust, a Delaware voting trust (the “Bondholders Trust”) formed to hold Crunch Equity Holding, LLC interests on their behalf. Each ownership interest in the Bondholders Trust (a “Bondholders Trust Interest”) represents a corresponding interest in Crunch Equity Holding, LLC. Holders electing equity interests also had the right to subscribe in cash for additional Bondholders Trust Interests. Holders owning approximately 99% of Sub Debt Claims received Bondholder Trust Interests and subscribed for an additional approximately $12.7 million of Bondholder Trust Interests in connection with the consummation of the Aurora Transaction.

The total amount of Bondholder Trust Interests was initially valued at $225 million, subject to a net debt adjustment. If net debt on the closing date of the Aurora Transaction is determined to be greater than $609.9 million, the value of the Bondholder Trust Interests will be decreased correspondingly and the percentage ownership of the Bondholders Trust in the Combined Company will decrease. If the net debt on the closing date of the Aurora Transaction is determined to be less than $595.9 million, the value of the Bondholders Trust Interest will be increased correspondingly and the percentage ownership of the Bondholders Trust in the Combined Company will increase. The Bondholder Trust Interests were estimated to be valued at closing at approximately $236 million, consisting of an original $225 million equity value plus an estimated net debt adjustment of approximately $11 million. The value of the Bondholder Trust Interests is subject to additional adjustment based on the final net debt calculation. As of the date of this prospectus, Aurora’s final net debt has not yet been determined.

In connection with the Aurora Transaction, JWC invested approximately $42.2 million (of which $42 million was invested directly in Crunch Equity Holding, LLC, and approximately $0.2 million was invested in Bondholder Trust Interests, which interests may be exchanged for Crunch Equity Holding, LLC units upon expiration of the indemnity agreement described under “Certain relationships and related transactions”), JPMP invested approximately $34.7 million (of which $34.5 million was invested directly in Crunch Equity Holding, LLC, and approximately $0.2 million was invested in Bondholder Trust Interests, which interests may be exchanged for Crunch Equity Holding, LLC units upon expiration of the indemnity agreement described under “Certain relationships and related transactions”) and an affiliate of Lexington Partners invested $7.5 million directly in Crunch Equity Holding, LLC.

After giving effect to the Aurora Transaction, JPMP and JWC collectively control approximately 48% of Crunch Equity Holding, LLC, Bondholders Trust owns approximately 43% of Crunch Equity Holding, LLC and CDM Investor Group LLC owns approximately 9% of Crunch Equity Holding, LLC.

The combination of Aurora and PFHC is being treated as a purchase, with Crunch Equity Holding, LLC as the accounting acquiror, in accordance with SFAS No. 141, “Business Combinations”.

Use of proceeds

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

The proceeds from the offering of the old notes along with borrowings under our senior secured credit facilities, and the proceeds from the Sponsors’ equity investment was used to fund the Transactions and pay related fees and expenses.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of April 30, 2004, on an actual basis. You should read this table in conjunction with “The Transactions,” “PFGI management’s discussion and analysis of financial condition and results of operations,” “Aurora management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

As of April 30, 2004

(In millions)	Actual

Cash and cash equivalents	$67.8

Debt:
Senior secured credit facilities(1)	545.0
Senior subordinated notes(2)	400.8
Total debt	945.8
Shareholders’ equity:
Total shareholders’ equity	445.3

Total capitalization	$1,391.1

(1) Our senior secured credit facilities consist of (i) a $130.0 million senior secured revolving credit facility maturing November 25, 2009, of which up to $65.0 million was made available on and after November 25, 2003 and the remaining $65.0 million was made available on February 20, 2004 and (ii) a $545.0 million senior secured term loan facility maturing November 25, 2010, of which up to $120.0 million was funded on November 25, 2003 and up to $425.0 million was made available as a delayed-draw term loan on February 20, 2004.

(2) Includes unamortized premium of $6.8 million.

Unaudited pro forma financial information

The following unaudited pro forma statements of operations of PFGI present information for the most recent fiscal year ended July 31, 2003, and the nine months ended April 30, 2004, as if the Pinnacle and Aurora Transactions had occurred as of August 1, 2002, the beginning of the most recently completed fiscal year. For months in the period of time ended January 31, 2004, information for Aurora is presented on a one-month lag. The impact of the one-month lag is not significant. For months in the period of time subsequent to January 31, 2004, information for Aurora is the actual results for those months. The unaudited pro forma information includes the actual results for the periods with pro forma adjustments as described in the accompanying notes.

The unaudited pro forma adjustments are based upon available information, the structure of the transactions and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma financial information does not purport to represent what our results of operations would have been had the Pinnacle and Aurora Transactions actually occurred on the date indicated, nor do they purport to project our results of operations for any future period. The information set forth below should be read together with the other information contained under the captions “Use of proceeds,” “Capitalization,” “PFGI selected financial data,” “PFGI management’s discussion and analysis of financial condition and results of operations,” “Aurora selected financial data” and “Aurora management’s discussion and analysis of financial condition and results of operations” and the historical consolidated financial statements included elsewhere in this prospectus.

The merger of PFHC with Crunch Acquisition Corp., a wholly-owned subsidiary of Crunch Holding Corp., is treated as a purchase with Crunch Equity Holding, LLC (whose sole asset is its indirect investment in the common stock of PFHC) as the accounting acquiror in accordance with SFAS No. 141, “Business Combinations,” and is being accounted for in accordance with Emerging Issues Task Force (“EITF”) 88-16, “Basis in Leveraged Buyout Transactions.” The allocation of the purchase consideration to assets and liabilities is based, in part, on preliminary information that is subject to adjustment upon obtaining complete valuation information as of the date of the acquisition. Such adjustment, possibly relating to inventories, fixed assets and intangible assets, could be material. In addition, the acquisition consideration is subject to a post-closing adjustment based on PFHC’s net working capital as of the closing date.

The combination of Aurora and PFHC is being treated as a purchase, with Crunch Equity Holding, LLC as the accounting acquiror, in accordance with SFAS No. 141. For purposes of this pro forma analysis, the allocation of consideration from the combination is based, in part, on preliminary information that is subject to adjustment based upon obtaining complete valuation information. Such adjustment, possibly relating to inventories, fixed assets and intangible assets, could be material. In addition, the acquisition consideration is subject to a post-closing adjustment based on Aurora’s adjusted net debt as of the closing date.

The unaudited pro forma financial statements have not been adjusted to reflect any operating efficiencies that may be realized as a result of the Transactions.

The unaudited pro forma financial information is provided for illustrative purposes only. It does not purport to represent what the results of operations of PFGI would actually have been had the Pinnacle and Aurora Transactions occurred on the date indicated, nor does it purport to project the results of operations of PFGI for any future period.

Pinnacle Foods Group Inc.

unaudited pro forma statement of operations
for the fiscal year ended July 31, 2003

	Historical

(In thousands)	PFGI	Aurora	Adjustments		Pro forma total

Net sales	$574,482	$740,631	$4,266	(10)	$1,319,379

Costs and expenses
Cost of products sold	447,527	463,617	2,062	(1)(2)	983,689
			(6,311	) (3)
			76,794	(9)
Marketing and selling expenses	57,915	—	56,374	(9)	115,984
			1,695	(9)
Administrative expenses	32,878	—	34,070	(9)	64,489
			(1,075	) (3)
			(1,461	) (5)
			77	(1)
Research and development expenses	3,040	—	3,537	(9)	6,577
Brokerage and distribution	—	98,614	(98,614	) (9)	—
Consumer marketing	—	16,639	(16,639	) (9)	—
Selling, general and administrative	—	55,522	(55,522	) (9)	—
Other expense (income)	8,042	108,122	(5,951	) (4)(6)	108,518
			(1,695	) (9)

Total costs and expenses	549,402	742,514	(12,659)		1,279,257

Earnings (loss) before interest and taxes	25,080	(1,883)	16,925		40,122
Interest expense	11,592	91,230	(60,181	) (7)	59,921
			17,280	(9)
Adjustment of value of derivatives	—	8,492	(8,492	) (9)	—
Issuance of warrants	—	(2,480)	2,480	(9)	—
Excess leverage fee	—	4,633	(4,633	) (9)	—
Amortization of financing costs	—	6,635	(6,635	) (9)	—
Interest income	476	—	—		476

Earnings (loss) before income taxes	13,964	(110,393)	77,106		(19,323)
Provision for income taxes	5,516	16,014	10,631	(8)	32,161

Net earnings (loss)	$8,448	$(126,407)	$66,475		$(51,484)

Pinnacle Foods Group Inc.

unaudited pro forma statement of operations
for the nine months ended April 30, 2004

	Historical

	PFGI

	Pre-Pinnacle	Post-Pinnacle
	Transaction	Transaction
	results of	results of				Pro forma
(In thousands)	operations	operations	Aurora	Adjustments		total

Net sales	$181,379	$311,560	$468,719	$5,952	(10)	$967,610

Costs and expenses
Cost of products sold	134,233	277,211	287,823	640	(1)(2)	747,714
				(2,445	) (3)
				50,252	(9)
Marketing and selling expenses	24,335	33,457	—	31,372	(9)	90,405
				1,241	(9)
Administrative expenses	9,454	19,886	—	19,919	(9)	47,557
				(591	)(3)
				(1,111	) (5)
Research and development expenses	814	1,244	—	2,295	(9)	4,353
Brokerage and distribution	—	—	61,535	(61,535	) (9)	—
Consumer marketing	—	—	11,469	(11,469	) (9)	—
Selling, general and administrative	—	—	30,834	(30,834	) (9)	—
Other expense (income)	7,956	31,197	59,514	(3,490	) (4)(6)	93,936

				(1,241	) (9)
Total costs and expenses	176,792	362,995	451,175	(6,997)		983,965

Earnings (loss) before interest and taxes	4,587	(51,435)	17,544	12,949		(16,355)
Interest expense	9,310	11,894	54,935	(63,802	) (7)	44,954
				32,617	(9)
Adjustment of value of derivatives	—	—	(178)	178	(9)	—
Excess leverage fee	—	—	30,477	(30,477	) (9)	—
Amortization of financing costs	—	—	2,318	(2,318	) (9)	—
Interest income	143	57	—	—		200
Chapter 11 reorganization expenses, net	—	—	10,339	(9,156	) (11)	1,183

Earnings (loss) before income taxes	(4,580)	(63,272)	(80,347)	85,907		(62,292)
Provision (benefit) for income taxes	(1,506)	(6,259)	(35,666)	56,430	(8)	12,999

Net earnings (loss)	$(3,074)	$(57,013)	$(44,681)	$29,477		$(75,291)

Notes to PFGI unaudited pro forma

statement of operations
(in thousands)

PFGI unaudited pro forma statement of operations pro forma adjustments:

(1) Represents the elimination of the amortization of the net postretirement benefit unrecognized actuarial gains as a result of purchase accounting applied in the Pinnacle Transaction.

(2) As part of the purchase-price allocation in the Pinnacle Transaction, inventories were stepped up to fair value by $26,303, none of which remained in finished product inventories as of April 30, 2004. As part of the purchase price allocation in the Aurora Transaction, inventories were stepped up to fair value by $13,185. All inventories will be sold within one year. Therefore, no adjustment has been made in this pro forma consolidated statement of operations.

(3) The application of purchase accounting in the Aurora Transaction reduced recorded amounts of Aurora’s property, plant and equipment by approximately $16.7 million and, thereby, resulted in a decrease in pro forma depreciation expense.

(4) As part of the purchase price allocation in Aurora Transaction, intangible assets of Aurora will be adjusted to fair value. The net adjustment results in a decrease in pro forma amortization of intangible assets.

(5) The Aurora Transaction will result in a reduction in rent expense, due to closure of an office as a result of a lease being rejected as part of Aurora’s bankruptcy confirmation plan.

(6) Pro forma other expense (income) consists of:

	Year ended	Nine months ended
(In thousands)	July 31, 2003	April 30, 2004

Amortization of intangibles	$4,932	$2,678
Goodwill and intangible asset impairment charges	72,032	221,775
Omaha restructuring and impairment charge	—	10,025
Plant closure and asset-impairment charges	20,651	(363)
Administrative restructuring and retention costs	4,440	3,773
Financial restructuring and divestiture costs	4,174	16,289
Merger and acquisition costs	1,207	27,360
Reorganization credit	—	(188,081)
Contract termination	2,000	—
Gain on insurance settlement	(783)	—
Royalty income and other	(135)	480

Total	$108,518	$93,936

(7) Interest expense is based upon the following pro forma amounts of debt giving effect to the financing of the Pinnacle and Aurora Transactions:

	Year ended	Nine months ended
(In thousands)	July 31, 2003	April 30, 2004

Term loan ($545,000 average borrowings at 4.05%) (a)(c)	$22,073	$16,555
Revolving credit facility ($6,822 estimated avg annualized borrowings at 4.05%) (a)(c)	277	208
Revolving credit facility—commitment fee	616	462
Letters of credit fees	153	127
Amortization of financing fees(b)	4,781	3,586
Exchange notes offered hereby ($394,000 at 8.25%)	32,505	24,379
Amortization of premium	(484)	(363)
Adjustment to interest expense from payment in full of amounts outstanding under existing credit facilities	(120,102)	(108,756)

Total	$(60,181)	$(63,802)

(a) Pursuant to the terms of the senior credit facility, the interest rates are as follows:

     • Term loan: Eurodollar rate +2.75%

     • Revolving credit facility: Eurodollar rate +2.75%

The assumed interest rates for the term loans and the revolving credit facility reflect the Eurodollar rate of 1.30%, the approximate average of the Eurodollar rate during all relevant periods.

(b) Deferred debt issuance costs are amortized on a straight-line basis over the life of the related debt. Total fees amount to $37,669 with a weighted amortization period of 7.9 years result in amortization expense of $4,781 per year.

(c) A change in the interest rate of one-eighth of one percent would change interest expense as follows (assuming the revolver were fully drawn):

	Year ended	Nine months ended
(In thousands)	July 31, 2003	April 30, 2004

Term loan	$681	$511
Revolving credit facility	81	60

Total	$762	$571

(8) Represents the income tax effect of the pro forma adjustments recorded and the application of FASB 109 (Accounting for Income Taxes) as it applies to business combinations. The tax position of the Company has been determined as if the Aurora Transaction occurred as of August 1, 2002. The provision for income taxes is a deferred charge of $32,161 for the year ended July 31, 2003 and $12,999 for the nine months ended April 30, 2004. The deferred income tax charges are related to the Company’s long-lived intangible assets that generate deferred tax liabilities, and the establishment of a full valuation allowance which has been recorded against the Company’s deferred tax assets. Under Internal Revenue Code Section 382, Aurora is a loss corporation. Section 382 of the Code places limitations on the ability of the Company to use Aurora’s net operating loss carryforward to offset the income of the Company. The annual net operating loss limitation is approximately $12-15 million subject to other rules and restrictions.

(9) To conform account classifications with those of PFHC because Aurora did not categorize its costs and expenses using the same line items as did PFHC. Also, this adjustment combines all Aurora interest and financing expense accounts into one line item.

(10) To conform the accounting practice of Aurora’s slotting fees with that of PFHC, recognizing such expenses when incurred.

(11) Included in Aurora’s reorganization items are unamortized premium and financing costs on its debt compromised pursuant to the bankruptcy proceedings. This pro forma adjustment removes such expense.

(12) Pro forma depreciation and amortization expense for PFGI was $43,802 and $30,257 for the year ended July 31, 2003 and nine months ended April 30, 2004, respectively.

(13) Included in the pro forma results of operations are the following material nonrecurring charges or (credits):

	Year ended	Nine months ended
	July 31, 2003	April 30, 2004

PFHC
Flow through of fair value of inventories over manufactured cost as of November 25, 2003	$—	$26,303
Items included in “Other expense (income)”:
Omaha restructuring	—	10,025
Equity related compensation	—	18,400
Retention benefits	—	2,200
Stock options	—	4,935
Change in control payments	—	1,688
Impairment of goodwill and intangible assets	4,941	1,262
Merger related costs	547	—
Unsuccessful Claussen acquisition	660	—
Contract termination	2,000	—
Gain on insurance settlement	(783)	—

Impact on earnings (loss) before interest and taxes	$7,365	$64,813

Aurora
Flow through of fair value of inventories over manufactured cost as of March 18, 2004	$—	$11,290
Items included in “Other expense (income)”
Impairment of goodwill and intangible assets	67,091	220,513
Plant closure and asset-impairment charges	20,651	(363)
Administrative restructuring and retention costs	4,440	3,773
Financial restructuring and divestiture costs	4,174	16,289
Reorganization credit	—	(188,081)
Other noncash charges	—	1,638

Impact on earnings (loss) before interest and taxes	$96,356	$65,059

PFGI selected financial data

(in thousands)

The following table sets forth selected historical consolidated financial and other operating data for PFGI and its subsidiaries as of and for the ten weeks ended July 31, 2001, as of and for the years ended July 31, 2002 and 2003, and as of and for the nine months ended April 30, 2003 and 2004 and financial and other operating data for VFI (PFGI’s predecessor) for the 42 weeks ended May 22, 2001 and the 52 weeks ended August 1, 1999 and July 30, 2000. The selected historical financial data as of and for the nine months ended April 30, 2003 and 2004 have been derived from PFGI’s unaudited interim consolidated financial statements included elsewhere in this prospectus. In PFGI’s opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the PFGI audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. The selected financial data as of and for the ten weeks ended July 31, 2001 and as of and for the years ended July 31, 2002 and 2003 have been derived from the PFGI consolidated financial statements and are qualified in their entirety by reference to the PFGI consolidated financial statements included elsewhere in this prospectus. On May 22, 2001, Pinnacle acquired certain assets and assumed certain liabilities of the North American business of VFI. The North American business consisted of the Swanson frozen food, Vlasic pickles, relish and peppers and Open Pit barbecue sauce businesses. PFHC was incorporated on March 29, 2001, but had no operations until the acquisition of the North American business. The selected financial data for the ten weeks ended July 31, 2001, include the results of operations from May 23, 2001 through July 31, 2001. The selected financial data for the 42 weeks ended May 22, 2001, have been derived from the audited statement of operations of the frozen foods and condiments businesses of VFI (PFGI’s predecessor) and are included elsewhere in this prospectus. The selected financial data as of August 1, 1999 and July 30, 2000 and for the fiscal years then ended have been derived from unaudited financial statements of PFGI’s predecessor that are not included in this prospectus. You should read the information set forth below in conjunction with the information under “PFGI management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Predecessor			PFGI

	52	52	42	10
	weeks	weeks	weeks	weeks			Nine months ended
	ended	ended	ended	ended	Year ended July 31,		April 30,
	August 1,	July 30,	May 22,	July 31,
(In thousands)	1999(1)	2000	2001	2001	2002	2003	2003	2004

Statement of operations data:
Net sales(1)	$947,941	$632,099	$506,794	$97,343	$574,456	$574,482	$421,239	$492,939
Cost and expenses
Cost of products sold	717,121	510,726	420,762	89,890	452,145	447,527	326,731	411,444
Marketing and selling expenses	99,962	60,418	35,680	6,244	51,458	57,915	45,008	57,792
Administrative expenses	52,359	43,875	38,075	6,377	32,346	32,878	23,708	29,340
Research and development expenses	6,541	6,257	3,993	490	3,552	3,040	2,387	2,058
Other expenses (income)	134,351	609	17,367	(30)	5,137	8,042	2,390	39,153

Total costs and expenses	1,010,334	621,885	515,877	102,971	544,638	549,402	400,224	539,787

	Predecessor			PFGI

	52	52	42	10
	weeks	weeks	weeks	weeks			Nine months ended
	ended	ended	ended	ended	Year ended July 31,		April 30,
	August 1,	July 30,	May 22,	July 31,
(In thousands)	1999(1)	2000	2001	2001	2002	2003	2003	2004

Earnings (loss) before interest and taxes	(62,393)	10,214	(9,083)	(5,628)	29,818	25,080	21,015	(46,848)
Interest expense	44,532	52,088	42,163	3,342	14,513	11,592	8,738	21,204
Interest income	368	1,213	697	73	807	476	269	200

Earnings (loss) before income taxes	(106,557)	(40,661)	(50,549)	(8,897)	16,112	13,964	12,546	(67,852)
Provision (benefit) for income taxes	18,928	(12,920)	16,784	(919)	4,190	5,516	4,750	(7,765)

Net earnings (loss) from continuing operations	(125,485)	(27,741)	(67,333)	(7,978)	11,922	8,448	7,796	(60,087)

Discontinued operations:
Loss from discontinued operations, net of tax	(846)	(7,597)	(104,421)	—	—	—	—	—
Gain (loss) on sale of discontinued operations, no tax effect	—	5,276	1,547	—	—	—	—	—

Net earnings (loss)	$(126,331)	$(30,062)	$(170,207)	$(7,978)	$11,922	$8,448	$7,796	$(60,087)

Other financial data:
Net cash provided by (used in) operating activities	$37,452	$(4,928)	$22,492	$21,423	$64,495	$32,951	$4,255	$35,943
Net cash provided by (used in) investing activities	62,403	25,523	19,169	(343,519)	(26,812)	(8,795)	(6,095)	(1,050,560)
Net cash provided by (used in) financing activities	(108,497)	(255)	10,667	339,518	9,885	(17,016)	(10,354)	1,010,287
Depreciation and amortization	32,565	24,493	19,808	3,191	21,231	22,948	16,622	17,152
Capital expenditures	41,041	15,192	5,331	1,686	19,452	8,787	6,087	5,178
Ratio of earnings to fixed charges(2)	NM	NM	NM	NM	2.01x	2.10x	2.31x	NM
Balance sheet data:
Cash and cash equivalents	$441	$17,445	$—	$17,422	$64,971	$72,128	$52,790	$67,840
Working capital (excludes notes payable and current portion of long term debt)	71,080	80,806	—	79,857	109,264	125,755	122,855	90,291
Total assets	618,433	552,821	—	437,138	477,988	466,121	458,862	1,782,246
Total debt (includes notes payable and current portion of long-term debt)	469,054	482,517	—	190,084	190,009	175,000	182,500	945,827
Total liabilities	638,834	612,289	—	282,191	308,540	287,634	281,090	1,336,974
Shareholders’ equity (deficit)	(20,401)	(59,468)	—	154,947	169,448	178,487	177,772	445,372

(1) The predecessor financial data include all the operations of VFI, which in fiscal 1999 included VFI’s operations in Argentina and Germany. VFI divested these operations in fiscal 1999 but did not treat them as discontinued operations because they did not comprise an entire segment at the time of divestiture. Consolidated fiscal 1999 net sales includes $228,679 from the Argentine and German operations and $719,262 from the North American business, which we acquired on May 22, 2001.

(2) For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income taxes and fixed charges. Fixed charges consist of (i) interest expense, including amortization of debt acquisition costs and (ii) one-third of rent expense, which management believes to be representative of the interest factor thereon. The Predecessor’s earnings for the 52 weeks ended August 1, 1999 and July 30, 2000 and the 42 weeks ended May 22, 2001, were insufficient to cover fixed charges by $106.6 million, $40.7 million and $50.5 million, respectively. PFGI’s earnings for the 10 weeks ended July 31, 2001 and the nine months ended April 30, 2004, were insufficient to cover fixed charges by $8.9 million and $67.9 million, respectively.

PFGI management’s discussion and analysis of

financial condition and results of operations

The purpose of this section is to discuss and analyze our consolidated financial condition, liquidity and capital resources and results of operations. You should read this analysis in conjunction with the consolidated financial statements and notes that appear elsewhere in this prospectus. This section contains certain “forward-looking statements” within the meaning of federal securities laws that involve risks and uncertainties, including statements regarding our plans, objectives, goals, strategies and financial performance. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors set forth under “Disclosure regarding forward-looking statements” and “Risk factors” and elsewhere in this prospectus.

Overview

We are a leading producer, marketer and distributor of high-quality, branded food products in two business segments: (i) frozen foods and (ii) dry foods. Our frozen foods segment consists primarily of Swanson frozen dinners, entrees and breakfasts; Van de Kamp’s and Mrs. Paul’s frozen seafood; Aunt Jemima frozen breakfasts and Lender’s bagels. Our dry foods segment consists primarily of Vlasic pickles, peppers and relish; Duncan Hines baking mixes and frostings and Mrs. Butterworth’s and Log Cabin syrups and pancake mixes.

On May 22, 2001, we acquired certain assets and assumed certain liabilities of the North American business of VFI. The North American business consisted of the Swanson frozen food, Vlasic pickles, relish and peppers and Open Pit barbecue sauce businesses. We were incorporated on March 29, 2001, but had no operations until the acquisition of the North American business.

On August 8, 2003, Crunch Holding Corp., a Delaware corporation indirectly owned by the Sponsors, entered into a definitive purchase agreement to acquire PFHC. The Pinnacle Transaction was consummated on November 25, 2003. As of the closing date of the Pinnacle Transaction, the Sponsors indirectly owned 100% of the issued and outstanding stock of PFHC.

On November 25, 2003, Aurora entered into the Merger Agreement with Crunch Equity Holding, LLC, which provided that Aurora would undertake a comprehensive restructuring transaction in which it would be combined with PFHC. The Aurora Transaction (as previously defined) was consummated on March 19, 2004. Aurora is the surviving entity in the merger, and the combined businesses operate under the name Pinnacle Foods Group Inc.

In addition to critical accounting policies and certain factors impacting results of operations, key indicators focused on by management in evaluating operations include the components of net sales outlined in the tables below, cost of product sold as a percentage of net sales, marketing and selling expenses, general and administrative expenses, and earnings before interest and income taxes. In terms of financial condition, we focus on working capital changes and cash flow from operating activities excluding working capital changes. We also closely monitor and control capital expenditures and our obligations under our debt agreements. Since these key areas are the focus of management, they are the backbone of our management’s discussion and analysis.

As of April 30, 2004, our consolidated indebtedness was approximately $945.8 million, of which $545.0 million was senior indebtedness. The degree to which we are leveraged results in significant cash interest expense.

The discussion below for each of the comparative periods is based upon net sales. We determine net sales in accordance with generally accepted accounting principles (“GAAP”). Similar to other food companies, we calculate our net sales by deducting trade marketing, slotting and consumer coupon redemption expenses from shipments. “Shipments” means gross sales less cash discounts, returns and “non-marketing” allowances. We calculate gross sales by multiplying the published list price of each product by the number of units of that product sold.

Shipments is a non-GAAP financial measure. We include it in our management’s discussion and analysis because we believe that it is a relevant financial performance indicator for us as it measures the increase or decrease in our revenues caused by shipping more or less physical case volume multiplied by our published list prices. It is also a measure used by our management to evaluate our revenue performance. This measure is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

The following tables reconcile shipments to net sales for the consolidated company, the frozen foods segment and the dry foods segment for the years ended July 31, 2001, 2002 and 2003 and nine month periods ending April 30, 2003 and 2004.

Year ended July 31,

	Consolidated			Frozen foods			Dry foods

(In thousands)	2001(1)	2002	2003	2001(1)	2002	2003	2001(1)	2002	2003

Shipments	$766,128	$725,967	$749,315	$482,174	$428,988	$462,511	$283,954	$296,979	$296,804
Less: Aggregate trade marketing and consumer coupon redemption expenses	156,648	142,094	153,246	84,015	80,884	91,324	72,633	61,210	61,922
Less: Slotting expense	5,343	9,417	21,587	2,800	8,509	19,072	2,543	908	2,515

Net sales	$604,137	$574,456	$574,482	$395,359	$339,595	$342,115	$208,778	$234,861	$232,367

(1) Represents the combined 52 weeks ended July 31, 2001.

Nine months ended April 30,

	Consolidated		Frozen foods		Dry foods

(In thousands)	2003	2004(1)	2003	2004(1)	2003	2004(1)

Shipments	$539,599	$646,585	$343,972	$399,906	$195,627	$246,679
Less: Aggregate trade marketing and consumer coupon redemption expenses	105,541	145,590	66,750	90,166	38,701	55,424
Less: Slotting expense	12,909	8,056	10,379	3,468	2,530	4,588

Net sales	$421,239	$492,939	$266,843	$306,272	$154,396	$186,667

(1) Represents the combined 39 weeks ended April 30, 2004.

Critical accounting policies and estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of judgment, estimates and assumptions. We make such subjective determinations after careful consideration of our historical performance, management’s experience, current economic trends and events and information from outside sources. Inherent in this process is the possibility that actual results could differ from these estimates and assumptions for any particular period.

Our significant accounting policies are detailed in Note 2 to the 2003 consolidated financial statements included elsewhere in this prospectus. The following areas are the most important and require the most difficult, subjective judgments.

Revenue recognition. Revenue consists of sales of our frozen food and dry food products. We recognize revenue from product sales upon shipment to our customers, at which point title and risk of loss are transferred and the selling price is fixed or determinable. Shipment completes the revenue-earning process, as an arrangement exists, delivery has occurred, the price is fixed and collectibility is reasonably assured. We account for discounts and rebates to customers, returns and other adjustments in the same period in which we record the related sales.

Trade and consumer promotional expenses. We offer various sales incentive programs to retailers and consumers. We record consumer incentive and trade-promotion costs as a reduction of revenues in the year in which we offer the programs. The recognition of expense for these programs involves the exercise of judgment related to performance and redemption estimates that we base on historical experience and other factors. Actual expenses may differ if the level of redemption rates and performance vary from estimates. This caption also includes slotting, which refers to payments to retailers to obtain shelf placement for new and existing product introductions. We expense the amount of slotting related to each customer in full at the time of the first shipment of the new product to that customer.

Inventories. We state inventories at the lower of average cost and market value. In determining market value, we record provisions for excess and obsolete inventories. These adjustments are estimates, which could vary significantly from actual requirements if future economic conditions, customer inventory levels or competitive conditions differ from expectations.

Long-lived and intangible assets. We have adopted the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets.” Pursuant to SFAS No. 142 we are required to perform an annual assessment of our reporting units for impairment. To assess impairment, we compare the reporting unit’s book value of net assets, including goodwill, to its fair value. Fair value is estimated using a combination of valuation approaches including the market value and income approaches. In the event that book value exceeds the fair value, we recognize an impairment to the extent the book value of goodwill exceeds the implied fair value of goodwill for any reporting unit, calculated by determining the fair value of the assets and liabilities for the reporting unit. Deterioration in future economic conditions, poor operating results in the reporting units or new or stronger competitors could result in an inability to recover the carrying value of the goodwill and intangible assets, thereby requiring an impairment in the future.

Pensions and retiree medical benefits. We provide pension and postretirement benefits to employees and retirees. Determining the costs associated with such benefits depends on various actuarial assumptions, including discount rates, expected return on plan assets, compensation increases, turnover rates and health care trend rates. Independent actuaries, in accordance with GAAP, perform the required calculations to determine expense. We generally accumulate actual results that differ from the actuarial assumptions and amortize such results over future periods.

Insurance reserves. We retain liabilities under our worker’s compensation insurance policy. An independent, third-party actuary estimates the outstanding retained-insurance liabilities by projecting incurred losses to their ultimate liability and subtracting amounts paid-to-date to obtain the remaining liabilities. We base actuarial estimates of ultimate liability on actual incurred losses, estimates of incurred but not yet reported losses—based on historical information from both us and the industry—and the projected costs to resolve these losses. Retained-insurance liabilities may differ based on new events or circumstances that might materially impact the ultimate cost to settle these losses.

Income taxes. We record income taxes based on the amounts that are refundable or payable in the current year, and we include results of any difference between GAAP and U.S. tax reporting that we record as deferred tax assets or liabilities. Assessment of the appropriate amount and classification of income taxes is dependent on several factors, including estimates of the timing and realization of deferred income tax assets and the timing of income tax payments. Actual collections and payments may differ from these estimates as a result of changes in tax laws as well as unanticipated future transactions impacting related income tax balances.

Stock options. We have elected to use Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123,” requires us to make pro forma disclosure of net earnings and earnings per share as if we had applied the fair value method of accounting for stock options in measuring compensation cost. Sale of our stock is restricted. Except under certain circumstances, we have the option to purchase at fair value all or any portion of the shares of common stock acquired by exercise of options held by employees in the event of termination or a change in control. Such options to purchase can only be applied to shares held by the employee for greater than six months. Accordingly, we account for these options as fixed options. At the time an event occurs that allows us to exercise our option, we will not record compensation expense for the difference between fair value and the exercise price.

Certain factors affecting results of operations

Accelerated slotting. In the food industry, manufacturers of food products are required to pay slotting expenses to retailers in order to obtain shelf placement. In our frozen food business, we typically introduce new products once a year, during our first fiscal quarter (August through October), and we incur the majority of the related slotting expenses during that same quarter. In the first quarter of fiscal 2003, for example, we introduced our fiscal 2003 new frozen food products and incurred $7.8 million of the total $10.5 million of slotting expense associated with this introduction at that time.

In the fourth quarter (May through July) of 2003, we made a strategic decision to accelerate our fiscal 2004 frozen food product introductions into the fourth quarter of fiscal 2003. As a result, we incurred an additional $8.6 million of frozen food slotting expense in the fourth quarter, increasing our total fiscal 2003 frozen food slotting expense to $19.1 million. The decision to accelerate our fiscal 2004 slotting expense into the fourth quarter of fiscal 2003 resulted in significantly higher fiscal 2003 slotting expense than we have normally experienced.

As a result of this accelerated slotting, we incurred significantly less frozen food slotting expenses in the first quarter of fiscal 2004.

Impairment charges. Prior to the acquisition by Pinnacle, our predecessor, VFI, had determined that the assets of one of our manufacturing facilities in Omaha, Nebraska, had been impaired. In accordance with GAAP, a $21.0 million charge was recorded in fiscal 2001 to reduce the carrying amount of the facility to its net realizable value. The carrying value became impaired as a result of a revision in our frozen food co-packing contract with Campbell Soup Company discussed below.

Campbell Soup Company contract termination. Our predecessor, VFI, produced certain frozen foodservice products for Campbell Soup Company under a co-packing contract. In fiscal 2001 and before the acquisition by us, Campbell Soup Company gave notice that it would terminate the contract in the first quarter of fiscal 2002. Net sales to Campbell Soup Company were $0, $9.9 million and $61.4 million in fiscal 2003, 2002 and 2001, respectively.

Impact of purchase accounting on cost of products sold for the first nine months of fiscal 2004, fiscal 2002 and 2001. Fiscal 2002 and 2001 include charges related to the excess of fair value over manufactured cost of inventories at the time PFHC acquired the business of VFI. In accordance with the requirements of purchase method accounting for acquisitions, PFHC valued inventories as of May 22, 2001 at fair value (net realizable value), which, in the case of finished product, was $13.0 million higher than VFI’s historical manufacturing cost. Cost of products sold in fiscal 2001 includes a pre-tax charge of $12.5 million representing the excess of fair value over manufactured cost at May 22, 2001, of inventories which were sold subsequent to May 22, 2001. Cost of products sold in fiscal 2002 includes a pre-tax charge of $0.5 million representing the remainder of the excess of fair value over manufacturing costs.

The first nine months of fiscal 2004 include charges related to the excess of fair value over manufactured cost of inventories at the time we acquired the businesses, totaling $37.6 million. In accordance with the requirements of purchase method accounting for acquisitions, we valued inventories as of November 24, 2003 at fair value (net realizable value), which, in the case of finished product, was $26.3 million higher than PFHC’s historical manufacturing cost. Cost of products sold in the first nine months of fiscal 2004 includes a pre-tax charge of $26.3 million representing the excess of fair value over manufactured cost at November 24, 2003, of inventories which were sold subsequent to November 24, 2003. The first nine months of fiscal 2004 also includes charges related to the excess of fair value over manufactured cost of inventories at the time of the Aurora Transaction. In accordance with the requirements of purchase method accounting for acquisitions, we valued inventories as of March 19, 2004 at fair value (net realizable value), which, in the case of finished product, was $13.2 million higher than Aurora’s historical manufacturing cost. Cost of products sold in the first nine months of fiscal 2004 includes a pretax charge of $11.3 million, representing the excess of fair value over manufactured cost at March 19, 2004, of inventories which were sold subsequent to March 19, 2004.

Results of operations

The discussion below of fiscal 2001 is based on the information for the 52 weeks ended July 31, 2001 and is the combination of the audited consolidated financial statements of the frozen foods and condiments businesses of VFI for the 42 weeks ended May 22, 2001 and our audited consolidated financial statements for the ten-week period ended July 31, 2001. For an in-depth description of the VFI transaction and the related accounting treatment, see Note 1 to our

2003 consolidated financial statements included elsewhere in this prospectus. This combination represents what we believe is the most meaningful base to which you may compare fiscal 2002 results, although the combination is not in accordance with GAAP. We believe that this is the most meaningful basis of comparison because the customer base, products, manufacturing facilities and types of marketing programs were the same under VFI as they are under PFGI. As a result of the change in ownership resulting from our acquisition of the North American business, these results are not indicative of what the full 52-week year 2001 would have been had the change in ownership not occurred.

The discussion below of the first nine months of fiscal 2004 is based on the information for the 39-week nine-month period ended April 30, 2004 and is the combination of PFHC’s consolidated financial statements for the 16 weeks ended November 24, 2003 and our consolidated financial statements for the 23-week period ended April 30, 2004. This combination represents what we believe is the most meaningful basis for comparison of the fiscal 2004 nine month results with the fiscal 2003 nine month results, although the combination is not in accordance with GAAP. This combination represents what we believe is the most meaningful basis for comparison, because the customer base, products, manufacturing facilities and types of marketing programs were the same under PFHC as they are under us. Also, the discussion below for the first nine months of fiscal 2004 includes the results of operations of the Aurora businesses from the date of acquisition, March 19, 2004. As a result of the change in ownership resulting from the Aurora Transaction and the inclusion of results from the Aurora businesses since the March 19, 2004 acquisition, these results are not indicative of what the full 39-week nine-month period ended April 30, 2004 would have been had the change in ownership and the Aurora Transaction not occurred.

The following tables set forth statement of operations data expressed in dollars and as percentages of net sales.

	Year ended July 31,						Nine months ended April 30,

(In thousands)	2001(1)		2002		2003		2003		2	00(2)

Net sales	$604,137	100.0%	$574,456	100.0%	$574,482	100.0%	$421,239	100.0%	$492,939	100.0%
Costs and expenses
Cost of products sold	510,652	84.5%	452,145	78.7%	447,527	77.9%	326,731	77.6%	411,444	83.5%
Marketing and selling expenses	41,924	6.9%	51,458	9.0%	57,915	10.1%	45,008	10.7%	57,792	11.7%
Administrative expenses	44,452	7.4%	32,346	5.6%	32,878	5.7%	23,708	5.6%	29,340	6.0%
Research and development expenses	4,483	0.7%	3,552	0.6%	3,040	0.5%	2,387	0.6%	2,058	0.4%
Other expense (income)	17,337	2.9%	5,137	0.9%	8,042	1.4%	2,390	0.6%	39,153	7.9%

Total costs and expenses	$618,848	102.4%	$544,638	94.8%	$549,402	95.6%	$400,224	95.0%	$539,787	109.5%

Earnings (loss) before interest and taxes	$(14,711)	(2.4)%	$29,818	5.2%	$25,080	4.4%	$21,015	5.0%	$(46,848)	(9.5)%

(1) Represents the combined 52 weeks ended July 31, 2001.

(2) Represents the combined 39 weeks ended April 30, 2004.

				Nine months ended
	Year ended July 31,			April 30,

(In thousands)	2001(1)	2002	2003	2003	2004(2)

Net sales
Frozen foods	$395,359	$339,595	$342,115	$266,843	$306,272
Dry foods	208,778	234,861	232,367	154,396	186,667

Total	$604,137	$574,456	$574,482	$421,239	$492,939

Earnings (loss) before interest and taxes
Frozen foods	$236	$8,784	$(6,880)	$3,050	$(8,735)
Dry foods	(4,900)	36,518	48,068	30,166	(1,163)
Unallocated corporate expenses	(10,047)	(15,484)	(16,108)	(12,201)	(36,950)

Total	$(14,711)	$29,818	$25,080	$21,015	$(46,848)

Depreciation and amortization
Frozen foods	$13,306	$13,156	$14,027	$10,533	$11,029
Dry foods	9,693	8,075	8,921	6,089	6,123

Total	$22,999	$21,231	$22,948	$16,622	$17,152

(1) Represents the combined 52 weeks ended July 31, 2001.

(2) Represents the combined 39 weeks ended April 30, 2004.

Nine months ended April 30, 2004 compared to nine months ended April 30, 2003

The discussion below of the first nine months of fiscal 2004 is based on the information for the 39-week nine-month period ended April 30, 2004 and is the combination of PFHC’s consolidated financial statements for the 16 weeks ended November 24, 2003 and our consolidated financial statements for the 23-week period ended April 30, 2004. This combination represents what we believe is the most meaningful basis for comparison of the fiscal 2004 nine month results with the fiscal 2003 nine month results, although the combination is not in accordance with GAAP. This combination represents what we believe is the most meaningful basis for comparison, because the customer base, products, manufacturing facilities and types of marketing programs were the same under PFHC as they are under us. Also, the discussion below for the first nine months of fiscal 2004 includes the results of operations of the Aurora businesses from the date of acquisition, March 19, 2004. As a result of the change in ownership resulting from the Aurora Transaction and the inclusion of results from the Aurora businesses since the March 19, 2004 acquisition, these results are not indicative of what the full 39-week nine-month period ended April 30, 2004 would have been had the change in ownership and the Aurora Transaction not occurred.

Net sales. Shipments in the first nine months of fiscal 2004 were $646.6 million, an increase of $107.0 million, or 19.8%, compared to shipments in the first nine months of fiscal 2003 of $539.6 million; $99.0 million of the increase was related to the Aurora Transaction. Net sales in the first nine months of fiscal 2004 were $492.9 million, an increase of $71.7 million, or 17.0%, compared to net sales in the first nine months of 2003 of $421.2 million; $64.5 million of the increase was related to the Aurora Transaction.

Frozen foods: Shipments in the first nine months of fiscal 2004 were $399.9 million, an increase of $56.0 million, or 16.3%; $53.4 million of the increase was related to the Aurora Transaction. The balance of the change was driven by a $17.5 million increase in our foodservice sales, partially offset by an $8.8 million decrease in our Swanson product line and a $6.1 million decrease in King’s Hawaiian sales. Aggregate trade and consumer coupon redemption expenses increased $16.4 million; $18.1 million of the increase was related to the Aurora Transaction. As a result, frozen foods net sales increased $39.4 million, or 14.8%, of which $35.3 million was related to the Aurora Transaction and net sales of the existing Swanson and King’s Hawaiian businesses increased $4.2 million, or 1.6%, in the first nine months of fiscal 2004.

Dry foods: Shipments in the first nine months of fiscal 2004 were $246.7 million, an increase of $51.1 million, or 26.1%; $45.6 million of the increase was related to the Aurora Transaction. The balance of the increase was due to increased case volume of 4.2% in our Vlasic product line. Aggregate trade and consumer coupon redemption expenses increased $18.8 million, of which $16.3 million was related to the Aurora Transaction. As a result, dry foods net sales increased $32.3 million, or 20.9%, of which $29.3 million was related to the Aurora Transaction and net sales of the existing Vlasic and Open Pit businesses increased $3.0 million, or 1.9%, for the first nine months of fiscal 2004.

Cost of products sold. Our cost of products sold was $411.4 million, or 83.5% of net sales in the first nine months of fiscal 2004, versus cost of products sold of $326.7 million, or 77.6% of net sales in the first nine months of fiscal 2003. The Aurora Transaction resulted in $61.1 million of cost of products sold in the first nine months of fiscal 2004, and includes additional costs of $11.3 million related to post-acquisition sales of inventories written up to fair value at the date of the Aurora Transaction. The balance of cost of products sold was $350.3 million, or 81.8% of net sales, in the first nine months of fiscal 2004. The first nine months of fiscal 2004 includes additional costs of $26.3 million related to post-merger sales of inventories written up to fair value at the date of the Pinnacle Merger. In addition to these costs, this percentage is also affected by changes in our aggregate trade and consumer coupon redemption expenses that are classified as reductions to net sales. Other factors contributing to improved operating performance are favorable product mix, improved yields and manufacturing plant efficiencies.

Marketing and selling expenses. Marketing and selling expenses were $57.8 million, or 11.7% of net sales, in the first nine months of 2004 compared to $45.0 million, or 10.7% of net sales, in the first nine months of 2003. The Aurora Transaction contributed $7.3 million of the increase for the first nine months of fiscal 2004. The balance of the increase was due to higher advertising expense of $5.3 million, primarily in support of our Vlasic business, and increased consumer marketing expense of $1.4 million in support of our Swanson business. These increases were offset by lower selling expense, as a result of changes in our broker commission structure.

Administrative expenses. Administrative expenses were $29.3 million, or 6.0% of net sales, in the first nine months of 2004 compared to $23.7 million, or 5.6% of net sales, in the first nine months of 2003. The principal driver of the $5.6 million increase is higher overhead expense related to personnel costs caused by moving functions formerly in Aurora’s St. Louis headquarters to Pinnacle’s New Jersey offices.

Research and development expenses. Research and development expenses were $2.1 million, or 0.4% of net sales, in the first nine months of 2004 compared with $2.4 million, or 0.6% of net sales, in the first nine months of 2003.

Other expense (income). Other expense was $39.2 million in the first nine months of 2004 as compared to $2.4 million in the first nine months of 2003. This increase was principally related to $27.3 million of Pinnacle Merger related expenses in the first nine months of fiscal 2004, consisting primarily of $18.4 million of noncash equity related compensation expense, $4.9 million of Predecessor stock option expense, $2.2 million of retention benefit payments, and $1.7 million of change in control payments. In addition, in the first nine months of fiscal 2004, a non-cash impairment charge of $1.3 million related to the King’s Hawaiian intangible assets was recorded in the 16 weeks ended November 24, 2003. As of November 24, 2003, the King’s Hawaiian intangible assets are fully impaired and have no carrying value. In the first nine months of fiscal 2004, a $10.0 million restructuring and impairment charge was recorded for the announced closure of our Omaha frozen food facility. In the first nine months of fiscal 2003 we incurred a cost of $2.0 million in connection with the early termination of a related party contract with our Chairman, a $0.7 million charge related to pre-acquisition transaction costs relating to the proposed agreement to acquire the Claussen brand, and a $0.8 million gain on an insurance claim related to finished product inventories damaged in a public warehouse. In addition, amortization expense was lower in the first nine months of fiscal 2004 compared to the first nine months of fiscal 2003 (see Note 4 to the unaudited consolidated financial statements).

Earnings (loss) before interest and taxes. Earnings (loss) before interest and taxes (EBIT) decreased $67.8 million to a loss of $46.8 million in the first nine months of fiscal 2004 from $21.0 million in EBIT in the first nine months of fiscal 2003. This decrease resulted from a $11.8 million decrease in frozen foods EBIT, a $31.3 million decrease in dry foods EBIT, and a $24.8 million increase in unallocated corporate expenses. The increase in the unallocated corporate expenses was principally related to $27.3 million of Pinnacle Merger related expenses in the first nine months of fiscal 2004, consisting primarily of $18.4 million of equity related compensation expense, $4.9 million of Predecessor stock option expense, $2.2 million of retention benefit payments, and $1.7 million of change in control payments. In the first nine months of fiscal 2003 the unallocated corporate segment incurred a cost of $2.0 million in connection with the early termination of a related party contract with our Chairman and $0.7 million charge related to pre-acquisition transaction costs relating to the proposed agreement to acquire the Claussen brand (see Note 4 to the unaudited consolidated financial statements).

Frozen foods: Frozen foods EBIT decreased by $11.8 million in the first nine months of fiscal 2004; $5.7 million of the decline was related to the Aurora Transaction, including additional costs of products sold of $4.5 million related to post-acquisition sales of inventories written up to fair value at the date of the Aurora Transaction. The first nine months of fiscal 2004 includes additional costs of products sold of $3.9 million related to post-merger sales of inventories written up to fair value at the date of the Pinnacle Merger. In addition, in the nine months of fiscal 2004, a non-cash impairment loss of $1.3 million related to the King’s Hawaiian intangible assets was recorded in the 16 weeks ended November 24, 2003. An additional restructuring and impairment charge of $10.0 million was recorded for the announced closure of our Omaha frozen food facility. Frozen foods EBIT increased $7.4 million due to lower manufacturing costs and $7.1 million due to lower slotting expense. Partially offsetting these improvements was $4.6 million of increased trade marketing expense, and $1.3 million of increased advertising expense.

Dry foods: Dry EBIT decreased $31.3 million in the first nine months of fiscal 2004; $4.1 million of the decline was related to the Aurora Transaction, including additional cost of products sold of $6.8 million related to post-acquisition sales of inventories written up fair value at the date of the Aurora Transaction. The first nine months of fiscal 2004 also includes additional cost of products sold of $22.4 million related to post-Merger sales of inventories written up to fair value at the date of the Pinnacle Merger. Dry foods EBIT also decreased $3.9 million due to increased advertising expense, $1.6 million due to increased slotting expense, and $1.4 million due to increased trade expense. Partially offsetting theses declines were margin improvement on a 2.8% increase in dry foods sales volume.

Interest expense, net. Interest expense was $21.0 million in the first nine months of fiscal 2004, compared to $8.5 million in the first nine months of fiscal 2003. Comparison of interest expense is not meaningful due to the change in capital structure after the Pinnacle Merger and the Aurora Transaction.

Provision for income taxes. The effective tax rate was 9.9% in the first nine months of fiscal 2004, compared to 37.9% in the first nine months of fiscal 2003. The principal reason for the difference in effective rates is the non-deductibility of the equity related compensation expense of $18.4 million and deferred tax valuation allowances primarily due to the Aurora Transaction. See Note 1— “Summary of Business Activities.” The Company records deferred tax liabilities for the differences between the book and tax bases of certain goodwill and indefinite lived intangible assets.

Under Internal Revenue Code Section 382, Aurora is a loss corporation. Section 382 of the Code places limitations on the ability of the Company to use Aurora’s net operating loss carryforward to offset the income of the Company. The annual net operating loss limitation is approximately $12-15 million subject to other rules and restrictions.

Fiscal year ended July 31, 2003 compared to fiscal year ended July 31, 2002

Net sales. Shipments in fiscal 2003 were $749.3 million, an increase of $23.3 million, or 3.2%, compared to shipments in fiscal 2002 of $726.0 million. Net sales in fiscal 2003 were unchanged at $574.5 million as an increase in net sales of frozen foods of $2.5 million was offset by a comparable decrease in the net sales of dry foods.

Frozen foods. Shipments increased $23.5 million in fiscal 2003, driven primarily by a $20.7 million increase in our Swanson product line, a $8.5 million increase in our foodservice sales and a $4.2 million increase related to the full-year effect of our acquisition of King’s Hawaiian in the second quarter of 2002, partially offset by $9.9 million of lower Campbell Soup Company co-pack sales as a result of the termination of our contract with Campbell Soup Company in the first quarter of fiscal 2002. This shipment increase of $23.5 million was offset by a $10.6 million increase in slotting expense (principally resulting from the accelerated slotting discussed above) and a $10.4 million increase in trade marketing expense resulting primarily from the support of new products. As a result, frozen foods net sales increased $2.5 million, or 0.7%, to $342.1 million in fiscal 2003.

Dry foods. Shipments of dry foods decreased $0.2 million in fiscal 2003 as increases due to product mix changes to higher priced products were offset by a decrease in case volume of 3.2%. Aggregate trade and consumer marketing expenses increased $2.3 million driven by increased coupon redemption. As a result, dry foods net sales decreased $2.5 million, or 1.1%, to $232.4 million in fiscal 2003.

Cost of products sold. Our cost of products sold was $447.5 million, or 77.9% of net sales, in fiscal 2003, an improvement of 0.8 percentage points from fiscal 2002, when our cost of products sold was $452.1 million, or 78.7% of net sales. This improvement was driven by favorable product mix, reduced ingredient and packaging costs and improved yields and manufacturing plant efficiencies, including the full year benefit of the reduced manufacturing overhead resulting from the closure of one of the facilities in Omaha in March 2002 and reduced postretirement healthcare benefit costs as a result of a plan amendment late in fiscal 2002. This improvement was partially offset by increases in our aggregate trade and consumer marketing expenses.

Marketing and selling expenses. Marketing and selling expenses were $57.9 million, or 10.1% of net sales, in fiscal 2003 compared to $51.5 million, or 9.0% of net sales, in fiscal 2002. The principal driver behind the $6.4 million increase was higher Swanson advertising expense of $9.3 million. Lower packaging design costs of $1.6 million as compared to fiscal 2002, when packaging design costs were higher than normal due to marketing initiatives across the entire Swanson line and lower other marketing and selling expenses of $1.3 million, offset the increased advertising expense.

Administrative expenses. Administrative expenses were $32.9 million, or 5.7% of net sales, in fiscal 2003 compared to $32.3 million, or 5.6% of net sales, in fiscal 2002. The $0.6 million increase in administrative expenses in fiscal 2003 was driven primarily by a $1.3 million provision related to two large customer bankruptcy filings. Excluding this provision, administrative expenses would have declined by $0.7 million, or 2.2%.

Research and development expenses. Research and development expenses were $3.0 million, or 0.5% of net sales, in fiscal 2003 compared with $3.6 million, or 0.6% of net sales, in fiscal 2002. The reduction was due to savings associated with lower headcount.

Other expense (income). Other expense (income) was $8.0 million in fiscal 2003 as compared to $5.1 million in fiscal 2002. This increase was principally related to a fiscal 2003 non-cash goodwill and intangibles impairment loss of $4.9 million related to the King’s Hawaiian frozen entree business acquired in fiscal 2002 (as further described in Notes 2 and 15 to our 2003 consolidated financial statements included elsewhere in this prospectus) and a one-time cost in fiscal 2003 of $2.0 million in connection with the early termination of a related party contract with our Chairman (as further described in Note 10 to our 2003 consolidated financial statements included elsewhere in this prospectus). These increases were offset by a net reduction in fiscal 2003 of $4.0 million in pre-acquisition transaction costs relating to the proposed agreement to acquire the Claussen brand (as further described in Note 3 to our 2003 consolidated financial statements included elsewhere in this prospectus) and a $0.8 million gain in fiscal 2003 on an insurance claim related to finished product inventories damaged in a public warehouse in fiscal 2002.

Earnings (loss) before interest and taxes. EBIT declined $4.7 million to $25.1 million in fiscal 2003 from $29.8 million in fiscal 2002. This decline resulted from a $15.7 million decline in frozen foods EBIT partially offset by a $11.6 million increase in dry foods EBIT. A $0.6 million increase in unallocated corporate expenses accounted for remainder of the change.

Frozen foods. Frozen foods EBIT declined by $15.7 million in fiscal 2003 principally as a result of significant long-term investments we made in our Swanson brand, including $8.6 million of accelerated slotting for new products, $9.3 million of increased advertising and $10.4 million of increased trade marketing. Frozen foods EBIT was also adversely affected by the $4.9 million non-cash goodwill and intangibles impairment charge discussed above. These incremental expenses were partially offset by higher shipments of Swanson products, primarily Hungry-Man shipments and favorable manufacturing costs, both in terms of purchase prices and manufacturing efficiencies.

Dry foods. Dry foods EBIT increased $11.6 million to $48.1 million in fiscal 2003, compared to $36.5 million in fiscal 2002. The increase in EBIT is primarily a result of reduced cost of products sold, about half of which was related to improved product mix and the balance of which was the result of improved produce sourcing, purchasing savings and manufacturing plant efficiencies. These improvements were partially offset by increased consumer coupon redemptions in both Vlasic and Open Pit where we increased our emphasis on consumer-focused marketing efforts and reduced trade marketing expenses.

Interest expense, net. Interest expense was $11.6 million in fiscal 2003, compared to $14.5 million in fiscal 2002, a decline of 20.1%. A decrease in related variable interest rates on borrowings under our existing credit facility accounted for 90.2% of the decline and the balance was due to lower average debt balances. Interest income was $0.5 million in fiscal 2003, compared to $0.8 million in fiscal 2002. The decline in interest rates more than offset higher average cash balances.

Provision for income taxes. The effective tax rate was 39.5% in fiscal 2003, compared to 26.0% in fiscal 2002. The principal reason for the lower effective tax rate in fiscal 2002 was the change in the deferred tax valuation allowance based upon management’s determination that there would be sufficient income earned in the future to realize the majority of the deferred tax asset.

Fiscal year ended July 31, 2002 compared to combined 52 weeks ended July 31, 2001

The discussion below of fiscal 2001 is based on the information for the 52 weeks ended July 31, 2001 and is the combination of the audited consolidated financial statements of the frozen foods and condiments businesses of VFI for the 42 weeks ended May 22, 2001 and our audited consolidated financial statements for the ten-week period then ended. For an in-depth description of the VFI transaction and the related accounting treatment, see Note 1 to our 2003 consolidated financial statements included elsewhere in this prospectus. This combination represents what we believe is the most meaningful basis for comparison to which you may compare fiscal 2002 results, although the combination is not in accordance with GAAP. We believe that this is the most meaningful basis for comparison because the customer base, products, manufacturing facilities and types of marketing programs were the same under VFI as they are under us. As a result of the change in ownership resulting from our acquisition of the North American business of VFI, these results are not indicative of what the full 52-week year 2001 would have been had the change in ownership not occurred.

Net sales. Shipments in fiscal 2002 were $726.0 million, a decrease of $40.1 million, or 5.2%, compared to shipments in 2001 of $766.1 million. Net sales in fiscal 2002 were $574.5 million, a decrease of 4.9%, as a decrease in net sales of frozen foods of $55.7 million was partially offset by an increase in net sales of dry foods of $26.1 million.

Frozen foods. Shipments decreased $53.2 million in fiscal 2002, driven primarily by a $51.5 million decrease in frozen foodservice co-packing sales to Campbell Soup Company as a result of the Campbell Soup Company contract termination and a $16.0 million decrease in our Swanson product line. The decrease in Swanson shipments was principally due to reduced consumer demand, particularly in the first six months of the fiscal year because we delayed our marketing initiatives until we completed our product improvements. After introducing product improvements and starting the related marketing initiatives, our businesses improved significantly in the second half of fiscal 2002, with total volume up 7.2%. In particular, Swanson Hungry-Man shipments increased 33.6% in the second half of fiscal 2002 compared with the same period in the prior year. The overall decrease in frozen foods shipments was partially offset by a $14.3 million increase related to our acquisition of King’s Hawaiian in the second quarter of 2002. Aggregate trade and consumer marketing expenses increased $2.6 million in fiscal 2002, principally driven by increased slotting. As a result, frozen foods net sales decreased $55.7 million, or 14.1%, to $339.6 million in fiscal 2002.

Dry foods. Shipments increased $13.0 million in fiscal 2002, driven primarily by an increase in shipments of Vlasic products of $12.6 million. Trade marketing expenses declined $13.7 million across all brands, especially in Vlasic pickles. Slotting also declined $1.7 million. These trade reductions were partially offset by an increase in redemption of consumer coupons of $2.3 million. As a result, condiment net sales increased $26.1 million, or 12.5%, to $234.9 million in fiscal 2002.

Cost of products sold. Our cost of products sold for 2002 was $452.1 million, or 78.7% of net sales in fiscal 2002, an improvement of 5.8 percentage points from fiscal 2001, when our cost of products sold was $510.7 million, or 84.5% of net sales. In addition to changes in production costs, this percentage of net sales was affected by decreases in our aggregate trade and consumer marketing expenditures that are classified as reductions in net sales. Fiscal 2002 and 2001 included charges related to the excess of fair value over manufactured cost of inventories at the time we acquired the business from the predecessor. These charges were $12.5 million in fiscal 2001 and $0.5 million in fiscal 2002. The balance of the improvement was generated by significant purchasing savings in fiscal 2002, which were partially offset by the cost of Swanson product quality improvements and the $6.7 million loss of contribution to overhead absorption resulting from the Campbell Soup Company contract termination. Fiscal 2001 also included charges for idle asset write-offs of $3.0 million.

Marketing and selling expenses. Marketing and selling expenses were $51.5 million, or 9.0% of net sales, in fiscal 2002, compared to $41.9 million, or 6.9% of net sales, in fiscal 2001. The principal drivers behind the $9.6 million increase were higher advertising expenses of $8.3 million, principally related to the Swanson Hungry-Man television campaign that coincided with the product improvements discussed above, and $1.6 million of increased package design costs related to marketing initiatives across the entire Swanson product line.

Administrative expenses. Administrative expenses were $32.3 million, or 5.6% of net sales, in fiscal 2002, compared to $44.5 million, or 7.4% of net sales, in fiscal 2001. Payments made by the predecessor related to pre-bankruptcy professional fees and employee retention expense account for 68.0% of the decline. The balance is due to a lower level of ongoing expenditures since we began managing the business.

Research and development expenses. Research and development expenses were $3.6 million, or 0.6% of net sales in fiscal 2002, compared to $4.5 million, or 0.7% of net sales, in fiscal 2001. The reduction was due to savings associated with a reduction in headcount.

Other expense (income). Other expense (income) was $5.1 million in fiscal 2002 compared to $17.3 million in fiscal 2001. This decrease was principally related to an asset impairment of $21.0 million in fiscal 2001 related to a reduction in the carrying value of our Omaha frozen food plant after the revised contract for frozen foodservice co-packing with Campbell Soup Company, partially offset by a $3.3 million credit related to the deferred compensation settlement in amounts less than VFI had originally estimated and by the $4.6 million charge in fiscal 2002 related to the proposed agreement to acquire the Claussen brand (as further described in Note 3 to our 2003 consolidated financial statements included elsewhere in this prospectus).

Earnings (loss) before interest and taxes. EBIT increased to $29.8 million in fiscal 2002 from a loss of $14.7 million in fiscal 2001. This increase resulted from a $8.6 million increase in frozen foods EBIT and a $41.4 million increase in dry foods EBIT. A $5.5 million increase in unallocated corporate expenses accounted for the remainder of the change.

Frozen foods. Frozen foods EBIT increased $8.6 million in fiscal 2002. Fiscal 2001 included an impairment charge of $21.0 million and idle asset write-offs of $3.0 million recorded by the predecessor. Fiscal 2001 also included a charge of $3.5 million related to the excess of fair value over manufactured cost of inventories at the time we acquired the business from the predecessor. Fiscal 2002 earnings were reduced by the margin on the decreased shipments, the $6.7 million lower overhead absorption as the result of the Campbell Soup Company contract termination, and the costs and expenses of our product improvement and marketing initiatives, such as higher manufacturing costs related to product quality improvements and increased slotting and advertising expenses. These were partially offset by reduced trade and consumer marketing spending, plant cost savings, improvements in shipping mix and lower general and administrative overhead.

Dry foods. Dry foods EBIT was $36.5 million in fiscal 2002, an increase of $41.4 million from the loss before interest and taxes of $4.9 million in 2001. This increase in EBIT was principally a result of a reduction of $13.7 million in trade spending, the margin on increased shipments and improvements in procurement costs and manufacturing plant efficiencies, as well as reduced charges for obsolescence write-offs. Fiscal 2001 included a charge of $9.0 million related to the excess of fair value over manufactured cost of inventories at the time we acquired the business from the predecessor. Additionally, there was $1.6 million in LIFO expense and $1.5 million in amortization recorded by the predecessor, which were not applicable after we acquired the business.

Liquidity and capital resources

Historical

Overview. Our cash flows are very seasonal. Typically we are a net user of cash in the first quarter of our fiscal year (i.e., the quarter ending in October) and a net generator of cash over the balance of the year.

Our principal liquidity requirements have been, and we expect will be, for working capital and general corporate purposes, including capital expenditures and debt service. Capital expenditures are expected to be approximately $15 million in fiscal 2004. We have satisfied our liquidity requirements with internally generated cash flows and availability under our revolving credit facilities.

Statements of cash flows

Nine months ended April 30, 2004. In the Predecessor’s 16 week period ending November 24, 2003 of fiscal 2004, cash usage as a result of operations was $23.4 million, in the Successor’s 23 week period ending April 30, 2004, cash generated as a result of operations was $59.4 million, for a net cash increase as a result of operations for the 39 week combined period ended April 30, 2004 of $35.9 million. The cash increase from operations is due to net earnings excluding non-cash charges/credits and the impact of the flow through of the write-up of inventories to fair value of $23.7 million and decreased working capital of $12.2 million, principally due to lower receivables partially offset by payment of liabilities assumed in the Aurora Transaction.

Capital expenditures were $5.2 million, primarily for process improvement, cost savings and maintenance capital.

In the first nine months of fiscal 2004, bank overdrafts increased by $1.5 million resulting from the timing of checks clearing the bank.

The other significant activities in our cash flow for the first nine months of fiscal 2004 relate to the Pinnacle and Aurora Transactions. Pinnacle Transaction consideration paid was $361.1 million, Pinnacle Transaction costs were $7.7 million, the Predecessor senior credit facility term loan of $175.0 million was paid off, and debt acquisition costs were $21.2 million. Cash inflows consisted of an equity contribution of $180.3 million, long-term bank borrowing of $120.0 million, borrowing under our bank revolver of $21.5 million, and issuance of senior subordinated notes of $200.0 million. Since the Pinnacle Transaction, we have repaid $21.5 million of the revolver borrowings. The Aurora Transaction consideration paid was $888.9 million (including $225.1 million relating to the exchange of Aurora senior subordinated notes for equity interest in Crunch Equity Holding, LLC), transaction costs paid were $12.9 million, and debt acquisition costs were $16.5 million. Cash inflows consisted of the equity contribution to Successor of $320.4 million (including $225.1 million relating to the exchange of Aurora senior subordinated notes for equity interest in Crunch Equity Holding, LLC), term loan borrowings under the senior secured credit facilities of $425.0 million and gross proceeds from the February 2004 issuance of additional 8 1/4% Senior Subordinated Notes due 2013.

The net of all activities resulted in a decrease in cash by $4.3 million in the first nine months of fiscal 2004.

Nine months ended April 30, 2003. In the first nine months of fiscal 2003, cash provided by operating activities was $4.3 million, resulting from net earnings excluding non-cash charges/credits of $29.9 million, partially offset by increased working capital of $25.6 million. The increased working capital was driven by higher receivables of $10.0 million and payments of current liabilities.

Capital expenditures were $6.1 million, primarily for process improvement, cost savings and maintenance capital.

In the first nine months of fiscal 2003, bank overdrafts decreased by $3.3 million resulting from the timing of checks clearing the bank.

Debt principal payments of $7.5 million were made on the Predecessor’s senior credit facility term loan.

The net impact of all other items was an increase in cash flows of $0.4 million, for a total net of all activities resulting in a decrease in cash of $12.2 million in the first nine months of fiscal 2003.

Debt

In November 2003 we entered into a $675.0 million senior secured credit facility with JPMorgan Chase Bank and other financial institutions as lenders, which provides for a $545.0 million seven-year term loan B facility and a six-year $130 million revolving credit facility. Also in November 2003, we issued $200.0 million of old notes.

We may redeem all or a portion of the notes prior to December 1, 2008, at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium. On or after December 1, 2008, we may redeem some or all of the notes at the redemption prices listed below, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage

2008	104.125%
2009	102.750%
2010	101.375%
2011 and thereafter	100.000%

At any time prior to December 1, 2006, we may redeem up to 35% of the original aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at a redemption price equal to 108.250% of the principal amount thereof, plus accrued and unpaid interest, so long as (a) at least 65% of the original aggregate amount of the notes remains outstanding after each such redemption and (b) any such redemption by us is made within 90 days of such equity offering.

If a change of control occurs, and unless we have exercised our right to redeem all of the notes as described above, the note holders will have the right to require us to repurchase all or a portion of the notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

As of April 30, 2004, our debt structure consisted of (i) $394.0 million of old notes, (ii) a $130.0 million senior secured revolving credit facility maturing on November 25, 2009, of which up to $65.0 million was made available on November 25, 2003 and the remaining $65.0 million was made available on the closing date of the Aurora Transaction, and (iii) a $545.0 million senior secured term loan facility maturing November 25, 2010, of which up to $120.0 million was made available on November 25, 2003 and up to $425.0 million was made available as a delayed draw term loan on the closing date of the Aurora Transaction. There were no borrowings outstanding under the revolver as of April 30, 2004.

Our borrowings under the new senior secured credit facilities will bear interest at a floating rate and are maintained as base rate loans or as Eurodollar loans. Base rate loans bear interest at the base rate plus the applicable base rate margin, as defined in the new senior secured credit facilities. Base rates is defined as the higher of (i) the prime rate and (ii) the Federal Reserve reported overnight funds rate plus  1/2 of 1%. Eurodollar loans bear interest at the adjusted Eurodollar rate, as described in the new senior secured credit facilities, plus the applicable Eurodollar rate margin.

The applicable margins with respect to our term loan facility and our revolving credit facility will vary from time to time in accordance with the terms thereof and agreed upon pricing grids based on our leverage ratio as defined in our new senior secured credit facilities. The initial applicable margin with respect to the term loan facility and the revolving credit facility is:

• In the case of base rate loans: 1.75% for the term loan and 1.75% for the revolving credit facility.

• In the case of Eurodollar loans: 2.75% for the term loan and 2.75% for the revolving credit facility.

The range of margins for the revolving credit facility is:

• In the case of base rate loans: 1.25% to 1.75%.

• In the case of Eurodollar loans: 2.25% to 2.75%.

A commitment fee of 0.50% per annum applies to the unused portion of the revolving loan facility and 1.25% per annum applied to the delayed-draw term loan until it became available for the Aurora Transaction. For the 23 weeks ended April 30, 2004, the weighted average interest rate on the term loan was 3.96% and on the revolving credit facility was 3.88%. As of April 30, 2004, the Eurodollar interest rate on the term loan facility and the revolver was 4.25% and the commitment fee on the undrawn revolving credit facility was 0.50%. There were no borrowings under the revolver as of April 30, 2004.

The term loan facility matures in annual 1% installments from November 25, 2003 through November 25, 2009, with the remaining balance due in 2010 and the revolving credit facility terminates on November 25, 2009. The aggregate maturities of the term loan and notes outstanding as of April 30, 2004 are: $1.4 million in 2004, $5.5 million in 2005, $5.5 million in 2006, $5.5 million in 2007, $5.5 million in 2008 and $915.6 million thereafter.

Our new senior secured credit facilities and the notes contain a number of covenants that, among other things, limit, subject to certain exceptions, our ability to incur additional liens and indebtedness, make capital expenditures, engage in certain transactions with affiliates, repay other indebtedness (including the notes), make certain distributions, make acquisitions and investments, loans or advances, engage in mergers or consolidations, liquidations and dissolutions and joint ventures, sell assets, make dividends, amend certain material agreements governing our indebtedness, enter into guarantees and other contingent obligations and other matters customarily restricted in similar agreements. In addition to scheduled periodic repayments, we are also required to make mandatory repayments of the loans under the senior secured credit facilities with a portion of its excess cash flow, as defined. In addition, our new senior secured credit facilities contain, among others, the following financial covenants: a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditure limitation, of which measurement with compliance commenced on July 31, 2004.

The obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed by each of our direct or indirect domestic subsidiaries (collectively, the “Guarantors”). In addition, the senior secured credit facilities are collateralized by first priority or equivalent security interests in (i) all the capital stock of, or other equity interests in, each direct or indirect domestic subsidiary of the Company and 65% of the capital stock of, or other equity interests in, each direct foreign subsidiary of the Company, or any of its domestic subsidiaries and (ii) certain tangible and intangible assets of the Company and the Guarantors (subject to certain exceptions and qualifications).

We pay a commission on the face amount of all outstanding letters of credit drawn under the senior secured credit facilities at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar loans under the revolving credit loan facility minus the fronting fee (as defined). A fronting fee equal to  1/4% per annum on the face amount of each letter of credit is payable quarterly in arrears to the issuing lender for its own account. We also pay a per annum fee equal to  1/2% on the undrawn portion of the commitments in respect of the revolving credit facility. Total letters of credit issuable under the facilities can not exceed $40.0 million. As of April 30, 2004, we had utilized $11.5 million of the revolving credit facility for letters of credit. As of April 30, 2004, there were no outstanding borrowings under the revolving credit facility. Of the $130.0 million revolving credit facility available, as of April 30, 2004 we had an unused balance of $118.5 million available for future borrowings and letters of credit, of which a maximum of $28.5 million may be used for letters of credit.

Fiscal 2003. Cash provided by operations was $33.0 million and was net of a $10.8 million increase in working capital, principally related to the timing of payment of liabilities and an increase in inventories of $2.2 million, or 2.8%, to provide improved customer service levels. Capital expenditures were $8.8 million, primarily for process improvement, cost savings and maintenance capital. Scheduled payments of $15.0 million were made on the term loan. In fiscal 2003, bank overdrafts decreased by $2.4 million resulting from the timing of checks clearing the bank. The net of all activities increased cash by $7.2 million in fiscal 2003.

Fiscal 2002. Cash provided by operations was $64.5 million, including a $21.8 million reduction in working capital. As a result of re-establishing normal trade terms with vendors following the change in ownership in May 2001, accounts payable increased by $11.9 million to more normal levels. Inventories decreased by $8.2 million, principally in pickles, the result of our decision to procure a “lower cost” local cucumber crop. This resulted in less production in the fourth quarter of fiscal 2002 and more in the first quarter of fiscal 2003. This does not impact year-end comparisons of fiscal 2002 with fiscal 2003. Accrued liabilities increased as the management incentive bonus was accrued in fiscal 2002 but not paid until early fiscal 2003. There were no accrued bonuses as of July 31, 2001. Capital expenditures were $19.5 million in fiscal 2002, including $9.0 million related to the consolidation of productive capacity at other facilities in connection with the closing of one of our Omaha plants in March 2002 (as described in Note 1 to the 2003 consolidated financial statements included elsewhere in this prospectus). Cash payments for business acquisitions were $7.4 million in fiscal 2002 and principally related to the King’s Hawaiian frozen entree acquisition, which we funded from our excess cash balance. During fiscal 2002, we issued $2.2 million of common stock related to purchases by key employees under our Stock Purchase Plan. In fiscal 2002, bank overdrafts increased $7.8 million related to a change in the depository for temporary investments in early fiscal 2002. The net of all activities increased cash by $47.5 million in fiscal 2002.

Fiscal 2001. Cash provided by operations was $21.4 million in the ten weeks ended July 31, 2001. The principal drivers were the seasonal collections of accounts receivable and the increase in accounts payable and accrued liabilities with the beginning of the return to more normal trade terms with vendors following the change in ownership in May 2001 and the establishment of certain liabilities that we did not assume from the predecessor. Capital expenditures in the ten-week period were $1.7 million. The most significant cash flow activity in fiscal 2001 was the purchase of the North American business of VFI. Cash payments of $341.8 million were funded with a $160.0 million initial capital contribution from our existing equity investors and a $190.0 million borrowing under our term loan credit facility. See Note 1 to the 2003 consolidated financial statements included elsewhere in this prospectus for more details. The net of all activities increased cash by $17.4 million in the ten weeks ended July 2001.

We have not discussed our predecessor’s cash flows because it is not meaningful to our liquidity or capital resources at this time.

Post Aurora Transaction

After giving effect to the Aurora Transaction, we have a significant amount of indebtedness. See “Capitalization.”

Our senior secured credit facilities and the notes contain a number of covenants that, among other things, limit, subject to certain exceptions, our ability to incur additional liens and indebtedness, make capital expenditures, engage in certain transactions with affiliates, repay other indebtedness (including the notes), make certain distributions, make acquisitions and investments, loans or advances, engage in mergers or consolidations, liquidations and dissolutions and joint ventures, sell assets, make dividends, amend certain material agreements governing our indebtedness, enter into guarantees and other contingent obligations and other matters customarily restricted in similar agreements. In addition, our senior secured credit facilities contain, among others, the following financial covenants: a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditure limitation.

We believe that funds that we generate from operations, along with our available borrowing capacity under the revolving credit facility, will be adequate to fund our debt service requirements, capital expenditures and working capital requirements for the near future. As of April 30, 2004, $118.5 million (after outstanding letters of credit of $11.5 million) would have been available to us for additional borrowing under our senior secured credit facilities.

We cannot assure you, however, that we will generate sufficient cash flows from operations or that future borrowings will be available to us under the revolving credit portion of our senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

The following table sets forth our long-term cash contractual obligations, excluding interest, after giving effect to the borrowings related to the Transactions.

	As of July 31, 2003

(In millions)	2004	2005	2006	2007	2008	Thereafter

Long-term debt	$1.4	$5.5	$5.5	$5.5	$5.5	$915.6
Operating leases	$2.5	$2.1	$1.6	$1.1	$0.9	$2.6

Inflation

Inflation has not had a significant effect on us. We have been successful in mitigating the effects of inflation with aggressive cost reduction and productivity programs. Although we have no such expectation, severe increases in inflation, however, could affect the North American economies and could have an adverse impact on our business, financial condition and results of operations.

Seasonality

Our sales and cash flows are affected by seasonal cyclicality. Sales of frozen foods, including seafood, tend to be marginally higher during the winter months, whereas sales of pickles, relishes and barbecue sauces tend to be higher in the spring and summer months and demand for Duncan Hines products tends to be higher around the Easter, Thanksgiving and Christmas holidays. We pack the majority of our pickles during a season extending from May through September and also increase our seafood and Duncan Hines inventories at that time in advance of the selling season. As a result, our inventory levels tend to be higher in the first quarter of the fiscal year, and thus we require more working capital in the first fiscal quarter. We are a seasonal net user of cash in the first quarter which may require us to draw on the revolving credit commitments under our senior secured credit facilities.

New accounting pronouncements

In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities.” The provisions of FIN 46 will be the guidance that determines (i) whether consolidation is required under the “controlling financial interest” model of Accounting Research Bulletin No. 51 (ARB 51), “Consolidated Financial Statements” (or other existing authoritative guidance) or, alternatively, (ii) whether the variable interest model under FIN 46 should be used to account for existing and new entities. Non-public entities are required to apply the interpretation to any pre-existing entities as of the first fiscal year beginning after June 15, 2003. All enterprises will be required to apply the transition disclosure requirements in financial statements issued after February 1, 2003. FASB Staff position FIN 46-6 (“FSP FIN 46-6”) establishes the first interim or annual reporting period ending after December 15, 2003 as the new effective date for variable interest entities existing prior to February 1, 2003.

In December 2003, the FASB issued FIN 46 (revised 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”) to address certain implementation issues. For non-public entities, there will be no distinction in the rules between SPEs and non-SPEs, and the effective dates are as follows:

• For all entities created before December 31, 2003, non-public entities will not be required to adopt FIN 46 but will be required to adopt FIN 46R as of the beginning of the first interim or annual reporting period beginning after December 15, 2004.

• For entities created after December 31, 2003, non-public entities will apply the provisions of FIN 46R as of the date they first become involved with the respective entities.

The adoption of FIN 46R with respect to entities created after December 31, 2003 did not have a significant impact on our financial position and results of operations. The adoption of FIN 46R with respect to entities created before December 31, 2003 is not expected to have a significant impact on our financial position and results of operations.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30. SFAS No. 149 is to be applied prospectively. The adoption of this standard did not have a material impact on our financial position or results of operations.

In May, 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” The standard specifies that instruments within its scope embody obligations of the issuer and that, therefore, the issuer must classify them as liabilities. We have not issued any such financial instruments.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pension and Other Postretirement Benefits,” an amendment of SFAS Statement Nos. 87, 88, and 106 and a revision of SFAS No. 132 (“SFAS No. 132 (revised 2003)”). This statement revises employers’ disclosures about pension plans and postretirement benefit plans. The new rules require additional disclosures about the assets, obligations, cashflows, and net periodic cost of defined benefit pension plans and other postretirement benefit plans. The new disclosures are effective June 15, 2004. The interim period disclosures are effective for interim periods beginning after December 31, 2003.

In December 2003, the SEC issued Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition,” which supercedes SAB 101, “Revenue Recognition in Financial Statements.” The primary purpose of SAB 104 is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superceded as a result of the issuance of Emerging Issues Task Force No. 00-21 (“EITF 00-21”), “Accounting for Revenue Arrangements with Multiple Deliverables.” Additionally, SAB 104 rescinds the SEC’s “Revenue Recognition in Financial Statements Frequently Asked Questions and Answers” (the “FAQ”) issued with SAB 101 that had been codified in SEC Topic 13, “Revenue Recognition.” Selected portions of the FAQ have been incorporated into SAB 104. While the working of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. We adopted SAB 104 immediately upon its issuance. There was no material impact from the adoption of SAB 104 on our consolidated financial statements.

In May 2004, the FASB issued Staff Position FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP 106-2”) which supercedes Staff Position FSP 106-1 of the same name (“FSP 106-1”). The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Act”), which triggered FSP 106-1 and was signed by the President on December 8, 2003, introduced a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree healthcare benefit forms that provide a benefit that is at least actuarially equivalent to Medicare Part D. Pursuant to FSP 106-1, which was issued in January 2004, we had elected to defer current recognition of the effects of the Medicare Act in the accounting for its prescription drug plan until authoritative guidance on the accounting for the federal subsidy was issued. FSP 106-2, which is effective for interim reporting periods beginning after June 15, 2004, provides guidance on the accounting for the effects of the Medicare Act for those employees with prescription drug benefits that are actuarially equivalent to the drug benefits under Medicare Part D. We are continuing to evaluate the impact of the legislation, however, we do not expect this law to have a material impact on our consolidated financial statements.

Quantitative and qualitative disclosures about market risk

We may utilize derivative financial instruments to enhance our ability to manage risks, including interest rate and foreign currency, which exist as part of our ongoing business operations. We do not enter into contracts for speculative or trading purposes, nor are we a party to any leveraged derivative instrument. We monitor the use of derivative financial instruments through regular communication with senior management and the utilization of written guidelines.

We rely primarily on bank borrowings to meet our funding requirements. We may utilize interest rate swap agreements or other derivative instruments to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. We will recognize the amounts that we pay or receive on hedges related to debt as an adjustment to interest expense.

During April 2004, the Company entered into three interest rate swap agreements with a counterparty to effectively change the floating rate payments on its senior secured credit facility into fixed rate payments. The first swap agreement became effective April 26, 2004, terminates December 31, 2004 and has a notional amount of $545.0 million; the second swap agreement commences January 1, 2005, terminates on January 1, 2006 and has a notional amount of $450.0 million; and the third swap agreement commences January 1, 2006, terminates on January 1, 2007 and has a notional amount of $350.0 million. Interest payments determined under each swap agreement are based on these notional amounts, which match or are expected to match the Company’s outstanding borrowings under the senior secured credit facility during the periods that each interest rate swap is outstanding. Floating interest rate payments to be received under each swap are based on U.S. Dollar LIBOR, which is the same basis for determining the floating rate payments on the senior secured credit facility. The fixed interest rate payments that the Company will pay under the swap agreements are determined using the following approximate fixed interest rates: 1.39% for the swap terminating December 31, 2004; 2.25% for the swap terminating January 1, 2006; and 3.33% for swap terminating January 1, 2007.

These swaps were not designated as hedges pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” As of April 30, 2004, the fair value of the interest rate swaps was a gain of $6.2 million. Of this amount, $3.1 million is recorded in Other current assets and $3.1 million is recorded in Other assets, net in the Consolidated Balance Sheet. The related offset is recorded as a gain of $6.2 million and was recognized in interest expense in the consolidated statement of operations for the twenty-three weeks ended April 30, 2004. In June 2004, the swap for the period January 1, 2006 to January 1, 2007 was terminated at a gain of $3.5 million, of which $2.9 million was included in the $6.2 million gain recognized in the twenty-three weeks ended April 30, 2004.

As required by the senior secured credit facilities in effect prior to the Pinnacle Merger, in September 2001, we entered into a zero cost collar for a one-year period for the purpose of reducing our exposure to variable interest rates. This collar required the counterparty to make payments to us when the 30-day LIBOR interest rate exceeded 7% and required us to make payments to the counterparty when the 30-day LIBOR interest rate fell below 3.13%. Our payments increase interest expense and the payments received reduce interest expense. In September 2002, we entered into a new zero cost collar for a one-year period. The new zero cost collar requires the counterparty to make payments to us when the 30-day LIBOR interest rate exceeds 5% and requires us to make payments to the counterparty when the 30 day LIBOR interest rate falls below 1.5%. Additionally, because these agreements are not designated as hedges pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Financial Instruments and Hedging Activities,” we recorded a credit to interest expense of $115 in each of the first quarters of fiscal 2004 and fiscal 2003. The collar was terminated in September 2003.

We utilize irrevocable standby letters of credit with one-year renewable terms to satisfy workers’ compensation self-insurance security deposit requirements. The contract value of the outstanding standby letter of credit as of April 30, 2004 was $10.8 million, which approximates fair value. As of April 30, 2004, we also utilized letters of credit in connection with certain Aurora leases in the amount of $0.7 million, which approximates fair value.

We may also utilize foreign currency exchange contracts, including swap and forward contracts, to hedge existing foreign currency exposures. We recognize foreign exchange gains and losses on derivative financial instruments, and we offset foreign exchange gains and losses on the underlying exposures. At April 30, 2004 and July 31, 2003, we had no outstanding foreign exchange contracts in place.

We are exposed to credit loss in the event of non-performance by the other parties to derivative financial instruments. All counterparties are at least “A” rated by Moody’s and Standard & Poor’s. Accordingly, we do not anticipate non-performance by the counterparties.

The table below presents the estimated expected cash flows from our market risk sensitive financial instruments for the fiscal year ending July 31, 2004, each of the five fiscal years ending after July 31, 2004, and an aggregate amount of expected cash flows for years thereafter until maturity. Additionally, the pertinent contractual terms are presented to assist in assessing future cash flows associated with these instruments. Average notional amounts of the aforementioned interest rate swaps are determined in relation to the period of time such swaps are outstanding during the applicable fiscal year being presented.

	Fiscal year ending July 31,

(Dollars in thousands)	2004	2005	2006	2007	2008	2009	Thereafter

Fixed rate debt 8 1/4% Senior subordinated notes	$—	$—	$—	$—	$—	$—	$394,000
Variable rate debt
Senior secured credit facility	$1,363	$5,450	$5,450	$5,450	$5,450	$5,450	$508,387
Weighted average interest rate	4.26%	4.80%	6.41%	7.36%	7.94%	8.29%	8.29%
Variable to fixed interest rate swaps
Average notional amounts	$181,667	$489,583	$391,667	$145,833	$—	$—	$—
Average fixed pay rate	1.39%	1.89%	2.88%	3.33%	—	—	—
Average variable receive rate	1.45%	1.97%	3.66%	4.45%	—	—	—

Average variable interest rates are based on implied forward rates in the yield curve of the three-month U.S. Dollar LIBOR as of April 30, 2004. The average interest rate on the senior secured credit facility also includes the applicable margin of 2.75%. A 1.0% increase (decrease) in the variable interest rate applicable to our senior secured credit facility would result in an approximate $5.5 million increase (decrease) in our fiscal 2005 interest expense.

Market risk/raw materials, ingredients, packaging and production costs

We purchase agricultural products, meat, poultry, other raw materials and packaging supplies from growers, commodity processors, other food companies and packaging manufacturers using a combination of purchase orders and various short- and long-term supply arrangements. To date, we have not entered into commodity futures, options or other hedge contracts. While all such materials are available from numerous independent suppliers, raw materials are subject to fluctuations in price attributable to a number of factors, including changes in crop size, federal and state agricultural programs, export demand, weather conditions during the growing and harvesting seasons, insects, plant diseases and fungi. Although we enter into advance commodities purchase agreements from time to time, increases in raw material costs could have a material adverse effect on our business, financial condition or results of operations. We do not engage in speculative transactions nor hold or issue financial instruments for trading purposes.

Off-balance sheet arrangements

We had no off-balance sheet arrangements as of April 30, 2004.

Aurora selected financial data

The following table sets forth selected historical consolidated financial and other operating data for Aurora as of and for the years ended December 31, 2003, 2002, 2001 and 2000. On December 8, 2003, Aurora filed for reorganization under Chapter 11 of the Bankruptcy Code. The historical consolidated financial and other operating data presented below for Aurora had been prepared assuming Aurora would continue as a going concern and do not reflect the effects of the reorganization that resulted from the aforementioned bankruptcy process. The selected historical consolidated financial data have been derived from Aurora’s audited financial statements and we qualify this data in their entirety by reference to the Aurora consolidated financial statements included elsewhere in this prospectus. On August 14, 2003, Aurora announced that its financial results for the years ended December 31, 2002 and 2001, including certain interim quarters, would be restated to reflect certain adjustments with regard to deferred taxes. In addition to the restatement adjustments, certain reclassifications were made to prior period amounts to conform to the current-period presentation. See “Aurora management’s discussion and analysis of financial condition and results of operations” and the Aurora consolidated financial statements included elsewhere in this prospectus. The data presented below reflect these adjustments and reclassifications. The comparability of the selected financial data presented below is significantly affected by a change in accounting principles in 2002 and by the acquisitions and related financings completed by Aurora during its history. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. You should read the information set forth below in conjunction with the information under “Aurora management’s discussion and analysis of financial condition and results of operations” and the Aurora consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Year ended December 31,

		2001	2002
(In thousands)	2000	(As restated)	(As restated)	2003

Statement of operations data:
Net sales	$807,312	$826,359	$756,352	$714,107
Cost of goods sold	488,585	494,698	494,443	439,187

Gross profit	318,727	331,661	261,909	274,920

Brokerage, distribution and marketing expenses:
Brokerage and distribution	103,952	101,957	101,533	95,027
Consumer marketing	37,654	37,213	25,709	12,818

Total brokerage, distribution and marketing expenses	141,606	139,170	127,242	107,845
Amortization of intangibles	44,819	44,670	10,348	12,544
Selling, general and administrative expenses	50,080	58,035	58,991	54,795
Administrative restructuring and retention costs	—	—	—	7,913
Financial restructuring and divestiture costs	—	—	—	16,754
Goodwill and tradename impairment charges	—	—	67,091	220,513
Plant closure and asset impairment charges	—	—	53,225	(3,037)
Other financial, legal and accounting (income) expense	47,352	(3,789)	—	—
Columbus consolidation costs	6,868	723	—	—
Transition expenses	3,037	—	—	—

Total operating expenses	293,762	238,809	316,897	417,327

Operating income (loss)	24,965	92,852	(54,988)	(142,407)

	Year ended December 31,

		2001	2002
(In thousands)	2000	(As restated)	(As restated)	2003

Interest and financing expenses:
Interest expense, net	109,890	103,150	92,531	91,529
Excess-leverage fee	—	—	—	35,110
Adjustment of value of derivatives	—	10,641	12,050	1,444
Issuance of warrants	—	—	1,779	—
Amortization of deferred financing expense	3,016	3,468	7,667	4,726

Total interest and financing expenses	112,906	117,259	114,027	132,809

(Loss) before reorganization items, income taxes and cumulative effect of change in accounting	(87,941)	(24,407)	(169,015)	(275,216)

Reorganization items:
Interest earned on cash accumulating from Chapter 11 proceeding	—	—	—	(4)
Professional fees	—	—	—	1,187
Unamortized premium and financing costs on compromised debt	—	—	—	9,156

Total reorganization items	—	—	—	10,339

Loss before income taxes and cumulative effect of change in accounting	(87,941)	(24,407)	(169,015)	(285,555)
Income tax (expense) benefit	31,850	(58,574)	(115,918)	27,952

Net (loss) before cumulative effect of change in accounting	(56,091)	(82,981)	(284,933)	(257,603)
Cumulative effect of change in accounting net of tax of $5,722, $0, $21,466 and $0	(12,161)	—	(228,150)	—

Net (loss)	$(68,252)	$(82,981)	$(513,083)	$(257,603)

Balance sheet data:
Cash and cash equivalents	$525	$184	$12,904	$38,175
Working capital (excludes related party and current maturities of long-term debt)	72,805	8,191	36,569	36,717
Total assets	1,794,286	1,656,678	1,251,422	1,002,936
Total debt	1,105,428	1,041,901	1,086,639	684,293
Total liabilities	1,249,572	1,213,588	1,305,494	1,315,404
Shareholders’ equity (deficit)	544,714	443,090	(54,072)	(312,468)

Aurora management’s discussion and analysis of

financial condition and results of operations

The purpose of this section is to discuss and analyze the financial condition, liquidity and capital resources and results of operations of Aurora, prior to the Aurora Transaction. You should read the following discussion and analysis of Aurora’s financial condition and results of operations in conjunction with the historical financial information included in the Aurora consolidated financial statements and notes thereto included elsewhere in this prospectus. Unless we otherwise note, fiscal years in this discussion refer to Aurora’s December-ending fiscal years.

Overview

Aurora was a leading producer and marketer of premium branded food products including Duncan Hines baking mix products, Lender’s bagel products, Mrs. Butterworth’s and Log Cabin syrup products, Van de Kamp’s and Mrs. Paul’s frozen seafood products, Aunt Jemima frozen breakfast products, Celeste frozen pizza and Chef’s Choice frozen skillet meals. Aurora primarily competed in three industry segments: retail, foodservice and other distribution channels.

Restatement

Aurora reevaluated its deferred tax accounting and determined that its valuation allowance for net deferred tax assets, which had been recorded by Aurora at December 31, 2002, should have been recorded at December 31, 2001 and that Aurora should have provided for ongoing deferred tax liabilities subsequent to January 1, 2002 (the effective date of the adoption of SFAS No. 142) for certain of the differences between the book and tax amortization of Aurora’s goodwill and indefinite lived intangibles as defined by SFAS No. 142. The impact of the adjustments for the year ended December 31, 2001 was to increase income tax expense and net loss by $65.4 million. For the year ended December 31, 2002, the impact was to decrease tax expense by $30.9 million, increase the expense recorded for the cumulative effect of the change in accounting principle by $60.8 million, all of which increased the net loss by $29.9 million. These adjustments do not affect previously recorded net sales, operating income (loss) or past or expected future cash tax obligations. While provision for this deferred tax liability is required by existing accounting literature, these potential taxes may only become payable in the event that Aurora sells a brand at some future date for an amount in excess of both the tax basis of the brand at that time and the unexpired and unused net operating tax loss carryforwards (“NOL”). At December 31, 2003, Aurora’s NOL was in excess of $700 million and expires at various times through the year 2023, primarily after 2018. This balance does not reflect any potential future limitations on utilization of the NOL resulting from transactions currently being contemplated by Aurora nor any tax planning techniques available to Aurora.

Critical accounting policies and estimates

The accounting policies utilized by Aurora in the preparation of its consolidated financial statements reflecting its financial position and results of operations necessarily require management to make estimates and use assumptions that affect the reported amounts in these financial statements and as a result they are subject to an inherent degree of uncertainty. Actual amounts may differ from those estimates under different assumptions or conditions and as additional information becomes available in future periods. Aurora’s accounting policies are in accordance with GAAP. The most significant accounting policies that involve a higher degree of judgment and complexity and that its management believes are important to a more complete understanding of its financial position and results of operations are outlined below. Additional accounting policies that are also used in the preparation of Aurora’s financial statements are outlined in the notes to Aurora’s consolidated financial statements included in this prospectus.

Customer returns, allowances and trade-promotional costs. Trade promotions and allowances represent significant expenditures for Aurora and are critical to the support of its business. Allowances and promotional expenses are given to customers to promote the sale of Aurora’s products. Such costs include, for example, amounts paid to obtain favorable display positions in retailers’ stores, amounts paid to incent retailers to offer temporary price reductions in the sale of Aurora’s products to consumers and amounts paid to customers for shelf space in retail stores (slotting fees). The total of all returns, allowances, price discounts and trade promotions (included in net sales) recorded during 2003 was approximately $266 million, compared to $324 million during 2002. These expenses have been reflected as a reduction of net sales in accordance with the Emerging Issues Task Force (“EITF”) 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” Amounts for customer returns, allowances and trade promotion are calculated, using estimated performance for specific events and recorded when the product is sold or in the period during which the promotions occur, depending on the nature of the allowance and event. Settlement of these liabilities typically occurs in subsequent periods through payment to a customer or deduction taken by a customer from amounts otherwise due to Aurora. As a result, the amounts are dependent on the relative success of the events and the actions and level of deductions taken by Aurora’s customers for amounts they determine are due to them. Final resolution of amounts appropriately deducted by customers may take extended periods of time.

Consumer coupons. Costs associated with the redemption of consumer coupons are recorded at the later of the time coupons are circulated or the related products are sold by Aurora, and are reflected as a reduction of net sales. The total cost for redemption of consumer coupons was approximately $11.1 million in 2003 and $11.2 million in 2002. Aurora’s liability for coupon redemption costs at the end of a period is based upon redemption estimates using historical trends experienced by Aurora. Costs associated with the production and insertion of Aurora’s consumer coupons are recorded as a component of consumer promotion expense.

Inventories. Inventories are valued at the lower of cost or market value and have been reduced by an estimated allowance for excess, obsolete and unsaleable inventories. The estimate is based on management’s review of inventories on hand and its age, compared to estimated future usage and sales.

Goodwill, intangible and other long-lived assets. Goodwill and other intangible assets are accounted for in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 142 requires the cessation of amortization of goodwill and other indefinite-lived intangibles. Aurora performs annual impairment tests for these assets as well as interim impairment tests in the event of certain triggering events. At the adoption of SFAS 142 on January 1, 2002, Aurora determined that, in addition to goodwill, Aurora’s tradenames are also indefinite-lived assets. The remaining intangible assets consisting primarily of formulas and recipes, and customer lists are classified as finite-lived assets and are being amortized over their remaining useful lives. Aurora periodically assesses the net realizable value of its other noncurrent assets, including property, plant and equipment, and recognizes an impairment if the recorded value of these assets exceeds the undiscounted cash flows expected in future periods.

Derivative financial instruments have been used by Aurora, as required by its senior secured debt agreement, to limit its exposure to significant increases in interest rates. As of December 31, 2003, Aurora was no longer a party to any derivatives.

Deferred tax assets have been recorded by Aurora in prior periods, a significant portion of which represented net operating loss carry forwards. Income tax expense primarily includes non-cash tax adjustments resulting from Aurora establishing a valuation allowance against its deferred tax assets, as Aurora is no longer able to reasonably estimate the period of reversal for deferred tax liabilities relating to certain goodwill and indefinite lived intangible assets as the result of the adoption of SFAS No. 142. As a result, Aurora may not rely on the reversal, if any, of deferred tax liabilities associated with these assets to realize the deferred tax assets. Due to cumulative losses as of December 31, 2001, Aurora could not rely, for accounting purposes, on forecasts of future earnings as a means to realize the deferred tax assets. Accordingly, Aurora has determined that, pursuant to the provisions of SFAS No. 109, deferred tax valuation allowances are required on those deferred tax assets. Aurora also continues to record deferred tax liabilities for the differences between the book and tax bases of certain goodwill and indefinite lived intangible assets.

Revenue recognition. Revenue is recognized upon shipment of product and transfer of title to customers.

Accounting changes and reclassifications

Effective as of January 1, 2003, Aurora classified cash discounts taken by customers for prompt payment as a reduction of net sales, rather than as brokerage and distribution expense. Net sales for 2002 and 2001 were reduced by approximately $15.5 million and $15.8 million, respectively, as a result of this reclassification.

Effective January 1, 2001, Aurora adopted the provisions of Statement of Financial Accounting Standards No. 133 (“FAS 133”), Accounting for Derivative Instruments and Hedging Activities, and recorded a cumulative adjustment from adoption, net of tax, of $2.3 million in Other Comprehensive Loss.

Effective January 1, 2002, Aurora adopted the consensus reached in EITF 00-25 and 01-09, which required that certain items, which had been classified as trade promotions expense in prior years, be reclassified as reductions of net sales. Adoption of the consensus had no impact on cash flow or the reported amounts of operating income for any period. Following this change, all payments made by Aurora to direct and indirect customers to promote and facilitate the sale of Aurora’s products are reflected as reductions of net sales. Prior year amounts in the accompanying statement of operations have been reclassified to conform with this new presentation.

On January 1, 2002, Aurora adopted FAS 142. FAS 142 generally requires that (1) recorded amounts of goodwill no longer be amortized, on a prospective basis, (2) the amount of goodwill recorded on the balance sheet of Aurora be evaluated annually for impairment using a two-step method, (3) other identifiable intangible assets be categorized as to whether they have indefinite or finite lives, (4) intangibles having indefinite lives no longer be amortized on a prospective basis, and (5) the amount of intangibles having indefinite lives on the balance sheet of Aurora be evaluated at least annually for impairment using a one-step method.

During the first quarter of 2002, Aurora determined that all identifiable intangibles have definite lives with the exception of all of Aurora’s tradenames. Amortization of the tradenames ceased January 1, 2002 and the carrying values were tested for impairment as of that date using a one-step test comparing the fair value of the asset to its net carrying value. Aurora determined the fair value of the tradenames based on valuations performed by outside parties using the excess earnings approach. The fair value of all tradenames exceeded their net carrying value except for the Lender’s and Celeste tradenames. The net carrying value for these two tradenames was in excess of their fair value by $155.6 million, which was recorded, net of tax of $12.0 million, as a cumulative effect of a change in accounting principle.

The two-step method used to evaluate recorded amounts of goodwill for possible impairment involves comparing the total fair value of each reporting unit, as defined, to the recorded book value of the reporting unit. If the book value of the reporting unit exceeds the fair value of the reporting unit, a second step is required. The second step involves comparing the fair value of the reporting unit less the fair value of all identifiable net assets that exist (the “residual”) to the book value of goodwill. Where the residual is less than the book value of goodwill for the reporting unit, an adjustment of the book value down to the residual is required.

Results of the first step of Aurora’s impairment test of goodwill, completed during the second quarter of 2002, indicated goodwill impairment in two of Aurora’s reporting units. Independent valuations using the discounted cash flow and market comparable approaches indicated the fair value of each reporting unit exceeded the book value for each reporting unit except for Aurora’s seafood and Chef’s Choice businesses, primarily in the retail segment, due principally to changes in business conditions and performance relative to expectations at the time of acquisition. Based on the results of the first step, Aurora recorded an estimated goodwill impairment charge, as of January 1, 2002, for the seafood and Chef’s Choice reporting units, in the statement of operations as a cumulative effect of a change in accounting principle. The results from the first quarter of 2002 were restated in the second quarter to reflect this estimated charge.

Aurora completed the second step of its goodwill impairment test for the seafood and Chef’s Choice reporting units during the fourth quarter of 2002. The results of the second step indicated that the book value of goodwill for the seafood and Chef’s Choice reporting units, as of January 1, 2002, exceeded the fair value of those two reporting units, less the fair value of all identifiable net assets, by $94.1 million. Consequently, Aurora has recorded an additional charge in the statement of operations as a cumulative effect of a change in accounting principle. The final goodwill impairment charge of $94.1 million, net of tax of $9.5 million, has been recorded in the statement of operations as a cumulative effect of a change in accounting principle effective as of January 1, 2002. The results from the first quarter of 2002, previously restated in Aurora’s Form 10-Q for the second quarter, are further restated below to reflect the final goodwill impairment charge associated with the adoption of FAS 142.

The adoption of FAS 142 resulted in total impairment charges to goodwill and tradenames of $249.6 million, which has been recorded, net of tax of $21.5 million, as a cumulative effect of a change in accounting principle, effective as of January 1, 2002.

Effective January 1, 2002, with the adoption of FAS 142, Aurora reclassified $1.6 million of other intangibles to goodwill to comply with new intangible asset classification guidelines in FAS 142.

The following schedule shows net loss and net loss per share adjusted to exclude Aurora’s amortization expense related to goodwill and indefinite lived intangibles (net of tax effects) as if such amortization expense had been discontinued in 2001 (in thousands):

	Fiscal year ended December 31,

(In thousands)	2001	2002	2003

Reported net loss available to common stockholders before cumulative effect of change in accounting	$(84,234)	$(286,286)	$(258,938)
Add back:
Goodwill amortization	20,074	—	—
Intangible amortization	13,255	—	—
Adjusted net loss available to common stockholders	(50,905)	(286,286)	(258,938)

Basic and diluted loss per share available to common stockholders:
Reported net loss	$(1.16)	$(3.90)	$(3.35)
Add back:
Goodwill amortization	0.28	—	—
Intangible amortization	0.18	—	—
Adjusted net loss	(0.70)	(3.90)	(3.35)

Results of operations

Consolidated statements of operations

All data for 2003 and 2002 have been presented on a restated basis. See Note 2 to the Aurora consolidated financial statements included elsewhere in this prospectus for discussion on the restatement.

In 2003 and 2002, Aurora managed its business in three operating segments, which are based on the distribution of its products: retail, foodservice and other distribution channels, as described in Note 24 to the Aurora consolidated financial statements included elsewhere in this prospectus. This organization structure was put in place following Aurora’s consolidation of administration in St. Louis, Missouri in late 2000. The following discussion and analysis of the results of operations, comparing 2003 to 2002 and 2002 to 2001, is based on those segments and that organization structure where appropriate. References in the discussion to market, category or segment sales, market share and market positions reflect U.S. retail supermarket information for the 52-week period ended in late December 2003, 2002 and 2001, as gathered by IRI. It should be noted that beginning in fiscal 2001, this IRI information no longer includes sales by Wal-Mart and its affiliates who accounted for approximately 17%, 18% and 14% of Aurora’s net sales in 2003, 2002 and 2001, respectively.

Year ended December 31, 2003 compared to the year ended December 31, 2002

The following tables set forth the results of operations for the periods indicated as well as line items as a percentage of net sales. Certain amounts from prior years have been reclassified to conform to Aurora’s current year presentation.

	Year ended December 31,

	2001	2002
(in thousands)	(As restated)	(As restated)	2003

Statement of operations:
Net sales	$826,359	$756,352	$714,107
Cost of goods sold	(494,698)	(494,443)	(439,187)

Gross profit	331,661	261,909	274,920

Brokerage, distribution and marketing expenses:
Brokerage and distribution	(101,957)	(101,533)	(95,027)
Consumer marketing	(37,213)	(25,709)	(12,818)

Total brokerage, distribution and marketing expenses	(139,170)	(127,242)	(107,845)
Amortization of intangibles	(44,670)	(10,348)	(12,544)
Selling, general and administrative expenses	(58,035)	(58,991)	(54,795)
Administrative restructuring, retention, and divestiture costs	—	—	(7,913)
Financial restructuring costs	—	—	(16,754)
Goodwill and tradename impairment charges	—	(67,091)	(220,513)
Plant closure and asset impairment charges	—	(53,225)	3,037
Other financial, legal, accounting and consolidation costs	3,066	—	—

Total operating expenses	(238,809)	(316,897)	(417,327)

Operating (loss) income	92,852	(54,988)	(142,407)
Interest and financing expenses:
Interest expense, net	(103,150)	(92,531)	(91,529)
Excess-leverage fee	—	—	(35,110)
Adjustment of value of derivatives	(10,641)	(12,050)	(1,444)
Issuance of warrants	—	(1,779)	—
Amortization of deferred financing expense	(3,468)	(7,667)	(4,726)

Total interest and financing expense	(117,259)	(114,027)	(132,809)
Loss before reorganization items, income taxes and cumulative effect of change in accounting	(24,407)	(169,015)	(275,216)

	Year ended December 31,

	2001	2002
(in thousands)	(As restated)	(As restated)	2003

Reorganization items:
Interest earned on cash accumulating from Chapter 11 proceeding	—	—	4
Professional fees	—	—	(1,187)
Deferred financing fees and premium related to compromised debt	—	—	(9,156)

Total reorganization items	—	—	(10,339)

Loss before reorganization items, income taxes and cumulative effect of change in accounting	(24,407)	(169,015)	(285,555)
Income tax (expense) benefit	(58,574)	(115,918)	27,952

Net loss before cumulative effect of change in accounting	(82,981)	(284,933)	(257,603)
Cumulative effect of change in accounting, net of tax of $21,466 in 2002	—	(228,150)	—

Net loss	$(82,981)	$(513,083)	$(257,603)

	Year ended December 31,

	2001	2002
(As percentages of net sales)	(As restated)	(As restated)	2003

Statement of operations:
Net sales	100.0%	100.0%	100.0%
Cost of goods sold	(59.9)	(65.4)	(61.5)

Gross profit	40.1	34.6	38.5

Brokerage, distribution and marketing expenses:
Brokerage and distribution	(12.3)	(13.4)	(13.3)
Consumer marketing	(4.5)	(3.4)	(1.8)

Total brokerage, distribution and marketing expenses	(16.8)	(16.8)	(15.1)
Amortization of goodwill and other intangibles	(5.4)	(1.4)	(1.8)
Selling, general and administrative expenses	(7.0)	(7.8)	(7.6)
Administrative restructuring, retention and divestiture costs	—	—	(1.1)
Financial restructuring costs	—	—	(2.3)
Goodwill and tradename impairment charges	—	(8.9)	(30.9)
Plant closure and asset impairment charges	—	(7.0)	0.4
Other financial, legal and accounting and consolidation items	0.3	—	—

Total operating expenses	(28.9)	(41.9)	(58.4)

Operating (loss) income	11.2	(7.3)	(19.9)
Interest and financing expense:
Interest expense, net	(12.5)	(12.2)	(12.8)
Excess leverage fees	—	—	(4.9)
Adjustment of value of derivatives	(1.3)	(1.6)	(0.2)
Issuance of warrants	—	(0.2)	—
Amortization of deferred financing expense	(0.4)	(1.0)	(0.7)

Total interest and financing expenses	(14.2)	(15.0)	(18.6)

Loss before reorganization items, income taxes and cumulative effect of change in accounting	(3.0)	(22.3)	(38.5)
Reorganization items:
Interest earned on cash accumulating from Chapter 11 proceeding	—	—	—
Professional fees	—	—	(0.2)
Deferred financing fees and premium related to compromised debt	—	—	(1.2)

Total reorganization items	—	—	(1.4)

Loss before income taxes and cumulative effect of change in accounting	(3.0)	(22.3)	(39.9)
Income tax (expense) benefit	(7.0)	(15.4)	3.9

Net loss before cumulative effect of change in accounting	(10.0)	(37.7)	(36.0)
Cumulative effect of change in accounting, net of tax	—	(30.1)	—

Net loss	(10.0)%	(67.8)%	(36.0)%

Results for the year ended December 31, 2002, include pretax adjustments of $20.1 million principally from changes in estimates, which included net sales adjustments of $17.7 million, principally for trade promotion costs, along with a charge to cost of sales of approximately $1.0 million for unresolved inventory disputes and $1.1 million charged to selling, general and administrative costs, principally associated with executive severance.

Operating results by segment were as follows:

	Year ended
	December 31,

(In thousands)	2002	2003

Net sales:
Retail	$591,045	$550,034
Foodservice	59,305	62,950
Other	106,002	101,123

Total	$756,352	$714,107

Segment contribution and operating income:
Retail	$171,533	$193,948
Foodservice	20,936	24,190
Other	26,572	26,087

Segment contribution	219,041	244,225
Fixed manufacturing costs	(84,374)	(77,150)
Amortization of goodwill and other intangibles	(10,348)	(12,544)
Selling, general and administrative expenses	(58,991)	(54,795)
Administrative restructuring, retention and divestiture costs	—	(7,913)
Financial restructuring costs	—	(16,754)
Goodwill and tradename impairment charges	(67,091)	(220,513)
Plant closure and asset impairment charges	(53,225)	3,037

Operating (loss) income	$(54,988)	$(142,407)

Net sales. Net sales in 2003 decreased $42.3 million, or 5.6% to $714.1 million in 2003 from $756.4 million in 2002. Total unit volume was down 9.0% during 2003 versus the prior year. In the retail segment, volume declined 11.6% from the prior year, primarily in Duncan Hines, bagels, and syrup. Aurora’s shipments to its retail customers lagged consumption as the trade reduced inventory levels and overall weeks supply versus the prior year. Duncan Hines volumes decreased 9.3% and net sales decreased by a similar percentage due to increased competitive activity. Net sales of syrup products decreased 10.2% due to the impact of a transition to an everyday low price strategy and increased spending on consumer marketing due to the introduction of a competitor’s new product. Lender’s bagels net sales decreased 9.7% from prior year due to decreases in frozen and fresh bagel sales, offset by increases in sales of refrigerated bagels.

Foodservice net sales increased $3.6 million from prior year levels primarily as a result of an increase in unit volume of 9.6% over prior year. This increased volume was primarily due to increased shipments of Duncan Hines and Aunt Jemima products. Net sales in other distribution channels decreased $4.9 million, primarily due to weak sales of baking and syrup products in drug, discount, and convenience stores, offset by increased sales of private label bagels.

Gross profit. Gross profit increased $13.0 million or 5.0% to $274.9 million in 2003 from $261.9 million in 2002. Gross profit in 2003 as compared to 2002 was impacted by the decline in net sales in 2003 and the net sales adjustments in the prior year. Gross profit was positively impacted by reduced trade spending and decreased slotting expenses. In addition, reduced costs in syrup production as production was moved from contract manufacturers to a Company owned facility and cost savings resulting from the closings of the Yuba City and West Seneca facilities also were favorable to gross profit, offset by increases in certain ingredient costs. Aurora recorded expenses of $10.0 million in 2003 for excess and obsolete inventory, as compared to $10.8 million in 2002. The 2002 charges were recorded principally in the third and fourth quarters, due to inventory which had become aged, primarily due to certain distribution losses in seafood and declining sales of certain Chef’s Choice products, as well as Aurora’s transition plan to reduce operating complexity, reduce inventories and eliminate a significant number of low volume product offerings. Depreciation expense in 2003 decreased to $20.1 million, a decrease of approximately $7.9 million over 2002, primarily due to the closings of the Yuba City, California and West Seneca, New York facilities and retiring idle assets. The cost of raw materials was lower with price decreases in breads, dairy, seafood and packaging materials, offset in part by higher costs of flour, oils and shortening, and vegetables. Gross profit as a percentage of net sales increased to 38.5% in 2003 from 34.6% in 2002, as cost of goods sold decreased 11.2% and net sales declined by 5.6% as described above.

Brokerage and distribution expenses. Brokerage and distribution expenses decreased $6.5 million, or 6.4% in 2003 to $95.0 million, due to lower inventory levels, resulting in reduced inventory storage costs at third party distribution facilities and savings from facility consolidations, offset by higher per unit freight costs resulting from higher fuel costs.

Consumer marketing expenses. Consumer marketing expenses, which include the costs of advertising and other events and expenses to promote Aurora’s products directly with the consumer, decreased $12.9 million or 50.1% to $12.8 million in 2003 from $25.7 million in 2002. This decrease was due to the lower levels of spending in 2003 on seafood, bagel and baking products including less media advertising and reduced couponing activity as Aurora introduced fewer new products in 2003.

Amortization expense. Amortization expense increased $2.2 million, primarily due to amortization of the Chef’s Choice trademark, which was not being amortized during 2002. During the fourth quarter of 2002, Aurora determined that this trademark had a finite life and it is now being amortized over a three-year period.

Selling, general and administrative expenses. Selling, general and administrative expenses decreased $4.2 million to $54.8 million in 2003 from $59.0 million in 2002. The decrease was principally due to corporate staff reductions and reduction in market research and share data as Aurora reduced expenditures for these items, offset by increases in incentive compensation and bad debt expense.

Administrative restructuring, retention and divestiture costs. Approximately $5.6 million was recorded during 2003 for the cost of corporate staff reductions of approximately 75 through terminations and elimination of open positions. Affected employees are receiving severance pay in accordance with Aurora’s policies. In addition, retention bonuses were awarded to certain key employees if they remained with Aurora through June 1, 2004, which are being charged to expense ratably over that period. Aurora also incurred approximately $2.4 million of legal, accounting and investment banking costs related to the divestiture process. These costs were expensed during 2003 due to the uncertainty that a divestiture transaction would be completed.

Financial restructuring costs. As of December 8, 2003 (bankruptcy filing date), Aurora had incurred approximately $16.8 million of legal, consulting, and investment banking costs related to the restructuring efforts. In addition, Aurora incurred approximately $1.2 million of professional fees from the bankruptcy filing date through December 31, 2003, which are reflected as reorganization items on the consolidated statement of operations.

Goodwill and tradename impairment charges. Aurora completed its impairment tests for goodwill and other indefinite-lived intangible assets in December 2003. Based on the results of those tests, a pre-tax charge of $220.5 million was recorded for goodwill impairment for three of its business units. See Note 8 to the Aurora consolidated financial statements.

Plant closure and asset impairment charges. Approximately $3.0 million was recorded as a result of an adjustment to the recorded liabilities due to higher than expected proceeds from the disposition of the assets at the Yuba City, California, facility and the reinstatement of assets previously anticipated to be sold. The remaining liability as of December 31, 2003 is less than $0.1 million and is expected to be paid during 2004.

Interest and financing expenses. Net interest expense, decreased to $91.5 million in 2003 from $92.5 million in 2002 primarily due to the bankruptcy filing as of December 8, 2003, which stayed the interest related to all debt except the senior secured debt. This benefit was offset in part by increases in the margin that Aurora pays above floating market rates pursuant to its senior secured debt agreement, as amended, higher levels of indebtedness from the additional financing obtained in June 2002, and the increase in the interest rates to the post-default interest rates beginning in September 2003.

In addition, Aurora recorded $35.1 million of excess leverage and asset sale fees related to the senior secured debt agreement, as amended, as the October 13, 2003 amendment to the senior secured debt agreement required payment of the entire amount unless all outstanding obligations pursuant to the agreement were repaid on or prior to March 31, 2004. As the date of the consummation of the plan was not known as of December 31, 2003, Aurora recorded the full amount of the excess leverage fees as of December 31, 2003.

Net market adjustments associated with Aurora’s derivative instruments, which were not effective as hedges as determined by FAS 133, resulted in $1.4 million of expense in 2003, compared to $12.1 million in 2002.

Amortization of deferred financing expenses decreased $2.9 million from $7.7 million in 2002 to $4.7 million in 2003. During the second quarter of 2002, Aurora expensed approximately $1.9 million of previously deferred financing costs related to credit agreement amendments, which were replaced by the June 27, 2002 amendment. During the fourth quarter of 2002, Aurora expensed approximately $1.9 million of deferred financing costs related to the June 27, 2002 credit agreement amendment that was replaced by the February 21, 2003 amendment.

Income tax expense. Aurora recorded a net income tax benefit in 2003 of $28.0 million as compared to income tax expense of $115.9 million in 2002. An income tax benefit of approximately $50.1 million was recorded related to the goodwill impairment charge of $220.5 million. Offsetting this benefit was income tax expense of approximately $22.1 million recorded for the year primarily due to non-cash tax adjustments to establish a valuation allowance against the deferred tax assets, as it was no longer reasonable to estimate the period of reversal, if any, for deferred tax liabilities related to certain goodwill and indefinite lived intangible assets as the result of the adoption of FAS 142. No additional income tax benefit associated with the pre-tax loss was recorded during 2003.

Cumulative effect of change in accounting. Effective January 1, 2002, Aurora adopted FAS 142, Goodwill and Other Intangible Assets. As a result, Aurora recorded a cumulative effect of a change in accounting principle of $228.2 million, net of tax in the accompanying statement of operations.

Year ended December 31, 2002 compared to the year ended December 31, 2001

The following tables set forth the results of operations for the periods indicated as well as line items as a percentage of net sales. Certain amounts from prior years have been reclassified to conform to Aurora’s current year presentation.

	Year ended December 31,

		2001	2002
(In thousands)	2000	(As restated)	(As restated)

Statement of operations:
Net sales	$807,312	$826,359	$756,352
Cost of goods sold	(488,585)	(494,698)	(494,443)

Gross profit	318,727	331,661	261,909

Brokerage, distribution and marketing expenses:
Brokerage and distribution	(103,952)	(101,957)	(101,533)
Consumer marketing	(37,654)	(37,213)	(25,709)

Total brokerage, distribution and marketing expenses	(141,606)	(139,170)	(127,242)
Amortization of intangibles	(44,819)	(44,670)	(10,348)
Selling, general and administrative expenses	(50,080)	(58,035)	(58,991)
Goodwill and tradename impairment charges	—	—	(67,091)
Plant closure and asset impairment charges	—	—	(53,225)
Other financial, legal and accounting income (expense)	(47,352)	3,789	—
Columbus consolidation costs	(6,868)	(723)	—
Transition expenses	(3,037)	—	—

Total operating expenses	(293,762)	(238,809)	(316,897)

Operating (loss) income	24,965	92,852	(54,988)

Interest and financing expenses:
Interest expense, net	(109,890)	(103,150)	(92,531)
Adjustment of value of derivatives	—	(10,641)	(12,050)
Issuance of warrants	—	—	(1,779)
Amortization of deferred financing expense	(3,016)	(3,468)	(7,667)

Total interest and financing expenses	(112,906)	(117,259)	(114,027)

Loss before income taxes and cumulative effect of change in accounting	(87,941)	(24,407)	(169,015)
Income tax (expense) benefit	31,850	(58,574)	(115,918)

Net loss before cumulative effect of change in accounting	(56,091)	(82,981)	(284,933)
Cumulative effect of change in accounting, net of tax of $5,722, $0 and $21,466, respectively	(12,161)	—	(228,150)

Net loss	$(68,252)	$(82,981)	$(513,083)

	Year ended December 31,

		2001	2002
(As percentages of net sales)	2000	(As restated)	(As restated)

Statement of operations:
Net sales	100.0%	100.0%	100.0%
Cost of goods sold	(60.5)	(59.9)	(65.4)

Gross profit	39.5	40.1	34.6

Brokerage, distribution and marketing expenses:
Brokerage and distribution	(12.9)	(12.3)	(13.4)
Consumer marketing	(4.6)	(4.5)	(3.4)

Total brokerage, distribution and marketing expenses	(17.5)	(16.8)	(16.8)
Amortization of goodwill and other intangibles	(5.6)	(5.4)	(1.4)
Selling, general and administrative expenses	(6.2)	(7.0)	(7.8)
Goodwill and tradename impairment charges	—	—	(8.9)
Plant closure and asset impairment charges	—	—	(7.0)
Other financial, legal and accounting income (expense)	(5.9)	0.5	—
Columbus consolidated costs	(0.8)	(0.1)	—
Transition expenses	(0.4)	—	—

Total operating expenses	(36.4)	(28.8)	(41.9)

Operating (loss) income	3.1	11.3	(7.3)

Interest and financing expense:
Interest expense net	(13.6)	(12.5)	(12.2)
Adjustment of value of derivatives	—	(1.3)	(1.6)
Issuance of warrants	—	—	(0.2)
Amortization of deferred financing expense	(0.4)	(0.4)	(1.0)

Total interest and financing expenses	(14.0)	(14.2)	(15.0)

Loss before income taxes and cumulative effect of change in accounting	(10.9)	(2.9)	(22.3)
Income tax (expense) benefit	3.9	(7.1)	(15.3)

Net loss before cumulative effect of change in accounting	(7.0)	(10.0)	(37.6)
Cumulative effect of change in accounting, net of tax	(1.5)	—	(30.2)

Net loss	(8.5)%	(10.0)%	(67.8)%

Results for the year ended December 31, 2002 include pretax adjustments of $20.1 million recorded during the first quarter of 2002 principally from changes in estimates. These adjustments consisted primarily of net sales adjustments of $17.7 million, principally for trade-promotion costs, along with a charge to cost of sales of approximately $1.0 million for unresolved inventory disputes and $1.1 million charged to selling, general and administrative costs, principally associated with an executive’s severance. The trade-promotion adjustments were a result of updated evaluations of Aurora’s reserves and assumptions for such costs. Settlement of trade-promotion costs has historically occurred when a customer deducts, from amounts otherwise due to Aurora, amounts the customer determines are due to it. Final resolution of the amounts appropriately deducted has taken extended periods of time. Aurora is in the process of changing its promotion payment strategies to reduce both the amounts that are settled through subsequent deduction by its customers and the resulting estimation required in establishing appropriate reserves for incurred costs.

Operating results by segment were as follows:

	Year ended December 31,

(In thousands)	2001	2002

Net sales:
Retail	$662,138	$591,045
Foodservice	59,526	59,305
Other	104,695	106,002

Total	$826,359	$756,352

Segment contribution and operating income:
Retail	$211,926	$171,533
Foodservice	23,875	20,936
Other	29,506	26,572

Segment contribution	265,307	219,041
Fixed manufacturing costs	(72,816)	(84,374)
Amortization of goodwill and other intangibles	(44,670)	(10,348)
Selling, general and administrative expenses	(58,035)	(58,991)
Goodwill and tradename impairment charges	—	(67,091)
Plant closure and asset impairment charges	—	(53,225)
Other financial, legal, accounting, consolidation items, net	3,066	—

Operating (loss) income	$92,852	$(54,988)

Net sales. Net sales in 2002 decreased $70.0 million, or 8.5% from 2001, as a result of increased trade spending levels, the first quarter adjustments discussed above and unfavorable mix of products and distribution channel sales as a result of higher sales of lower priced products. Net sales in 2002 as compared to 2001 were impacted by retail volume decreases of approximately 2.4% in seafood products, bagels, frozen pizza, skillet meals and syrups, which were offset in part by increased volume sales of frozen breakfast and baking products. The seafood sales decline resulted from stronger than expected industry sales of private label shrimp, which reduced sales and consumption of traditional fish products during the Lent season. Shrimp prices were significantly below historical levels. These seafood declines in the Mrs. Paul’s brand were offset by sales of its new shrimp bowl meals, resulting in no volume change for the brand. However, Aurora reduced its seafood consumer marketing and advertising in 2002 and increased trade spending, primarily to place and promote the new shrimp bowls, which lowered net sales. Lender’s bagel volume was down 12.4% as increased sales of refrigerated bagels were more than offset by lower frozen and fresh sales. The decline in frozen pizza sales is due to Aurora not offering the magnitude of certain promotional events in 2002, as compared to 2001. Skillet meals net sales were lower due to significant market segment contraction as a result of increased competition from other meal segments. Sales of syrup products decreased from the prior year on slightly lower volume, unfavorable product mix and increased trade expenses, which are reflected in net sales. Retail frozen breakfast products volume increased 7.8% primarily due to increased pancake and waffle sales and favorable product pricing in comparison to major competitors. Duncan Hines volumes increased 7.5%, however net sales dollars were relatively flat due to product mix and increased promotional costs. Foodservice net sales decreased $0.2 million from prior year levels primarily as a result of a decline in sales of bagel products offset in part by increased sales of frozen breakfast products. Net sales in other distribution channels increased $1.3 million, primarily due to increased sales of baking and syrup products in drug, discount, and convenience stores and increased private label seafood and bagel sales. This was offset in part by lower volume sales of higher than average per unit seafood products in club stores, principally due to distribution losses.

Gross profit. Gross profit decreased $69.8 million or 21.0% to $261.9 million in 2002 from $331.7 million in 2001. In addition to the previously described first quarter adjustments, gross profit in 2002 as compared to 2001 was impacted by the decline in net sales described above. In addition, gross profit was impacted by a shift in the mix of sales to lower margin products, increased inventory obsolescence costs and additional depreciation expenses associated with capital expenditures, offset in part by reduced costs in syrup production as production was moved from contract manufacturers to an owned facility, reduced overall raw materials prices and reduced manufacturing costs as a result of closing the West Seneca, New York facility. Aurora recorded expenses of $10.8 million in 2002 for excess and obsolete inventory, as compared to $2.9 million in 2001. These charges were recorded primarily in the third and fourth quarters, due to inventory which had become aged, primarily due to certain distribution losses in seafood and declining sales of certain Chef’s Choice products, as well as Aurora’s transition plan to reduce operating complexity, reduce inventories and eliminate a significant number of low volume product offerings. Depreciation expense in 2002 increased to $28.0 million, an increase of approximately $1.3 million over 2001, primarily due to capital expenditures. The cost of raw materials was lower with price decreases in meats, dairy, vegetables, bread, corrugate packaging materials and significant cost savings on purchases of seafood and shrimp raw materials, offset in part by higher costs of flour, oils and shortening, flavorings and plastic packaging materials. The 2001 results included one-time gains associated with the renegotiation of employee benefits at the West Seneca, New York facility, and with the termination of an unprofitable contract production agreement. Gross profit as a percentage of net sales declined from 40.1% in 2001 to 34.6% in 2002, as cost of goods sold remained relatively flat and net sales declined as described above.

Brokerage and distribution expenses. Brokerage and distribution expenses decreased $0.4 million in 2002 to $101.5 million, due to decreases in brokerage expenses of approximately $1.8 million as Aurora increased the level of off-invoice trade allowances in 2002 which lowered brokerage commissions, offset in part by increased warehousing costs of $1.2 million as average inventory levels increased during 2002 as compared to 2001.

Consumer marketing expenses. Consumer marketing expenses, which include the costs of advertising and other events and expenses to promote Aurora’s products directly with the consumer, decreased $11.5 million or 30.9% to $25.7 million in 2002 from $37.2 million in 2001. This decrease was due to the lower levels of spending in 2002 on seafood, bagel and syrup products that was redeployed to trade spending reflected in net sales.

Amortization expense. Amortization expense decreased $34.3 million due to the elimination of amortization of goodwill and certain other intangible assets following the adoption of

SFAS 142. See Note 3 to the Aurora consolidated financial statements included elsewhere in this prospectus.

Selling, general and administrative expenses. Selling, general and administrative expenses increased $1.0 million to $59.0 million in 2002 from $58.0 million in 2001. The increase was principally due to severance costs associated with a former executive officer, additional expense associated with an arbitration settlement and increased compensation related expenses due to increased headcount as compared to 2001. These amounts were offset in part by decreases in expenses for incentive compensation, market research and share data as Aurora reduced expenditures for these items and negotiated lower rates, decreased depreciation and decreases in expenses for relocation and consulting services.

Goodwill and tradename impairment charges. Aurora completed its annual impairment tests for goodwill and other indefinite-lived intangible assets as of December 31, 2002. Based on the results of those tests, Aurora recorded a charge of $67.1 million for goodwill and tradename impairment for three of its business units. See Note 8 to the consolidated financial statements included elsewhere in this prospectus.

Plant closure and asset impairment charges. During the second quarter, Aurora closed its West Seneca, New York, Lender’s bagel manufacturing facility and recorded charges of $32.4 million in 2002. During the fourth quarter of 2002, Aurora announced its intention to close its Yuba City, California facility and recorded a charge of $6.7 million. During the fourth quarter of 2002, Aurora completed a strategic assessment of its existing capacity in relation to Aurora’s future operational plans. Based upon that assessment, Aurora recorded a charge of approximately $14.1 million in the statement of operations for fixed assets determined to be permanently impaired. The impaired fixed assets represent a broad range of fixed assets across all business lines located at various facilities. See Note 13 to the Aurora consolidated financial statements included elsewhere in this prospectus.

Operating income. Operating income decreased $147.8 million in 2002 as compared to 2001. Operating income in 2002 was impacted negatively by the goodwill and tradename impairment charges and plant closure and asset impairment charges, offset in part by reduced amortization expense in 2002 resulting from the adoption of SFAS No. 142. Excluding the impact of those items, operating income declined $61.8 million in 2002 as compared to 2001, which is primarily due to increased trade spending levels and the impact of the first quarter charge.

Interest and financing expenses. Net interest expense, decreased to $92.5 million in 2002 from $103.2 million in 2001 primarily due to lower interest rates on variable rate debt as compared to the prior year. This benefit was offset in part by increases in the margin that Aurora pays above floating market rates pursuant to its senior secured debt agreement, as amended, and higher levels of indebtedness from the additional financing obtained in June 2002.

The benefit of lower interest rates to Aurora is partially limited by Aurora’s interest rate swap agreement and interest rate collar agreement. The interest rate swap agreement functions to lock the interest rate on $150 million of debt at a LIBOR rate of 6.01% plus the applicable margin paid by Aurora on its senior secured debt. The interest rate collar agreement functions to lock the interest rate on $150 million of debt at a LIBOR rate of 6.5% plus the applicable margin paid by Aurora on its senior secured debt when the three-month LIBOR rate is less than 4.55% or between 5.38% and 7.40%.

Net market adjustments associated with Aurora’s derivative instruments, which were not effective as hedges as determined by SFAS 133, resulted in $12.1 million of expense in 2002,

compared to $10.6 million in 2001. See Note 17 to the Aurora consolidated financial statements included elsewhere in this prospectus.

During 2002, Aurora expensed $1.8 million related to the value of warrants issued on May 1, 2002. See Note 10 to the Aurora consolidated financial statements included elsewhere in this prospectus.

Amortization of deferred financing expenses increased $4.2 million to $7.7 million in 2002, compared to $3.5 million in 2001. During the second quarter of 2002, Aurora expensed approximately $1.9 million of previously deferred financing costs related to credit agreement amendments which were replaced by the June 27, 2002 amendment. During the fourth quarter, Aurora expensed approximately $1.9 million of deferred financing costs related to the June 27, 2002 credit agreement amendment that was replaced by the February 21, 2003 amendment.

Income tax expense. As restated, Aurora recorded income tax expense of $115.9 million in 2002 as compared to $58.6 million in 2001. The increase was due primarily to non-cash tax adjustments to increase the existing valuation allowance against the deferred tax assets, as Aurora is no longer able to reasonably estimate the period of reversal, if any, for deferred tax liabilities related to certain goodwill and indefinite lived intangible assets as the result of the adoption of SFAS 142. As a result, Aurora may not rely on the reversal of deferred tax liabilities associated with these assets as a means to realize the deferred tax assets, which represent net operating loss carry forwards. Accordingly, Aurora has determined that, pursuant to the provisions of SFAS 109, deferred tax valuation allowances are required on those deferred tax assets. Aurora continues to record deferred tax liabilities for the differences between the book and tax bases of certain goodwill and indefinite lived intangible assets. See Notes 2 and 18 to the Aurora consolidated financial statements included elsewhere in this prospectus.

Cumulative effect of change in accounting. Effective January 1, 2002, Aurora adopted SFAS 142, Goodwill and Other Intangible Assets. As a result, Aurora recorded a cumulative effect of a change in accounting principle of $228.2 million, net of tax in the accompanying statement of operations. See Note 3 to the Aurora consolidated financial statements included elsewhere in this prospectus.

Plant closure charges

On May 2, 2002, Aurora announced its intention to close its West Seneca, New York, Lender’s bagel manufacturing facility. As a result of this decision, production at West Seneca ceased on May 31, 2002, with the formal closing on July 2, 2002. The closing resulted in the elimination of all 204 jobs. Affected employees received severance pay in accordance with Aurora’s policies and union agreements. Aurora recorded charges of $32.4 million during 2002 in connection with the shutdown of the West Seneca facility. The non-cash portion of the charges was approximately $28.2 million and is attributable to the write-down of property, plant and equipment, with the remaining $4.2 million of cash costs related to severance and other employee related costs of $3.0 million, and other costs necessary to maintain and dispose of the facility of $1.2 million. During the year ended December 31, 2003, Aurora had paid approximately $0.1 million of severance and other employee related costs and $0.6 million of other costs for disposal of the facility. Adjustments of $0.1 million were made in 2003 to recorded liabilities and there are no remaining liability as of December 31, 2003.

On October 30, 2002, Aurora announced its intention to close its Yuba City, California facility where Aurora manufactured specialty seafood and Chef’s Choice products. As a result of this decision, production at the Yuba City facility ceased in early 2003. The closing resulted in the elimination of all 155 jobs. Affected employees received severance pay in accordance with Aurora’s policies. As a result Aurora recorded a charge of $6.7 million during the fourth quarter of 2002. The non-cash portion of the charge of approximately $4.9 million is attributable to the write-down of property, plant and equipment. The remaining $1.8 million of cash costs is related to severance and other employee related costs of $0.9 million and other costs necessary to maintain and dispose of the facility of $0.9 million. During the year ended December 31, 2003, Aurora paid $0.9 million in severance and other employee related costs and $0.6 million in facility related costs. Approximately $2.7 million was recorded as an adjustment to the recorded liabilities and recorded in plant closures on the consolidated statement of operations as a result of higher than expected proceeds from the disposition of the assets and the reinstatement of assets previously anticipated to be sold. The majority of the remaining liability of $0.4 million as of December 31, 2003, is expected to be paid during 2004.

Liquidity and Capital Resources

Cash flows for the year ended December 31, 2003 and December 31, 2002

For the year ended December 31, 2003 Aurora generated cash of $40.0 million from operating activities compared to using $15.9 million for the year ended December 31, 2002. The $55.9 million increase in cash generation primarily resulted from better operating performance in 2003 and a $39.9 million increase in cash from working capital. Aurora’s operating loss of $142.4 million includes non-cash charges of $251.5 million for depreciation and amortization, goodwill and tradename impairment charges and plant closure charges. Aurora’s operating loss of $55.0 million in 2002 included non-cash charges of $154.2 million for depreciation and amortization, goodwill and tradename impairment charges and plant closure and asset impairment charges. The increase in operating income, net of the above non-cash charges, was $9.9 million. This increase was primarily due to improved trade spending efficiency and cost reductions, offset in part by price increases for certain raw materials and costs of fuel.

Aurora generated $22.4 million from changes in working capital in 2003, as compared to using $23.1 million in 2002. The decline in inventory balances by $27.0 million and the increase in accrued expenses by $33.1 million were significant sources of cash during 2003. Aurora strived to lower inventory balances to more reasonable levels by decreased purchases and by discontinuing the use of outside warehouses. In addition, accrued expenses increased due to the increase in accrued interest expenses as these costs were not being paid on a timely basis. The increase in accounts receivable balances by $12.8 million and the decrease in accounts payable by $17.5 million were significant uses of cash during 2003. Accounts receivable balances increased as Aurora discontinued the receivable sales facility as of November 15, 2003. Accounts payable balances decreased as more vendors required advance payment due to the pending bankruptcy. Historical seasonal changes in working capital requirements are still to be expected.

Net cash used in investing activities for the year ended December 31, 2003 was $6.4 million compared to $18.9 million during 2002. In 2003, capital expenditures were only $8.5 million, compared to 2002 capital expenditures of $23.1 million, of which $8.1 million related to Aurora’s St. Elmo, Illinois syrup production facility and distribution center. In 2003, Aurora received proceeds of $2.1 million from the sale of assets at the Yuba City, California facility. In 2002 Aurora received proceeds of $4.2 million from the sales of assets, primarily related to its West Seneca, New York facility, which was closed during the year.

Aurora continues to be highly leveraged, however, certain of its prepetition obligations have been stayed as a result of the bankruptcy petition filed on December 8, 2003. At December 31, 2003, Aurora has outstanding approximately $1.09 million in aggregate principal amount of indebtedness for borrowed money, only a portion of which will be required to be repaid in cash by Aurora under the terms of the reorganization plan. The degree to which Aurora is leveraged has resulted in significant cash interest expense and principal repayment obligations and such interest expense may increase with respect to its senior secured credit facility based upon changes in prevailing interest rates. This leverage has, and may, among other things, affect the ability of Aurora to obtain additional financing, or adjust to changing market conditions.

Cash flows for the year ended December 31, 2002 and December 31, 2001

For the year ended December 31, 2002, Aurora used cash of $15.9 million from operating activities compared to $89.3 million generated by operations in the year ended December 31, 2001. The $105.2 million decline in cash generation primarily resulted from poorer operating performance in 2002 and a $54.9 million net swing in cash used for working capital. Aurora’s operating loss of $55.0 million in 2002 included non-cash charges of $154.2 million for depreciation and amortization, goodwill and tradename impairment charges and plant closure and asset impairment charges. The 2001 operating income of $92.8 million included depreciation and amortization charges of $76.7 million. The reduction in operating income, net of the above non-cash charges, was $70.3 million. This decline was primarily due to higher trade spending in 2002 and the first quarter adjustments.

Aurora used $23.1 million for working capital in 2002, as compared to the $31.8 million generated in 2001. The net swing in cash used for accounts payable of $50.3 million accounted for a majority of the change in cash used in 2002.

Accounts payable balances declined by $27.4 million as production levels in the latter part of 2002 were significantly lower than in 2001. In addition, in 2002 Aurora utilized its revolving credit agreement to reduce its accounts payable balance. Reduction of accrued expenses, primarily for bonus accruals in 2002 and promotional and coupon marketing programs in 2001 was a significant use of cash in both years. Conversely, reductions in accounts receivable served as a significant source of liquidity.

Net cash used in investing activities for the year ended December 31, 2002 was $18.9 million compared to $24.9 million during 2001. In 2002, capital expenditures were $23.1 million, of which $8.1 million related to Aurora’s St. Elmo, Illinois syrup production facility and distribution center. In 2002 Aurora received proceeds of $4.2 million from the sales of assets, primarily related to its West Seneca, New York facility which was closed during the year. Capital expenditures for 2001 totaled $25.0 million, of which approximately $10 million represented an investment in the St. Elmo facility.

In light of the lower amount of cash provided by operations in 2002, on June 27, 2002, Aurora secured commitments for $62.6 million, before discounts, of additional financing. The financing consisted of $37.6 million (before discount of $2.6 million) from Aurora’s senior secured lenders and $25.0 million (before a cash discount of $0.75 million) from certain entities affiliated with Aurora’s major shareholders. These funds were used for general operating purposes including providing working capital. At December 31, 2002, Aurora’s debt principally consisted of $663.9 million of senior secured debt, $400.0 million of subordinated notes and the $25.0 million of senior unsecured notes. During 2002, Aurora made $38.0 million in scheduled amortization payments on its senior secured debt and increased its borrowings under the revolver by $25.9 million.

Aurora used the cash generated from operations in 2001 to reduce its debt. During 2001, Aurora made $33.0 million in scheduled amortization payments on its senior debt and reduced its borrowings under the revolver by $32.3 million. In addition, it reduced its sales of receivables by a net $5.3 million to $33.3 million at December 31, 2001.

Existing senior credit facilities and receivables sales facility

Aurora’s historical sources of liquidity, in addition to cash generated by operations, were its revolving credit facility under its senior secured lending agreement and its ongoing sale of receivables under its receivable sales facility.

In connection with the Restructuring, Aurora elected not to pay the $8.8 million interest payment due on July 1, 2003 on the 1998 Notes, which resulted in a default under its debt agreements. Aurora entered into an Amendment and Forbearance, dated as of June 30, 2003 (the “June Bank Amendment”), with lenders holding more than 51% of the term loan and revolving credit facility borrowings under the Senior Secured Debt Facility (the “Requisite Lenders”). The June Bank Amendment included a forbearance by the Requisite Lenders under the Senior Secured Debt Facility providing that such lenders would not exercise any remedies available under any of the Loan Documents (as such term is defined in the Senior Secured Debt Facility) solely as a result of any potential or actual event of default arising under the terms of the Senior Secured Debt Facility by virtue of Aurora’s failure to make the scheduled interest payment on the 1998 Notes. As a result of this non-payment, Aurora has classified all outstanding debt as current liabilities.

Subsequently, also in connection with the Restructuring, Aurora elected not to pay the $9.8 million interest payment due on August 15, 2003 on the 1997 Notes, which resulted in a default under its debt agreements. Subsequent to entering into the June Bank Amendment, Aurora entered into two other forbearance agreements with the Requisite Lenders with respect to its election to withhold payment of interest when due on each series of its outstanding Senior Subordinated Notes. On July 30, 2003, Aurora entered into an Amendment, Forbearance and Waiver (the “July Bank Amendment”) that (i) extended the original forbearance granted under the June Bank Amendment, (ii) provided for the forbearance by the Requisite Lenders from exercising remedies under the Senior Secured Debt Facility arising from the potential failure to pay interest on the Senior Subordinated Notes and (iii) provided for a waiver of any default under the Senior Secured Debt Facility arising from the failure by Aurora to conduct certain conference calls with, and provide certain progress reports to the Requisite Lenders with respect to Aurora’s asset sales. Additionally, on July 31, 2003, Aurora entered into a forbearance agreement with noteholders possessing a majority of the outstanding principal amount of the Senior Subordinated Notes whereby such noteholders agreed to forbear from exercising any remedies available to them under any of the indentures governing the Senior Subordinated Notes solely as a result of any potential or actual event of default arising by virtue of Aurora’s failure to make any scheduled interest payments on the Senior Subordinated Notes. By their terms, both forbearance agreements expired on September 15, 2003.

Since the expiration of the forbearance agreements on September 15, 2003, the Requisite Lenders and the holders of the Senior Subordinated Notes have continued to forbear from exercising remedies available to them under any of the indentures, except for the senior lenders’ right to receive the Post-Default interest rate (as such term is defined in the Senior

Secured Debt Facility) on Aurora’s senior indebtedness. The Post-Default interest rates are 2% per annum in excess of interest rates otherwise payable on base rate loans, as defined. The Post-Default interest rates continued in effect until December 8, 2003, the commencement of the bankruptcy proceeding.

The restatement (as discussed in Note 2 to Aurora’s consolidated financial statements included elsewhere in this prospectus) would have resulted in a technical default under the Senior Secured Debt Facility. However, on August 14, 2003, Aurora entered into a Waiver and Forbearance with the Requisite Lenders, which (i) extended the forbearance granted under both the June Bank Amendment and the July Bank Amendment through September 15, 2003, and (ii) provided for a waiver of any default under the Senior Secured Debt Facility arising in connection with any failure by Aurora to deliver financial statements prepared in conformity with GAAP (as a result of the restatement) and without a “going concern” qualification for the fiscal years ended December 31, 2002 and 2001, as well as interim months and quarters.

In connection with the execution of the Letter of Intent, Aurora entered into an Amendment and Forbearance with the Requisite Lenders that, among other things, provided for (i) a reduction in the leverage and asset sale fees under the Senior Secured Debt Facility to an aggregate of $15 million in the event that certain conditions are satisfied, including the payment in full in cash of Aurora’s obligations under the Senior Secured Debt Facility by March 31, 2004, (ii) an increase in the leverage and asset sale fees under the Senior Secured Debt Facility to 5.25% of the aggregate amount outstanding in the event that the Senior Secured Debt Facility is not paid in full by March 31, 2004, and (iii) the forbearance by the Requisite Lenders from exercising remedies under the Senior Secured Debt Facility arising from Aurora’s failure to make interest payments on its Senior Subordinated Notes or failure to make principal payments under the Senior Secured Debt Facility. By its terms, the forbearance agreement expired on December 1, 2003, or earlier upon the happening of certain other events.

The second major source of effective financing for Aurora was its receivable sales facility. In April 2000, Aurora entered into an agreement to sell, on a periodic basis, specified accounts receivable in amounts of up to $60 million. The facility has subsequently been amended to reduce the maximum amount of receivable sales to $29.2 million and expired on December 15, 2003. Under terms of the receivable sales agreement, receivables have been sold at a discount that effectively yields an interest rate to the purchaser of prime plus 2.5% to 3.0%. Aurora sold receivables on a weekly or twice weekly basis and had the ability to sell additional receivables as previously sold receivables were collected. As such, the receivables sale facility effectively acted in a manner similar to a secured revolving credit facility, although it is reflected on the balance sheet as a reduction in accounts receivable and not as debt since the credit risk associated with the collection of accounts receivable sold has been transferred to the purchaser.

Contingencies

Please see Note 21 to the Aurora consolidated financial statements for a discussion of certain contingencies.

Interest rate agreements

In accordance with the senior bank facilities, Aurora was required through November 1, 2002, to use derivative instruments to the extent necessary to provide that, when combined with

Aurora’s senior subordinated notes, at least 50% of Aurora’s aggregate indebtedness is subject to either a fixed interest rate or interest rate protection agreements.

At December 31, 2003, Aurora was no longer a party to any interest rate agreements. Aurora’s fixed to floating interest rate swap agreement with a notional amount of $150 million expired on March 17, 2003, when Aurora made a final payment to the counterparty, JP Morgan Chase Bank, for $1.7 million. Aurora’s interest rate collar agreement was converted into a fixed bank note of $7.7 million which was equal to the fair market value of the collar agreement as of the bankruptcy filing date and will be repaid upon completion of the Restructuring.

Risks associated with the interest rate agreements include those associated with changes in market value and interest rates.

Impact of new accounting pronouncements

In December 2003, the SEC issued Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. SAB No. 104 revises or rescinds portions of interpretative guidance on revenue recognition. SAB No. 104 became effective immediately upon release and requires registrants to either restate prior periods or report a change in accounting principle. The adoption of SAB No. 104 did not have an impact on the consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 will be adopted by Aurora for financial instruments entered into or modified after May 31, 2003. Due to the restructuring, Aurora is still evaluating the impact of the adoption of SFAS No. 150 on its financial condition.

In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” and Interpretation of FASB Statements Nos. 5, 57 and 107 and recession of FASB Interpretation No. 34. FIN 45 requires: (1) the guarantor of debt to recognize a liability, at the inception of the guarantee, for the fair value of the obligation undertaken in issuing this guarantee, (2) indirect guarantees of debt to be recognized in the financial statements of the guarantor and (3) the guarantor to disclose the background and nature of the guarantee, the maximum potential amount to be paid under the guarantee, the carrying value of the liability associated with the guarantee and any recourse of the guarantor to recover amounts paid under the guarantee from third parties. FIN 45 rescinds all the provisions of FIN 34, “Disclosure of Indirect Guarantees of Indebtedness of Others,” as it has been incorporated into the provisions of FIN 45. The provisions of FIN 45 are effective for all guarantees issued or modified subsequent to December 31, 2002. The disclosure requirements of FIN 45 are effective for the financial statements of interim and annual periods ending after December 15, 2002. Aurora does not have any significant commitments within the scope of FIN 45, except as disclosed in the footnotes to the Aurora consolidated financial statements included elsewhere in this prospectus.

In June 2002, FASB issued SFAS No. 146 (“SFAS No. 146”), “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the EITF has set forth. The scope of SFAS No. 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. Aurora will account for any divestiture activities in fiscal 2003 or future periods in accordance with SFAS No. 146.

History/ Subsequent events

On February 11, 2000, Aurora’s board of directors, after discussions with Aurora’s independent accountants, formed a special committee to conduct an investigation into Aurora’s accounting policies. Prior to the issuance of Aurora’s financial statements as of and for the year ended December 31, 1999, it was determined that the results reported in Aurora’s Form 10-K as of and for the years ended December 31, 1998 as well as the unaudited interim results reported in Aurora’s Forms 10-Q as of and for the periods ended September 30, 1998, March 31, 1999, June 30, 1999 and September 30, 1999 were misstated. Upon further investigation, it was determined that liabilities that existed for certain trade-promotion and marketing activities and other expenses (primarily sales returns and allowances, distribution and consumer marketing) were not properly recognized as liabilities and that certain assets were overstated (primarily accounts receivable, inventories and fixed assets). In addition, certain activities were improperly recognized as sales. As a result, financial statements as of and for the year ended December 31, 1998 as well as the unaudited quarterly financial data as of and for the interim periods ended September 30, 1998, March 31, 1999, June 30, 1999 and September 30, 1999 were restated.

During 2000, Aurora was served with 18 complaints in purported class action lawsuits filed in the U.S. District Court for the Northern District of California alleging that, among other things, as a result of accounting irregularities, Aurora’s previously issued financial statements were materially false and misleading and thus constituted violations of federal securities laws by Aurora and certain officers and directors. Certain current and former directors were also named in a derivative lawsuit alleging breach of fiduciary duty, mismanagement and related causes of action based upon Aurora’s restatement. Stipulations of settlement for the securities class action and derivative lawsuits were entered into in March 2001 to fully resolve, discharge and settle the claims made in each respective lawsuit. Under the terms of the agreement, Aurora was required to pay the class members $26 million in cash and $10 million in common stock of Aurora. For more information, see Note 22 to the Aurora consolidated financial statements included elsewhere in this prospectus.

The staff of the SEC and the U.S. Attorney for the Southern District of New York also initiated investigations relating to the events that resulted in the restatement of Aurora’s financial statements for prior periods. On January 23, 2001 the U.S. Attorney announced indictments alleging financial accounting fraud against members of former management and certain former employees of Aurora. Each of the individuals indicted pled guilty to the charges against them. The U.S. Attorney did not bring charges against Aurora. Aurora entered into a cooperation agreement with the U.S. Attorney, confirming that it would implement an extensive compliance program and consented to the entry of an order by the SEC in connection with a civil action requiring compliance with requirements for accurate and timely reporting of quarterly and annual financial results and maintenance of internal control procedures.

In April 2003, Aurora announced that it had restructured its corporate organization and reduced its corporate staff by approximately 75 positions through terminations and the elimination of open positions. Pursuant to such restructuring, affected employees would receive severance pay in accordance with Aurora’s policies and retention bonuses would be awarded to certain key employees who remained with Aurora through June 1, 2004. Aurora expects the restructuring and staff reductions to result in a charge of approximately $7.0 million over future quarters and estimates that the cash impact in 2003 will be approximately $5.0 million.

At Aurora’s May 6, 2003 annual meeting of stockholders, all nominees for the board of directors were elected, authorization to grant the board of directors the authority to effect a reverse stock split at one of three ratios as described in the proxy was approved and the proposed amendment to Aurora’s 2000 equity incentive plan to increase the number of shares of common stock for issuance under the Plan and to increase the number of shares that may be granted to any participant in any one calendar year was approved. In light of the Restructuring and the delisting of the common stock, Aurora’s proposal for a reverse stock split is not being pursued.

In May 2003, Aurora’s production facility in Jackson, Tennessee, was damaged by a tornado. The damage is covered by insurance and has not resulted in any significant impact on shipments, customer service or production.

On July 2, 2003, the New York Stock Exchange (“NYSE”) announced that it was suspending the listing of Aurora’s common stock as a direct result of Aurora’s announcement regarding the restructuring. On August 15, 2003, the SEC granted the application of the NYSE for removal. Aurora’s common stock is now quoted on the OTC Bulletin Board under the ticker symbol “AURF.”

On August 14, 2003, Aurora announced that it was restating its financial results for the years ended December 31, 2002 and 2001, including certain interim quarters, to reflect certain adjustments with regard to deferred taxes. In addition to the restatement adjustments, certain reclassifications were made to prior-period amounts to conform to the current-period presentation.

On December 8, 2003, Aurora and its subsidiary filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. Aurora and its subsidiary remain in possession of their assets and properties and continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

For a discussion of certain subsequent events related to Aurora’s existing credit facilities and receivables facilities, see “—Liquidity and capital resources.”

Business

Our business

We are a leading manufacturer and marketer of high-quality, branded convenience food products through our two business segments: frozen foods and dry foods. The frozen foods segment, which accounts for 56.6% of our pro forma net sales, consists primarily of Swanson frozen dinners, entrees and breakfasts; Van de Kamp’s and Mrs. Paul’s frozen seafood; Aunt Jemima frozen breakfasts and Lender’s bagels. The dry foods segment, which accounts for 43.4% of our pro forma net sales, consists primarily of Vlasic pickles, peppers and relish; Duncan Hines baking mixes and frostings and Mrs. Butterworth’s and Log Cabin syrups and pancake mixes. Our major brands hold leading market positions in their respective retail markets and enjoy high consumer awareness. Through our managed broker network, our products reach all traditional classes of trade, including grocery wholesalers and distributors, grocery stores and supermarkets, convenience stores, mass and drug merchandisers and warehouse clubs. We had pro forma net sales (as defined) for the LTM ended April 30, 2004 of $1,282.2 million.

Industry overview

The U.S. food manufacturing industry has historically been characterized by relatively stable sales growth based on modest price and population increases. Over the past several years, consolidation activity in the food manufacturing industry has been driven primarily by businesses making strategic acquisitions to complement category positions, maximize economies of scale in raw material sourcing and production and expand retail distribution, while shedding non-core business lines. In recent years food manufacturers have capitalized on an increasing desire by households, particularly dual-income, single-family and active-lifestyle consumers, for convenience and variety by introducing innovative, high-quality food products and complete meal solutions. Food manufacturers have also taken advantage of the growing trends toward away-from-home eating by increasing their sales to the foodservice channel, which supplies restaurants, schools, hospitals and other institutions. We believe that these trends will continue to represent growth opportunities for food manufacturers.

Frozen prepared meals. The frozen prepared meals category is one of the largest food categories in supermarkets, with $7.8 billion in retail sales and a compound annual growth rate of 1.4% from 1999 through 2003. Through our Swanson Hungry-Man and Swanson Dinners sub-brands, we compete in the $2.2 billion single-serve, full-calorie dinners and entrees segment of this category. Through our Great Starts sub-brand, we compete in the $1.0 billion frozen breakfast segment of this category, particularly the $281 million protein-based sub-segment of this category. We believe that time-constrained consumers are driving the growth in the frozen prepared meals category through their increased demand for convenient, pre-cooked meals. In response, manufacturers are launching new and innovative products and increasing marketing investment. Retailers have correspondingly increased their commitment to the frozen prepared meals category, devoting more shelf space and promotion dollars. We expect that consumers’ continued desire for convenient and easily prepared meals will further drive category and segment growth.

Frozen prepared seafood. The frozen prepared seafood category consists of “fin products,” such as pollock and salmon, and “non-fin products,” primarily shrimp. This category had approximately $565 million in retail sales, as compared to the overall frozen seafood category, which had retail sales of approximately $1.5 billion. The frozen prepared seafood category has grown approximately 1.5% over the three-year period ended December 28, 2003, primarily driven by the increased consumption of frozen shrimp products. The fin sub-segment, in which we are the second-largest producer with a 33.3% share, declined 1.3% and the non-fin sub-segment, in which we are also the second-largest producer with a 20.2% share, declined 0.5%. Prepared shrimp declined 7.2%. The unprepared frozen seafood category, which grew 8.8%, includes bagged shrimp sold primarily as private label and accounts for the remainder of the frozen seafood industry.

Frozen grain-based breakfast. The frozen grain-based breakfast category consists primarily of frozen waffles, pancakes and French toast. This category had $646 million in retail sales, as compared to the overall frozen breakfast category, which had retail sales of approximately $1.0 billion. Through our Aunt Jemima brand, we compete primarily in the frozen grain-based breakfast category, where we are currently the number two brand. The category has grown 1.6% over the three-year period ended December 28, 2003, driven primarily by an increased focus on new product innovation and new entrants to the category.

Bagels. The scannable bagel category consists of frozen bagels, refrigerated bagels and fresh bagels, comprising 12.5%, 12.6% and 74.8% of the category, respectively. The scannable bagel category has declined 2.6% over the three-year period ended December 28, 2003. Over the 52-week period ended April 25, 2004, frozen and fresh bagel market sales have declined 18.5% and 0.7%, respectively, while refrigerated bagel market sales have increased 1.0%. The decline in frozen bagel sales is driven by consumers replacing frozen bagel purchases with purchases of other, more innovative frozen breakfast products. As a result, retailers have reduced shelf space and distribution for frozen bagels, further contributing to the decline in the frozen bagel segment.

Pickles, peppers and relish. The pickles, peppers and relish category is large and stable, with approximately $1 billion of retail sales in each of the past five years. Shelf-stable pickles is the largest segment of the category, with $527 million in retail sales, followed by peppers ($262 million), refrigerated pickles ($135 million) and relish ($119 million). Of retail shelf-stable pickle category sales, approximately 70% represents sales of branded pickles, and the remaining 30% represents sales of private label pickles. We believe that the pickles, peppers and relish category will continue to demonstrate a stable level of retail sales.

Baking mixes and frostings. The baking mixes and frostings category, which has historically exhibited stable consumption, had approximately $1.3 billion in retail sales, an increase of 0.4% over the prior year period. The baking mixes and frostings category primarily consists of the following five key product segments, with the corresponding retail sales volume percentages: cake mix (26.2%), ready-to-serve frostings (18.9%), brownie mix (16.3%), muffin mix (16.5%) and cookie mix (4.5%). Our Duncan Hines brand competes in all five of these segments. The remaining 17.6% of the retail sales volume is in small product segments such as quick breads and specialty mixes. The primary drivers within each of these product categories are product innovation, merchandising and pricing. New product innovation is critical to maintaining consumer and retailer awareness and to increasing demand by encouraging consumers to bake more often. Merchandising and display activities also serve to maintain consumer awareness and, importantly, encourage impulse purchases by consumers. Pricing remains a key competitive issue for retailers, who price their inventory to drive store traffic, particularly around key holiday periods.

Syrup. The syrup category had $497 million in retail sales, which represents a decline of approximately 0.1%. The table syrup category, which has historically been characterized by slightly declining consumption, has declined 0.2% over the three-year period ended December 28, 2003. The syrup category consists of four major brands— Aunt Jemima, Mrs. Butterworth’s, Log Cabin and Eggo— as well as numerous private label brands. Market share is driven largely by pricing, as the syrup consumer is extremely price sensitive. Private label brands have benefited from the trend toward greater pricing sensitivity on the part of consumers, who appear to see less differentiation between private label and branded syrup products. As a result, private label, which represented approximately 20% of the table syrup category, has demonstrated stronger sales growth than branded syrup, growing at approximately 5.6% over the three-year period ended December 28, 2003.

Our competitive strengths

We believe that our competitive strengths include the following:

Strong brands with leading market positions

We are a large competitor in the food industry, with $1.3 billion in pro forma net sales and a diverse portfolio of brands. We offer a broad mix of well-recognized food products that, we believe, consumers purchase reasonably independently of economic cycles. Most of our brands enjoy long histories, high consumer awareness and national retail distribution.

The following table outlines the leadership position of our major brands in their respective categories as of April 25, 2004:

Category	Category size	Major brands	Market position	Market share

Frozen dinners and entrees(1)	$2.2 billion	Swanson	#3	13.4%
Frozen prepared seafood	$565 million	Van de Kamp’s	#2	15.0%
		Mrs. Paul’s	#3	12.5%
Frozen grain-based breakfast	$646 million	Aunt Jemima	#2	13.2%
Bagels	$559 million	Lender’s	#2	20.9%
Baking mixes and frostings	$1.3 billion	Duncan Hines	#2	18.2%
Pickles, peppers and relish	$1.0 billion	Vlasic	#1	18.2%
Syrups	$497 million	Log Cabin	#2	11.2%
		Mrs. Butterworth’s	#3	8.9%

(1) Single-serve, full-calorie frozen dinners and entrees.

Proven ability to revitalize brands

Our company will continue to benefit from Pinnacle’s skilled and experienced senior management team, which has a proven ability to revitalize under-supported brands. In May 2001, when our management team took over the operations of Pinnacle, we inherited a portfolio of brands with strong heritages and consumer awareness that suffered from ineffective marketing support, ineffective retail sales execution and, in certain cases, quality degradation. To address the situation, we launched product- and category-specific strategies to turn around the Swanson and Vlasic businesses. These brand-building initiatives have enabled us to improve performance in both our Swanson and Vlasic brands. The brands acquired in the Aurora Transaction posed similar challenges to those we faced when we took over the operations of Pinnacle, and we are employing similar strategies to optimize the growth and profitability of these brands.

An overview of the actions that we are taking to turn around the Swanson and Vlasic businesses follows:

Swanson. Within the Swanson business, we identified an opportunity to improve our position within the underserved male demographic through our Swanson Hungry-Man brand. In 2002, we re-launched our traditional Swanson Hungry-Man product line by improving product quality, increasing the minimum portion size to one pound and introducing several new products to solidify and broaden our market position and expand eating occasions. In response to these efforts, retail sales of our Hungry-Man products increased approximately 9% (most of which was attributable to sales of new products) for the 52 weeks ended April 25, 2004, compared to the same period in the prior year.

Vlasic. Since May 2001, we have successfully increased Vlasic’s profitability while maintaining our leading market share of 30.4% in shelf-stable pickles. Specifically, we eliminated inefficient trade spending and reduced Vlasic’s trade-promotion expenditures from 25.9% of gross sales in 2001 to 18.1% of gross sales in 2003. We also improved profitability by implementing manufacturing-process improvements, reducing procurement costs and, in certain cases, improving our product mix. We reinvested a portion of these savings to improve product quality, update packaging and increase our levels of consumer support through coupons and advertising.

We similarly plan to eliminate inefficient trade spending and to invest in product-quality improvements, new product innovation and consumer marketing in order to revitalize the under-supported brands acquired in the Aurora Transaction. We have been successful with these strategies in the past, and we believe that we can replicate this success.

Strong, stable and diversified cash flows

We are a significant food industry competitor, with over $1.3 billion in pro forma net sales. In addition, because the type of food products we manufacture generally do not require significant capital expenditures, our products generate significant cash flows. We believe that the size and diversity of our product portfolio, when combined with the consumption stability of the food products industry in general, provides us with strong, stable and diverse cash flows that we intend to utilize to reduce leverage and reinvest in our brands.

Proven management team

The 11 members of our senior management team, led by C. Dean Metropoulos, have an average of more than 19 years of industry experience and a history in the food industry of successfully acquiring and integrating companies and delivering strong operating performance through brand-building initiatives and a continuing focus on achieving cost savings. C. Dean Metropoulos has significant entrepreneurial food industry experience, having founded and run Stella Foods, Inc., one of the largest producers of specialty cheeses in the United States, and was subsequently instrumental in the acquisition and sale of The Morningstar Group, International Home Foods, Ghirardelli Chocolates, Mumm and Perrier Jouet Champagnes and Hillsdown Holdings. C. Dean Metropoulos and the rest of the Pinnacle management team will continue to lead our company and execute our long-term plan for continued profitability and growth.

Our strategy

Realize significant synergies from the merger of two complementary businesses

The combination of Pinnacle and Aurora has brought together complementary businesses and created a substantially larger food company with opportunities for significant cost savings and revenue-enhancement through:

• Consolidating sales and general and administrative functions. We believe that we will be able to achieve significant annual cost savings by consolidating sales and marketing forces, streamlining overlapping support functions (e.g., finance and accounting) and reducing redundant general and administrative expenses.

• Optimizing supply chain and manufacturing operations. We believe that cost savings can be achieved in manufacturing by reducing headcount, improving yields through waste and downtime minimization and reducing overhead expenses. In addition, we have identified cost-saving opportunities through optimization and consolidation of our supply-chain management, logistics, distribution networks and product development processes.

• Improving broker and retailer relationships. We believe that our larger scale will provide us with greater leverage with our brokers and retail customers. Our expanded scale, distribution network and portfolio of product offerings should serve to strengthen our relationships with brokers and retailers. For example, as retailers consolidate, they prefer suppliers that can provide consumer-favored brands, a full line of products, comprehensive merchandising programs and national distribution networks that ensure efficient supply-chain economies and continuity of supply.

Continue to revitalize our well-known brands

We believe that opportunities exist to generate further long-term, sustainable growth in the revenue and profitability of our brands by building on the progress we have made in our Swanson and Vlasic brands. We are investing in and reinvigorating the brands we acquired in the Aurora Transaction, which we believe posed many of the same challenges as did the Swanson and Vlasic brands when we acquired them in 2001. We are employing many of the same strategies that were successful in revitalizing the Swanson and Vlasic brands in our re-launch of the brands we acquired in the Aurora Transaction. Specifically, we expect to focus on the following re-launch efforts:

• Package redesign. The re-launch of the brands acquired in the Aurora Transaction is planned to include redesign of the existing packaging for the seafood brands, Aunt Jemima breakfast products, syrup brands and Lender’s bagel products.

• Product innovation and quality improvements. We plan to launch several new items across all the categories in which we compete and improve the quality of Lender’s bagel products, Aunt Jemima frozen breakfasts and many of our frozen seafood items.

• Consumer marketing. Marketing support for the brands acquired in the Aurora Transaction was skewed towards trade promotions, with trade-promotion spending representing 94% of Aurora’s marketing spending, compared to the industry average of 59%. We intend to utilize the savings from reducing trade-promotion spending to reinvest in improving product quality, new product innovation and consumer marketing to revitalize the brands.

Grow and optimize brand portfolio

We believe that the food manufacturing industry will continue to experience consolidation as competitors shed non-core business lines and make strategic acquisitions to complement category positions. We intend to complement the organic growth of our existing brand portfolio with selective acquisitions. In addition, we are currently evaluating the combined brand portfolio and may choose to rationalize certain brands over time. We will pursue acquisitions in a disciplined manner and only to the extent they meet stringent evaluative criteria, which include strong brand recognition and the opportunity to achieve financial and operating cost synergies. We have invested significantly in a scalable infrastructure positioned to maximize the level of operating synergies we can achieve through add-on acquisitions. We will also utilize the extensive and varied experience of our senior management team, which has demonstrated its ability to identify new market opportunities, build brands and complete add-on acquisitions in the food industry with other platform companies.

Our products

Our product portfolio consists of a diverse mix of product lines and leading well-recognized brands. Our major brands hold leading market positions in their respective retail markets and enjoy high consumer awareness. Through our managed broker network, our products reach all traditional classes of trade, including grocery wholesalers and distributors, grocery stores and supermarkets, convenience stores, mass and drug merchandisers and warehouse clubs. Our pro forma net sales are generated from the following product lines across all of our distribution channels:

			Fiscal year(1)
(Net sales in thousands)
Business segments	Product lines	Major brands	2001	2002	2003

Frozen foods
	Dinners and entrees	Swanson	$395,359	$339,595	$342,115
	Prepared seafood	Van de Kamp’s	169,777	127,273	125,174
	Grain-based breakfast	Mrs. Paul’s Aunt Jemima	97,661	104,802	103,508
	Bagels	Lender’s	115,949	96,947	92,618
	Other	Celeste	103,856	85,081	76,684
		Chef’s Choice

		Subtotal	882,602	753,698	740,099

Dry foods
	Pickles, peppers and relish	Vlasic	195,128	220,178	217,982
	Baking mixes and frostings	Duncan Hines	218,330	227,990	214,109
	Syrups and pancake mixes	Mrs. Butterworth’s	120,786	114,259	102,014
		Log Cabin
	Other	Open Pit	13,650	14,683	14,385

		Subtotal	547,894	577,110	548,490

		Total	$1,430,496	$1,330,808	$1,288,589

(1) The data presented for the fiscal years 2001, 2002 and 2003 combine data for the fiscal year ended December 31 for Aurora and July 31 for PFHC for the relevant period.

Frozen foods

• Dinners and entrees. Our dinners and entrees product line consists primarily of products sold in the United States and Canada under the Swanson brand. We also distribute these products through foodservice and private label channels. Swanson caters to a number of different consumer segments and eating occasions through three major sub-brands: Swanson Hungry-Man, Swanson Dinners and Swanson Great Starts. Beginning in May, 2004, the Swanson Great Starts products will be re-branded Aunt Jemima Great Starts which will allow us to leverage the combined size of our grain-based and protein-based frozen breakfast offerings. As a complement to these major sub-brands, our frozen dinner offerings also include Swanson Pot Pies, King’s Hawaiian bowls products and Swanson Hearty Bowls sold in Canada. The Swanson brand enjoys a strong heritage, dating back over 50 years to its introduction of The Original TV Dinner in 1953. Our Swanson Hungry-Man and Swanson Dinners sub-brands collectively represent the third-largest brand in the $2.2 billion single-serve, full-calorie dinners and entrees segment.

Swanson Hungry-Man consists of dinners, breakfasts and sandwiches targeted toward men who prefer larger, more satisfying portions. As a result of our unique positioning and new product introductions backed by significant investments, Swanson Hungry-Man retail sales have increased 9% over the last year. Swanson Dinners consists of a complete line of dinners targeted toward women and is positioned as the “best value” among the premium brands in the single-serve, full-calorie dinners and entrees segment. Swanson Great Starts consists of a unique line of protein-based frozen breakfast entrees and hand-held breakfast sandwiches, all of which include breakfast meats, and are targeted toward adults who seek fast, yet filling, breakfast meals.

Our strategy for the Swanson Hungry-Man brand is to continue to reinforce our positioning towards males through advertising and entering into strategic partnerships such as with sports networks. We will also continue to introduce new items to broaden our market position and expand eating occasions.

• Prepared seafood. Our frozen prepared seafood product line, marketed primarily under the Van de Kamp’s and Mrs. Paul’s brands, includes breaded and battered fish sticks and fish fillets, “healthy” breaded fish, grilled fish fillets, breaded shrimp, marinated shrimp, shrimp bowls and specialty seafood items, such as crab cakes and clam strips. We also distribute these products through foodservice and private label channels. The Van de Kamp’s and Mrs. Paul’s brands hold the number two (15.0%) and the number three (12.5%) market share positions, respectively, of the $565 million frozen prepared seafood segment of the $1.5 billion frozen seafood category. We use a dual-brand strategy to capitalize on the regional strengths of our brands. We also manufacture and market frozen prepared seafood products under the Avalon Bay brand through club store channels.

The Van de Kamp’s brand dates back to 1915 and the Mrs. Paul’s franchise began in the mid-1940s. Our strategy for the Van de Kamp’s and Mrs. Paul’s brands is to redesign package graphics, improve product quality on existing items and introduce new items. These initiatives will be supported by a new advertising and consumer campaign.

• Grain-based breakfast. Our grain-based breakfast product line consists primarily of waffles, pancakes and French toast marketed under the Aunt Jemima brand. The Aunt Jemima brand was established over a century ago and, with a 13.2% share, is currently the number two brand in the $646 million grain-based segment of the $1.0 billion frozen breakfast category.

Aunt Jemima is positioned as a high-quality, value-priced frozen breakfast brand that appeals to families with children. Our strategy for the Aunt Jemima brand is to leverage the combined size of our grain-based and protein-based frozen breakfast offerings by rebranding Swanson Great Starts to Aunt Jemima Great Starts and thereby combining these product offerings under one larger brand. We will position Aunt Jemima as the only brand to offer both grain- and protein- based breakfast meal solutions for all members of the family. We also plan to improve product quality on existing items and introduce new items. These initiatives will be supported by a new advertising and consumer campaign.

• Bagels. Our bagel product line consists primarily of Lender’s packaged bagels, which we distribute among all scannable sections of the grocery store (i.e., the frozen, refrigerated and the fresh bread aisles). We also supply bagels to various foodservice operators. Founded in 1927, Lender’s ranks number two in scannable bagels, with a 20.9% share of the $559 million scannable bagel category, of which frozen bagels, refrigerated bagels and fresh bagels comprise 12.5%, 12.6% and 74.8%, respectively, compared to 21.8%, 11.6% and 66.7% over the three-year period ended December 28, 2003.

Our Lender’s bagels are offered in a variety of styles, including Lender’s Original and New York Style Frozen Bagels, Lender’s refrigerated and Lender’s fresh bagels. Our strategy for the Lender’s brand is to redesign package graphics, improve product quality and strengthen our relationships with distributors. We also plan on building our presence in the refrigerated and shelf-stable segments by introducing new items such as low-carb and mini bagels.

• Other frozen foods. We market frozen pizza under the Celeste brand, which dates back to the 1930s. Celeste is positioned as a homemade, authentic Italian meal at an affordable price. We also sell skillet meals, which are complete entrees in a single package that can be cooked in a skillet in less than fifteen minutes, under the Chef’s Choice brand.

Dry foods

• Pickles, peppers and relish. Our pickle, pepper and relish product lines consists primarily of pickle, pepper and relish products sold nationally under our Vlasic brand (95% of branded sales) and pickles sold regionally under the Milwaukee’s and Wiejske Wyroby brands (5% of branded sales). Our Vlasic brand was introduced over 60 years ago, and we believe that the Vlasic brand, together with our trademark Vlasic stork, enjoy strong consumer awareness. Vlasic, with a 30.4% share (nearly twice that of its nearest branded competitor), is the leading and only national brand in the $527 million shelf-stable pickle segment of the $1.0 billion pickles, peppers and relish category.

We believe that our customers associate Vlasic with the highest-quality, best-tasting pickles. Our Vlasic pickle products are offered primarily in dill, sweet and bread-and-butter flavors and in a wide array of forms, such as whole, baby wholes, spears, chips and slices. We offer over 30 different flavors and cuts of pickles. The Vlasic cut pepper product offering consists of four types of peppers in varying heat levels to cover the sweet, mild and hot consumer preferences. Vlasic also offers six other whole pepper varieties, such as jalapeno and pepperoncini. The Vlasic relish product offering consists of a full line of relish products in a variety of flavors including Dill, Mild Sweet and Fancy Sweet.

Our strategy for the Vlasic brand will focus on maintaining our category leadership by introducing new items supported by seasonal promotional activity and consumer campaigns.

• Baking mixes and frostings. Our baking mixes and frostings product line consists primarily of Duncan Hines cake mixes, ready-to-serve frostings, brownie mixes, muffin mixes and cookie mixes. Duncan Hines is a national premium brand that appeals to the consumer who wants a

“quality, good as homemade” baking product. Duncan Hines was introduced in 1956 and, with a 18.2% share, is the number two brand in the $1.3 billion baking mixes and frostings category.

We position Duncan Hines as a national premium brand that appeals to the consumer who wants a “quality, good as homemade” baking product. Our strategy for Duncan Hines is to leverage the strength of its leading market position in cake mix (34% market share) to increase its market share in other baking products, primarily through the introduction of new items supported by seasonal promotional activity and consumer campaigns. All Duncan Hines products are produced by contract manufacturers.

• Syrups and pancake mixes. Our syrup and pancake mixes product line consists primarily of products marketed under our Log Cabin and Mrs. Butterworth’s brands. Our syrup line consists of original, lite and sugar-free varieties. We also distribute these products through the foodservice channel. Log Cabin was introduced in 1888 and is the only national branded syrup that contains real maple syrup. Mrs. Butterworth’s was introduced in 1962 and, with its distinctive grandmother-shaped bottle, appeals to families with children. In the $497 million table-syrup category, Log Cabin and Mrs. Butterworth’s hold the number two (11.2%) and number three (8.9%) market share positions, respectively.

We also sell pancake mix under the Mrs. Butterworth’s brand.

Our strategy for the Log Cabin and Mrs. Butterworth’s brands is to rebuild our shelf presence by redesigning package graphics for greater shelf impact, improving the quality of our existing products and introducing new products.

• Other dry foods. We market a complete line of barbeque sauce products under our Open Pit brand, which was introduced in 1955. We sell this product line primarily to retail customers in core Midwest markets where we have the number one position with 23% market share.

Marketing, sales and distribution

Our marketing programs consist of advertising, consumer promotions and trade promotions. Our advertising consists of television, newspaper and magazine advertising aimed at increasing consumer awareness and trial of our brands. Consumer promotions include free trial offers, targeted coupons and on-package offers to generate trial usage and increase purchasing frequency. Our trade promotions focus on obtaining retail feature and display support, discounting to achieve key price points and securing retail shelf space. We continue to shift our marketing efforts toward building long-term brand equity through consumer advertising and trial generation promotions rather than through trade spending.

We sell a majority of our products in the United States and Canada through a single national broker with whom we have a long term working relationship. We employ other brokers for the foodservice, military, club and convenience channels. We manage our brokers through our company employees in regional sales offices located in Arkansas, Florida, Texas and Ontario, Canada. Through this managed broker network, our products reach all traditional classes of trade including grocery wholesalers and distributors, grocery stores and supermarkets, convenience stores, mass and drug merchandisers and warehouse clubs.

Due to the different demands of distribution for frozen, refrigerated and shelf-stable products, we maintain separate distribution systems. Frozen products are distributed by means of eight distribution centers in the United States and two distribution centers in Canada, all of which are operated by third-party logistics providers. Vlasic refrigerated pickles are distributed directly from cold storage warehouses at our pickle manufacturing facilities. Grocery products are distributed through a system of seven distribution sites that include two warehouses that are owned and operated by us in Millsboro, Delaware and St. Elmo, Illinois, and five other locations which are owned and operated by third-party logistics providers. In each third-party operated location, the provider receives, handles, and stores product. Our distribution system uses a combination of common carrier trucking and inter-modal rail transport. We believe that the sales and distribution network is scalable and has the capacity to support substantial increases in volume.

Ingredients and packaging

We believe that the ingredients and packaging used to produce our products are readily available through multiple sources. PFHC’s ingredients have historically accounted for approximately 39% of its cost of products sold, and primary ingredients include chicken, beef, turkey and cucumbers, PFHC’s largest raw material. Aurora’s ingredients have historically accounted for approximately 54% of its cost of products sold, and primary ingredients include corn syrup, flour, sugar, fish, shrimp, eggs, cheese, vegetable oils, shortening and other agricultural products. PFHC’s packaging costs, primarily for glass jars and plastic trays, have historically accounted for approximately 16% of its cost of products sold, while Aurora’s packaging costs, primarily for corrugated fiberboard and plastic packaging materials, have historically accounted for approximately 15% of its cost of products sold.

Manufacturing and facilities

We own and operate the following eight manufacturing facilities:

Facility location	Principal products	Facility size

Fayetteville, Arkansas	Frozen foods	335,000 square feet
Omaha, Nebraska	Frozen foods	275,000 square feet
Imlay City, Michigan	Pickles, peppers, relish	344,000 square feet
Millsboro, Delaware	Pickles, peppers, relish	460,000 square feet
Jackson, Tennessee	Frozen breakfast	302,000 square feet
Frozen pizza
Mattoon, Illinois	Bagels	215,000 square feet
Erie, Pennsylvania	Frozen seafood	116,000 square feet
St. Elmo, Illinois	Syrup	250,000 square feet

On April 7, 2004, we announced our decision to permanently close our Omaha, Nebraska production facility, as part of our plan of consolidating and streamlining production activities after the Aurora Transaction. Production from the Omaha plant, which manufactures Swanson frozen entree retail products and frozen foodservice products, will be relocated to our Fayetteville, Arkansas and Jackson, Tennessee production facilities. Activities related to the closure of the plant are expected to be completed by October 1, 2004 and will result in the elimination of approximately 420 positions in Omaha. Employee termination activities will commence in late August or early September 2004.

We believe that our manufacturing facilities have sufficient capacity to accommodate our planned internal growth over the next few years. We have also entered into co-packing (third-party manufacturing) agreements with several manufacturers for certain of our finished products. The majority of our co-packed finished products are represented by our Duncan

Hines, Chef’s Choice and Open Pit product lines. All of our Duncan Hines cake mixes, brownie mixes, specialty mixes and frosting production equipment, including co-milling, blending and packaging equipment, is located at the contract manufacturers’ facilities. The current Duncan Hines agreements have been extended for ten years and three years and will expire in February 2014 and January 2007. The current Chef’s Choice products are co-packed under an agreement that has been renewed on a month-to-month basis while we implement plans to move production in-house. The current Open Pit co-pack agreement will expire on July 31, 2006 and is renewable for one year after the expiration date.

We lease office space in Mountain Lakes, New Jersey; Cherry Hill, New Jersey (our corporate headquarters); Lewisburg, Pennsylvania; Greenwich, Connecticut; and Mississauga, Ontario, under operating leases expiring in July 2012, May 2011, November 2005, May 2010 and October 2006, respectively.

Research and development

Our New Product Development and Technical Services team currently consists of 29 full-time employees focused on product-quality improvements, product creation, package development, regulatory compliance, quality assurance and tracking consumer feedback. For the fiscal years ended July 31, 2001, 2002 and 2003, PFHC’s research and development expenditures totaled $4.5 million, $3.6 million and $3.0 million, respectively. For the fiscal years ended December 31, 2001, 2002 and 2003, Aurora’s research and development expenditures totaled $4.4 million, $4.6 million and $3.4 million respectively.

Customers

Sales of PFHC’s products to Wal-Mart and its affiliates approximated 17%, 14% and 13% of PFHC’s consolidated net sales in fiscal 2003, 2002 and 2001, respectively. PFHC’s top ten customers accounted for approximately 50% of PFHC’s net sales in fiscal 2003. Sales of Aurora’s products to Wal-Mart and its affiliates approximated 17%, 18% and 14% of total net sales for the years ended December 31, 2003, 2002 and 2001, respectively. Sales to Aurora’s ten largest customers represented approximately 50% of Aurora’s total net sales in fiscal 2003. We believe that our concentration of business with our largest customers is representative of the food industry. The loss of our largest customer would have a significant impact on our business. The specific timing of significant customers’ merchandising activities for our products can impact quarterly sales and operating results when making year-to-year comparisons.

Competition

We face competition in each of our product lines. We compete with producers of similar products on the basis of, among other things, product quality, convenience, price, brand recognition and loyalty, customer service, effective advertising and promotional activities and the ability to identify and satisfy emerging consumer preferences. We compete with a significant number of companies of varying sizes, including divisions, subdivisions or subsidiaries of much larger companies with more substantial financial and other resources available to them. Our ability to grow our business may be impacted by the relative effectiveness of, and competitive response to, new product efforts, product innovation and new advertising and promotional activities. In addition, from time to time, we may experience margin pressure in certain markets as a result of competitors’ pricing practices or as a result of price increases for the ingredients used in our products. Although we compete in a highly competitive industry for representation in the retail food and foodservice channels, we believe that our brand strength in our various markets has resulted in a strong competitive position.

During 2003 our most significant competitors for our frozen foods products were Nestle, ConAgra and Heinz, and our most significant branded competitors for our pickles and peppers products were Claussen, B&G Foods, Inc., and Mt. Olive products. During 2003 our most significant competitors for our baking products were General Mills and International Multifoods, for our syrup products were The Quaker Oats Company and Kellogg’s, for our seafood products was Gorton’s, for our frozen breakfast products were Kellogg’s and General Mills and for our bagels were Weston and Sara Lee.

Trademarks and patents

We own a number of registered trademarks in the United States, Canada and other countries, including All Day Breakfast®, American Recipes®, Avalon Bay®, Casa Brava®, Casa Regina®, Celeste®, Country Kitchen®, Duncan Hines®, Fun Frosters®, Great Starts®, Grill Classics®, Hearty Bowls®, Hungry-Man®, Hungry-Man Sports Grill®, Hungry-Man Steakhouse®, Lender’s®, Log Cabin®, Milwaukee’s®, Mrs. Butterworth’s®, Mrs. Paul’s®, Open Pit®, Snack’mms®, Steakhouse Mix®, The Original TV Dinner®, Van de Kamp’s® and Vlasic®. Registration is pending on the following trademarks: Candy FactoryTM, Carb-MeterTM, Fish ’N DipsTM, Food That’s In FashionTM, Hearty HeroTM, It’s Good To Be FullTM, Only Mrs. Paul’sTM, OvalsTM, RelishmixersTM, Signature DessertsTM, StackersTM and Syrup Dunk’ersTM. We protect our trademarks by obtaining registrations where appropriate and opposing any infringement in key markets. We also own a design trademark in the United States, Canada and other countries on the Vlasic stork.

We manufacture and market certain of our frozen food products under the Swanson brand pursuant to two royalty-free, exclusive and perpetual trademark licenses granted by Campbell Soup Company. The licenses give us the right to use certain Swanson trademarks both inside and outside of the United States in connection with the manufacture, distribution, marketing, advertising and promotion of frozen foods and beverages of any type except for frozen soup or broth. The licenses require us to obtain the prior written approval of Campbell Soup Company for the visual appearance and labeling of all packaging, advertising materials and promotions bearing the Swanson trademark. The licenses contain standard provisions, including those dealing with quality control and termination by Campbell Soup Company as well as assignment and consent. If we were to breach any material term of the licenses and not timely cure such breach, Campbell Soup Company could terminate the licenses.

We manufacture and market certain of our frozen breakfast products under the Aunt Jemima brand pursuant to a royalty-free, exclusive (as to frozen breakfast products only) and perpetual license granted by The Quaker Oats Company. The license gives us the right to use certain Aunt Jemima trademarks both inside and outside the United States in connection with the manufacture and sale of waffles, pancakes, French toast, pancake batter, biscuits, muffins, strudel, croissants and all other frozen breakfast products, excluding frozen cereal. The license requires us to obtain the approval of The Quaker Oats Company for any labels, packaging, advertising and promotional materials bearing the Aunt Jemima trademark. The Quaker Oats Company can only withhold approval if such proposed use violates the terms of the license. The license contains standard provisions, including those dealing with quality control and termination by The Quaker Oats Company as well as assignment and consent. If we were to breach any material term of the license and not timely cure such breach, The Quaker Oats

Company could terminate the license. We also license the Chef’s Choice® trademark pursuant to a perpetual, royalty-free license agreement with Perdue Holdings, Inc.

The loss of these licenses could have a material adverse effect on our business.

Although we own a number of patents covering manufacturing processes, we do not believe that our business depends on any of these patents to a material extent.

Employees

As of July 1, 2004, we employed approximately 3,400 people. Approximately 38% of our employees are unionized. We consider our employee relations to be generally good. See “Risk factors.”

Governmental, legal and regulatory matters

Food safety and labeling

We are subject to the Food, Drug and Cosmetic Act and regulations promulgated thereunder by the Food and Drug Administration. This comprehensive and evolving regulatory program governs, among other things, the manufacturing, composition and ingredients, labeling, packaging and safety of food. In addition, the Nutrition Labeling and Education Act of 1990 prescribes the format and content of certain information required to appear on the labels of food products. We are subject to regulation by certain other governmental agencies, including the U.S. Department of Agriculture.

Our operations and products are also subject to state and local regulation through such measures as licensing of plants, enforcement by state health agencies of various state standards and inspection of facilities. Enforcement actions for violations of federal, state and local regulations may include seizure and condemnation of products, cease and desist orders, injunctions or monetary penalties. We believe that our facilities and practices are sufficient to maintain compliance with applicable government regulations, although there can be no assurances in this regard.

Federal Trade Commission

We are subject to certain regulations by the Federal Trade Commission. Advertising of our products is subject to such regulation pursuant to the Federal Trade Commission Act and the regulations promulgated thereunder.

Employee safety regulations

We are subject to certain health and safety regulations, including regulations issued pursuant to the Occupational Safety and Health Act. These regulations require us to comply with certain manufacturing, health and safety standards to protect our employees from accidents.

Environmental

We are subject to a number of federal, state and local laws and other requirements relating to the protection of the environment and the safety and health of personnel and the public. These requirements relate to a broad range of our activities, including:

• the discharge of pollutants into the air and water;

• the identification, generation, storage, handling, transportation, disposal, record-keeping, labeling, reporting of, and emergency response in connection with, hazardous materials (including asbestos) associated with our operations;

• noise emissions from our facilities; and

• safety and health standards, practices and procedures that apply to the workplace and the operation of our facilities.

In order to comply with these requirements, we may need to spend substantial amounts of money and other resources from time to time to (i) construct or acquire new equipment, (ii) acquire or amend permits to authorize facility operations, (iii) modify, upgrade or replace existing and proposed equipment and (iv) clean up or decommission waste management facilities. Our capital and operating budgets include costs and expenses associated with complying with these laws. If we do not comply with environmental requirements that apply to our operations, regulatory agencies could seek to impose civil, administrative and/or criminal liabilities, as well as seek to curtail our operations. Under some circumstances, private parties could also seek to impose civil fines or penalties for violations of environmental laws or recover monetary damages, including those relating to property damage or personal injury.

The presence of hazardous materials at our facilities may expose us to potential liabilities associated with the cleanup of contaminated soil and groundwater under federal or state “Superfund” statutes. Under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), owners and operators of facilities from which there has been a release or threatened release of hazardous materials, together with those who have transported or arranged for the transportation or disposal of those materials, are liable for (i) the costs of responding to and remediating that release and (ii) the restoration of natural resources damaged by any such release. Under CERCLA and similar state statutes, liability for the entire cost of cleaning up the contaminated site can be imposed upon any such party, regardless of the lawfulness of the activities that led to the contamination. During fiscal 2003, there were no material expenditures made in order to comply with environmental laws or regulations, and we do not anticipate any such material expenditures for fiscal 2004. We are not aware of any environmental liabilities that we would expect to have a material adverse effect on our business.

St. Elmo, Illinois

We are a defendant in an action filed by the State of Illinois regarding our St. Elmo facility. The Illinois Attorney General filed a complaint seeking a restraining order prohibiting further discharges by the City of St. Elmo from its publicly owned wastewater treatment facility in violation of Illinois law and enjoining us from discharging our industrial waste into the City’s treatment facility. The complaint also asked for fines and penalties associated with the City’s discharge from its treatment facility and our alleged operation of its production facility without obtaining a state environmental operating permit. On June 19, 2003, we and the Illinois Attorney General executed an Agreed Injunction Order settling all allegations in the complaint against us, other than any potential monetary fines or penalty. We intend to vigorously defend any future claim for fines or penalties. While we are currently in the process of analyzing these claims, we believe that resolution of such matters will not result in a material impact on our financial condition, results of operations or cash flows.

Subsequent to our settlement with the State of Illinois, the City also entered into a settlement agreement with the State of Illinois. At this time, the City is on restricted status with the ILEPA, and therefore the ILEPA is prevented from issuing any operating permits to users of the City’s wastewater treatment facility until the City is removed from restricted status. Restricted status for the City may be lifted after it establishes a consistent record of compliance with its effluent discharge parameters.

We continue to discharge our effluent to the City. If we are ultimately unable to obtain a formal operating permit for these discharges, we may be required to drastically revise our St. Elmo operations including investing in pretreatment equipment or shutting down this facility. We would vigorously defend any future effort to prevent us from discharging our industrial wastewater to the City. Although we believe we will be able to resolve this matter favorably, an adverse resolution may have a material impact on our financial position and results of operation.

Insurance

We maintain general liability and product liability, property, worker’s compensation, director and officer and other insurance in amounts and on terms that we believe are customary for companies similarly situated. In addition, we maintain excess insurance where we reasonably believe it is cost effective.

Legal Proceedings

PFGI’s Fleming bankruptcy claim

PFGI, on or about April 1, 2003, filed a reclamation claim against Fleming, a customer, in Flemings’ bankruptcy proceeding pending in the United States Bankruptcy Court for the District of Delaware in the amount of $964,000. Fleming has claimed that the products in controversy had been commingled with other products and that the value of PFGI’s claim is $0. Additionally, on or about January 31, 2004, Fleming identified alleged preferential transfers to PFGI of up to approximately $6.5 million, of which Fleming has alleged approximately $5.0 million are, or may be, eligible for protection as “new value.” Fleming additionally alleged that some, if not all, of the alleged PFGI preferential transfers may qualify as “ordinary course of business” transactions. Fleming has also made claims regarding payments it describes as overpayment, unjust enrichment due to allegedly excess wire transfers and payments and debts arising out of military sales. We have been advised that similar allegations have been made by Fleming in many, if not all, of the other pending reclamation claims filed against Fleming. We are currently in the process of analyzing the claims.

Aurora’s Fleming bankruptcy claim

Aurora, on or about March 31, 2003, filed a reclamation claim against Fleming, a customer, in Flemings’ bankruptcy proceeding pending in the United States Bankruptcy Court for the District of Delaware in the amount of $595,000. Fleming has claimed that the products in controversy had been commingled with other products and that the value of Aurora’s claim is $299,000. Additionally, on or about February 2, 2004, Fleming identified alleged preferential transfers to

Aurora of up to approximately $5.9 million, of which Fleming has alleged approximately $3.3 million are, or may be, eligible for protection as “new value.” Fleming additionally alleged that some, if not all, of the alleged Aurora preferential transfers may qualify as “ordinary course of business” transactions. Fleming has also made claims regarding payments it describes as overpayment; unjust enrichment due to allegedly excess wire transfers and payments and debts arising out of military sales. We have been advised that similar allegations have been made by Fleming in many, if not all, of the other pending reclamation claims filed against Fleming. We are currently in the process of analyzing the claims.

Employee litigation—indemnification of US Cold Storage

On March 21, 2002, an employee at the Omaha, Nebraska facility died as the result of an accident while operating a forklift at a warehouse facility that we leased. OSHA conducted a full investigation and determined that the death was the result of an accident and found no violations against us. On March 18, 2004, the estate of the deceased filed suit in District Court of Sarpy County, Nebraska, Case No: CI 04-391, against us, the owner of the forklift and the leased warehouse, the manufacturer of the forklift and the distributor of the forklift. We, having been the deceased’s employer, were named as a defendant for worker’s compensation subrogation purposes only.

On May 18, 2004, we received notice from defendant, US Cold Storage, requesting that we accept the tender of defense for US Cold Storage in this case in accordance with the indemnification provision of the warehouse lease. The request has been submitted to our insurance carrier for evaluation.

R2 appeal in Aurora bankruptcy

Prior to its bankruptcy filing, Aurora entered into an agreement with its prepetition lending group compromising the amount of certain fees due under its senior bank facilities (the “October Amendment”). One of the members of the bank group (“R2”) challenged the enforceability of the October Amendment during Aurora’s bankruptcy by filing an adversary proceeding and by objecting to confirmation. The bankruptcy court rejected R2’s argument and confirmed Aurora’s plan of reorganization. R2 then appealed from those orders of the bankruptcy court. The appeals are pending; we believe it is too early to predict the outcome of the appeals.

State of Illinois v. City of St. Elmo and Aurora Foods Inc.

We are a defendant in an action filed by the State of Illinois regarding our St. Elmo facility. The Illinois Attorney General filed a complaint seeking a restraining order prohibiting further discharges by the City of St. Elmo from its publicly owned wastewater treatment facility in violation of Illinois law and enjoining us from discharging our industrial waste into the City’s treatment facility. The complaint also asked for fines and penalties associated with the City’s discharge from its treatment facility and our alleged operation of its production facility without obtaining a state environmental operating permit. On June 19, 2003, we and the Illinois Attorney General executed an Agreed Injunction Order settling all allegations in the complaint against us, other than any potential monetary fines or penalty. We intend to vigorously defend any future claim for fines or penalties. Although we believe we will be able to resolve this matter favorably, an adverse resolution may have a material impact on our financial position and results of operation.

Weight requirements

Recently, it has come to our attention that certain products produced in one of the plants acquired in the Aurora Transaction have not met some state weight requirements. While we are in the process of investigating the scope of this issue, we have revised the operating procedures of the plant such that products produced there will comply with state product weight requirements.

Management

The following table sets forth certain information with respect to our executive officers, key employees and directors. In connection with entering into the amended and restated members agreement (described in “Certain relationships and related transactions”), we appointed, at the direction of the Bondholders Trust, an additional two directors to our board. We did not retain any senior management from Aurora upon the closing of the Aurora Transaction.

Name	Age	Position

C. Dean Metropoulos	58	Chairman of the Board, Chief Executive Officer and Director
N. Michael Dion	47	Executive Vice President and Chief Financial Officer
Michael J. Cramer	51	Executive Vice President and Chief Administrative Officer
Evan Metropoulos	51	Executive Vice President, Operations and Technical Services
Louis Pellicano	58	Executive Vice President, Business Development and Acquisitions and Assistant Secretary
Dianne Jacobs	44	Executive Vice President and General Manager, Frozen Grocery
David Roe	40	Executive Vice President and General Manager, Dry Grocery
William Toler	45	Executive Vice President, Sales
M. Kelley Maggs	52	Senior Vice President, Secretary and General Counsel
Lynne M. Misericordia	41	Vice President, Treasurer and Assistant Secretary
John F. Kroeger	49	Vice President, Human Resources; Assistant Secretary and Assistant General Counsel
Stephen P. Murray	42	Director
Terry Peets	60	Director
Kevin G. O’Brien	38	Director
John W. Childs	63	Director
Adam L. Suttin	36	Director
Raymond B. Rudy	73	Director
David R. Jessick	51	Director
Brett G. Wyard	34	Director

C. Dean Metropoulos has served as our Chairman and Chief Executive Officer since March 19, 2004. Prior thereto, Mr. Metropoulos held the same position with Pinnacle since its inception in 2001. Mr. Metropoulos is also Chairman and Chief Executive Officer of CDM Investor Group LLC, a merchant banking and management firm. Some of the recent transactions for which affiliates of CDM Investor Group LLC have provided senior management include Hillsdown Holdings, PLC (Premier International Foods, Burtons Biscuits and Christie Tyler Furniture), Mumm and Perrier Jouet Champagnes, International Home Foods, Ghirardelli Chocolates, The Morningstar Group and Stella Foods, Inc. Mr. Metropoulos also sits on the board of a number of companies in both the United States and Europe. Mr. Metropoulos began his career with GTE International, where his last position before leaving to establish his merchant banking and management firm was Senior Vice President.

N. Michael Dion has been our Executive Vice President and Chief Financial Officer since March 19, 2004. Prior thereto, Mr. Dion held the same position with Pinnacle since its inception in 2001. Mr. Dion has been affiliated with affiliates of CDM Investor Group LLC and each of the business platforms that Mr. Metropoulos and his team have managed since 1990. Mr. Dion served as Senior Vice President and Chief Financial Officer of International Home Foods from November 1996 to November 1999. Mr. Dion is also a Certified Public Accountant.

Michael J. Cramer has been our Executive Vice President and Chief Administrative Officer since March 19, 2004. From 1998 to 2004, Mr. Cramer served as President and COO of Southwest Sports Group, LLC, and Southwest Sports Realty, LP and as part of those duties, he served at various times as President of the Texas Rangers Baseball Club and Dallas Stars Hockey Team. Prior to joining Southwest Sports Group in 1998, Mr. Cramer was affiliated with each of the platforms C. Dean Metropoulos managed since 1987. In that capacity he served as Executive Vice President and as a member of the Board of Directors of International Home Foods; Executive Vice President and General Counsel of The Morningstar Group Inc. and Executive Vice President of Administration and General Counsel of Stella Foods, Inc. Prior to that time, he was engaged in the private practice of law for several years in Wisconsin.

Evan Metropoulos has been our Executive Vice President, Operations and Technical Services since March 19, 2004. Prior thereto, Evan Metropoulos held the same position with Pinnacle since its inception in 2001. Evan Metropoulos is also a founding partner of affiliates of CDM Investor Group LLC, and has overseen the manufacturing operations for affiliates of CDM Investor Group LLC portfolio platforms in the United States and Europe. Evan Metropoulos is the brother of C. Dean Metropoulos.

Louis Pellicano has been our Executive Vice President, Business Development and Acquisitions and Assistant Secretary since March 19, 2004. Prior thereto, Mr. Pellicano held the same position with Pinnacle since its inception in 2001. Mr. Pellicano is also a founding partner of CDM Investor Group LLC. During the past ten years at affiliates of CDM Investor Group LLC, Mr. Pellicano has played a significant role in the acquisition, monitoring and successful exit of all affiliates of CDM Investor Group LLC portfolio food platforms. Previously, Mr. Pellicano was Senior Vice President at International Home Foods until it was sold in 2000. Before affiliates of CDM Investor Group LLC, Mr. Pellicano spent twelve years at and was a co-founder of the Mergers & Acquisitions office in New York for Banque Nationale de Paris and Credit Lyonnais. He began his career with Ford Motor Company and Mobil Oil Corporation in various management positions.

Dianne Jacobs is the Executive Vice President and General Manager of our Frozen Grocery division. Prior thereto, Ms. Jacobs held the same position with Pinnacle. Ms. Jacobs joined Pinnacle in June 2001, shortly after its formation. Before joining us, Ms. Jacobs was the Vice President of Marketing for Kraft Foods/ Nabisco leading their cookie portfolio including brands such as Oreo, Chips Ahoy!, SnackWell’s, Newtons and others. Ms. Jacobs has extensive experience in the frozen food category from her five years experience with Nestle/ Stouffer’s before her time with Nabisco. Her final position with Nestle was a Vice President of Marketing for their Frozen Foods Division, where she had management responsibility for Stouffer’s, Lean Cuisine and French Bread Pizza. Ms. Jacobs began her career with Procter and Gamble and later moved to General Foods Corporation in brand management.

David Roe is the Executive Vice President and General Manager of our Dry Grocery division (Cake Mix, Pancake Syrups & Condiments). Prior thereto, Mr. Roe held the same position with Pinnacle. Mr. Roe joined Pinnacle in January 2004 following three years with Cendant

Corporation as Executive Vice President and General Manager of Resorts Condominium International. Mr. Roe was previously the Senior Vice President & General Manager of International Home Foods’ Chef Boyardee Division prior to the sale of International Home Foods to ConAgra Foods in 2000. Before joining International Home Foods, Mr. Roe spent three years with the Pillsbury Company, where he was responsible for brand management for the Progresso bread crumbs & Green Giant brands. Mr. Roe began his career in 1985 with Reckitt & Colman (now Reckitt Benckiser), where he spent ten years in the United Kingdom and United States managing brands such as Colman’s Cooking Sauces, French’s Mustard, Black Flag Insecticides & Airwick Air Fresheners.

William Toler has been our Executive Vice President, Sales since March 19, 2004. Mr. Toler previously provided consulting services to Aurora and oversaw its sales department from June 2003 to March 2004. Mr. Toler was previously President of North America for ICG Commerce, a procurement services company. Before ICG Commerce, Mr. Toler was President of Campbell Sales Company from 1995 to 2000. At Campbell Sales Company, he was responsible for $4 billion in sales, including Campbell Soup Company’s flagship soup brands Condensed, Chunky and Select; V-8 beverages; and Prego and Pace sauces. He joined Campbell Sales Company from Nabisco, where he was Vice President, Sales and Integrated Logistics from 1992 to 1995. Prior to Nabisco, he was Vice President/ National Sales Manager for Reckitt & Colman from 1989 to 1992. Mr. Toler began his career at Procter & Gamble, where he worked from 1981 to 1989; his last responsibility at Procter & Gamble was Eastern division manager of Health and Beauty Care.

M. Kelley Maggs has been our Senior Vice President, General Counsel and Secretary since March 19, 2004. Prior thereto, Mr. Maggs held the same position with Pinnacle since its inception in 2001. He has also been associated with affiliates of CDM Investor Group LLC for the past ten years. Prior to his involvement with Pinnacle, Mr. Maggs held the same position with International Home Foods from November 1996 to December 2000. From 1993 to 1996, Mr. Maggs was employed with Stella Foods, Inc. as Vice President and General Counsel.

Lynne M. Misericordia has been our Vice President and Treasurer since March 19, 2004. Prior thereto, Ms. Misericordia held the same position with Pinnacle since its inception in 2001. Ms. Misericordia previously held the position of Treasurer with International Home Foods from November 1996 to December 2000. Before that, Ms. Misericordia was employed by Wyeth from August 1985 to November 1996 and held various financial positions.

John F. Kroeger has recently been named Vice President, Human Resources and has been our Vice President and Assistant General Counsel since March 19, 2004. Prior thereto, Mr. Kroeger held the position of Vice President and Assistant General Counsel with Pinnacle since November 2001. From January 2001 to October 2001, Mr. Kroeger was the Vice President and General Counsel of Anadigics, Inc., a NASDAQ Company. From August 1998 until December 2000, Mr. Kroeger was Vice President and Assistant General Counsel at International Home Foods, Inc. Mr. Kroeger has also held general management and legal positions with leading companies in the chemical, pharmaceutical and petroleum-refining industries.

Stephen P. Murray became our director upon consummation of the Aurora Transaction on March 19, 2004. Mr. Murray is a Partner of JPMP. Prior to joining JPMP in 1984, Mr. Murray was a Vice President with the Middle-Market Lending Division of Manufacturers Hanover Trust Company. Currently, he serves as a director of The International Cornerstone Group, La Petite Academy, Zoots, Cabela’s, Erisk, Risk Metrics Group, National Waterworks, Inc. and Strongwood Insurance.

Terry Peets became our director upon consummation of the Aurora Transaction on March 19, 2004. Mr. Peets is an advisor to JPMP in its consideration of consumer segment investment opportunities. Over the past 25 years, Mr. Peets has served as Chairman of Bruno’s Supermarkets, Inc., Executive Vice President of Vons Grocery Company, Executive Vice President of Ralphs Grocery Company, and President and CEO of PIA Merchandising, Inc. Mr. Peets is the Chairman of the Board and Director of World Kitchens, Inc., Vice Chairman and Director of City of Hope, PSC Scanning Inc., QRS Inc., Ruiz Foods Inc. and Children’s Museum of Orange County. Mr. Peets holds an M.B.A. with honors from Pepperdine University.

Kevin G. O’Brien became our director upon consummation of the Aurora Transaction on March 19, 2004. Mr. O’Brien is a Principal of JPMP. Prior to joining JPMP in 2000, Mr. O’Brien was a Vice President in the High Yield Capital Markets and High Yield Corporate Finance Groups at Chemical Securities Inc. and Chase Securities Inc. since 1994. Previously, he was a commissioned officer in the U.S. Navy. Currently, he serves as a director of La Petite Academy and National Waterworks, Inc.

John W. Childs became our director upon consummation of the Aurora Transaction on March 19, 2004. Mr. Childs has been President of JWC since July 1995. Prior to that time, he was an executive at Thomas H. Lee Company from May 1987, most recently holding the position of Senior Managing Director. Prior to that, Mr. Childs was with the Prudential Insurance Company of America where he held various executive positions in the investment area ultimately serving as Senior Managing Director in charge of the Capital Markets Group. He is a director of Chevys Holdings, Inc., Pan Am International Flight Academy, Inc., Bass Pro Inc., American Safety Razor Company, The Hartz Mountain Corporation, The NutraSweet Company and Esselte AB.

Adam L. Suttin became our director upon consummation of the Aurora Transaction on March 19, 2004. Mr. Suttin has been a Partner of JWC since January 1998 and has been with JWC since July 1995. Prior to that time, Mr. Suttin was an executive at Thomas H. Lee Company from August 1989, most recently holding the position of Associate. Mr. Suttin is a director of American Safety Razor Company, The NutraSweet Company and Esselte AB.

Raymond B. Rudy became our director upon consummation of the Aurora Transaction on March 19, 2004. Mr. Rudy has been an Operating Partner of JWC since July 1995. Prior to that time, he was Deputy Chairman and Director of Snapple Beverage Corporation from 1992 until the company was sold in 1994. From 1987 to 1989, Mr. Rudy was President of Best Foods Subsidiaries of CPC International. From 1984 to 1986, Mr. Rudy was Chairman, President and CEO of Arnold Foods Company, Inc. He is the Chairman of American Safety Razor Company and The Hartz Mountain Corporation.

David R. Jessick became our director upon consummation of the Aurora Transaction on March 19, 2004. Mr. Jessick has been a consultant to the chief executive officer and finance team of Rite Aid Corporation since July 2002. From December 1999 to July 2002, Mr. Jessick was a Senior Executive Vice President, Chief Administrative Officer of Rite Aid Corporation. Prior to joining Rite Aid Corporation in 1999, Mr. Jessick spent three years at Fred Meyer, Inc., with his last position being Executive Vice President, Finance and Investor Relations. Prior to joining Fred Meyer, Inc., Mr. Jessick spent 17 years with Thrifty PayLess Holdings, Inc., with his last position being Executive Vice President and Chief Financial Officer. Prior thereto, Mr. Jessick worked as an auditor with KPMG. Mr. Jessick received a B.B.A. degree in accounting from Boise State University. He currently serves as a director of WKI Holding Company, Inc. and is a director-nominee of Dollar Financial Corp.

Brett G. Wyard became our director upon consummation of the Aurora Transaction on March 19, 2004. Mr. Wyard is a Managing Director of Oaktree Capital Management LLC where he is part of Oaktree distressed opportunities group. Before joining Oaktree in 1999, Mr. Wyard served as a Vice President in Merrill Lynch’s global distressed situations group where he focused on proprietary debt investments in distressed and bankrupt situations. Prior to joining Merrill Lynch in 1997, Mr. Wyard spent three years as a senior associate in Houlihan, Lokey, Howard & Zukin, Inc.’s financial restructuring group providing financial advisory services to both distressed corporations and their creditor constituencies. Prior thereto, Mr. Wyard worked at Voyageur Asset Management in investment-grade bond management and Miller & Schroeder Financial in investment banking. Mr. Wyard received a B.A. degree in Economics from Boston College.

Executive compensation

The following table sets forth information concerning total compensation earned or paid to Pinnacle’s Chief Executive Officer and Pinnacle’s four other most highly compensated executive officers who served in such capacities as of July 31, 2003 (as of the end of the last fiscal year) (collectively, the “named executive officers”), for services rendered to Pinnacle during each of the past three fiscal years.

In connection with the Pinnacle Transaction, Robert Sperry, Louis Pellicano, N. Michael Dion and Evan Metropoulos received payments under certain change of control agreements with Pinnacle of $950,000, $250,000, $250,000 and $250,000, respectively.

In addition certain key other employees received retention benefits in an aggregate amount of approximately $2.2 million, which was paid in February 2004.

Summary compensation table

				Long-term
				compensation
		Annual
		compensation(1)(2)		Securities
				underlying	LTIP	All other
		Salary	Bonus	options/SARs	payouts	compensation(3)
Name and principal position	Year	($)	($)	(#)	($)	($)

C. Dean Metropoulos	2003	1,250,000	1,250,000	—	—	181,304 (4)
Chairman of the Board	2002	1,247,756	1,040,000	—	—	37,705
and Chief Executive Officer	2001	—	—	—	—	—
N. Michael Dion	2003	350,000	205,000	—	—	—
Senior Vice President	2002	346,410	210,000	—	—	—
and Chief Financial Officer	2001	67,756	—	—	—	—
Evan Metropoulos	2003	350,000	175,000	—	—	—
Senior Vice President	2002	214,027	100,000	—	—	—
	2001	17,970	—	—	—	—
Louis Pellicano	2003	350,000	175,000	—	—	—
Senior Vice President	2002	346,410	150,000	—	—	—
and Assistant Secretary	2001	25,462	—	—	—	—
Robert Sperry(5)	2003	450,000	175,000	—	—	—
Senior Vice President	2002	327,328	150,000	—	—	—
	2001	44,925	—	—	—	—

(1) Compensation is reported on the basis of our fiscal year ending in July. Bonuses are reported for the fiscal year earned and are typically paid to the executive in first quarter of the subsequent fiscal year. Compensation for fiscal 2001 represents compensation earned from May 22, 2001, through PFGI’s fiscal year ended July 31, 2001.

(2) For PFGI’s fiscal years ended July 31, 2001, and July 31, 2002, Messrs. C.D. Metropoulos, E. Metropoulos and Sperry each performed services for an affiliate of PFGI’s principal shareholder. Accordingly, these individuals’ base salaries for 2001 and 2002 are lower than their base salaries per their respective employment contracts with us.

(3) Amounts totaling less than the lesser of $50,000 or 10% of total annual salary and bonus have been omitted. We provide the named executive officers with certain group life, health, medical and other non-cash benefits that are generally available to all salaried employees and not included in this column.

(4) For Mr. C.D. Metropoulos, “All other compensation” includes items provided pursuant to his employment agreement with Pinnacle. For fiscal 2002 “All other compensation” includes the following benefits which were provided beginning January 1, 2002: $20,538 for personal use of company-provided vehicles, $16,413 for club dues and $754 for personal use of an aircraft that we provided. For fiscal 2003 “All other compensation” includes the following: $117,057 for accounting and tax services provided for Mr. C.D. Metropoulos, $36,850 for personal use of vehicles that we provided and $27,397 for club dues.

(5) Mr. Sperry resigned on November 25, 2003.

Stock options and stock purchase plans

PFHC’s 2001 stock option plan, pursuant to which stock options were granted to certain officers and key employees, was terminated in connection with the Pinnacle Transaction. All outstanding options thereunder vested and the holders of options granted under the 2001 plan thereof (none of whom are listed above) received $4,320,500 in the aggregate. PFHC’s 2001 stock purchase plan was also terminated in connection with the Pinnacle Transaction.

No stock options or SARs were granted to or exercised by the named executive officers for fiscal year 2003.

Crunch Holding Corp. has adopted a stock option plan providing for the issuance of up to 29,250,000 shares of Crunch Holding Corp.’s common stock. Pursuant to the option plan, certain officers, employees, managers, directors and other persons performing certain designated services for Crunch Holding Corp., or a subsidiary or parent thereof, will be eligible to receive grants of incentive and nonqualified stock options, as permitted by applicable law. The option plan will be administered by a committee, sub-committee or officer(s) selected by Crunch Holding Corp.’s board of directors which shall determine the exercise price per share at the time of each option grant. Except as otherwise provided by the plan administrator, two-thirds ( 2/3) of the shares of common stock subject to each option shall time vest annually over a three-year period from the effective date of the option grant. The remaining one-third ( 1/3) of the shares of common stock subject to each option shall vest on the seventh anniversary of the effective date of the option grant unless otherwise determined by the plan administrator. All options, and shares of common stock received upon exercise, will be subject to certain call-rights, drag-along rights, co-sale rights and transfer restrictions. Upon the occurrence of certain events, the vesting of certain the options granted under the option plan will accelerate.

Crunch Holding Corp. plans to adopt a stock option plan providing for the issuance of up to 350,000 shares of Crunch Holding Corp.’s common stock to certain officers, employees, managers, directors and other persons who are residents of California performing certain designated services for Crunch Holding Corp., or a subsidiary or parent thereof. The terms of the California stock option plan will be substantially similar to the terms of the stock option plan described above, other than certain changes required by California law.

Crunch Holding Corp. has adopted an employee stock purchase plan providing for the issuance of up to 14,500,000 shares of Crunch Holding Corp.’s common stock. Pursuant to the stock purchase plan, certain individuals and employees performing certain designated services for Crunch Holding Corp., or a subsidiary or parent thereof, will be eligible to purchase shares of Crunch Holding Corp.’s common stock at the fair market value of such shares on the date of determination. The stock purchase plan will be administered by a committee, sub-committee or officer(s) selected by Crunch Holding Corp.’s board of directors. All shares of common stock purchased under the stock purchase plan will be subject to certain call-rights, drag-along rights, co-sale rights and transfer restrictions.

Crunch Holding Corp. plans to adopt an employee stock purchase plan providing for the issuance of up to 500,000 shares of Crunch Holding Corp.’s common stock to certain individuals and employees who are residents of California performing certain designated services for Crunch Holding Corp., or a subsidiary or parent thereof. The terms of the California employee stock purchase plan will be substantially similar to the terms of the employee stock purchase plan described above, other than certain changes required by California law.

In connection with the adoption of the stock option plan and stock purchase plan, Crunch Holding Corp. has amended its certificate of incorporation to increase the number of its authorized shares of common stock. Copies of the stock option plans and stock purchase plans have been filed as exhibits to the registration statement of which this prospectus forms a part.

Pension plans

We do not have any tax-qualified defined benefit pension plans for salaried employees.

Employment agreements

In connection with the Pinnacle Transaction, PFHC entered into amended employment agreements with Messrs. C.D. Metropoulos, E. Metropoulos, Dion and Pellicano, each of whom is a member of CDM Investor Group LLC. These amended employment agreements provide for a two-year term and two successive automatic one-year extensions.

Pursuant to the amended employment agreements, Mr. C. Dean Metropoulos is entitled to an annual base salary of $1,250,000 and an annual bonus of up to $1,250,000, provided certain performance targets are met; Mr. E. Metropoulos is entitled to an annual base salary of $350,000 and an annual bonus of up to $150,000, provided certain performance targets are met; Mr. Dion is entitled to an annual base salary of $350,000 and an annual bonus of up to $175,000, provided certain performance targets are met; and Mr. Pellicano is entitled to an annual base salary of $350,000 and an annual bonus of up to $150,000, provided certain performance targets are met. Pursuant to each of the amended employment agreements, in light of each executive’s increased duties and responsibilities as a result of the Aurora Transaction, effective as of March 22, 2004, Mr. C.D. Metropoulos’ annual base salary and annual bonus target were increased to $2,000,000 and $1,000,000 respectively, and Messrs. E. Metropoulos’ and Dion’s annual base salary and annual bonus target were increased to $450,000 and $200,000, respectively.

Additionally, each of the amended employment agreements provides for certain severance payments to be made if the executive’s employment is terminated without “cause” or due to a resignation for “good reason” or a “disability” (each as defined in the employment agreements). Following any of these events, (A) Mr. C.D. Metropoulos will be entitled to receive, among other things, (i) an amount equal to 200% of his then-current annual base compensation and (ii) a pro rata portion of any bonus earned during the calendar year in which the termination occurs payable concurrently with the other accrued investments and (B) Messrs. E. Metropoulos, Dion and Pellicano will be entitled to receive, among other things, (i) an amount equal to 150% of his then-current annual base compensation and (ii) a pro rata portion of any bonus earned during the calendar year in which the termination occurs payable concurrently with the other accrued investments. Each of the amended employment agreements provides for a gross-up for any Code section 4999 excise tax that may be triggered as a result of any payment made pursuant to the executive’s employment agreement or otherwise.

Each of the amended employment agreements contains a confidentiality provision pursuant to which each executive agrees not to use “confidential information” (as defined in the employment agreements) for the benefit of any person or entity during the term of the employment agreements. Each of the amended employment agreements also contains a non-compete provision pursuant to which each executive agrees, in the event of his termination or his resignation for good reason, other than for a termination or resignation for good reason due to the occurrence of a change of control, concurrent with his receipt of his severance payment, not to engage in or promote any business within the United States that is principally engaged in the business of manufacturing and marketing food products that directly compete in the same categories as our core products at the time of termination with PFHC. The non-competition period for Mr. C.D. Metropoulos is two years after the termination of his employment with PFHC. In the case of Messrs. E. Metropoulos, Dion and Pellicano, the non-competition period is 18 months after the termination of the executive’s employment with PFHC.

Committees of the board of directors

The board of directors of PFGI has an audit committee and a compensation committee. The audit committee recommends the annual appointment of auditors with whom the audit committee reviews the scope of audit and non-audit assignments and related fees and accounting principles we will use in financial reporting. The members of the audit committee are currently Messrs. O’Brien, Suttin and Peets. The compensation committee will review and approve the compensation and benefits for our employees, directors and consultants, administer our employee benefit plans, authorize and ratify stock option grants and other incentive arrangement and authorize employment and related agreements. The members of the compensation committee are currently Messrs. C.D. Metropoulos, Murray and Childs.

Mr. C.D. Metropoulos, our Chairman and Chief Executive Officer, is the only member of the compensation committee who is also one of our employees or officers. However, Mr. C.D. Metropoulos does not participate in decisions affecting his own compensation. For information regarding certain transactions between us and Mr. C.D. Metropoulos, see “Certain relationships and related transactions.”

Compensation of directors

Our directors who are also our employees or employees of our principal stockholders will receive no additional compensation for their services as director. Those directors who are not employees of us or our principal stockholders will be paid (1) an annual retainer of $25,000 to be paid quarterly in arrears and (2) an annual option grant valued at $10,000 with a one year vesting period. We also intend to promptly reimburse our non-employee directors for reasonable expenses incurred to attend meetings of our board of directors or its committees.

Security ownership of certain beneficial owners

and management

Crunch Holding Corp. owns 100% of the capital stock of PFGI. Crunch Equity Holding, LLC owns 100% of the capital stock of Crunch Holding Corp.

The following table sets forth information with respect to the ownership of the membership units of Crunch Equity Holding, LLC as of July 31, 2004:

• each person known to own beneficially more than 5% of the membership units,

• each of our directors,
• each of the executive officers named in the summary compensation table above, and
• all of our executive officers and directors as a group.

The information set forth below is subject to a post-closing net debt adjustment to the Aurora equity value. “Net debt” is calculated as funded debt as of the closing date of the Aurora Transaction less cash on hand, minus working capital, and will be adjusted for certain payments the Debtors have made or will make with respect to specific matters referred to in the Merger Agreement. The Debtors’ “working capital” is defined as the sum of (i) net accounts receivable, (ii) inventory net of reserves and (iii) prepaid expenses minus the sum of (x) accounts payable and (y) accrued expenses (excluding certain items). Each of net debt and working capital excludes certain specifically identified expenses. If net debt on the closing date of the Aurora Transaction is determined to be greater than $609.9 million, the value of the Bondholders Trust Interests will be decreased correspondingly and the percentage ownership of the Bondholders Trust in the Combined Company will decrease. If net debt on the closing date of the Aurora Transaction is determined to be less than $595.9 million, the value of the Bondholders Trust Interests will be increased correspondingly and the percentage ownership of the Bondholders Trust in the Combined Company will increase. The ownership of the membership units of Crunch Equity Holding, LLC immediately upon consummation of the Aurora Transaction was based on an estimate by Aurora of net debt of $584,504,000. As of the date of this prospectus, Aurora’s final net debt has not yet been determined. See “The Transactions— Allocation of equity.”

Notwithstanding the beneficial ownership of units presented below, a members’ agreement governs the members’ exercise of their voting rights with respect to election of directors and certain other material events. The parties to the members’ agreement have agreed to vote their units to elect the board of directors as set forth therein. See “Certain relationships and related transactions.”

The amounts and percentages of units beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities with respect to which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated units.

	Number of Class A
	and Class B Units	Percent of
Name of beneficial owner	beneficially owned(1)	Units(1)

JPMP Capital Corp.(2)	132,125	24.8%
J.W. Childs Associates, Inc.(3)	132,125	24.8
CDM Investor Group LLC(4)	31,200	5.9
Crunch Equity Voting Trust(5)	236,396	44.6
Stephen P. Murray(6)	132,125	24.8
Terry Peets	—	—
Kevin G. O’Brien(7)	132,125	24.8
John W. Childs(8)	132,125	24.8
Adam L. Suttin(8)	132,125	24.8
Raymond B. Rudy(8)	132,125	24.8
David R. Jessick	—	—
Brett G. Wyard(9)	—	—
C. Dean Metropoulos(10)	31,200	5.9
N. Michael Dion(11)	—	—
Evan Metropoulos(11)	—	—
Louis Pellicano(11)	—	—
All directors and executive officers as a group	295,450	55.6%

(1) Represents the aggregate ownership of the Class A and Class B Units of Crunch Equity Holding, LLC. Affiliates of JPMP Capital Corp. and J.W. Childs Equity Investors III, L.P. and Crunch Equity Voting Trust own only Class A Units. The Class B Units are owned only by CDM Investor Group LLC and its officers.

(2) Includes 95,786.09 Units, 16,846.69 Units, 2,588.56 Units, 8,457.81 Units and 945.85 Units of Class A Units owned by J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P. and J.P. Morgan Partners Global Investors (Cayman) II, L.P., respectively. JPMP Capital Corp., which is an affiliate of JPMorgan Chase & Co., is the direct or indirect general partner of each of these entities. JPMP Capital Corp. and each of the foregoing entities is an affiliate of J.P. Morgan Partners, LLC and has an address c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, 39th Floor, New York, New York 10020. Also includes 7,500 units owned by Co-Investment Partners, L.P. Pursuant to a proxy agreement, each of J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P. and J.P. Morgan Partners Global Investors (Cayman) II, L.P. has the right to vote the units owned by Co-Investment Partners, L.P.

(3) Includes 128,957.527 Units owned by J.W. Childs Equity Partners III, L.P. and 3,167.473 Units owned by JWC Fund III Co-Invest, LLC. J.W. Childs Associates, Inc. is the direct or indirect majority shareholder, general partner or managing member, as applicable, of each of these entities.

(4) Includes 250 Class A Units and 30,950 Class B Units owned by CDM Investor Group LLC. CDM Investor Group LLC also owns 17,071.85 Class C Units, 28,890.61 Class D Units and 30,411.44 Class E Units. C. Dean Metropoulos is the managing member of CDM Investor Group LLC and has the sole power to direct the voting and disposition of any Units owned by CDM Investor Group LLC. The non-managing members of CDM Investor Group LLC are currently Messrs. Dion, E. Metropoulos and Pellicano and certain of their respective affiliates. The address of CDM Investor Group LLC and each of the foregoing persons is c/o CDM Investor Group LLC, 67 Mason Street, Greenwich, Connecticut 06830.

(5) Crunch Equity Voting Trust (the “Voting Trust”) was formed prior to the consummation of the Aurora Transaction to hold approximately 235,906 Crunch Equity Holding, LLC interests on behalf of the Aurora bondholders and, 244.875 of Crunch Equity Holding, LLC interests of JWC and 244.876 of Crunch Equity Holding, LLC Units of JPMP. The interests held by JPMP and JWC may be exchanged for units in Crunch Equity Holding, LLC upon expiration of the indemnity agreement described herein. Each ownership interest in the Voting Trust represents a corresponding interest in Crunch Equity Holding, LLC. The Voting Trust has a board of three voting trustees. As more fully set forth in the trust agreement for the Voting Trust, the board has the authority, at the board’s sole discretion, to exercise certain rights and cause the Voting Trust to perform certain obligations of the Voting Trust. Certain other actions taken by the board require the consent or instruction of the holders of ownership interests in the Voting Trust. The Voting Trust terminates upon the liquidation, dissolution or winding up of the affairs of Crunch Equity Holding, LLC or at such time (following the deposit of the first Class A Units into the Voting Trust) as the Voting Trust ceases to hold any Class A Units.

(6) Reflects the shares directly owned by J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A., L.P., J.P. Morgan Partners Global Investors (Cayman), L.P. and J.P. Morgan Partners Global Investors (Cayman) II, L.P. (collectively, the “JPMP Entities”) due to his status as an executive officer of JPMP Capital Corp., a wholly owned subsidiary of JPMorgan Chase & Co. and the direct and indirect general partner of each of the JPMP Entities. Mr. Murray disclaims beneficial ownership except to the extent of his pecuniary interest. The address of Mr. Murray is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

(7) Mr. O’Brien is a Principal of J.P. Morgan Partners, LLC and a limited partner of JPMP Master Fund Manager, L.P. (“JPMP MFM”), an entity which has a carried interest in investments of the JPMP Entities. While Mr. O’Brien has no beneficial ownership of these shares held by the JPMP Entities under Section 13(d) of the Exchange Act because he has no ability to control the voting or investment power of the JPMP Entities, Mr. O’Brien has an indirect pecuniary interest in the shares of Crunch Equity Holding, LLC held by the JPMP Entities as a result of his status as a limited partner of JPMP MFM. Mr. O’Brien disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The actual pecuniary interest which may be attributable to Mr. O’Brien is not readily determinable because it is subject to several variables, including without limitation, the JPMP Entities’ internal rate of return and vesting. Mr. O’Brien’s address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

(8) Each of Messrs. Childs, Suttin and Rudy may be deemed the beneficial owner of the Units owned by J.W. Childs Associates, Inc., in their capacity as a shareholder, Partner or Operating Partner of J.W. Childs Associates, Inc. and certain of its affiliates, as applicable. Each of Messrs. Childs, Suttin and Rudy disclaim beneficial ownership of such Units. The address for each of them is c/o J.W. Childs Associates, L.P., 111 Huntington Avenue, Suite 2900, Boston, Massachusetts 02199-7610.

(9) Mr. Wyard is a Managing Director of Oaktree Capital Management, LLC (“Oaktree”). Oaktree is the general partner or investment adviser of certain funds and accounts which hold, in the aggregate, 77,288.297 units of ownership interest in the Voting Trust, and may be deemed to have beneficial ownership of such units. Mr. Wyard, Oaktree and its members, principals and officers hereby disclaim beneficial ownership of such units, except to the extent of any pecuniary interest therein.

(10) Mr. C.D. Metropoulos may be deemed the beneficial owner of the Units owned by CDM Investor Group LLC set forth in note (4) due to his status as its managing member. Mr. C.D. Metropoulos disclaims beneficial ownership of any such Units except to the extent of his pecuniary interest.

(11) Each of Messrs. Dion, E. Metropoulos and Pellicano is a non-managing member of CDM Investor Group LLC but has no power to direct the voting or disposition of Units owned by CDM Investor Group LLC.

Certain relationships and related transactions

Office space lease

We currently lease office space owned by Barrington Properties, LLC, which is an affiliate of C.D. Metropoulos, our Chairman and Chief Executive Officer. In the first nine months of 2004 and the fiscal years 2003, 2002 and 2001, total rent paid under this lease was $141,000, $283,000, $228,000 and $0, respectively. The building, which included the office space leased by a subsidiary of PFGI, was sold by the owner on January 12, 2004. The lease was amended to reflect that the subsidiary moved to a different building in Greenwich, Connecticut also owned by Barrington Properties, LLC. The lease amendment runs through May 31, 2010.

Airplane

We historically used an aircraft owned by a company indirectly owned by our Chairman. In connection with the use of this aircraft, we paid net operating expenses of $0 in fiscal 2001, $1,180,000 in fiscal 2002 and $376,000 in the first quarter of fiscal 2003. In the second quarter of fiscal 2003, the agreement to use and pay for the plane was terminated early at a cost to us of $2 million. Beginning November 25, 2003, we resumed using the aircraft and in connection with the usage, paid net operating expenses of $856,000 in the twenty-three weeks ended April 30, 2004.

As of March 2004, our subsidiary, Pinnacle Foods Management Corporation, entered into an agreement with Fairmont Aviation, LLC, an affiliate of C.D. Metropoulos, our Chairman and Chief Executive Officer, whereby Fairmont Aviation, LLC has agreed to provide us with use of an aircraft for approximately $230,000 per month. Subject to each parties’ termination rights, the agreement terminates in March 2010 and may be renewed on a month-to-month basis thereafter.

Members’ agreement

In connection with the Aurora Transaction, the Sponsors and the Bondholders Trust entered into an amended and restated members’ agreement of LLC. The members’ agreement, among other matters:

• restricts the transfer of units of Crunch Equity Holding, LLC, subject to certain exceptions, and provides that all transferees must become a party to the members’ agreement;

• provides for a board of managers of Crunch Equity Holding, LLC and a board of directors of Crunch Holding Corp. and PFC consisting of nine directors, of which:

• three were nominated by the members affiliated with JPMP (the “JPMP Directors”), with one of such JPMP Director being a person identified and approved by the Bondholders Trust,

• three were nominated by the members affiliated with JWC (the “JWC Directors”), with one of such JWC Director being a person identified and approved by the Bondholders Trust,

• one is C. Dean Metropoulos so long as he is our Chief Executive Officer and

• two were nominated by the Bondholders Trust;

• requires each member of Crunch Equity Holding, LLC to vote all their shares for the election of the persons nominated as managers as provided above;

• provides for a compensation committee and an audit committee, each consisting of at least three managers, of which:

• one member of such committee will be a JPMP Director for so long as the members affiliated with JPMP hold 25% or more of the Class A Units owned by them at the consummation of the Aurora Transaction,

• one member of such committee will be a JWC Director for so long as the members affiliated with JWC hold 25% or more of the Class A Units owned by them at the consummation of the Aurora Transaction and

• C. Dean Metropoulos will have a seat on the compensation committee for so long as he is a member of Crunch Equity Holding, LLC’s board of managers;

• prohibits Crunch Equity Holding, LLC or any of its subsidiaries from taking the following actions, subject to carve outs provided in the members’ agreement, without the prior approval of the members of the board of managers affiliated with each of JPMP and JWC so long as in each case the members affiliated with the applicable Sponsor owns at least 25% of the Class A Units owned by such party at the consummation of the Aurora Transaction:

• decisions in respect of compensation of members of senior management, including terminating or amending the employment agreements, issuance of options and granting of bonuses,

• approval or amendment of the operating budget,

• incurring indebtedness outside the ordinary course of business that is not contemplated by the operating budget,

• acquiring or disposing of assets or stock of another company in excess of $5 million that is not contemplated by the operating budget,

• making investments or capital expenditures, in each case in excess of $3 million in any one fiscal year not included in the operating budget,

• entering into affiliate transactions,

• changing the strategic direction of lines of businesses not specified in the annual strategic plan,

• authorizing, issuing or selling membership interests or capital stock,

• making distributions, paying dividends or redeeming or repurchasing membership interests or capital stock, subject to customary carve-outs and except as otherwise provided in the members’ agreement,

• amending the terms of the governance documents,

• reorganizations, share exchanges, dissolutions, liquidations or similar organic transactions,

• any change in the accounting year, taxable year, accountants or accounting practices and

• establishment of committees of the board of managers or board of directors, as the case may be;

• require the consent of CDM Investor Group LLC to any changes to the terms of the Class B, C, D or E units or any amendment to Crunch Equity Holding, LLC’s governance documents that would adversely affect CDM Investor Group LLC in a manner different from any other member;

• require the consent of the Bondholders Trust to amend Crunch Equity Holding, LLC’s governance documents for so long as the Bondholders Trust holds at least 5% of the issued and outstanding units;

• contain rights of certain unit holders to participate in transfers of Class A and Class B units by the Sponsors to third parties;

• contain a right of first refusal by Crunch Equity Holding, LLC with respect to transfers of Class A and Class B units by members other than Bondholders Trust, and if Crunch Equity Holding, LLC does not exercise such right, grant the non-transferring members (other than Bondholders Trust) a right of first refusal;

• grants the Sponsors and Crunch Equity Holding, LLC a right of first offer with respect to transfers of interests by members of Bondholders Trust;

• grant the members certain preemptive rights;

• require the consent of each of the Sponsors to effect a sale of Crunch Equity Holding, LLC, Aurora or PFC;

• if CDM Investor Group LLC does not consent to (i) a sale of Crunch Equity Holding, LLC or Aurora or (ii) a liquidation in connection with a required initial public offering, grant JPMP and JWC, in the case of clause (i), and Bondholders Trust, in the case of clause (ii), the right to purchase all of CDM Investor Group LLC’s units at a purchase price equal to the product of (x) $10.75 million and (y) a percentage (which is not greater than 100%) representing the percentage on original investment of the capital returned to JPMP, JWC and the Bondholders Trust in connection with such transaction; and

• if any of C. Dean Metropoulos, N. Michael Dion, Evan Metropoulos or Louis Pellicano voluntarily resign from Aurora without good reason (as defined in his respective employment agreement) and other than as a result of disability (as defined in his employment agreement), grant Crunch Equity Holding, LLC, Pinnacle or Aurora the option to purchase the portion of CDM Investor Group LLC’s units reflecting such individual’s ownership in CDM Investor Group LLC (i) if such resignation is on or before November 25, 2004, at a purchase price equal to $10.75 million multiplied by such individual’s ownership percentage in CDM Investor Group LLC and (ii) if such resignation is after November 25, 2004 but on or before November 25, 2005, at a purchase price equal to the greater of (x) $10.75 million multiplied by such individual’s ownership percentage in CDM Investor Group LLC and (y) fair market value (without regard to any minority or illiquidity discounts.

The members’ agreement will terminate upon the sale, dissolution or liquidation of Crunch Equity Holding, LLC.

Management and fee agreements

In connection with the Pinnacle Transaction, PFHC entered into a management agreement with JPMP and an affiliate of JWC. Under this agreement, each of JPMP and JWC provide us with financial advisory and other services. We will pay each of JPMP and JWC an annual management fee in the amount of $0.5 million ($1.0 million in the aggregate) commencing November 2003, and one-fourth of this fee will be paid each calendar quarter in advance. In addition, we will pay each of JPMP and JWC, in exchange for advisory services in connection with acquisitions, a transaction fee equal to $1,000,000 upon the consummation of the Aurora Transaction and 0.5% of the aggregate purchase price upon consummation of any other acquisition or disposition by us. We will also reimburse JPMP and JWC for all expenses incurred by them in connection with the agreement. The management agreement may be terminated by either JPMP or JWC with respect to that party only, or by mutual consent of JPMP and JWC, at any time on 30 days’ notice, and will terminate with respect to either JPMP or JWC on the date such party owns less than 5% of the units of Crunch Equity Holding, LLC that it purchased on the closing date of the Pinnacle Transaction. In addition, the management agreement may be terminated with respect to either JPMP or JWC in connection with an initial public offering or a change in law, occurrence or event which causes the existence of the management agreement to render any of the directors designated by JPMP or JWC an “interested” or not otherwise independent director or adversely affects such party’s right to designate a director or such director’s ability to perform his duties as director. In such event, such party will be entitled to receive a termination fee equal to the net present value of the fees which would have been paid to such party for the two-year period commencing on the date of termination.

In connection with the Pinnacle Transaction, we paid each of JPMP and JWC a transaction fee in the amount of $2,425,000 ($4,850,000 in the aggregate). We also paid all expenses of JPMP, JWC and each of their controlled affiliates, including the fees and expenses of their respective counsel and other advisors and consultants, in connection with the Pinnacle Transaction.

In addition, in connection with the Pinnacle Transaction, PFHC entered into an agreement with CDM Capital LLC, an affiliate of CDM Investor Group LLC, pursuant to which CDM Capital LLC will receive, in exchange for advisory services in connection with acquisitions, a transaction fee equal to 0.5% of the aggregate purchase price upon consummation of any acquisition (other than the Pinnacle Transaction or the Aurora Transaction) by us. The payments to CDM Capital LLC under the fee agreement cease at the time at which CDM Investor Group LLC no longer owns at least 5% of the Crunch Equity Holding, LLC units issued to it at the closing of the Pinnacle Transaction.

These arrangements with the Sponsors also contain standard indemnification provisions by us of the Sponsors.

Upon the closing date of the Aurora Transaction, PFGI assumed all of PFHC’s rights and obligations under the management and fee agreements.

Tax sharing agreement

On November 25, 2003, we entered into a tax sharing agreement with Crunch Holding Corp. which provides that we will file U.S. federal income tax returns with Crunch Holding Corp. on a consolidated basis. This agreement further provides that we make distributions to Crunch Holding Corp., and Crunch Holding Corp. makes contributions to us, such that we incur the expense for taxes generated by our business on the same basis as if we did not file consolidated tax returns. Aurora and its wholly owned subsidiary, Sea Coast, became party to the tax sharing agreement on March 19, 2004.

Indemnity agreement

In connection with the Aurora Transaction, we entered into an indemnity agreement with the Bondholders Trust. Pursuant to the indemnity agreement, the Bondholders Trust is required to reimburse us in respect of losses resulting from liabilities other than those (a) reserved against on the balance sheet of Aurora delivered to Crunch Equity Holding, LLC pursuant to the Merger Agreement (or not required under GAAP to be so reserved against), (b) entered into in the ordinary course of business, and (c) disclosed as of November 25, 2003; and claims by third parties which would give rise to a breach of any of the representations or warranties of Aurora set forth in the Merger Agreement.

The Bondholders Trust is not required to reimburse us for the first $1 million of such losses (subject to upward adjustment of up to $14 million depending on the level of Aurora’s net debt at closing) and its aggregate reimbursement obligation may not exceed $30 million. Any claims for indemnification must be made by us prior to the first anniversary of the closing date of the Aurora Transaction. The Bondholders Trust may satisfy its indemnification obligations by delivering Class A units (valued at $1,000 per unit) to Crunch Equity Holding, LLC for cancellation or by paying cash. The indemnity agreement was amended and restated on May 4, 2004 to provide that the $30 million cap will be increased as further provided therein to the extent we are obligated to pay amounts in excess of $6.85 million to any prepetition lender in connection with the R2 appeal described in “The Transactions.”

Registration rights agreement

In connection with the Aurora Transaction, Crunch Holding Corp. entered into a registration rights agreement with the members of Crunch Equity Holding, LLC. Pursuant to the registration rights agreement, following consummation of an IPO by Crunch Holding Corp., affiliates of JPMP, affiliates of JWC, CDM Investor Group LLC and the Bondholders Trust will each receive a demand registration right with respect to shares of Crunch Holding Corp. received by it upon liquidation of Crunch Equity Holding, LLC in connection with the initial public offering, as well as unlimited rights to include its shares of Crunch Holding Corp. in registered offerings by Crunch Holding Corp. and to request registration on Form S-3 if Crunch Holding Corp. has qualified for the use of Form S-3, in all cases subject to certain conditions, standard cutbacks and other customary restrictions.

Senior credit facility and interim financing commitment

JPMorgan Chase & Co. or one of its affiliates is a lender under the senior secured credit facilities. In addition, JPMorgan Chase & Co. or its affiliates in conjunction with each of the other initial purchasers or their affiliates agreed to provide us with senior subordinated financing in an aggregate amount of $150.0 million in the event that the offering of the old notes was not consummated. J.P. Morgan Securities Inc. was an initial purchaser of the old notes and both J.P. Morgan Securities Inc. and JPMorgan Chase & Co. are affiliates of JPMP Capital Corp., which owns approximately 25% of our parent’s outstanding capital stock (on a fully diluted basis) and has the right under the members’ agreement to appoint three of our directors. JPMP Capital Corp. is an affiliate of J.P. Morgan Partners, LLC. Steven P. Murray, a partner of J.P. Morgan Partners, LLC, Kevin G. O’Brien, a principal of J.P. Morgan Partners, LLC, and Terry Peets, an advisor to J.P. Morgan Partners LLC, serve as three of our directors.

Description of senior secured credit facilities

General

On November 25, 2003, we entered into a credit agreement led by J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., who act as joint lead arrangers, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., who act as joint bookrunners in connection with the senior secured credit facilities. Under this credit agreement, Deutsche Bank Trust Company Americas acts as administrative agent and collateral agent, General Electric Capital Corporation acts as syndication agent, JPMorgan Chase Bank, Citicorp North America, Inc. and Canadian Imperial Bank of Commerce act as co-documentation agents and a syndicate of banks and other financial institutions act as lenders, providing for the senior secured credit facilities.

The senior secured credit facilities consist of:

• a $130.0 million senior secured revolving credit facility maturing November 25, 2009, of which up to $65.0 million was made available on and after November 25, 2003, and the remaining $65.0 million was made available on and after the closing date of the Aurora Transaction; and

• a $545.0 million senior secured term loan facility maturing November 25, 2010, of which up to $120.0 million was made available on November 25, 2003, and $425.0 million was made available on the closing date of the Aurora Transaction.

Subject to certain restrictions and exceptions, our senior secured credit facilities also permit us to obtain up to an additional $125.0 million of credit facilities, or the additional credit facilities, without the consent of the existing lenders thereunder, so long as no default or event of default under the senior secured credit facilities has occurred or would occur after giving effect to such issuance and certain other conditions are satisfied, including pro forma compliance with certain financial ratios.

Security and guarantees

Our obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Crunch Holding Corp., our parent, and each existing and subsequently acquired or organized domestic subsidiary of our parent.

Our obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of our and our parent’s assets and substantially all of the assets of each existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences to us or our parent would result therefrom, foreign) subsidiary of our parent, including but not limited to:

• a first priority pledge of 100% of our capital stock and 100% of the capital stock and other equity interests held by us, our parent and each existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences to us or our parent would result therefrom, foreign) subsidiary of our parent (which pledge, in the case of capital stock of any foreign subsidiary, shall be limited to 65% of the capital stock of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to us or our parent); and

• a perfected first-priority security interest in substantially all tangible and intangible assets of our parent, us and each existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences to us or our parent would result therefrom, foreign) subsidiary of our parent.

Interest rates and fees

The borrowings under the senior secured credit facilities bear interest as follows:

• Revolving credit facility: initially (a) in the case of loans with an interest rate based on the Alternate Base Rate, an applicable margin of 1.75% per annum plus the higher of (i) JPMorgan Chase Bank’s prime rate and (ii) the federal funds effective rate plus  1/2 of 1% or (b) in the case of loans with an interest rate based on the Eurodollar rate, the Eurodollar rate plus an applicable margin of 2.75% per annum, and, after the delivery of the financial statements for the fiscal quarter ending on January 31, 2004, such applicable margins are subject to reduction subject to our parent and its subsidiaries attaining certain leverage ratios; and

• Term loan facility: (a) in the case of loans with an interest rate based on the Alternate Base Rate, an applicable margin of 1.75% per annum plus the higher of (i) JPMorgan Chase Bank’s prime rate and (ii) the federal funds effective rate plus  1/2 of 1% or (b) in the case of loans with an interest rate based on the Eurodollar rate, the Eurodollar rate plus an applicable margin of 2.75% per annum.

In addition to paying interest on the outstanding principal under the senior secured credit facilities, we will also pay (a) a commitment fee to the lenders under the revolving credit facility in respect of the average daily unused commitments under the revolving credit facility at a rate equal to 1/2 of 1% per annum and (b) a commitment fee on the average daily undrawn portion of the commitments under the term loan facility at a rate equal to 1.25% per annum.

In connection with the senior secured credit facilities, we are also required to pay customary administrative fees, letter of credit issuance and administration fees and certain expenses, and to provide certain customary indemnities.

Scheduled amortization payments and mandatory prepayments

The term loan facility under the senior secured credit facilities provides for quarterly amortization payments totaling 1% per annum beginning on June 30, 2004, resulting in amortization of 0.50% of the aggregate principal amount of the term loans outstanding as of November 25, 2003 and of the aggregate principal amount of the term loans outstanding as of March 19, 2004 during the first year following November 25, 2003, 1.00% during the second through sixth years and 94.50% during the seventh year.

In addition, the senior secured credit facilities require us to prepay outstanding term loans (and, after the term loans have been repaid in full, to prepay outstanding revolving credit loans), subject to certain exceptions, with:

• 100% of the net proceeds of certain asset dispositions by Crunch Holding Corp. or its subsidiaries;

• 50% of the net proceeds of certain public equity issuances by Crunch Holding Corp. or its subsidiaries;

• 75% (which percentage is reduced if our leverage ratio is less than certain levels) of excess cash flow (as defined in the credit agreement); and

• 100% of the net proceeds of certain debt issuances by Crunch Holding Corp. or its subsidiaries (other than the notes offered hereby and other debt permitted under the credit agreement).

Voluntary prepayments

The senior secured credit facilities provide for voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the senior secured credit facilities, without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans.

Covenants

The senior secured credit facilities contain financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the senior secured credit facilities include, among other things, limitations (each of which shall be subject to standard and customary and other exceptions for financings of this type) on our ability to:

• declare dividends and make other distributions;

• redeem or repurchase our capital stock;

• prepay, redeem or repurchase certain of our indebtedness (including the notes);

• make loans or investments (including acquisitions);

• incur additional indebtedness;

• grant liens;

• enter into sale-leaseback transactions;

• modify the terms of the notes or certain other debt or capital stock;

• restrict dividends from our subsidiaries;

• enter into new lines of business;

• recapitalize, merge, consolidate or enter into acquisitions;

• sell our assets; and

• enter into transactions with our affiliates.

In addition, the senior secured credit facilities require us to maintain the following financial covenants:

• a maximum total leverage ratio;

• a minimum interest coverage ratio; and

• a maximum capital expenditure limitation.

Events of default

Our senior secured credit facilities contain certain customary events of default, including, among others:

• nonpayment of principal, interest, fees or other amounts when due;

• breach of the affirmative or negative covenants;

• inaccuracy of the representation or warranties;

• cross-default and cross-acceleration with respect to other material indebtedness;

• bankruptcy or insolvency;

• material judgments entered against our parent, us or any of our subsidiaries;

• certain ERISA violations;

• actual or asserted invalidity of the security documents or guarantees associated with the senior secured credit facilities;

• a change in control (as described in the senior secured credit facilities); and

• actual or asserted invalidity of the provisions of the notes subordinating the notes to the senior secured credit facilities.

Some of these events of default allow for grace periods and materiality thresholds.

Description of notes

You can find the definitions of certain terms used in this description under the subheading “—Certain definitions.” In this description the word “Company” refers only to Pinnacle Foods Group Inc. but not to any of its Subsidiaries, “Holdings” refers to Crunch Holding Corp., which owns all the outstanding stock of the Company, and “CEH” refers to Crunch Equity Holding, LLC, which owns all the outstanding stock of Holdings.

The old notes were, and the exchange notes will be, issued under an indenture dated as of November 25, 2003 among the Company, the guarantors and Wilmington Trust Company, as trustee. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

On November 25, 2003, we issued $200,000,000 aggregate principal amount of old notes under the indenture, and on February 20, 2004, we issued an additional $194,000,000 aggregate principal amount of old notes under the indenture. The terms of the exchange notes are identical in all material respects to the old notes, except the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights or be entitled to any additional interest. Wilmington Trust Company, as trustee of the notes, will authenticate and deliver exchange notes for original issue only in exchange for a like principal amount of old notes. Any old notes that remain outstanding after the consummation of the exchange offer, together with the exchange notes, will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of the outstanding notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount of the old notes and exchange notes then outstanding.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the exchange notes. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. Certain defined terms used in this description but not defined below under “—Certain definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief description of the notes and the guarantees

The notes

The old notes are, and the exchange notes will be,

• general unsecured obligations of the Company;

• subordinated in right of payment to all existing and future Senior Debt of the Company;

• pari passu in right of payment with any future senior subordinated Indebtedness of the Company; and

• senior in right of payment to any future subordinated Indebtedness of the Company.

The note guarantors

The old notes are, and the exchange notes will be, guaranteed by each of the Domestic Subsidiaries of the Company, which currently consist of the following:

• Pinnacle Foods Corporation;

• PF Sales, LLC;

• PF Distribution, LLC;

• Pinnacle Foods Brands Corporation;

• PF Standards Corporation;

• Pinnacle Foods Management Corporation;

• PF Sales (N. Central Region) Corp.; and

• Sea Coast Foods, Inc.

Except under certain circumstances, the notes are not guaranteed by the Foreign Subsidiaries of the Company. The only existing Foreign Subsidiary is Pinnacle Foods Canada Corporation.

Pinnacle Foods Canada Corporation generated 4.9% of the net sales of the Company and its consolidated subsidiaries for the nine months ended April 30, 2004, and accounted for 0.3% of the assets of the Company and its consolidated subsidiaries at April 30, 2004.

The guarantees

Each guarantee of the old notes is, and of the exchange notes will be:

• a general unsecured obligation of the Guarantor;

• subordinated in right of payment to all existing and future Senior Debt of that Guarantor;

• pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor; and

• senior in right of payment to any future subordinated Indebtedness of the Guarantor.

As of April 30, 2004, the Company had total debt outstanding (including the notes) of approximately $945.8 million, and approximately $118.5 million would have been available (after giving effect to the outstanding letters of credit of approximately $11.5 million) to the Company for additional borrowings under its credit facility, all of which constitutes Senior Debt ranking ahead of the notes, and all of which constitutes secured debt. As indicated above and as discussed in detail below under the caption “—Subordination,” payments on the notes and under the guarantees will be subordinated to the payment of Senior Debt. The indenture will permit both the Company and the Guarantors to incur additional Senior Debt.

All of the Company’s Subsidiaries are “Restricted Subsidiaries,” except that under the circumstances described below under the subheading “—Certain covenants—Designation of restricted and unrestricted subsidiaries,” the Company is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” The Company’s Unrestricted Subsidiaries, if any exist in the future, will not be subject to the restrictive covenants in the indenture, and they will not guarantee the notes.

Principal, maturity and interest

The Company initially issued notes in a total principal amount of $200,000,000 on November 25, 2003, and subsequently issued notes in an aggregate principal amount of $194,000,000 on February 20, 2004. The Company will issue up to $394,000,000 of exchange notes in exchange for the old notes in the exchange offer. The Company may issue additional notes under the indenture from time to time. Any issuance of additional notes will be subject to the covenant described below under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock.” The exchange notes, the old notes and any additional notes subsequently issued under the indenture will rank equally and will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue exchange notes in denominations of $1,000 and integral multiples of $1,000. The old notes and the exchange notes will mature on December 1, 2013.

Interest on the notes accrues at the rate of 8 1/4% per annum and is payable semi-annually in arrears on June 1 and December 1, commencing on June 1, 2004. The Company will make each interest payment to the Holders of record on the immediately preceding May 15 and November 15.

Interest on the notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of receiving payments on the notes

If a Holder owning at least $5.0 million in principal amount of notes has given wire transfer instructions to the Company and the Trustee by the record date for such payment, the Company will pay all principal, interest and premium and additional interest, if any, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York (which will initially be the corporate trust office of the trustee) unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying agent and registrar for the notes

The trustee will initially act as paying agent and registrar for the notes. The Company may change the paying agent or registrar without prior notice to the Holders of the notes, and the Company or any of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes or similar government charges due on transfer or exchange. The Company is not required to transfer or exchange any note selected for redemption except the unredeemed portion of any note being redeemed in part. Also, the Company is not required to transfer or exchange any note (i) for a period of 15 days before a selection of notes to be redeemed or (ii) between a record date and the next succeeding interest payment date.

Guarantees

The old notes are, and the exchange notes will be, guaranteed by each of the Company’s Domestic Subsidiaries and certain future subsidiaries of the Company. Subject to the conditions described below, the Guarantors will, jointly and severally, unconditionally guarantee on a senior subordinated basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Company under the indenture and the notes, whether for principal, premium or additional interest, if any, or interest on the notes or otherwise. The Guarantors will also pay, on a senior subordinated basis and in addition to the amount stated above, any and all expenses (including counsel fees and expenses) incurred by the trustee under the indenture in enforcing any rights under a guarantee with respect to a Guarantor. Each guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor on the same basis as the notes are subordinated to the Senior Debt of the Company. The obligations of each Guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. See “Risk factors—Risks related to the notes—Federal and state fraudulent transfer laws permit a court to void the notes and any guarantees, and, if that occurs, you may not receive any payments on the notes.

A subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger, if other than such Guarantor, assumes all the obligations of that Guarantor under the indenture, its guarantee and the Exchange and Registration Rights Agreements pursuant to a supplemental indenture satisfactory to the trustee and completes all other required documentation; or

(b) in the case of a sale or disposition constituting an Asset Sale, the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

Notwithstanding the foregoing, a Restricted Subsidiary may consolidate with, merge into or transfer all or part of its assets and properties to the Company or a Subsidiary of the Company that is a Guarantor.

The guarantee of a subsidiary Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

(2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale complies with the “Asset Sale” provisions of the indenture;

(3) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) upon any legal defeasance in accordance with the terms of the indenture;

(5) if such Guarantor is or becomes a Receivables Subsidiary; or

(6) in the case of a Foreign Subsidiary that is a subsidiary Guarantor, the obligation in respect of which such guarantee arose is released.

See “—Repurchase at the option of holders—Asset sales,” “—Certain covenants—Designation of restricted and unrestricted subsidiaries” and “—Legal defeasance and covenant defeasance.”

Subordination

The payment of principal, interest and premium and additional interest, if any, on the old notes and the exchange notes will be subordinated to the prior payment in full of all Senior Debt of the Company, including Senior Debt incurred after the date of the indenture.

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt whether or not such interest is an allowed claim in any such proceeding) before the Holders of notes will be entitled to receive any payment or distribution with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust, if any, as described under “—Legal defeasance and covenant defeasance”), in the event of any distribution to creditors of the Company:

(1) in a liquidation or dissolution of the Company;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of the Company’s assets and liabilities.

The Company also may not make any payment or distribution in respect of the old notes and the exchange notes (except in the form of Permitted Junior Securities or from the trust described under “—Legal defeasance and covenant defeasance”) and may not make any deposits with the trustee as described under “—Legal defeasance and covenant defeasance” if:

(1) a payment default on Designated Senior Debt occurs and is continuing; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity, and the trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or the Representative of any Designated Senior Debt.

Payments on the notes may and will be resumed at the first to occur of the following:

(1) in the case of a payment default on Designated Senior Debt, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default on Designated Senior Debt, upon the earlier of the date on which such nonpayment default is cured or waived and 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

Notwithstanding the foregoing, the Company may make payment on the notes if the Company and the trustee receive written notice approving such payment from the Representative of the Designated Senior Debt with respect to which either of the events set forth in clauses (1) and (2) of this paragraph has occurred and is continuing.

No new Payment Blockage Notice may be delivered unless and until:

(1) 365 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium and additional interest, if any, on the notes that have come due have been paid in full in cash.

Not more than one Payment Blockage Notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to all Designated Senior Debt during such period, provided that if any Payment Blockage Notice is delivered to the trustee by or on behalf of the holders of Designated Senior Debt of the Company (other than the holders of Indebtedness under the Credit Agreement), a Representative of holders of Indebtedness under the Credit Agreement may give another Payment Blockage Notice within such period. However, in no event may the total number of days during which any payment blockage period or periods on the notes is in effect exceed 179 days in the aggregate during any consecutive 365-day period, and there must be at least 186 days during any consecutive 365-day period during which no payment blockage period is in effect.

The failure to make any payment on the notes by reason of the subordination provisions of the indenture will not be construed as preventing the occurrence of an Event of Default with respect to the notes by reason of the failure to make a required payment. Upon termination of any period of payment blockage, the Company will be required to resume making any and all required payments under the notes, including any missed payments. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice.

If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under “—Legal defeasance and covenant defeasance”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or the Holder has received written notice at least two Business Days prior to the relevant payment date that the payment is prohibited;

the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

The Company must promptly notify the Representative of Designated Senior Debt if payment of the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See “Risk factors—Risks related to the notes—The notes and the guarantees are effectively subordinated to all of our and our guarantors’ secured indebtedness and all indebtedness of our non-guarantor subsidiaries.”

Optional redemption

At any time prior to December 1, 2006, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture (calculated after giving effect to the issuance of additional notes) at a redemption price of 108.250% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the Net Cash Proceeds from one or more Equity Offerings by the Company, Holdings or CEH (so long as such Net Cash Proceeds are contributed to the Company as common equity); provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture (calculated after giving effect to the issuance of additional notes) remains outstanding immediately after the redemption (excluding any notes held by the Company and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

The notes may be redeemed, in whole or in part, at any time prior to December 1, 2008, at the option of the Company upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Except as described in the two preceding paragraphs, the notes will not be redeemable at the Company’s option prior to December 1, 2008.

On or after December 1, 2008, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, on the notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage

2008	104.125%
2009	102.750%
2010	101.375%
2011 and thereafter	100.000%

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

If less than all of the notes are to be redeemed, the procedures described below under “—Selection and notice” will apply.

No mandatory redemption or sinking fund

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the option of holders

Change of Control

If a Change of Control occurs and the Company does not exercise its option to redeem the notes, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to a Change of Control offer on the terms set forth in the indenture (a “Change of Control Offer”). In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and additional interest, if any, on the notes repurchased, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) (a “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Section 14(e) of and Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

In the event that at the time of the Change of Control the terms of any agreement governing Senior Debt of the Company or its Subsidiaries restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of notice to Holders of notes provided for above, but in any event within 60 days following a Change of Control, the Company will either

(1) repay all outstanding Senior Debt or offer to repay all such Senior Debt and repay the Indebtedness of each lender who has accepted the offer or (2) obtain the requisite consents, if required, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment date.

If the Company does not obtain such consents or repay such Indebtedness, the Company will remain prohibited from purchasing the notes pursuant to this covenant. In such event, the Company’s failure to make the offer to purchase pursuant to this covenant would constitute an Event of Default under the indenture which in turn would constitute a default under the Credit Agreement. In such circumstances, the subordination provisions of the indenture would likely prohibit payments to the Holders of the notes.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company, Holdings and CEH by increasing the capital required to effectuate such transactions.

Asset sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any other person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of (A) cash or Cash Equivalents, (B) all or substantially all of the assets of one or more Permitted Business Units, (C) Capital Stock in one or more

Persons engaged in a Permitted Business that are or thereby become Restricted Subsidiaries of the Company or (D) any combination of the items referred to in clauses (A) through (C) above. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or any guarantee) that are assumed by the transferee of any such assets;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days after such Asset Sale, to the extent of the cash received in that conversion; and

(c) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in the Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed $5.0 million (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or such Restricted Subsidiary, as the case may be) may apply those Net Proceeds at its option:

(1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to repay Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to the Company or an Affiliate of the Company or pari passu Indebtedness);

(3) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(4) to acquire all or substantially all of the assets of one or more Permitted Business Units; or

(5) to acquire other long-term assets that are used or useful in a Permitted Business;

it being understood that the Company may apply Net Proceeds received by any of its Restricted Subsidiaries in any of the foregoing manners and any Restricted Subsidiary of the Company may apply Net Proceeds received by the Company or another Restricted Subsidiary of the Company in any of the foregoing manners.

Pending the final application of any Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will constitute “Excess Proceeds.” On the 366th day after an Asset Sale, if the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will make an Asset Sale offer to all Holders of notes and all holders of any other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem such Indebtedness with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds (an “Asset Sale Offer”). The Company will be required to complete the Asset Sale Offer no earlier than 30 days and no later than 60 days after notice of the Asset Sale Offer is provided to the Holders, or such later date as may be required under applicable law. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and additional interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered notes and pari passu Indebtedness, if any. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Section 14(e) of and Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

The agreements governing all of the Company’s outstanding Senior Debt currently restrict the Company from purchasing notes, and also provide that certain change of control or asset sale events with respect to the Company would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition, neither of which may be possible. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing notes. In such case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, likely constitute a default under such Senior Debt. See “Risk factors—Risks related to the notes—If we are not able to repurchase the notes upon a change of control, we would be in default under the indenture and our senior secured credit facilities, permitting the lenders under our senior secured credit facilities to accelerate the maturity of the borrowings thereunder and to institute foreclosure proceedings against our assets and we could be forced to seek bankruptcy protection.” In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

Selection and notice

If less than all of the notes are to be redeemed in connection with any redemption, the trustee will select notes (or portions of notes) for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of a principal amount of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and additional interest, if any, will cease to accrue on notes or portions of them called for redemption.

Certain covenants

Restricted payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend on, or make any other payment or distribution on account of, the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (in each case, other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the guarantees, except a payment of interest or principal at the Stated Maturity thereof (other than:

(A) the purchase, repurchase or other acquisition of any such subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition, and

(B) intercompany Indebtedness described in clause (6) of the second paragraph of the covenant described under “—Incurrence of indebtedness and issuance of preferred stock”); or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of indebtedness and issuance of preferred stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (9), (10) and (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from November 1, 2003 to the end of the Company’s most recently ended fiscal quarter for which consolidated financial statements of the Company are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate Net Cash Proceeds and the fair market value of any property (other than cash) used or useful in a Permitted Business, in each case received by the Company subsequent to the date of the indenture (i) as a contribution to its common equity capital or (ii) from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or (iii) as a result of the issue or sale after the date of the indenture of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company or any Restricted Subsidiary of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), except any Net Cash Proceeds that have been utilized for any other purpose under this covenant (other than pursuant to clause (12) below), plus

(c) 100% of the fair market value of any Permitted Business (including Capital Stock of a Permitted Business that is or becomes a Restricted Subsidiary) received by the Company or a Restricted Subsidiary of the Company as consideration for the issuance by the Company subsequent to the date of the indenture of Capital Stock (other than Disqualified Stock) of the Company or as a contribution to the common equity capital of the Company, plus

(d) to the extent that the Company or a Restricted Subsidiary of the Company receives cash in respect of any Restricted Investment that was made subsequent to the date of the indenture, the lesser of (i) the amount of cash received with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(e) to the extent that, after the date of the indenture, any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation and (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, plus

(f) 100% of any dividends, interest on Indebtedness, repayments of loans or advances or other transfers of assets received by the Company or any of its Restricted Subsidiaries after the date of the indenture from an Unrestricted Subsidiary of the Company, the Investment in which Unrestricted Subsidiary was made solely based on clause (15) of the definition of “Permitted Investments,” to the extent that such dividends, payments, repayments or transfers were not otherwise included in the Consolidated Net Income of the Company for such period.

The preceding provisions will not prohibit:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration the dividend payment or other distribution would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment with the Net Cash Proceeds of a substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock) or contribution to the common equity capital of the Company to the extent not previously utilized for any other purpose under this covenant; provided, however, that the Net Cash Proceeds from such sale or capital contribution applied in the manner set forth in this clause (2) will be excluded from the calculation of amounts under clause 3(b) of the paragraph above;

(3) the redemption, repurchase, defeasance or other acquisition of subordinated Indebtedness of the Company or any Restricted Subsidiary of the Company, in exchange for, or with the net cash proceeds from a substantially concurrent issuance or sale of, Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) the payment of dividends, other distributions or amounts to Holdings in amounts equal to the amounts expended by Holdings or CEH to purchase, repurchase, retire or otherwise acquire for value Equity Interests of Holdings owned by employees, former employees, directors, former directors, consultants or former consultants of Holdings, the Company or any of its Subsidiaries (or permitted transferees, assigns, estates or heirs of such employees, former employees, directors, former directors, consultants or former consultants); provided, however, that the aggregate amount paid, loaned or advanced to Holdings pursuant to this clause (5) will not, in the aggregate, exceed $5.0 million per fiscal year of the Company (with amounts not used in any fiscal year carried forward to the next two fiscal years and no further), plus the net proceeds of any key-person life insurance received by the Company after the date of the indenture, plus amounts contributed by Holdings to the common equity capital of the Company after the closing date as a result of the sale of Capital Stock (other than Disqualified Stock) to employees, officers, directors and consultants to the extent not previously utilized for any other purpose under this covenant;

(6) the payment of any dividends, distributions or other advances by the Company to Holdings to permit Holdings and CEH to pay franchise taxes and other fees and expenses required to maintain its existence and to provide for all other actual operating costs of Holdings and CEH, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services, of up to $1.5 million per fiscal year;

(7) the repurchase of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible securities to the extent the shares of such Capital Stock represent a portion of the exercise price of such options, warrants or convertible securities;

(8) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or preferred stock of its Restricted Subsidiaries issued after the date of the indenture pursuant to the covenant described below under the caption “—Incurrence of indebtedness and issuance of preferred stock”;

(9) any payments made, or the performance of any of the transactions contemplated, in connection with the Merger and the financing thereof and described in this prospectus under the headings “Management” and “Certain relationships and related transactions”;

(10) so long as no Default has occurred and is continuing or would be caused thereby, any redemption, repurchase, retirement, defeasance or other acquisition for value of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the net cash proceeds of the substantially concurrent sale of, Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be; provided that such new Disqualified Stock is issued pursuant to the covenant described below under the caption “—Incurrence of indebtedness and issuance of preferred stock”;

(11) payments, whether in the form of cash dividends or other distributions on the Company’s Capital Stock or otherwise, used to fund the payment of fees and expenses owed by the Company or its Restricted Subsidiaries to Affiliates to the extent (a) permitted by the covenant described under “—Transactions with affiliates” and (b) not covered in the last paragraph of this covenant;

(12) any purchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness upon a Change of Control or an Asset Sale to the extent required by the indentures or other agreements pursuant to which such subordinated Indebtedness was issued, but only if the Company (i) in the case of a Change of Control, has made an offer to repurchase the notes as described under “Repurchase at the option of holders— Change of control” or (ii) in the case of an Asset Sale, has applied the Net Proceeds from such Asset Sale in accordance with the provisions described under “—Repurchase at the option of holders— Asset sales”;

(13) payments pursuant to any tax allocation agreement contemplated by clause (6) below under the caption “—Transactions with affiliates”;

(14) so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends on the Company’s common stock (or dividends, distributions or advances to Holdings or any other direct or indirect parent of the Company to allow Holdings or such other direct or indirect parent to pay dividends on its common stock), following the first public offering of the Company’s common stock (or of Holdings’ or such other direct or indirect parent’s common stock, as the case may be) after the date of the indenture, of, whichever is earlier, (i) in the case of the first public offering of the Company’s common stock, up to 6% per annum of the Net Cash Proceeds received by the

Company in such public offering or (ii) in the case of the first public offering of Holdings’ or such other direct or indirect parent’s common stock, up to 6% per annum of the amount contributed by Holdings (or contributed directly or indirectly by such other direct or indirect parent, as the case may be) to the Company from the Net Cash Proceeds received by Holdings or such other direct or indirect parent in such public offering; or

(15) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $12.0 million or, if the Aurora Acquisition has been consummated, $25.0 million, in each case since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Company’s Board of Directors, whose determination with respect thereto shall be conclusive, and evidenced by a resolution to be delivered to the trustee. For the avoidance of doubt, the transactions contemplated by the Merger Agreement, the Credit Agreement, the Purchase Agreement, the Exchange and Registration Rights Agreements, the Members’ Agreement and the Management and Fee Agreements will be addressed under the covenant below described under the caption “—Transactions with affiliates” and will not be considered to be Restricted Payments.

Incurrence of indebtedness and issuance of preferred stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any shares of preferred stock; provided, however, that the Company or any Guarantor may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary may issue preferred stock and incur Acquired Debt, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which consolidated financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any Guarantor of Indebtedness and letters of credit under Credit Facilities, in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the face amount thereof) not to exceed (a) $185.0 million or (b) if the Aurora Acquisition has been consummated, $700.0 million less, in the case of clauses (a) and (b) above,

(a) the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the date of the indenture to repay term Indebtedness under a Credit Facility or to repay revolving credit Indebtedness and effect a corresponding commitment reduction thereunder, in each case, pursuant to the covenant described above under the caption “—Repurchase at the option of holders— Asset sales” and less

(b) the amount of Indebtedness incurred and outstanding in connection with a Qualified Receivables Transaction pursuant to clause (13) of this paragraph;

(2) the incurrence by the Company of Existing Indebtedness;

(3) the incurrence by the Company of Indebtedness represented by the notes to be issued on the date of the indenture and the Exchange Notes to be issued pursuant to the indenture and the registration rights agreements and the incurrence by any Guarantor of Indebtedness represented by any guarantee related to the notes or the Exchange Notes;

(4) the incurrence by the Company or any Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including borrowings under a Credit Facility) or Acquired Debt, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction, development, maintenance, upgrade or improvement of property, plant, equipment or assets (in each case whether through the direct purchase of assets or through the purchase of Capital Stock of the Person owning such assets) used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed, at any time outstanding, the greater of (a) $15.0 million and (b) 2.0% of Total Assets;

(5) the incurrence by the Company or any Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (5) or (15) of this paragraph;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries (other than a Receivables Subsidiary); provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company; will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) shares of preferred stock of a non-Guarantor Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent transfer of any Equity Interests or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Company or any other Restricted Subsidiary) shall be deemed, in each case, to be an issuance of preferred stock;

(8) the incurrence by the Company or any Guarantor of Hedging Obligations in the ordinary course of business or as may be required in connection with any Senior Debt and not for speculative purposes;

(9) the guarantee by the Company or any Guarantor of Indebtedness of the Company or a Guarantor that was permitted to be incurred by another provision of this covenant;

(10) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of workers’ compensation claims, self-insurance obligations, indemnities, performance bonds, bankers’ acceptances, letters of credit and surety, appeal or similar bonds provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business and, in any such case, any reimbursement obligations in connection therewith;

(11) Indebtedness of the Company or any Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to defease all outstanding notes in full as described below under the covenant “—Legal defeasance and covenant defeasance”;

(12) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection or overdraft protection in the ordinary course of business;

(13) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction; provided that such Indebtedness is non-recourse to the Company or any of its Restricted Subsidiaries (except to the extent of customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction);

(14) obligations of the Company and its Restricted Subsidiaries arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the indenture, other than Guarantees by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of the Company for the purpose of financing such acquisition; provided, however, that the maximum aggregate liability in respect of all such obligations shall not exceed the gross proceeds, including the fair market value as determined in good faith by a majority of the Board of Directors of the Company of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(15) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, the issuance by the Company of Disqualified Stock or the issuance by a Restricted Subsidiary of preferred stock in an aggregate principal amount or liquidation preference at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (15), not to exceed $15.0 million or, if the Aurora Acquisition has been consummated, $30.0 million; and

(16) Indebtedness of Foreign Subsidiaries not to exceed $5.0 million or, if the Aurora Acquisition has been consummated, $10.0 million.

For purposes of determining compliance with this “Incurrence of indebtedness and issuance of preferred stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred pursuant to clause (1) of the definition of Permitted Debt. Indebtedness permitted by this covenant need not be permitted by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest and dividends on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment or accrual of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant.

No senior subordinated debt

The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company and senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor’s guarantee.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis (or on a senior basis in the case of obligations subordinated in right of payment to the notes) with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and other payment restrictions affecting restricted subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings of any of the foregoing, provided that the amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacement or refinancings of such instrument are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreement on the date of the indenture;

(2) Credit Facilities;

(3) the indenture, the notes and the guarantees;

(4) applicable law or any applicable rule or regulation;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6) customary non-assignment provisions in leases, licenses or similar contracts entered into in the ordinary course of business or that restrict the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract;

(7) restrictions encumbering property at the time such property was acquired by the Company or any of its Restricted Subsidiaries, so long as such encumbrance or restriction relates solely to the property so acquired;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary or the assets of a Restricted Subsidiary pending the sale or other disposition of such assets or Restricted Subsidiary;

(9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenants described above under the caption “—Liens” and “—Incurrence of indebtedness and issuance of preferred stock” that limit the right of the debtor to dispose of or transfer the assets subject to such Liens;

(11) any transfer of, agreement to transfer, or option or right with respect to, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the indenture;

(12) provisions with respect to the disposition or distribution of assets or property and other customary provisions in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(14) Indebtedness permitted to be incurred pursuant to clause (4) of the second paragraph of the covenant described under “—Incurrence of indebtedness and issuance of preferred stock” for property acquired in the ordinary course of business that only imposes encumbrances or restrictions on the property so acquired;

(15) net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(16) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary; and

(17) agreements governing Indebtedness permitted to be incurred pursuant to the covenant described under “—Incurrence of indebtedness and issuance of preferred stock,” provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are not materially more restrictive to the Company, as determined by the Board of Directors of the Company in their reasonable and good faith judgment, than the provisions contained in the Credit Agreement or the indenture as in effect on the date of the indenture.

Merger, consolidation or sale of assets

The Company may not, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person unless, in the case of clauses (1) and (2) above:

(1) either:

(a) the Company is the surviving corporation; or

(b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is either (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) a partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, which corporation becomes a co-issuer of the notes pursuant to a supplemental indenture duly and validly executed by the trustee;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the Exchange and Registration Rights Agreements pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either:

(a) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made (the “Successor Company”) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock”; or

(b) the Fixed Charge Coverage Ratio for the Company or the Successor Company would be greater than the Fixed Charge Coverage Ratio for the Company prior to such transaction.

Notwithstanding clauses (3) and (4) of the preceding paragraph, the Company may merge or consolidate with a Restricted Subsidiary incorporated solely for the purpose of organizing the Company in another jurisdiction.

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, consolidation or sale of assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

Designation of restricted and unrestricted subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if no Default has occurred and is continuing at the time of the designation and if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted payments” or Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. In addition, no such designation may be made unless the proposed Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary that is not simultaneously subject to designation as an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate consideration in excess of $2.5 million and unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors in good faith; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or approved by the Board of Directors in good faith;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) payment of reasonable directors fees to Persons who are not employees of Holdings, the Company or its Subsidiaries and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or its Restricted Subsidiaries in the ordinary course of business to or with the officers, directors, consultants or employees of the Company and its Restricted Subsidiaries;

(4) sales, grants, awards or issuances of Equity Interests (other than Disqualified Stock) that are approved by a majority of the disinterested members of the Board of Directors in good faith, including the exercise of options and warrants, to Affiliates, officers, directors or employees of the Company or any contribution to the common equity capital of the Company by Affiliates of the Company;

(5) transactions involving the Company or any of its Restricted Subsidiaries, on the one hand, and JPMorgan Securities Inc., Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas, General Electric Capital Corporation, JPMorgan Chase Bank, Citicorp North America, Inc., Canadian Imperial Bank of Commerce or Chase Lincoln First Commercial Corporation on the other hand, in connection with this offering, the Merger and transactions related thereto, the Credit Agreement and any amendment, modification, supplement, extension, refinancing, replacement, work-out, restructuring and other transactions related thereto, or any management, financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services, which payments are approved by a majority of the disinterested members of the Board of Directors in good faith;

(6) as long as the Company is a member of a consolidated (or combined) group filing a consolidated (or combined) return of which Holdings is the parent, payments pursuant to the tax allocation agreement as in effect on the date of the indenture (or as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement, taken as a whole, is no less favorable to the Holders than the contract or agreement as in effect on the date of the indenture) to permit Holdings to pay taxes that are then due and owing and are attributable to the operations of the Company;

(7) Restricted Payments and Permitted Investments (other than Permitted Investments contemplated by clause (15) of the definition of “Permitted Investments”) that are permitted by the provisions of the indenture described above under the caption “—Restricted payments”;

(8) transactions effected as part of a Qualified Securitization Transaction permitted under the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock”;

(9) the existence or performance by the Company or any of its Restricted Subsidiaries of the provisions of the Merger Agreement, the Credit Agreement, the Purchase Agreement, the Exchange and Registration Rights Agreements, the Members’ Agreement and any other agreements (other than the Management and Fee Agreements, which are addressed in clause (10) below) described under the caption “Management” or “Certain relationships and related transactions” or any amendment thereto or replacement agreement therefor (including, without limitation, in connection with the Aurora Acquisition) or any transaction contemplated thereby so long as such amendment or replacement is not more disadvantageous to the Holders of the notes in any material respect than the original agreement as in effect on the date of the indenture;

(10) so long as no Default has occurred and is continuing or would be caused thereby, the existence or performance by the Company or any of its Restricted Subsidiaries of the provisions of the Management and Fee Agreements described under “Certain relationships and related transactions” or any amendment thereto or replacement agreement therefor (including, without limitation, in connection with the Aurora Acquisition) or any transaction contemplated thereby so long as such amendment or replacement is not more disadvantageous to the Holders of the notes in any material respect than the original agreement as in effect on the date of the indenture; and

(11) any agreement (other than with any Permitted Holder) as in effect as of the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders of the notes in any material respect) or any transaction contemplated thereby.

Future guarantees

If (i) the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary or if any Restricted Subsidiary becomes a Domestic Subsidiary after the date of the indenture or (ii) any Foreign Subsidiary guarantees any obligation under the Credit Facilities, then that newly acquired or created Domestic Subsidiary or the Foreign Subsidiary (other than a Receivables Subsidiary) will become a Guarantor, execute a supplemental indenture and deliver an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered and is a valid and legally binding obligation of such Subsidiary enforceable in accordance with its terms; provided, however, that all Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries will not have to comply with the requirements of this covenant. Each subsidiary guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed without rendering the subsidiary guarantee void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

If Holdings guarantees Indebtedness of the Company other than the Credit Agreement, then Holdings will (a) become a Guarantor, execute a supplemental indenture and deliver an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered and is a valid and legally binding obligation of Holdings enforceable in accordance with its terms and (b) remain a Guarantor for so long as such guarantee of such other Indebtedness remains outstanding.

Business activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Reports

Whether or not required by the SEC, so long as any notes are outstanding, the Company will furnish to the Holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

In addition, if at any time Holdings becomes a Guarantor of the notes and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and furnished to Holders of the notes pursuant to this covenant may, at the option of the Company, be filed by and be those of Holdings rather than the Company until such time as Holdings shall cease to be a Guarantor.

In addition, following the consummation of the exchange offer contemplated by the Exchange and Registration Rights Agreements, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and its Restricted Subsidiaries have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of default and remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or additional interest with respect to, the notes, whether or not prohibited by the subordination provisions of the indenture;

(2) default in payment when due of the principal of, or premium, if any, on the notes, including in connection with an Asset Sale Offer or a Change of Control Offer, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Certain covenants— Merger, consolidation or sale of assets”;

(4) failure by the Company or any of its Restricted Subsidiaries to comply for 30 days after written notice (specifying the default and demanding that the same be remedied) with any obligations under the covenants described under “—Repurchase at option of holders— Change of control,” “—Repurchase at option of holders— Asset sales” (in each case, other than a failure to purchase notes, which is covered by clause (2) above), or “—Certain covenants— Restricted payments” or “—Certain covenants— Incurrence of indebtedness and issuance of preferred stock” above;

(5) failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice (specifying the default and demanding that the same be remedied) to comply with any of the other agreements in the notes, the indenture or the guarantees;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness within any applicable grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its expressed maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other Indebtedness contemplated by clause (a) or (b) above, aggregates $15.0 million or more and such default continues for 10 days after receipt of the written notice (specifying the default and demanding that the same be remedied) referred to below;

(7) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $15.0 million (net of any amounts covered by insurance or pursuant to which the Company is indemnified or for which payments are guaranteed in accordance with the Merger Agreement, to the extent that the third party under such agreement honors its obligations thereunder), which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted by the indenture, any guarantee of a Guarantor that is a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a

Significant Subsidiary shall deny or disaffirm its obligations under its guarantee and such default continues for 10 days after receipt of the notice specified in the indenture; and

(9) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any of its Significant Subsidiaries.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement shall be outstanding, such acceleration shall not be effective until the earlier of (1) the acceleration of any Indebtedness under the Credit Agreement and (2) five Business Days after receipt by the Company of written notice of such acceleration. A default under clause (4), (5), (6) or (8) will not constitute an Event of Default until the trustee notifies the Company or the Holders of at least 25% in aggregate principal amount of the outstanding notes notify the Company and the trustee of the default and the Company or its Subsidiary, as applicable, does not cure such default within the time specified in clause (4), (5), (6) or (8) after receipt of such notice.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or additional interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium and additional interest, if any, on, or the principal of, the notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the indenture, the guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal defeasance and covenant defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and additional interest, if any, on such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the related obligations of the Company and the Guarantors; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to:

(1) the covenants described under “—Certain covenants” (other than “—Merger, consolidation or sale of assets”) and “—Repurchase at option of holders”; and

(2) the operation of the default provisions specified in clauses (3) (with respect to an Asset Sale Offer or a Change of Control Offer only), (4), (5), (6), (7) and, with respect to Significant Subsidiaries only, (9) described above under “—Events of defaults and remedies” and the limitations contained in clause (4) under the first paragraph of “—Merger, consolidation or sale of assets” above (collectively, “Covenant Defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect to the notes. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3) (with respect to an Asset Sale Offer or a Change of Control Offer only), (4), (5), (6), (7) or (9) (with respect to Significant Subsidiaries or a group which constitutes a Significant Subsidiary only) under “Events of default” above or because of the failure of the Company to comply with clause (4) under “Certain covenants— Merger and consolidation” above.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and additional interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee to the effect that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default may have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company must deliver to the trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Amendment, supplement and waiver

Except as provided in the next three succeeding paragraphs, the indenture, the notes and the guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes (including additional notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or Event of Default or compliance with any provision of the indenture or the notes or the guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the option of holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or additional interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or additional interest, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the option of holders”);

(8) release any Guarantor from any of its obligations under its guarantee or the indenture, except in accordance with the terms of the indenture;

(9) impair the right of any Holder to receive payment of principal of, and interest or any additional interest on, such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such notes; or

(10) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Guarantors and the trustee may amend or supplement the indenture or the notes or the guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or a Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

(5) to add a Guarantor;

(6) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7) to make any change in the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Debt of the Company (or any representative thereof) under such subordination provisions;

(8) to secure the notes and the guarantees; or

(9) to provide for the issuance of additional notes in accordance with the terms of the indenture.

However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Debt of the Company or any Guarantor then outstanding unless the holders of such Senior Debt (or any group or representative thereof authorized to give a consent) consent to such change.

Satisfaction and discharge

The indenture will be discharged and will cease to be of further effect as to all notes and the guarantees issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and additional interest, if any, and accrued and unpaid interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the trustee

If the trustee becomes a creditor of the Company or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered and delivered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into, or became a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at December 1, 2008 (such redemption price being set forth in the table appearing above under the caption “—Optional redemption”) plus (ii) all required interest payments due on the note through December 1, 2008 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the note, if greater.

“Asset Sale” means:

(1) the sale, lease (other than an operating lease entered into in the ordinary course of business), conveyance or other disposition of any assets of the Company or any Restricted Subsidiary; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the option of holders—Change of control” and the provisions described above under the caption “—Certain covenants—Merger, consolidation or sale of assets” and not by the provisions of the Asset Sale covenant, as applicable; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (in each case other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets or rights having a fair market value of less than $3.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary (including any Person that becomes a Restricted Subsidiary in connection with such transaction);

(4) the sale or lease of inventory or accounts receivable in the ordinary course of business or accounts receivable in connection with the compromise, settlement or collection thereof;

(5) the sale or disposition of obsolete, damaged or worn out equipment or property in the ordinary course of business or any other property that is uneconomic or no longer useful to the conduct of the Company’s business;

(6) the sale or other disposition of cash or Cash Equivalents;

(7) sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (7), notes received in exchange for the transfer of accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction;

(8) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain covenants— Restricted payments”; or

(9) the sale of Equity Interest in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Aurora Acquisition” means the acquisition of Aurora Foods Inc., a Delaware corporation, on substantially the terms described in this prospectus; provided that the consummation of the Aurora Acquisition will be deemed to be on substantially the terms described in this prospectus so long as any changes to such terms, taken as a whole, are not disadvantageous to the Holders of the notes in any material respect.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The term “Beneficially Owns” has a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership or limited liability company, the managing general partner or partners or the managing member or members or any controlling committee of partners or members, as applicable; and

(3) with respect to any other Person, any similar governing body.

“Business Day” means each day that is not a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year of the date of acquisition and at the time of acquisition rated “A” or better from either of Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services;

(4) certificates of deposit, time deposits and Eurodollar time deposits or bankers acceptances’ with maturities of one year or less from the date of acquisition, and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any commercial bank having capital at the time of acquisition and surplus in excess of $500.0 million;

(5) repurchase obligations with a term of not more than six months for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at the time of acquisition thereof at least “A-1” or the equivalent by Moody’s Investors Service, Inc. or at least “P-1” or the equivalent by Standard & Poor’s Rating Services (or carrying an equivalent rating by a nationally recognized rating agency if both the two named agencies cease publishing ratings of investments) and in each case maturing within one year after the date of acquisition; and

(7) interests in investment companies or money market funds at least 95% of the assets of which on the date of acquisition constitute cash and Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“CEH” means Crunch Equity Holding, LLC.

“Change of Control” means the occurrence of any of the following:

(1) (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company and (B) the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of an entity held by any other entity (the “parent entity”) if such other person is the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity and the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent entity);

(2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as defined in clause (1) above) other than a Permitted Holder;

(3) the adoption of a plan relating to the liquidation or dissolution of Holdings or the Company; or

(4) after the first public offering of Capital Stock of either Holdings or the Company, (i) if such public offering is of Holdings’ Capital Stock, the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors, or (ii) if such public offering is of the Company’s Capital Stock, the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Commodity Price Protection Agreement” means, with respect to any Person, any forward contract, commodity swap, commodity option or other similar agreement or arrangement relating to, or the value of which is dependent upon or which is designed to protect such Person against, fluctuations in commodity prices.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) Securitization Fees to the extent deducted in calculating Consolidated Net Income for such period; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (and if such Net Income is a loss will be included only to the extent that such loss has been funded with cash by the specified Person or a Restricted Subsidiary of the specified Person);

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions or the making of loans or intercompany advances by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) any net gain or loss realized upon the sale or other disposition of any asset of such Person or its Restricted Subsidiaries (including pursuant to a Sale/ Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any net gain or loss realized upon the sale or other disposition of any Equity Interest of any Person will be excluded;

(4) any extraordinary gain or loss will be excluded;

(5) any non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards will be excluded;

(6) any non-recurring fees, charges or other expenses made or incurred in connection with the Merger and the transactions contemplated thereby within 180 days of the date of the indenture will be excluded;

(7) the cumulative effect of a change in accounting principles will be excluded; and

(8) any non-cash goodwill impairment charges subsequent to the date of the Indenture resulting from the application of SFAS No. 142 or 144 will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of CEH who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

(3) was nominated for election or appointed to such Board of Directors by a Permitted Holder.

“Credit Agreement” means that certain Credit Agreement, dated as of November 25, 2003 among Holdings, the Company, Deutsche Bank Trust Company Americas, General Electric

Capital Corporation, JPMorgan Chase Bank, Citicorp North America, Inc., Canadian Imperial Bank of Commerce, JPMorgan Securities Inc., Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and the lenders from time to time thereunder, providing for up to $545.0 million of term loans and $130.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, supplemented, renewed, refunded, replaced, restructured, restated or refinanced from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) whether with the original agents and lenders or otherwise and whether provided under the original credit agreement or other credit agreements or otherwise.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, supplemented, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder).

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreements, futures contract, options contract, synthetic cap or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary for the purpose of hedging foreign currency risk.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or one or more of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of valuation.

“Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) any other Senior Debt permitted under the indenture, the principal amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable or exercisable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event (other than an event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that any class of Capital Stock that, by its terms, authorizes the issuer thereof to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, shall not be deemed Disqualified Stock so long as such issuer satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless the Company has first complied with the provisions described above under the caption “—Repurchase at option of holders.”

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale for cash of Capital Stock (other than Disqualified Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means the Indebtedness of the Company (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture.

“Existing Management Stockholders” means CDM Investor Group LLC and the members thereof on the date of the indenture.

“Fixed Charges” means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) Securitization Fees; plus

(5) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or preferred stock of any of its Restricted Subsidiaries that are not Guarantors, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) Investments, acquisitions, mergers and consolidations that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act and may include operating expense reductions (net of continuing associated expenses but excluding non-recurring associated expenses) for such period resulting from the acquisition which is being given pro forma effect to that either (a) would be permitted pursuant to Rule 11-02 of Regulation S-X under the Securities Act or (b) have been realized or for which substantially all the steps necessary for realization have been taken or at the time of determination are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing of any facility, as applicable, provided that such adjustments shall be calculated on an annualized basis and will be set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another officer which states in detail (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers’ Certificate at the time of such execution and (iii) that such adjustment or adjustments and the plan or plans related thereto have been reviewed and approved by the Board of Directors. Any such Officers’ Certificate will be provided to the trustee if the Company incurs any Indebtedness or takes any other action under the indenture in reliance thereon;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

In addition, to the extent, if any, not covered by the foregoing, if the transactions have been consummated during the four-quarter period used to determine the Fixed Charge Coverage Ratio, then the Consolidated Cash Flow for such period shall reflect, to the extent incurred during such period, each item reflected in Adjusted EBITDA (but not in EBITDA) for the period ended July 31, 2003, as set forth in the offering memorandum dated February 5, 2004 for the old notes.

If any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the date of determination in excess of 12 months).

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock of such Person or preferred stock of a Restricted Subsidiary of such Person subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

“Foreign Subsidiary” means a Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantor” means:

(1) each of the Company’s existing and future Domestic Subsidiaries;

(2) any Foreign Subsidiary that in the future guarantees any obligation under the Credit Facilities;

(3) any other Subsidiary that executes a guarantee in accordance with the provisions of the indenture, and their respective successors and assigns; and

(4) if Holdings executes a guarantee in accordance with the provisions of the indenture, Holdings and its successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2) any Currency Agreement or Commodity Price Protection Agreement; and

(3) other agreements or arrangements of a similar character designed to protect such Person against fluctuations in interest rates.

“Holder” means the Person in whose name a note is registered on the Registrar’s books.

“Holdings” means Crunch Holding Corp.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the deferred and unpaid balance of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6) amounts outstanding and other obligations of such Person in respect of a Qualified Receivables Transaction;

(7) representing any Hedging Obligations; or

(8) all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any, if and to the extent any of the preceding items (other than amounts in respect of letters of credit, Hedging Obligations, Qualified Receivables Transactions and Disqualified Stock) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons; and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

In addition, for purposes of determining the outstanding principal amount of any particular Indebtedness incurred pursuant to the covenant described above under “—Certain covenants— Incurrence of indebtedness and issuance of preferred stock”:

(1) Guarantees or obligations in respect of letters of credit relating to Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be double-counted;

(2) the principal amount of any preferred stock of a Restricted Subsidiary of the Company shall be the greater of the maximum mandatory redemption or purchase price (not including, in either case, any redemption or purchase premium) or the maximum liquidation preference; and

(3) the principal amount of Indebtedness or of preferred stock of a Restricted Subsidiary of the Company issued at a price less than the principal amount thereof, maximum fixed redemption or repurchase price thereof or liquidation preference thereof, as applicable, will be equal to the amount of the liability or obligation in respect thereof determined in accordance with GAAP.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and payroll, travel and similar advances to officers and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants— Restricted payments.”

“Legal Holiday” means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York or Delaware.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Merger” means the merger to occur on the date of the indenture pursuant to the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August 8, 2003, by and among the Company, Holdings, Crunch Acquisition Corp. and HMTF PF, L.L.C.

“Net Cash Proceeds” with respect to any issuance or sale of Equity Interests, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration or other non-cash consideration received in any Asset Sale), net of the direct costs, fees and expenses relating to such Asset Sale, including, without limitation:

(1) legal, accounting and investment banking fees and all other professionals’ and advisors’ fees;

(2) sales commissions, title and recording expenses and any relocation expenses incurred as a result of the Asset Sale;

(3) taxes paid or payable or required to be accrued as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

(4) amounts required to be applied to the repayment of Indebtedness (including all interest, premium, penalties, breakage, indemnities and fees in connection therewith), other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(5) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(6) any appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Sale and retained by the Company or any of its Restricted Subsidiaries after such Asset Sale or as a reserve established in accordance with GAAP, for adjustment in the sales prices of the asset or assets but only for so long as such reserve is required in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) with respect to which there is no recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by the Company or any of its Restricted Subsidiaries) or assets of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. “Officer” of a note Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers.

“Permitted Business” means any business that derives a majority of its revenues from the businesses engaged in by the Company and its Restricted Subsidiaries on the date of original issuance of the notes and/or activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of original issuance of the notes.

“Permitted Business Unit” means a store, branch, distribution center, region or other similar unit of a Permitted Business or the operations and assets of any of the foregoing.

“Permitted Holder” means JPMorgan Partners, LLC and J.W. Childs Associates, L.P. or their Affiliates, the Existing Management Stockholders or their Related Parties or any Person acting in the capacity of underwriter in connection with a public or private offering of the Company’s or Holdings’ Equity Interests.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the option of holders— Asset sales”;

(5) any acquisition of assets or Equity Interests solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations;

(8) receivables owing to the Company or any Restricted Subsidiary and prepaid expenses if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(9) advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business;

(10) deposits, bid bonds and performance bonds with governmental authorities made in the ordinary course of business;

(11) Investments existing on the date of the indenture and Investments contributed to the common equity capital of the Company subsequent to the date of the indenture;

(12) endorsements of negotiable instruments and documents in the ordinary course of business;

(13) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case in compliance with the indenture, provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation;

(14) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction, and any other Investment by the Company or a Restricted Subsidiary of the Company in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction;

(15) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) since the date of the indenture, not to exceed $12.0 million or, if the Aurora Acquisition has been consummated, 2.0% of Total Assets;

(16) repurchases of the notes as long as the repurchased notes are cancelled promptly after purchase;

(17) any Investment acquired by the Company or any of its Restricted Subsidiaries in exchange for any other investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment or account receivable;

(18) loans and advances to officers, directors and employees made in the ordinary course of business of the Company or any Restricted Subsidiary; and

(19) guarantees issued in accordance with “—Incurrence of indebtedness and issuance of preferred stock” and “—Future guarantees.”

“Permitted Junior Securities” means:

(1) Equity Interests in the Company or any Guarantor; or

(2) debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the notes and the guarantees are subordinated to Senior Debt under the indenture;

provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Credit Agreement is treated as part of the same class as the notes for purposes of such plan of reorganization.

“Permitted Liens” means:

(1) Liens on assets of the Company or any Guarantor securing Senior Debt that was permitted by the terms of the indenture to be incurred;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, supply bonds, construction bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain covenants— Incurrence of indebtedness and issuance of preferred stock” covering only the assets acquired with such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

(10) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $2.5 million in the aggregate at any one time outstanding;

(11) judgment Liens not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(12) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board, and

(b) such deposit account is not intended by the Company or any of its Restricted Subsidiaries to provide collateral to the depository institution;

(13) Liens securing the notes and any note guarantees;

(14) any interest or title of a lessor under any Capital Lease Obligation or operating lease;

(15) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

(16) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as the use of real properties of Liens incidental to the conduct of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(17) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Incurrence of indebtedness and issuance of preferred stock”; and

(18) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligations.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or if issued with original discount, the aggregate issue price) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses, premiums and defeasance costs incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes or the guarantees, as the case may be, on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Subsidiary” means a Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Company or any Restricted Subsidiary of the Company (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such

Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Related Parties” means with respect to a Person (a) that is a natural person (1) any spouse, parent or lineal descendant (including adopted children) of such Person or (2) the estate of such Person during any period in which such estate holds Capital Stock of the Company for the benefit of any person referred to in clause (a)(1) and (b) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (a).

“Representative” means the trustee, agent or representative (if any) for an issuer of Senior Debt.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Sale/ Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Restricted Subsidiary or between Wholly Owned Restricted Subsidiaries.

“Securitization Fees” means reasonable distributions, payments or other fees made or paid directly or by means of discounts (i) to a Person that is not a Receivables Subsidiary and (ii) with respect to any participation interest issued or sold in connection with a Qualified Receivables Transaction.

“Senior Debt” means:

(1) all Indebtedness of the Company or any Guarantor outstanding under Credit Facilities (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings);

(2) all Hedging Obligations permitted to be incurred under the terms of the indenture;

(3) any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company;

(2) any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates;

(3) any trade payables; or

(4) the portion of any Indebtedness that is incurred in violation of the indenture.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent quarterly balance sheet of the Company and determined in accordance with GAAP; provided, however, that, in the case of any Investment made or Indebtedness incurred in reliance on the provisions based on Total Assets, if such Investment or Indebtedness was permitted when made or incurred, the Company will not be deemed to have violated such provisions solely due to any subsequent decline in Total Assets.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 1, 2008; provided, however, that if the period from such redemption date to December 1, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity

Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

(5) either (a) has at least one director on its Board of Directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries or (b) has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain covenants— Restricted payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain covenants— Incurrence of indebtedness and issuance of preferred stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain covenants— Incurrence of indebtedness and issuance of preferred stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time, entitled generally to vote in the election of the Board of Directors of such Person (without regard to the occurrence of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

Exchange offer; registration rights

We and the guarantors entered into registration rights agreements with the initial purchasers on November 25, 2003 and February 20, 2004. In those agreements, we and the guarantors agreed for the benefit of the holders of the notes that we will (1) file with the SEC on or prior to August 21, 2004 a registration statement relating to an offer to exchange the notes for an issue of SEC-registered notes with terms identical to the notes (except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below) and (2) use our reasonable best efforts to cause such registration statement to become effective on or prior to October 20, 2004.

When the SEC declares the exchange offer registration statement (of which this prospectus is a part) effective, we and the guarantors will offer the exchange notes in return for the old notes. The exchange offer will remain open for at least 20 business days after the date we mail notice of the exchange offer to the old noteholders. For each old note surrendered to us under the exchange offer, the old noteholder will receive an exchange note of equal principal amount. Interest on each exchange note will accrue from the last payment date on which interest was paid on the old notes or, if no interest has been paid on the old notes, from the closing date.

If applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, then, pursuant to the registration rights agreements, we and the guarantors will use our reasonable best efforts to cause to become effective a shelf registration statement relating to resales of the old notes and to keep that shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold. We will, in the event of such a shelf registration pursuant to the registration rights agreements, provide to each noteholder copies of a prospectus, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the old notes. A noteholder that sells notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreements that are applicable to such a noteholder (including certain indemnification obligations).

If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before November 19, 2004, the annual interest rate borne by the notes will be increased by 1.0% per annum until the exchange offer is completed or the shelf registration statement is declared effective.

If we and the guarantors effect the exchange offer, we will be entitled to close the exchange offer 20 business days after its commencement, provided that we have accepted all notes validly surrendered in accordance with the terms of the exchange offer. Notes not tendered in the exchange offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

This summary of the provisions of the registration rights agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreements, copies of which are available from us upon request.

In addition, so long as J.P. Morgan Securities Inc. or any of its affiliates (each, a “market maker”) owns any equity securities of us, the guarantors or any of our respective affiliates, we have agreed for the benefit of the market maker that, on the date we file the exchange offer registration statement described above, we will use our reasonable best efforts to file with the SEC and cause to become effective a registration statement, which may be the exchange offer registration statement, so that the market maker may “make a market” in the notes and the exchange notes as part of its business in the ordinary course. The registration rights agreements provide that the market maker has certain rights and remedies that are independent of the rights and remedies of the holders of the notes and have separate indemnification obligations with respect to us and the guarantors.

Book-entry settlement and clearance

Except as set forth below, the exchange notes will initially be issued in the form of one or more fully registered notes in global form without coupons. Each global note shall be deposited with the trustee, as custodian for, and registered in the name of DTC or a nominee thereof. The old notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the global note.

Except as set forth below, the global note may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global note may not be exchanged for notes in certificated form except in the limited circumstances described below.

The global notes

The notes will be issued in the form of several registered notes in global form, without interest coupons (the “global notes”), as follows:

• notes sold to qualified institutional buyers under Rule 144A will be represented by the Rule 144A global note;

• notes sold in offshore transactions to non-U.S. persons in reliance on Regulation S will be represented by the Regulation S global note; and

• any notes sold in the secondary market to institutional accredited investors will be represented by the Institutional Accredited Investor global note.

Upon issuance, each of the global notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, or DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

• upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

• ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

During the distribution compliance period described below, beneficial interests in the Regulation S global note may be transferred only to non-U.S. persons under Regulation S, qualified institutional buyers under Rule 144A or institutional accredited investors.

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Each global note and beneficial interests in each global note will be subject to restrictions on transfer as described under “Transfer restrictions.”

Exchanges among the global notes

The distribution compliance period will begin on the closing date and end 40 days after the closing date.

Beneficial interests in one global note may generally be exchanged for interests in another global note. Depending on whether the transfer is being made during or after the distribution compliance period, and to which global note the transfer is being made, the Trustee may require the seller to provide certain written certifications in the form provided in the indenture. In addition, in the case of a transfer of interests to the Institutional Accredited Investor global note, the Trustee may require the buyer to deliver a representation letter in the form provided in the Indenture that states, among other things, that the buyer is not acquiring notes with a view to distributing them in violation of the Securities Act.

A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

• a limited purpose trust company organized under the laws of the State of New York;

• a “banking organization” within the meaning of the New York State Banking Law;

• a member of the Federal Reserve System;

• a “clearing corporation” within the meaning of the Uniform Commercial Code; and

• a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

• will not be entitled to have notes represented by the global note registered in their names;

• will not receive or be entitled to receive physical, certificated notes; and

• will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

• DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

• DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

• we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

• certain other events provided in the indenture should occur.

Material U.S. federal income tax consequences

General

The following is a summary of material U.S. federal income tax consequences of the exchange of old notes for exchange notes pursuant to the exchange offer, but does not address any other aspects of U.S. federal income tax consequences to holders of old notes or exchange notes. This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder, and published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

Except as expressly stated otherwise, this summary applies only to U.S. holders that exchange old notes for exchange notes in the exchange offer and who hold the old notes as capital assets. It does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations and insurance companies). A “U.S. holder” means a beneficial owner of a note who purchased the note pursuant to the offering and is, for U.S. federal income tax purposes

• a citizen or resident of the United States;

• a corporation, partnership or other entity created or organized in or under the laws of the United States or

• any political subdivision thereof;

• an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

• a trust if

• a court within the United States is able to exercise primary supervision over the administration of the trust and

• one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

Persons considering the exchange of old notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of an old note for an exchange note pursuant to the exchange offer

The exchange by any holder of an old note for an exchange note will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by holders that exchange old notes for exchange notes pursuant to the exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of exchange notes, a holder’s tax basis in an exchange will be the same as such holder’s tax basis in the old note exchanged therefor. Holders will be considered to have held the exchange notes from the time of their acquisition of the old notes.

Plan of distribution

Until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes only where such old notes were acquired as a result of market making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

Legal matters

The validity of the exchange notes will be passed upon for us by O’Melveny & Myers LLP, New York, New York.

Experts

PFGI’s consolidated financial statements for the ten-week period ended July 31, 2001, and as of and for the years ended July 31, 2002 and 2003 and the consolidated financial statements of the frozen foods and condiments businesses of VFI for the 42 weeks ended May 22, 2001, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Aurora as of December 31, 2001, 2002 and 2003, and for the three years ended December 31, 2003, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We will be required to file annual and quarterly reports and other information with the SEC after the registration statement described below is declared effective by the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the old notes. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

Index to financial statements

PFHC Consolidated Financial Statements
Report of independent registered public accounting firm (PricewaterhouseCoopers LLP)	F-2
Consolidated statements of operations (for the years ended July 31, 2003 and 2002 and the 10 weeks ended July 31, 2001)	F-3
Consolidated balance sheets (as of July 31, 2003 and 2002)	F-4
Consolidated statements of cash flows (for the years ended July 31, 2003 and 2002 and the 10 weeks ended July 31, 2001)	F-5
Consolidated statements of shareholders’ equity (for the years ended July 31, 2003 and 2002 and the 10 weeks ended July 31, 2001)	F-6
Notes to consolidated financial statements	F-7
Consolidated statements of operations (for the three months ended April 30, 2004 (unaudited) and 2003 (unaudited) and for the 23 weeks ended April 30, 2004, 16 weeks ended November 24, 2003 and 39 weeks ended April 30, 2003 (unaudited))
F-39
Consolidated balance sheets (as of April 30, 2004 (unaudited) and July 31, 2003)	F-40
Consolidated statements of cash flows (for the 23 weeks ended April 30, 2004, the 16 weeks ended November 24, 2003 and the 39 weeks ended April 30, 2003 (unaudited))	F-41
Consolidated statements of shareholders’ equity (for the 23 weeks ended April 30, 2004, 16 weeks ended November 24, 2003 and 39 weeks ended April 30, 2003 (unaudited))	F-43
Notes to consolidated financial statements	F-45
Frozen foods and condiments business of Vlasic Foods International Inc. Consolidated Financial Statements
Report of independent registered public accounting firm (PricewaterhouseCoopers LLP)	F-83
Consolidated statements of operations (for the 42 weeks ended May 22, 2001)	F-84
Consolidated statements of cash flows (for the 42 weeks ended May 22, 2001)	F-85
Consolidated statement of changes in investment (deficit) in net assets (for the 42 weeks ended May 22, 2001)	F-86
Notes to consolidated financial statements	F-87
Aurora Foods Inc. Consolidated Financial Statements
Report of independent auditors (PricewaterhouseCoopers LLP)	F-102
Consolidated balance sheets (December 31, 2003 and 2002)	F-103
Consolidated statements of operations (for the three years ended December 31, 2003, 2002 and 2001)	F-104
Consolidated statements of comprehensive income (for the three years ended December 31, 2003, 2002 and 2001)	F-105
Consolidated statements of changes in stockholders’ deficit (for the three years ended December 31, 2003, 2002 and 2001)	F-106
Consolidated statements of cash flows (for the three years ended December 31, 2003, 2002 and 2001)	F-107
Notes to consolidated financial statements	F-108

Report of independent registered public accounting firm

To the Board of Directors and Shareholders of

Pinnacle Foods Holding Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and shareholders’ equity present fairly, in all material respects, the financial position of Pinnacle Foods Holding Corporation at July 31, 2003 and 2002, and the results of its operations and its cash flows for the fiscal years then ended and for the period March 29, 2001 (inception) to July 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

September 19, 2003
Except for Note 21, as to which the date is October 31, 2003
Philadelphia, Pennsylvania

Pinnacle Foods Holding Corporation and Subsidiaries

consolidated statements of operations

	Fiscal period ended July 31,

(In thousands)	2003	2002	2001[1]

Net sales	$574,482	$574,456	$97,343

Costs and expenses
Cost of products sold	447,527	452,145	89,890
Marketing and selling expenses	57,915	51,458	6,244
Administrative expenses	32,878	32,346	6,377
Research and development expenses	3,040	3,552	490
Other expense (income)	8,042	5,137	(30)

Total costs and expenses	549,402	544,638	102,971

Earnings (loss) before interest and taxes	25,080	29,818	(5,628)
Interest expense	11,592	14,513	3,342
Interest income	476	807	73

Earnings (loss) before income taxes	13,964	16,112	(8,897)
Provision (benefit) for income taxes	5,516	4,190	(919)

Net earnings (loss)	$8,448	$11,922	$(7,978)

(1) Pinnacle was incorporated on March 29, 2001 but had no operations until the purchase of Vlasic Foods International Inc.’s North American Business on May 22, 2001. The Statement of Operations for fiscal 2001 covers the acquired business from May 23, 2001 to July 31, 2001 (10 weeks).

See accompanying notes to consolidated financial statements.

Pinnacle Foods Holding Corporation and Subsidiaries

consolidated balance sheets

	July 31,

(In thousands, except per share amounts)	2003	2002

Current assets:
Cash and cash equivalents	$72,128	$64,971
Accounts receivable, net	33,324	32,327
Inventories	82,591	80,144
Other current assets	6,790	6,463
Deferred income taxes	7,243	9,016

Total current assets	202,076	192,921
Plant assets, net	149,639	163,194
Other assets, net, principally tradenames	96,424	102,258
Goodwill	17,982	19,615

Total assets	$466,121	$477,988

Current liabilities:
Current portion of long-term obligations	$15,000	$15,009
Accounts payable	30,908	37,893
Accrued trade marketing expense	19,567	21,273
Accrued liabilities	25,345	24,491
Accrued income taxes	501	-

Total current liabilities	91,321	98,666
Long-term debt	160,000	175,000
Postretirement benefits	33,121	34,445
Deferred income taxes	3,192	429

Total liabilities	287,634	308,540
Commitments and contingencies
Shareholders’ equity:
Pinnacle Preferred stock, no par value; authorized 50,000 shares; none issued	-	-
Pinnacle Common stock, $.01 par value; authorized 400,000 shares; issued 162,604 and 162,187 shares	1,626	1,622
Additional paid-in-capital	164,322	163,914
Accumulated other comprehensive income (loss)	147	(32)
Retained earnings	12,392	3,944

Total shareholders’ equity	178,487	169,448

Total liabilities and shareholders’ equity	$466,121	$477,988

See accompanying notes to consolidated financial statements.

Pinnacle Foods Holding Corporation and Subsidiaries

consolidated statements of cash flows

	Fiscal period ended July 31,

(In thousands)	2003	2002	2001

Cash flows from operating activities
Net earnings (loss) from operations	$8,448	$11,922	$(7,978)
Non-cash charges (credits) to net earnings
Depreciation and amortization	22,948	21,231	3,191
Amortization of debt acquisition costs	1,630	1,630	300
Impairment of intangibles and goodwill	4,941	-	-
Postretirement healthcare benefits	(1,324)	3,955	844
Pension expense	1,323	901	-
Deferred income taxes	5,762	3,010	(4,889)
Changes in working capital, net of effects of acquisitions:
Accounts receivable	(812)	(2,738)	14,757
Inventories	(2,217)	8,236	(1,802)
Accrued trade marketing expense	(1,706)	(1,244)	2,339
Accounts payable	(4,685)	11,940	6,079
Other current assets and liabilities	(1,357)	5,652	8,582

Net cash provided by operating activities	32,951	64,495	21,423

Cash flows from investing activities
Payments for business acquisitions	(56)	(7,360)	(341,833)
Capital expenditures	(8,787)	(19,452)	(1,686)
Sale of plant assets	48	-	-

Net cash used in investing activities	(8,795)	(26,812)	(343,519)

Cash flows from financing activities
Change in bank overdrafts	(2,419)	7,799	-
Proceeds from notes payable borrowing	-	-	2,000
Repayment of notes payable	-	-	(2,000)
Repayment of capital lease obligations	(9)	(75)	(15)
Borrowings under senior secured credit facilities	-	-	190,000
Repayments of long term obligations	(15,000)	-	-
Issuance of common stock	412	2,161	160,000
Deferred financing fees	-	-	(10,467)

Net cash provided by (used in) financing activities	(17,016)	9,885	339,518

Effect of exchange rate changes on cash	17	(19)	-
Net change in cash and cash equivalents	7,157	47,549	17,422
Cash and cash equivalents— beginning of period	64,971	17,422	-

Cash and cash equivalents— end of period	$72,128	$64,971	$17,422

Interest paid	$10,001	$12,672	$2,607
Interest received	$476	$807	$68
Income taxes paid/(refunded)	$(269)	$8,022	$198

See accompanying notes to consolidated financial statements.

Pinnacle Foods Holding Corporation and Subsidiaries

consolidated statements of shareholders’ equity

					Accumulated
	Common stock		Additional	Retained	other	Total
			paid in	earnings	comprehensive	shareholders’
(In thousands)	Shares	Amount	capital	(deficit)	income (loss)	equity

March 29, 2001	-	$-	$-	$-	$-	$-
Initial capital contribution at May 23, 2001	160,000	1,600	158,400			160,000
Warrants to be issued in business acquisition[1]			2,925			2,925
Comprehensive income:
Net loss				(7,978)		(7,978)

Total comprehensive income (loss)						(7,978)

Balance at July 31, 2001	160,000	$1,600	$161,325	$(7,978)	$-	$154,947

Comprehensive income:
Net earnings				11,922		11,922
Foreign currency translation					(32)	(32)

Total comprehensive income						11,890

Warrants issued in business acquisition			450			450
Stock issued, principally under the 2001 Stock Purchase Plan, net of expenses	2,187	22	2,139			2,161

Balance at July 31, 2002	162,187	$1,622	$163,914	$3,944	$(32)	$169,448

Comprehensive income:
Net earnings				8,448		8,448
Foreign currency translation					179	179

Total comprehensive income						8,627

Stock issued, principally under the 2001 Stock Purchase Plan, net of expenses	417	4	408			412

Balance at July 31, 2003	162,604	$1,626	$164,322	$12,392	$147	$178,487

(1) Warrants were issued December 12, 2001.

See accompanying notes to consolidated financial statements.

Pinnacle Foods Holding Corporation and Subsidiaries

notes to consolidated financial statements
(In thousands, except per share amounts and where noted in millions)

1. Summary of business activities

Corporate overview— VFI acquisition

On April 3, 2001, Pinnacle Foods Holding Corporation (“Pinnacle”, “PFHC” or “the Company”), through a wholly-owned subsidiary, agreed to acquire the North American assets and selected liabilities (the “North American Business”) of Vlasic Foods International Inc. (“VFI” or “Vlasic”). Pinnacle was originally formed by Hicks, Muse, Tate & Furst Incorporated (“HMTF”), together with C. Dean Metropoulos & Co. (“CDM,” and together with HMTF, the “Sponsors”) to acquire VFI’s North American Business. The acquisition of the North American Business from VFI, which filed for bankruptcy on January 29, 2001, (the “Transaction”), was approved by the bankruptcy court on May 9, 2001 and closed and funded on May 22, 2001. Pinnacle is a leading producer, marketer and distributor of high quality, branded convenience food products in two operating segments: (i) Frozen Foods under the Swanson brand and (ii) Condiments under the Vlasic brand of pickles, relish and peppers and the Open Pit barbecue sauce brand.

Pinnacle was incorporated on March 29, 2001 but had no operations until the purchase of VFI’s North American Business on May 22, 2001. The 2001 Statement of Operations covers the acquired business from May 23, 2001 to July 31, 2001.

The purchase of VFI was financed through a $245 million Senior Secured Credit Facility, which consists of a $190 million term loan, and a $55 million revolving credit facility. Equity investors contributed $160 million of equity led by HMTF. In addition, after the satisfaction of certain conditions, 22.5 million warrants were issued in connection with the purchase (Note 9).

At July 31, 2001, certain matters regarding the acquisition were unresolved, and accordingly, the purchase price allocation was preliminary. All of these matters were resolved in 2002 and accordingly, the purchase price allocation is now final.

The total cost of the acquisition consists of:

Amount paid in cash to or on behalf of Vlasic	$334,050
Fair value of warrants issued to Vlasic	3,375
Acquisition costs	7,283

Total cost of acquisition	$344,708

At the May 2001 closing, $6,000 was deposited into an escrow account pending finalization of the working capital audit, accounts receivable adjustment and certain indemnification matters, pursuant to the Asset Purchase Agreement. During 2002, these items were settled and $4,800 was paid to Vlasic, and is included in amounts paid to Vlasic above, and $1,200 was returned to Pinnacle.

In June 2001, the FASB issued SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets” which establishes accounting and reporting for business combinations. SFAS No. 141 requires all business combinations be accounted for using the purchase method of accounting. SFAS No. 142 provides that goodwill and other intangible assets with indefinite lives are not to be amortized, but will be tested for impairment on an annual basis. Pinnacle has accounted for the acquisition of Vlasic’s North American Business in accordance with these standards.

The cost of the acquisition was allocated on the basis of the fair value of the assets acquired and liabilities assumed. As contemplated at the acquisition date, the Company closed one of its manufacturing facilities in Omaha, Nebraska. Accordingly, the costs of closing the facility, including severance and benefits of $1,237 and other closing costs of $225, are included in liabilities assumed and the estimated net realizable value of the facility is included in Other current assets in the July 31, 2001 Consolidated Balance Sheet. The facility was sold in May, 2002. None of the costs were paid prior to July 31, 2001, $1,120 was paid out in fiscal 2002, and $187 was paid out in fiscal 2003. The unutilized balance of $155 was closed out to goodwill in fiscal 2003.

The following table reconciles the fair value of assets acquired and the liabilities assumed to the purchase price:

Assets recorded
Plant assets	$165,928
Inventories	86,376
Accounts receivable	44,396
Assets held for sale	5,041
Other current assets	2,483
Goodwill	31,209
Tradenames	88,000
Other assets	241

Fair value of assets acquired	423,674
Liabilities assumed	(73,647)
Deferred income taxes	(5,319)

Purchase price	$344,708

The total intangible assets amounted to $119,209, of which $88,000 was assigned to tradenames that are not subject to amortization. Goodwill, which is not subject to amortization, amounted to $31,209 and was allocated to the Frozen Foods Segment. There is no goodwill deductible for tax purposes.

In accordance with the requirements of purchase method accounting for acquisitions, inventories as of May 22, 2001 were valued at fair value (net realizable value) which in the case of finished products was $13,017 higher than Vlasic’s historical manufacturing cost. Cost of products sold in 2001 includes a pre-tax charge of $12,476 representing the excess of fair value over manufactured cost at May 22, 2001 of inventories which were sold subsequent to May 22, 2001. Net loss in the 2001 Statement of Operations of $7,978 includes this charge. Cost of products sold in 2002 includes a pre-tax charge of $541 representing the remainder of the excess of fair value over manufactured costs.

Business acquisition

During the second fiscal quarter of fiscal 2002, Pinnacle completed the acquisition of King’s Hawaiian, a line of frozen entrees, including premium products such as Teriyaki Chicken and Sour Chicken rice bowls. The total cost of the acquisition of approximately $8,000 was funded from Pinnacle’s excess cash balance. The cost of the acquisition was allocated on the basis of the estimated fair value of the assets acquired, including intangible assets (primarily recipes) of $6,100, inventories of $300 and goodwill of $1,600.

Proposed merger

On August 8, 2003, the Company, Crunch Holding Corp., Crunch Acquisition Corp, and an affiliate of HMTF entered into an Agreement and Plan of Merger (the “Agreement”). Upon the terms and subject to the conditions set forth in the Agreement, Crunch Acquisition Corp. will be merged with and into the Company. The Company will be the surviving corporation in the merger, and will thus be a wholly-owned subsidiary of Crunch Holding Corp. The closing of the transaction is subject to certain conditions, and is also dependent upon Crunch Holding Corp. obtaining appropriate financing. Crunch Holding Corp. is an affiliate of JPMorgan Partners. JPMorgan Partners currently owns approximately 9.2% of Pinnacle Foods Holding Corporation’s common stock.

Each share of the Company’s issued and outstanding stock immediately prior to closing will be converted into the right to receive the final per share merger consideration (approximately $2.00 per share) in cash. The aggregate purchase price is $485 million, including outstanding debt under the Company’s Senior Secured Credit Facilities. The aggregate purchase price is subject to final working capital and other adjustments as of the closing date. At closing, all debt under the Company’s Senior Secured Credit Facilities described in Note 18 will be repaid.

Immediately prior to closing, pursuant to their original terms, all of the Company’s outstanding stock options will vest and the Company will exercise its purchase option at fair market value pursuant to the Stock Option Plan. As described in Note 7, at the time an event occurs which would allow the Company to exercise its purchase option, compensation expense of approximately $4 million would be recorded for the difference between the fair value and the exercise price. Each option holder will receive cash consideration for each option outstanding equal to the difference between the final per share merger consideration and the exercise price for each option.

From and after the consummation of the merger, each outstanding warrant will thereafter entitle the holder thereof to receive, in consideration for the cancellation of such warrant, an amount in cash equal to the excess, if any, of the final per share merger consideration over the exercise price of such warrant, and no more.

The Advisory and Oversight Agreement between the Company and an affiliate of HMTF, and the stockholders agreement between the Company and the Company’s current stockholders, both described in Note 10, will be terminated at closing.

The closing of the transaction represents a change in control under the Company’s employment agreements with certain executives. At closing, the Company may be required to pay up to $8,187 pursuant to these agreements. In addition, upon certain conditions being met, retention benefits to certain key employees amounting to approximately $2.2 million will be paid three months after the closing.

At closing, all members of the board of directors of the Company will resign. Subsequent to the merger, directors of Crunch Acquisition Corp. will become directors of the surviving corporation.

Under the terms of the Agreement, until closing or termination of the Agreement, the Company is restricted from making significant changes to its business practices, transferring assets, making capital expenditures, incurring additional indebtedness, paying dividends, or issuing stock or other securities.

2. Summary of significant accounting policies

Consolidation. The consolidated financial statements include the accounts of Pinnacle Foods Holding Corporation and its wholly-owned subsidiaries. Significant intercompany transactions have been eliminated in consolidation.

Fiscal Year. The fiscal year ends on July 31. For 2001, the Company’s initial year, the financial statements cover the period from March 29, 2001 through July 31, 2001, although operations of the Company did not commence until May 23, 2001.

Cash and Cash Equivalents. All highly liquid debt instruments purchased with an initial maturity of three months or less are classified as cash equivalents.

Inventories. Substantially all inventories are valued at the lower of average cost or market.

Plant Assets. Plant assets are stated at the assigned value on the date of purchase. The assigned value is based on the estimated fair market value at the date of acquisition determined by independent appraisers utilizing proven valuation procedures and techniques.

Depreciation. Depreciation provided in costs and expenses is calculated using the straight-line method over the estimated useful lives of the assets. Buildings and machinery and equipment are depreciated over periods not exceeding 45 years and 15 years, respectively. The weighted average estimated useful lives are approximately 10 years for buildings and 7 years for machinery and equipment. Accelerated methods of depreciation are used for income tax purposes in certain jurisdictions. When assets are retired, sold, or otherwise disposed of, their gross carrying value and related accumulated depreciation are removed from the accounts and included in determining gain or loss on such disposals.

Goodwill and Intangible Assets. Intangible assets consist principally of goodwill and tradenames. Intangible assets with definite lives are amortized over those lives. Goodwill and intangible assets with indefinite lives are not amortized, but are tested annually for impairment, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable.

Impairment or Disposal of Long-Lived Assets. The Company adopted SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” on August 1, 2002. The carrying value of long-lived assets held and used, other than goodwill, is evaluated when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of a long-lived asset is considered impaired when the total projected undiscounted cash flows from such asset are separately identifiable and are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the projected cash flows from the asset discounted at a rate commensurate with the risk involved. Losses on long-lived assets held for sale, other than goodwill, are determined in a similar manner, except that fair market values are reduced for disposal costs. The adoption of this standard did not have a material impact on the Company’s financial position and results of operations. However, continued sales significantly below expectations for the Company’s King’s Hawaiian frozen entrée business was a change in circumstances that indicated the carrying value of the intangible assets related to the business may not be recoverable. After performing the cash flow analysis, it was determined that an impairment loss was to be recorded and is included in the Other expense (income) line on the Consolidated Statements of Operations as discussed in Note 3.

Revenue Recognition. Revenue from product sales is recognized upon shipment to the customers at which point title and risk of loss is transferred and the selling price is fixed or determinable. This completes the revenue-earning process, specifically that an arrangement exists, delivery has occurred, the price is fixed and collectibility is reasonably assured. Provisions for discounts and rebates to customers, and returns and other adjustments are provided for in the same period the related sales are recorded.

Marketing Expenses. Trade marketing expense is comprised of amounts paid to retailers for programs designed to promote our products. These costs include standard introductory allowances for new products. They also include the cost of in-store product displays, feature pricing in retailers’ advertisements and other temporary price reductions. These programs are offered to our customers both in fixed and variable (rate per case) amounts. The ultimate cost of these programs depends on retailer performance and is the subject of significant management estimates. The Company records as expense the estimated ultimate cost of the program in the year during which the program occurs. In accordance with EITF No. 01-9 “Accounting for Consideration Given by a Vendor to a Customer,” these trade marketing expenses are classified in the Statement of Operations as a reduction of net sales. Also, in accordance with EITF No. 01-9, coupon redemption costs are also recognized as reductions of net sales. Marketing expenses recorded as a reduction of net sales were $174,833 in 2003, $151,313 in 2002 and $25,383 in 2001.

Advertising. Advertising costs include the cost of working media (advertising on television, radio or in print), the cost of producing advertising, and the cost of coupon insertion and distribution. Working media and coupon insertion and distribution costs are expensed in the period the advertising is run or the coupons are distributed. The cost of producing advertising is expensed as of the first date the advertisement takes place. Advertising included in marketing and selling expenses was $25,402 in 2003, $16,100 in 2002 and $1,477 in 2001. Included in Other current assets are deferred production costs of $551 at July 31, 2003. There were no amounts of advertising included in assets at July 31, 2002.

Shipping and Handling Revenues and Costs. In accordance with the EITF No. 00-10 “Accounting for Shipping and Handling Revenues and Costs,” costs related to shipping and handling of products shipped to customers are classified as cost of products sold.

Stock Based Compensation. The Company applies the intrinsic-value recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations in accounting for stock based compensation. No compensation expense for employee stock options is reflected in net earnings as all options granted under those plans had an exercise price equal to the market value of the common stock on the date of the grant. Net earnings, as reported, includes compensation expense related to restricted stock. The following table illustrates the effect on net earnings in the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for the years ended July 31, 2003 and 2002 (No options were granted in 2001):

	Fiscal period ended July 31,

(In thousands)	2003	2002

Net earnings, as reported	$8,448	$11,922
Deduct:
Total stock-based employee compensation expense determined under fair value method for all stock option awards, net of related tax effects	(268)	(275)

Pro forma net earnings	8,180	11,647

Labor. Approximately 75% of the Company’s workforce is represented by collective bargaining units with various unions. Approximately 60% of these employees are subject to collective bargaining agreements which will expire within one year.

Income Taxes. Income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes,” under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications. Certain reclassifications of prior year data have been made to conform to 2003 classifications.

3. Other Expense (Income)

	Fiscal period ended July 31,

(In thousands)	2003	2002	2001

Other expense (income) consists of:
Unsuccessful Claussen acquisition	$660	$4,626	$-
Contract termination	2,000	-	-
Impairment of intangibles and goodwill	4,941	-	-
Gain on insurance settlement	(783)	-	-
Merger costs	547	-	-
Amortization of intangibles	812	615	-
Royalty income	(110)	(104)	(30)
Other	(25)	-	-

Total other expense (income)	8,042	5,137	(30)

Unsuccessful Claussen acquisition. On May 4, 2002, the Company entered into an agreement to acquire the Claussen brand and related manufacturing assets from Kraft Foods North America.

This agreement was contingent upon obtaining regulatory approval and other normal closing conditions.

On October 22, 2002, the U.S. Federal Trade Commission authorized its staff to seek a preliminary injunction in federal district court to block the proposed acquisition on grounds that it would violate federal antitrust laws.

The purchase agreement included a provision that would require the Company to pay $2 million to Kraft Foods North America upon termination of the agreement for certain reasons. Additionally, the Company had incurred approximately $2,626 in pre-acquisition transaction costs as of July 31, 2002. These costs ($2,626) and the agreement termination fee ($2,000) that total $4,626 were expensed and are included on the “Other expense (income)” line of the statement of operations for the fiscal year ended July 31, 2002. Subsequent to July 31, 2002, the Company incurred an additional $660 in pre-acquisition transaction costs. These were expensed in the fiscal year ended July 31, 2003.

Contract termination. As described in Note 10, the Company used an aircraft owned by a company indirectly owned by the Chairman. During fiscal 2003, this agreement was terminated early at a one-time cost to the Company of $2 million.

Impairment of intangibles and goodwill. As also described in Notes 2 and 15, the Company recorded an impairment loss of $4,941 related to the intangibles and goodwill of the King’s Hawaiian frozen entrée business. The loss is the result of cash flows not being sufficient to recover the previously recorded values of the intangibles and was calculated in accordance with the policies described in Note 2. The King’s Hawaiian business is part of the Company’s Frozen Foods segment. While the sales growth anticipated at the acquisition date has not been achieved, the Company expects to continue to maintain its present market share.

Gain on insurance settlement. During fiscal 2003, the Company settled at a gain of $783 an insurance claim related to finished product inventories damaged in a public warehouse in fiscal 2002.

Merger costs. During fiscal 2003, the Company incurred costs in connection with the Proposed Merger discussed in Note 1 of $547.

4. Segment and geographic area information

The Company has two segments that are organized based upon similar economic characteristics, manufacturing processes, marketing strategies and distribution channels. The Frozen Foods segment consists of Swanson frozen foods in the United States and Canada and contract manufacturing of primarily frozen foodservice products in the United States. The Condiments segment includes Vlasic retail and foodservice pickles and condiments and Open Pit barbecue sauce in the United States. Segment performance is evaluated based on earnings before interest and taxes.

	Fiscal period ended July 31,

	2003	2002	2001[1]

SEGMENT INFORMATION
Net Sales
Frozen Foods	$342,115	$339,595	$57,059
Condiments	232,367	234,861	40,284

Total	$574,482	$574,456	$97,343

Earnings (loss) before interest and taxes
Frozen Foods	$(6,880)	$8,784	$1,387
Condiments	48,068	36,518	(5,803)
Unallocated Corporate Expenses	(16,108)	(15,484)	(1,212)

Total	$25,080	$29,818	$(5,628)

Total Assets
Frozen Foods	$239,270	$249,036
Condiments	216,128	215,751
Corporate	10,723	13,201

Total	$466,121	$477,988

Depreciation and Amortization
Frozen Foods	$14,027	$13,156	$1,834
Condiments	8,921	8,075	1,357

Total	$22,948	$21,231	$3,191

Capital Expenditures
Frozen Foods	$4,456	$13,729	$1,169
Condiments	4,331	5,723	517

Total	$8,787	$19,452	$1,686

GEOGRAPHIC INFORMATION
Net Sales
United States	$548,951	$552,676	$94,176
Canada	25,531	21,780	3,167

Total	$574,482	$574,456	$97,343

Long-lived Assets
United States	$149,615	$163,187
Canada	24	7

Total	$149,639	$163,194

(1) Pinnacle was incorporated on March 29, 2001 but had no operations until the purchase of Vlasic Foods International Inc.’s North American Business on May 22, 2001. The Statement of Operations for fiscal 2001 covers the acquired business from May 23, 2001 to July 31, 2001 (10 weeks).

Transfers between segments and geographic areas are recorded at cost plus markup or at market. Identifiable assets are those assets, including goodwill, which are identified with the operations in each segment or geographic region. Cost of products sold includes $571 ($130 Frozen and $441 Condiments) in 2002, and $12,476 ($3,452 Frozen and $9,024 Condiments) in

2001 representing the excess of fair value over manufactured cost at the date of acquisition of inventories which were sold subsequent to the acquisition date. Corporate assets consist of deferred and prepaid income tax assets. Unallocated corporate expenses consist of corporate overhead such as executive management, finance and legal functions, the costs of the unsuccessful Claussen acquisition, the contract termination and the merger costs as discussed in Note 3.

Sales to Wal-Mart Stores, Inc. were 17% of consolidated net sales in 2003, 14% in 2002 and 13% in 2001. No other single customer represents over 10% of consolidated net sales in any year.

5. Taxes on earnings

	Fiscal period ended July 31,

(In thousands)	2003	2002	2001

PROVISION FOR INCOME TAXES
Current Federal	$(454)	$744	$3,268
State	393	316	552
Non-U.S.	(185)	120	150

	(246)	1,180	3,970

Deferred Federal	5,168	3,034	(3,952)
State	545	(18)	(708)
Non-U.S.	49	(6)	(229)

	5,762	3,010	(4,889)

Provision (benefit) for income taxes	$5,516	$4,190	$(919)

Income (loss) before income taxes
United States	14,428	15,997	(8,713)
Non-U.S.	(464)	115	(184)

Total	$13,964	$16,112	$(8,897)

EFFECTIVE INCOME TAX RATE

	2003	2002	2001

Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes (net of federal benefit)	4.8%	1.3%	1.1%
Tax effect resulting from international activities	-0.2%	0.9%	0.2%
Change in deferred tax valuation allowance	0.0%	-12.1%	-22.8%
Non-deductible expenses	0.6%	0.9%	-3.2%
Other	-0.7%	0.0%	0.0%

Effective income tax rate	39.5%	26.0%	10.3%

	Fiscal period ended July 31,

(In thousands)	2003	2002

DEFERRED TAX ASSETS AND LIABILITIES
Assets
Postretirement benefits	$13,234	$13,859
Accrued liabilities	5,283	8,033
Net operating loss carryforwards	1,560	3,022
Inventories	1,354	1,254
Benefits and compensation	1,206	760
Alternative minimum tax	2,473	643
Restructuring accruals	-	138
Other	209	-

	25,319	27,709

Liabilities
Plant assets	(16,081)	(13,536)
Intangible assets	(2,936)	(3,392)
Other	-	(217)

	(19,017)	(17,145)

	6,302	10,564
Deferred tax asset valuation allowance	2,251	1,977

Net deferred tax asset (liability)	$4,051	$8,587

AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE SHEET
Deferred income taxes— Current asset	7,243	9,016
Deferred income taxes— Noncurrent (liability)	(3,192)	(429)

Net deferred tax asset	$4,051	$8,587

A full valuation allowance against deferred taxes was recorded at July 31, 2001, due to the Company having no historical financial results prior to the acquisition of certain assets of Vlasic, Vlasic incurring losses from operations and a net capital deficiency and future income levels not being assured at that time. The deferred tax valuation allowance at July 31, 2001 was $17.3 million, of which $14.9 million was established as of the acquisition date. As of July 31, 2002, management determined that sufficient income will be earned in the future to realize the majority of the deferred tax asset. Accordingly, the valuation allowance was reduced by $15.4 million. In accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” $13.2 million of the tax benefit recognized by the reduction of the valuation allowance has been applied as a reduction of goodwill and $2.2 million has been recognized in the tax provision for the year ended July 31, 2002. The Company’s valuation allowance, which is related to state net operating loss carryforwards and the realization of state deferred tax assets, was $2.3 and $1.8 million at July 31, 2003 and July 31, 2002 respectively. Approximately $1.7 million of the $2.3 million valuation allowance recorded at July 31, 2003 was established as of the acquisition date, and would be allocated as a reduction in goodwill upon subsequent recognition of the tax benefits associated with the deferred tax assets to which the valuation allowance applies.

For the year ended July 31, 2003, the Company generated federal and foreign net operating losses of $4.6 and $0.6 million respectively. Management anticipates that the losses will be carried back to prior tax years and fully absorbed, and the Company will have alternative minimum tax credits of $2.5 million which may be carried forward indefinitely. Tax loss carryforwards for state income tax purposes are approximately $32 million with remaining carryforward periods ranging from four to twenty years.

6. Pension plans and retirement benefits

Pension Plans. Pinnacle assumed the VFI pension plan for union employees. Benefits are generally based on years of service and employees’ compensation during the last years of employment. All plans are funded and contributions are made in amounts not less than minimum statutory funding requirements nor more than the maximum amount that can be deducted for U.S. income tax purposes. In accordance with the Asset Purchase Agreement, the pension trust assets transferred from VFI were equal to the projected benefit obligation at May 22, 2001, plus or minus investment performance from that date to the actual date of transfer.

Other Postretirement Benefits. Pinnacle assumed the retiree benefit plan for those employees related to the Vlasic businesses acquired. The Company provides postretirement benefits, including health care and life insurance, to most U.S. employees and their dependents. Employees who have 10 years of service after the age of 45 and retire are eligible to participate in the postretirement benefit plan.

In 2002, the Company amended its postretirement healthcare benefit plan to require increased participant contributions in the future. This amendment reduced the benefit obligation by $32,168. The impact of this amendment will be amortized over the estimated remaining service period of affected employees, thus decreasing annual net periodic benefit cost.

	Fiscal period ended July 31,

(In thousands)	2003	2002

Pension Benefits
Change in Benefit Obligation
Net benefit obligation at beginning of the period	$43,212	$42,156
Service cost	1,859	1,914
Interest cost	2,936	2,809
Actuarial (gain) loss	3,257	(2,217)
Gross benefits paid	(2,538)	(2,258)
Final purchase price allocation adjustments	-	808

Net benefit obligation at end of the year	48,726	43,212

Change in Plan Assets
Fair value of plan assets at beginning of the period	44,378	43,288
Actual return on plan assets	6,595	3,348
Gross benefits paid	(2,538)	(2,258)

Fair value of plan assets at end of the year	48,435	44,378

Funded status at end of the year	(291)	1,166
Unrecognized net actuarial (gain) loss	(962)	(1,096)*

Net amount recognized at end of the year	$(1,253)	$70

*	includes final purchase price allocation adjustment related to the fair value of plan assets of $494.

	Fiscal period ended July 31,

(In thousands)	2003	2002

Amounts recognized in the Consolidated Balance Sheet
Prepaid benefit cost— current	$-	$70
Accrued benefit cost— current	(1,253)	-
Net amount recognized at end of the year	$(1,253)	$70

Weighted average assumptions as of July 31
Discount rate	6.50%	7.00%
Expected return on plan assets	8.00%	9.00%
Rate of compensation increase	3.75%	3.75%

The benefit obligation at inception was net of a $1,200 curtailment gain resulting from the facility closure discussed in Note 1. Upon finalization of the purchase price allocation, the curtailment gain amounted to $392 which was recorded as an adjustment to goodwill.

	Fiscal period ended July 31,

(In thousands)	2003	2002

Other Postretirement Benefits
Change in Benefit Obligation
Net benefit obligation at beginning of the period	$10,869	$31,247
Service cost	1,061	3,145
Interest cost	844	2,046
Plan amendments	-	(32,168)
Actuarial loss	131	6,753
Final purchase price allocation adjustments	-	700
Gross benefits paid	(874)	(854)

Net benefit obligation at end of the year	12,031	10,869

Change in Plan Assets
Fair value of plan assets at beginning of the period	-	-
Employer contributions	874	854
Gross benefits paid	(874)	(854)

Fair value of plan assets at end of the year	-	-

Funded status at end of the year	(12,031)	(10,869)
Unamortized prior service cost (credit)	(28,243)	(31,290)
Unrecognized net actuarial loss	7,153	7,714

Net amount recognized at end of the year	$(33,121)	$(34,445)

Amounts recognized in the Consolidated Balance Sheet:
Accrued benefit cost	$(33,121)	$(34,445)

Net amount recognized at end of the year	$(33,121)	$(34,445)

Weighted average assumptions as of July 31:
Discount rate	6.50%	7.00%
Rate of compensation increase— Non-Union	3.75%	4.25%
Rate of compensation increase— Union	3.75%	3.75%

The assumed health care trend rates used in determining other post-retirement benefits at July 31, 2003 are 8.50% decreasing gradually to 4.00% in 2009, and 8.65% decreasing gradually to 4.00% in 2008 at July 31, 2002.

The final purchase price allocation adjustment results from a curtailment loss related to the facility closure discussed in Note 1 which was recorded as an adjustment to goodwill.

The following represents the components of net periodic benefit costs and the sensitivity of retiree welfare results:

	Fiscal period ended July 31,

	2003		2002		2001

		Other		Other		Other
		post-		post-		post-
	Pension	retirement	Pension	retirement	Pension	retirement
(In thousands)	benefits	benefits	benefits	benefits	benefits	benefits

Components of net periodic benefit cost
Service cost	$1,859	$1,061	$1,914	$3,146	$381	$483
Interest cost	2,936	844	2,809	2,046	579	417
Recognized net actuarial loss/(gain)	-	692	-	494	-	-
Expected return on assets	(3,472)	-	(3,822)	-	(747)	-
Amortization of prior service cost (credit)	-	(3,047)	-	(878)	-	-

Total net periodic benefit cost	1,323	(450)	901	4,808	213	900
Final purchase price allocation adjustments	-	-	1,302	700	-	-

Total amount recognized	$1,323	$(450)	$2,203	$5,508	$213	$900

Other postretirement benefits
Sensitivity of retiree welfare results
Effect of a one percentage point increase in assumed health care cost trend on total service and interest cost components		$267		$913		$395
on postretirement benefit obligation		$1,262		$1,590		$4,062
Effect of a one percentage point decrease in assumed health care cost trend on total service and interest cost components		$(77)		$(719)		$(327)
on postretirement benefit obligation		$(381)		$(1,318)		$(3,394)

Savings Plans. Employees participate in a 401(k) plan. Pinnacle matches 50% of employee contributions up to five percent of compensation for union employees after one year of continuous service and six percent of compensation for salaried employees. Employer contributions made by the Company relating to this plan were $867 in 2003, $1,274 in 2002 and $214 in 2001. In June, 2002, the matching contribution was eliminated for certain union employees.

7. Stock options

Under the Pinnacle 2001 Stock Option Plan (the “Plan”), stock options may be granted to certain officers and key employees. The Plan authorizes the issuance of up to 8.4 million shares of Pinnacle common stock pursuant to the exercise of stock options. Options are granted at a price not less than the fair value of the shares on the date of grant and expire no later than ten years after the date of grant. Substantially all options vest over a five year period. The Company’s officers and key employees participate in the Plan.

As of July 31, 2001, no options had been issued.

The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations and complies with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.”

Sale of the Company’s stock is restricted. Except under certain circumstances, the Company has the option to purchase at fair value all or any portion of the shares of common stock acquired by exercise of an option and/or options held by the employee in the event of termination or change in control. Accordingly, these options are accounted for as variable options. At the time an event occurs which would allow the Company to exercise its option, compensation expense would be recorded for the difference between fair value and the exercise price. See Note 1— “Proposed merger.”

The following table summarizes the stock option transactions under the Pinnacle incentive plan:

		Weighted
		average
	Shares	exercise price

Outstanding, August 1, 2001	-	$-
Granted	4,476	1.00
Forteitures	(118)	1.00

Outstanding, July 31, 2002	4,358	$1.00

Granted	902	1.00
Exercised	(71)	1.00
Forteitures	(848)	1.00

Outstanding, July 31, 2003	4,341	$1.00

The following table summarizes information for options currently outstanding at July 31, 2003:

	Options outstanding			Exercisable options

		Weighted average	Weighted average		Weighted average
Range of prices	Shares	remaining life	exercise price	Shares	exercise price

$1.00	4,341	8.2 years	1.00	1,567	1.00

Had the compensation cost for the stock option plan been determined based on the fair value at the grant dates for awards under the plan, consistent with the alternative method set forth under SFAS 123, net earnings would have been $8,180 in 2003 and $11,647 in 2002.

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants, in 2003 and 2002:

	2003	2002

Risk-free interest rate	4.37%	5.16%
Expected life of option	10 years	10 years
Expected volatility of Pinnacle stock	26.5%	26.5%
Expected dividend yield on Pinnacle stock	0%	0%

Volatility was based on an average 400 week volatilities of a group of publicly traded food companies.

The weighted-average fair value of options granted during 2003 and 2002 is as follows:

	2003	2002

Fair value of each option granted	$0.48	$0.50
Number of options granted	902	4,476

Total fair value of all options granted	$433	$2,238

In accordance with SFAS No. 123, the weighted-average fair value of stock options granted is required to be based on a theoretical statistical model in accordance with assumptions noted above. In actuality, because employee stock options do not trade on a secondary exchange, employees receive no benefit and derive no value from holding stock options under these plans without an increase in the market price of the Company’s stock.

8. Stock purchase plan

Under the 2001 Pinnacle Stock Purchase Plan, 5.0 million shares of Pinnacle Common Stock may be sold to eligible participants upon the offer by Pinnacle, which includes among other provisions the number of shares and the purchase price. During 2003 and 2002, 246 and 2.087 million shares were issued at $1.00 per share pursuant to the plan. Additionally, during 2003 and 2002, 100 and 100 shares were issued at $1.00 per share to certain non-employee directors not pursuant to this plan.

9. Warrants

The Company issued an aggregate of 22.5 million warrants to purchase an aggregate of 22.5 million shares of common stock of the Company (subject to adjustments described in the warrant agreement) as part of the purchase price consideration for the acquisition of the North American Business from Vlasic on May 22, 2001.

The warrants are issued pursuant to a warrant agreement entered into between the Company and The Bank of New York, as warrant agent. Each warrant will initially entitle the holder thereof to purchase one share of common stock of the Company at an initial exercise price of $3.00 per share, subject to adjustments described in the warrant agreement.

Conditions to issuance of the warrants included, among others, the requirement that distribution and transfer restrictions be included under Vlasic’s Plan of Distribution such that the distribution or transfer of warrants does not cause the Company to become a reporting company under the Securities Exchange Act of 1934, as amended, and also the requirement that the United States Bankruptcy Court for the District of Delaware issue an order confirming Vlasic’s Plan of Distribution in a form and substance reasonably satisfactory to the Company with certain findings under the United States Bankruptcy Code contained therein.

As of May 22, 2001, the estimated fair value of these warrants was approximately $3,375 based on the application of the Black-Scholes option pricing model which incorporates current stock price ($1.00 per share), expected volatility (26.5%), expected interest rates (5.6%), expected holding period of the warrant (10 years) and expected dividend yield (zero).

In fiscal 2001, the Company issued 19.5 million warrants valued at $2,925. As part of the final settlement in December 2001, the Company issued an additional 3.0 million warrants valued at $450. The warrants are currently exercisable and will expire on May 22, 2011, the tenth anniversary of the date of original issuance. See Note 1— “Proposed merger.”

10. Related party transactions

Effective April 17, 2001, the Company entered into a monitoring and oversight agreement with an affiliate of HMTF, the Company’s largest stockholder. The agreement provides for an annual fee of the greater of $1 million or 0.15% of the budgeted consolidated net sales (as defined) of the Company for the current year. In addition, effective April 17, 2001, the Company entered into a financial advisory agreement with HMTF’s affiliate under which the affiliate will be entitled to a fee of 1.5% of the transaction value, as defined, for each add-on transaction including a tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring refinancing, issuances of debt or equity (whether in a private or a public offering) or other similar transaction. The monitoring and oversight and financial advisory agreements will terminate on the earlier to occur of the tenth anniversary of the agreement or the date on which HMTF and its affiliates no longer beneficially own any securities of the Company or any of its successors. The Company incurred monitoring and oversight fees of $1,136 in 2003, $1,090 in 2002 and $190 in 2001. The Company also incurred financial advisory fees of $5,805 for the period May 23, 2001 through July 31, 2001, which were capitalized, of which $3,152 is included in deferred financing costs at July 31, 2001 and $2,653 is included in the purchase cost of the VFI assets. In 2002 in connection with the King’s Hawaiian acquisition, the Company incurred finance and advisory fees of $105 which were included in the purchase cost of King’s Hawaiian.

On May 22, 2001, the Company entered into a stockholders agreement with its current stockholders, including an affiliate of HMTF, that, among other things, requires the parties thereto to vote their shares in favor of the election to the Company’s board of directors individuals designated by HMTF, grants HMTF the right to require other parties to the stockholders agreement to sell shares of common stock under certain circumstances if HMTF sells shares of common stock, grants stockholders other than HMTF and its affiliates the right to sell shares of common stock under certain circumstances if HMTF or any of its affiliates sells shares of common stock, grants preemptive rights to the parties thereto, grants HMTF or its assignee a right of first refusal to purchase shares of common stock that other parties to the stockholders agreement propose to transfer to third parties, and grants certain registration rights to the parties thereto. See Note 1— “Proposed Merger.”

In fiscal 2002, the Company’s Chairman and two of his direct reports provided certain management and oversight functions to companies also owned by affiliates of HMTF. For these services provided, the Company received reimbursements from those companies of $876 in 2002. None of the Company’s executives provided any such services and no reimbursements were received in 2003.

The Company leases office space owned by a party related to the Chairman. Rent paid was $283 in 2003 and $228 in 2002. The Company also used an aircraft owned by a company indirectly owned by the Chairman. In connection with the use of this aircraft, the Company paid net operating expenses of $1,180 in 2002 and $376 for the first quarter of 2003. In the second quarter of 2003, the agreement to use and pay for the plane was terminated early at a one-time cost to the Company of $2 million which is included in the Other expense (income) line on the Consolidated Statement of Operations.

11. Accounts receivable

Accounts receivable are as follows:

	July 31,

(In thousands)	2003	2002

Customers	$33,624	$30,887
Allowances for cash discounts and bad debts	(1,765)	(1,568)

	31,859	29,319
Other	1,465	3,008

Total	$33,324	$32,327

12. Inventories

Inventories are as follows:

	July 31,

(In thousands)	2003	2002

Raw materials, containers and supplies	$19,480	$24,613
Finished product	63,111	55,531

Total	$82,591	$80,144

The Company has various purchase commitments for raw materials, containers, supplies and certain finished products incident to the ordinary course of business. Such commitments are not at prices in excess of current market.

13. Other current assets

Other current assets are as follows:

	July 31,

(In thousands)	2003	2002

Prepaid expenses	$3,310	$2,208
Prepaid pension cost	-	70
Prepaid income taxes	3,480	4,185

Total	$6,790	$6,463

14. Plant assets

Plant assets are as follows:

	July 31,

	2003	2002

Land	$9,575	$9,575
Building	44,916	41,647
Machinery and equipment	137,073	130,194
Projects in progress	2,151	4,657

	193,715	186,073
Accumulated depreciation	(44,076)	(22,879)

Total	$149,639	$163,194

Depreciation costs and expenses were $22,136 in 2003, $20,616 in 2002 and $3,187 in 2001. Fiscal 2004 capital expenditures are expected to approximate $8.0 million. Fiscal 2002 capital expenditures of $19,452 includes $9,000 related to the consolidation of productive capacity at other facilities in connection with the facility closing described in Note 1.

Certain offices, distribution facilities and equipment are under operating leases expiring on various dates through 2008. Total rental expense charged to operations was $3,359 in 2003, $4,449 in 2002 and $743 in 2001. The minimum future rental commitments under non-cancelable leases payable over the remaining lives of these leases approximate $1,965 in 2004, $1,757 in 2005, $1,476 in 2006, $1,029 in 2007, $881 in 2008 and $2,616 in 2009 through 2011, totaling $9,724. The single largest operating lease is for the corporate offices in Cherry Hill, New Jersey. Under the terms of this lease agreement, if the lease is terminated early, Pinnacle would be required to accelerate rental payments of approximately $4.9 million due during the remainder of the lease.

15. Goodwill and other assets

	July 31,

(In thousands)	2003	2002

Goodwill	$17,982	$19,615

Goodwill resulting from the PFHC’s acquisition of VFI’s North American Business was allocated to the Frozen Foods segment and is not subject to amortization. During 2002, goodwill was reduced by $13,200 as the result of the reduction in the deferred tax valuation allowance, discussed in Note 5. Goodwill resulting from the King’s Hawaiian acquisition increased goodwill by approximately $1,600 in 2002. The goodwill associated with King’s Hawaiian was written-off as impaired in 2003 as discussed in Note 3. Goodwill was also decreased by $155 in 2003 for the unused liability for the Omaha facility closure as discussed in Note 1.

Other assets are as follows:

	July 31,

(In thousands)	2003	2002

Tradenames and recipes, net of accumulated amortization of $1,378 in 2003 and $591 in 2002	$89,332	$93,510
Deferred financing costs, net of accumulated amortization of $3,560 in 2003 and $1,930 in 2002	6,907	8,537
Other assets	185	211

Total	$96,424	$102,258

Tradenames of $88,000 resulting from the PFHC’s acquisition of VFI’s North American Business are not subject to amortization. Pinnacle has a perpetual, royalty-free license to use the Swanson trademark for certain frozen foods (other than broth, stock and soup), included in tradenames. Tradenames and recipes acquired in the King’s Hawaiian acquisition of $6,100 are being amortized over their estimated useful lives of 3-10 years (weighted average 9.4 years). As described in Note 3, these King’s Hawaiian intangible assets were determined to be impaired and were written down by $3.3 million. Deferred financing costs were incurred in connection with the Company’s Senior Secured Credit Facilities. See Note 1— “Proposed Merger.” Aggregate amortization expense was $2,442 in 2003, $2,245 in 2002 and $300 in 2001. The estimated amortization expense for each of the next five years is $1,852, $1,819, $1,720, $1,304 and $1,136 for 2004, 2005, 2006, 2007, 2008 respectively.

16. Accounts payable

	July 31,

(In thousands)	2003	2002

Trade payables	$25,528	$30,094
Book overdrafts	5,380	7,799

Total	$30,908	$37,893

Book overdrafts represent outstanding checks in excess of funds on deposit.

17. Accrued liabilities

Accrued liabilities are as follows:

	July 31,
(In thousands)
	2003	2002

Employee compensation and benefits	$14,337	$12,264
Pensions	1,253	-
Consumer coupons	3,656	3,859
Interest payable	367	406
Plant closing reserve	-	342
Other	5,732	7,620

Total	$25,345	$24,491

At July 31, 2002, Other includes $2 million payable to Kraft Foods North America upon termination of Claussen agreement that was paid in 2003. See Note 3.

18. Debt

Long-term debt is as follows:

	July 31,
(In thousands)
	2003	2002

Senior Secured Credit Facilities— Term Loan	$175,000	$190,000
Other	-	9

Total debt	175,000	190,009
Less: Current portion of long-term obligations	15,000	15,009

Total long-term debt	$160,000	$175,000

The aggregate maturities of the term loan during each of the next five years are $15,000, $25,000, $35,000, $45,000 and $55,000 for 2004, 2005, 2006, 2007, 2008 respectively.

In May 2001, PFHC entered into a $245,000 Credit Agreement (“Senior Secured Credit Facilities”) with Bankers Trust Co., which provides for a term loan of $190,000 and a revolving credit facility of $55,000. The term loan matures in 2008 and the revolving credit facility expires in 2006.

In addition to scheduled periodic repayments, PFHC is also required to make mandatory repayments of the loans under the Senior Secured Credit Facilities with a portion of its excess cash flow, as defined.

Borrowings under the Senior Secured Credit Facilities bear interest based on the Eurodollar Rate or an Alternate Base Rate, as defined, plus applicable margins. As of July 31, 2003 margins ranged from 1.5% to 3.5%. The weighted average interest rate on the term loan and revolving credit facility was 5.40% in 2003, 6.50% in 2002 and 8.29% in 2001. At July 31, 2003, the interest rate in effect for the term loan was 4.13% and there were no borrowings outstanding under the revolving credit facility.

The obligations of the Company under the Senior Secured Credit Facilities are unconditionally and irrevocably guaranteed by each of the Company’s direct or indirect domestic subsidiaries

(collectively, the “Guarantors”). In addition, the Senior Secured Credit Facilities are collateralized by first priority or equivalent security interests in (i) all the capital stock of, or other equity interests in, each direct or indirect domestic subsidiary of the Company and 65% of the capital stock of, or other equity interests in, each direct foreign subsidiary of the Company, or any of its domestic subsidiaries and (ii) certain tangible and intangible assets of the Company and the Guarantors (subject to certain exceptions and qualifications).

The Senior Secured Credit Facilities also contain covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with affiliates, and otherwise restrict corporate activities. In addition, under the Senior Secured Credit Facilities, the Company is required to comply with specified minimum interest coverage, maximum leverage and minimum fixed charge coverage ratios.

The Company pays a commission on the face amount of all outstanding letters of credit drawn under the Senior Secured Credit Facilities at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar loans under the revolving credit loan facility minus the fronting fee (as defined). A fronting fee equal to 1/4% per annum on the face amount of each letter of credit is payable quarterly in arrears to the issuing lender for its own account. The Company also pays a per annum fee equal to 1/2% on the undrawn portion of the commitments in respect of the revolving credit facility. Total letters of credit issuable under the facilities can not exceed $10,000. As of July 31, 2003, the Company had utilized $5,068 of the revolving credit facility for a letter of credit and had an unused balance of $49,932 available for future borrowings and letters of credit, of which a maximum of $4,932 may be used for letters of credit.

19. Financial instruments

Pinnacle may utilize derivative financial instruments to enhance its ability to manage risks, including interest rate and foreign currency, which exist as part of on-going business operations. Pinnacle does not enter into contracts for speculative purposes, nor was it a party to any leveraged derivative instrument. The use of derivative financial instruments is monitored through regular communication with senior management and the utilization of written guidelines.

Pinnacle relies primarily on bank borrowings to meet its funding requirements. Pinnacle may utilize interest rate swap agreements or other derivative instruments to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. The amounts paid or received on hedges related to debt will be recognized as an adjustment to interest expense.

As required by the Senior Secured Credit Facilities, in September, 2001, Pinnacle entered into a zero cost collar for a one year period for the purpose of reducing its exposure to variable interest rates. It required the counterparty to make payments to Pinnacle when the 30 day LIBOR interest rate exceeds 7% and required Pinnacle to make payments to the counterparty when the 30 day LIBOR interest rate fell below 3.13%. Such payments made serve to increase interest expense and payments received reduce interest expense. In September 2002, Pinnacle entered into a new zero cost collar for a one year period. The new zero cost collar requires the counterparty to make payments to Pinnacle when the 30 day LIBOR interest rate exceeds 5%

and requires Pinnacle to make payments to the counterparty when the 30 day LIBOR interest rate falls below 1.5%. Additionally, because these agreements are not designated as hedges pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Financial Instruments and Hedging Activities,” Pinnacle recorded a credit to interest expense in 2003 of $96 and an additional charge to interest expense in 2002 of $211 to mark the collar to market. There were no derivative instruments in place at July 31, 2001 or during the period then ended.

Pinnacle utilizes irrevocable standby letters of credit with one-year renewable terms to satisfy workers’ compensation self-insurance security deposit requirements. The contract value of the outstanding standby letter of credit as of July 31, 2003 was $5,068, which approximates fair value.

Pinnacle may also utilize foreign currency exchange contracts, including swap and forward contracts, to hedge existing foreign currency exposures. Foreign exchange gains and losses on derivative financial instruments are recognized and offset foreign exchange gains and losses on the underlying exposures. At July 31, 2003 and 2002, Pinnacle had no outstanding foreign exchange contracts in place.

Pinnacle is exposed to credit loss in the event of non-performance by the other parties to derivative financial instruments. All counterparties are at least “A” rated by Moody’s and Standard & Poor’s. Accordingly, Pinnacle does not anticipate non-performance by the counterparties.

The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate fair value. The estimated fair value of the Senior Secured Credit Facilities bank debt that is classified as long term debt on the Consolidated Balance Sheet at July 31, 2003, was approximately its carrying value.

20. Recently issued accounting pronouncements

Effective August 1, 2002, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations”, which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The adoption of this standard did not have a material impact on the Company’s financial position and results of operations.

In May 2002, the FASB issued SFAS 145, “Rescission of FAS Nos. 4, 44, and 64, Amendment of FAS 13, and Technical Corrections”. This statement is effective for transactions entered into after May 15, 2002. The adoption of this standard did not have a material impact on the Company’s financial position and results of operations.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities Accounting For Asset Retirement Obligations”. SFAS 146 establishes accounting guidelines for the recognition and measurement of a liability at its fair value for the cost associated with an exit or disposal activity in the period in which the liability is incurred, rather than at the date of a commitment to an exit or disposal plan. SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002. The adoption of this standard did not have a material impact of the Company’s financial position and results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees”. FIN 45 relates to the accounting for and disclosures of guarantees. FIN 45 requires that upon issuance of a guarantee, the entity (i.e., the guarantor) must recognize a liability for the fair value of the obligation it assumes under that guarantee. FIN 45 requires entities to provide additional disclosures about warranty provisions. The disclosure requirements are effective for financial statements of periods ending after December 15, 2002. The Company had no guarantees at July 31, 2003 that would require the Company to recognize a liability in accordance with FIN 45.

On January 17, 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities”. The provisions of FIN 46 will be the guidance that determines (1) whether consolidation is required under the “controlling financial interest” model of Accounting Research Bulletin No. 51 (ARB 51), “Consolidated Financial Statements” (or other existing authoritative guidance) or, alternatively, (2) whether the variable interest model under FIN 46 should be used to account for existing and new entities. Non-public entities are required to apply the Interpretation to any pre-existing entities as of the first fiscal year beginning after June 15, 2003. All enterprises will be required to apply the transition disclosure requirements in financial statements issued after February 1, 2003. The adoption of FIN 46 is not expected to have a significant impact on the Company’s financial position and results of operations.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, which is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30. The guidance is to be applied prospectively. The adoption of this standard did not have a material impact on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. The Standard specifies that instruments within its scope embody obligations of the issuer and that, therefore, the issuer must classify them as liabilities. The Company has not issued any such financial instruments.

21. Guarantor and nonguarantor financial statements

In connection with the Proposed Merger described in Note 1 and as a part of the related financing, the Company will issue $150 million senior subordinated notes (the Notes) in a private placement pursuant to Rule 144A and Regulation S. The Notes are expected to be general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, and guaranteed on a full, unconditional, joint and several basis by the Company’s wholly-owned domestic subsidiaries.

The following consolidating financial information presents:

(1) Consolidating balance sheets as of July 31, 2003 and July 31, 2002 and the related statements of operations and cash flows for the year ended July 31, 2003 and July 31, 2002 and for the ten week period ended July 31, 2001.

(2) Elimination entries necessary to consolidate Pinnacle Foods Holding Corporation, with the guarantor and nonguarantor subsidiary.

Investments in subsidiaries are accounted for by the parent using the equity method of accounting. The guarantor and nonguarantor subsidiary are presented on a combined basis. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. Separate financial statements for the guarantor subsidiaries and the nonguarantor subsidiary are not presented because management believes that such financial statements would not be meaningful to investors.

Pinnacle Foods Holding Corporation

consolidated balance sheet
July 31, 2003

	Pinnacle Foods
(In thousands, except per share	Holding	Guarantor	Nonguarantor		Consolidated
amounts and where noted in millions)	Corporation	subsidiaries	subsidiary	Eliminations	total

Current assets:
Cash and cash equivalents	$-	$71,535	$593	-	$72,128
Accounts receivable, net	-	31,651	1,673	-	33,324
Intercompany accounts receivable	-	1,685	-	(1,685)	-
Inventories	-	81,516	1,075	-	82,591
Other current assets	-	6,037	753	-	6,790
Deferred income taxes	-	7,243	-	-	7,243

Total current assets	-	199,667	4,094	(1,685)	202,076
Plant assets, net	-	149,615	24	-	149,639
Investment in subsidiaries	178,487	1,056	-	(179,543)	-
Intercompany note receivable	-	545	-	(545)	-
Other assets, net, principally tradenames	-	96,424	-	-	96,424
Goodwill	-	17,647	335	-	17,982

Total assets	178,487	464,954	4,453	(181,773)	466,121

Current liabilities
Current portion of long-term obligations	-	15,000	-	-	15,000
Accounts payable	-	30,504	404	-	30,908
Intercompany accounts payable	-	-	1,685	(1,685)	-
Accrued trade marketing expense	-	19,147	420	-	19,567
Accrued liabilities	-	25,149	196	-	25,345
Accrued income taxes	-	501	-	-	501

Total current liabilities	-	90,301	2,705	(1,685)	91,321
Long-term debt	-	160,000	-	-	160,000
Intercompany note payable	-	-	545	(545)	-
Postretirement benefits	-	33,121	-	-	33,121
Deferred income taxes	-	3,192	-	-	3,192

Total liabilities	-	286,614	3,250	(2,230)	287,634
Commitments and contingencies
Shareholder’s equity
Pinnacle Common Stock, $.01 par value;	1,626	-	-	-	1,626
Additional paid-in-capital	164,322	165,948	1,465	(167,413)	164,322
Accumulated other comprehensive income	147	-	147	(147)	147
Retained earnings (accumulated deficit)	12,392	12,392	(409)	(11,983)	12,392

Total shareholder’s equity	178,487	178,340	1,203	(179,543)	178,487

Total liabilities and shareholder’s equity	$178,487	$464,954	$4,453	$(181,773)	$466,121

Pinnacle Foods Holding Corporation

consolidated balance sheet
July 31, 2002

	Pinnacle
	Foods
(In thousands, except per share	Holding	Guarantor	Nonguarantor		Consolidated
amounts and where noted in millions)	Corporation	subsidiaries	subsidiary	Eliminations	total

Current assets:
Cash and cash equivalents	$-	$64,840	$131	-	$64,971
Accounts receivable, net	-	30,867	1,460	-	32,327
Intercompany accounts receivable	-	1,843	-	(1,843)	-
Inventories	-	78,335	1,809	-	80,144
Other current assets	-	5,823	640	-	6,463
Deferred income taxes	-	9,016	-	-	9,016

Total current assets	-	190,724	4,040	(1,843)	192,921
Plant assets, net	-	163,187	7	-	163,194
Investment in subsidiaries	169,448	1,360	-	(170,808)	-
Intercompany note receivable	-	542	-	(542)	-
Other assets, net, principally tradenames	-	102,258	-	-	102,258
Goodwill	-	19,318	297	-	19,615

Total assets	169,448	477,389	4,344	(173,193)	477,988

Current liabilities
Current portion of long-term obligations	-	15,009	-	-	15,009
Accounts payable	-	37,633	260	-	37,893
Intercompany accounts payable	-	-	1,843	(1,843)	-
Accrued trade marketing expense	-	20,966	307	-	21,273
Accrued liabilities	-	24,427	64	-	24,491

Total current liabilities	-	98,035	2,474	(1,843)	98,666
Long-term debt	-	175,000	-	-	175,000
Intercompany note payable	-	-	542	(542)	-
Postretirement benefits	-	34,445	-	-	34,445
Deferred income taxes	-	429	-	-	429

Total liabilities	-	307,909	3,016	(2,385)	308,540
Commitments and contingencies
Shareholder’s equity
Pinnacle Common Stock, $.01 par value	1,622	-	-	-	1,622
Additional paid-in-capital	163,914	165,536	1,465	(167,001)	163,914
Accumulated other comprehensive income	(32)	-	(32)	32	(32)
Retained earnings (accumulated deficit)	3,944	3,944	(105)	(3,839)	3,944

Total shareholder’s equity	169,448	169,480	1,328	(170,808)	169,448

Total liabilities and shareholder’s equity	169,448	477,389	4,344	(173,193)	477,988

Pinnacle Foods Holding Corporation

consolidated statement of operations
for the year ended July 31, 2003

	Pinnacle Foods
(In thousands, except per share	Holding	Guarantor	Nonguarantor		Consolidated
amounts and where noted in millions)	Corporation	subsidiaries	subsidiary	Eliminations	total

Net sales	$-	$561,386	$25,531	$(12,435)	$574,482

Costs and expenses
Cost of products sold	-	436,843	22,170	(11,486)	447,527
Marketing and selling expenses	-	55,936	1,979	-	57,915
Administrative expenses	-	31,993	885	-	32,878
Research and development expenses	-	3,040	-	-	3,040
Intercompany royalties	-	-	255	(255)	-
Intercompany technical service fees	-	-	694	(694)	-
Other expense (income)	-	8,042	-	-	8,042
Equity in (earnings) loss of investees	(8,448)	304	-	8,144	-

Total costs and expenses	(8,448)	536,158	25,983	(4,291)	549,402

Earnings (loss) before interest and taxes	8,448	25,228	(452)	(8,144)	25,080
Intercompany interest (income) expense	-	(30)	30	-	-
Interest expense	-	11,592	-	-	11,592
Interest income	-	459	17	-	476

Earnings (loss) before income taxes	8,448	14,125	(465)	(8,144)	13,964
Provision (benefit) for income taxes	-	5,677	(161)	-	5,516

Net earnings (loss)	$8,448	$8,448	$(304)	$(8,144)	$8,448

Pinnacle Foods Holding Corporation

consolidated statement of operations
for the year ended July 31, 2002

	Pinnacle Foods
(In thousands, except per share	Holding	Guarantor	Nonguarantor		Consolidated
amounts and where noted in millions)	Corporation	subsidiaries	subsidiary	Eliminations	total

Net sales	$-	$561,882	$21,780	$(9,206)	$574,456

Costs and expenses
Cost of products sold	-	442,727	17,834	(8,416)	452,145
Marketing and selling expenses	-	49,095	2,363	-	51,458
Administrative expenses	-	31,725	621	-	32,346
Research and development expenses	-	3,552	-	-	3,552
Intercompany royalties	-	-	287	(287)	-
Intercompany technical service fees	-	-	503	(503)	-
Other expense (income)	-	5,137	-	-	5,137
Equity in (earnings) loss of investees	(11,922)	-	-	11,922	-

Total costs and expenses	(11,922)	532,236	21,608	2,716	544,638

Earnings before interest and taxes	11,922	29,646	172	(11,922)	29,818
Intercompany interest (income) expense	-	(73)	73	-	-
Interest expense	-	14,508	5	-	14,513
Interest income	-	786	21	-	807

Earnings (loss) before income taxes	11,922	15,997	115	(11,922)	16,112
Provision (benefit) for income taxes	-	4,075	115	-	4,190

Net earnings	$11,922	$11,922	$-	$(11,922)	$11,922

Pinnacle Foods Holding Corporation

consolidated statement of operations
for the ten week period from
May 23, 2001 to July 31, 2001

	Pinnacle Foods
(In thousands, except per share	Holding	Guarantor	Nonguarantor		Consolidated
amounts and where noted in millions)	Corporation	subsidiaries	subsidiary	Eliminations	total

Net sales	$-	$94,688	$3,167	$(512)	$97,343

Costs and expenses
Cost of products sold	-	87,368	2,844	(312)	89,890
Marketing and selling expenses	-	6,030	214	-	6,244
Administrative expenses	-	6,295	82	-	6,377
Research and development expenses	-	490	-	-	490
Intercompany royalties	-	-	115	(115)	-
Intercompany technical service fees	-	-	85	(85)	-
Other expense (income)	-	(30)	-	-	(30)
Equity in (earnings) loss of investees	7,978	105	-	(8,083)	-

Total costs and expenses	7,978	100,258	3,330	(8,595)	102,971

Earnings (loss) before interest and taxes	(7,978)	(5,570)	(163)	8,083	(5,628)
Intercompany interest (income) expense	-	(26)	26	-	-
Interest expense	-	3,342	-	-	3,342
Interest income	-	68	5	-	73

Earnings (loss) before income taxes	(7,978)	(8,818)	(184)	8,083	(8,897)
Provision (benefit) for income taxes	-	(840)	(79)	-	(919)

Net earnings (loss)	$(7,978)	$(7,978)	$(105)	$8,083	$(7,978)

Note: Pinnacle was incorporated on March 29, 2001 but had no operations until the purchase of Vlasic Foods International Inc.’s North American Business on May 22, 2001. The Statement of Operations for fiscal 2001 covers the acquired business from May 23, 2001 to July 31, 2001 (10 weeks).

Pinnacle Foods Holding Corporation

consolidated statement of cash flows
for the year ended July 31, 2003

	Pinnacle Foods
(In thousands, except per share	Holding	Guarantor	Nonguarantor		Consolidated
amounts and where noted in millions)	Corporation	subsidiaries	subsidiary	Eliminations	total

Cash flows from operating activities
Net earnings (loss) from operations	$8,448	$8,448	$(304)	$(8,144)	$8,448
Non-cash charges (credits) to income
Depreciation and amortization	-	22,942	6	-	22,948
Amortization of debt acquisition costs	-	1,630	-	-	1,630
Impairment of intangibles and goodwill	-	4,941	-	-	4,941
Equity in earnings of investees	(8,448)	304	-	8,144	-
Postretirement benefits	-	(1,324)	-	-	(1,324)
Pension expense	-	1,323	-	-	1,323
Deferred income taxes	-	5,712	50	-	5,762
Changes in working capital
Accounts receivable	-	(784)	(28)	-	(812)
Intercompany accounts receivable	-	392	(392)	-	-
Inventories	-	(3,181)	964	-	(2,217)
Accrued trade marketing expense	-	(1,780)	74	-	(1,706)
Accounts payable	-	(4,796)	111	-	(4,685)
Other current assets and liabilities	-	(1,345)	(12)	-	(1,357)

Net cash provided by operating activities	-	32,482	469	-	32,951

Cash flows from investing activities
Payments for business acquisitions	-	(56)	-	-	(56)
Capital expenditures	-	(8,763)	(24)	-	(8,787)
Sale of plant assets	-	48	-	-	48

Net cash used in investing activities	-	(8,771)	(24)	-	(8,795)

Cash flows from financing activities
Change in bank overdrafts	-	(2,419)	-	-	(2,419)
Repayment of capital lease obligations	-	(9)	-	-	(9)
Repayments of long term obligations	-	(15,000)	-	-	(15,000)
Issuance of common stock	412	-	-	-	412
Capital contributions to subsidiaries	(412)	412	-	-	-

Net cash used in financing activities	-	(17,016)	-	-	(17,016)

Effect of exchange rate changes on cash	-	-	17	-	17
Net change in cash and cash equivalents	-	6,695	462	-	7,157
Cash and cash equivalents— beginning of period	-	64,840	131	-	64,971

Cash and cash equivalents— end of period	$-	$71,535	$593	$-	$72,128

Interest paid	$-	$10,001	$26	$(26)	$10,001
Interest received	$-	$485	$17	$(26)	$476
Income taxes paid/(refunded)	$-	$(108)	$(161)	$-	$(269)

Pinnacle Foods Holding Corporation

consolidated statement of cash flows
for the year ended July 31, 2002

	Pinnacle Foods
(In thousands, except per share	Holding	Guarantor	Nonguarantor		Consolidated
amounts and where noted in millions)	Corporation	subsidiaries	subsidiary	Eliminations	total

Cash flows from operating activities
Net earnings from operations	$11,922	$11,922	$-	$(11,922)	$11,922
Non-cash charges (credits) to income
Depreciation and amortization	-	21,228	3	-	21,231
Amortization of debt acquisition costs	-	1,630	-	-	1,630
Equity in earnings of investees	(11,922)	-	-	11,922	-
Postretirement benefits	-	3,955	-	-	3,955
Pension expense	-	901	-	-	901
Deferred income taxes	-	3,016	(6)	-	3,010
Changes in working capital
Accounts receivable	-	(2,621)	(117)	-	(2,738)
Intercompany accounts receivable	-	5	(5)	-
Inventories	-	6,398	1,838	-	8,236
Accrued trade marketing expense	-	(1,180)	(64)	-	(1,244)
Accounts payable	-	12,156	(216)	-	11,940
Other current assets and liabilities	-	6,279	(627)	-	5,652

Net cash provided by operating activities	-	63,689	806	-	64,495

Cash flows from investing activities
Payments for business acquisitions	-	(7,354)	(6)	-	(7,360)
Capital expenditures	-	(19,452)	-	-	(19,452)

Net cash used in investing activities	-	(26,806)	(6)	-	(26,812)

Cash flows from financing activities
Change in bank overdrafts	-	7,799	-	-	7,799
Repayment of intercompany notes payable	-	1,275	(1,275)	-	-
Repayment of capital lease obligations	-	(75)	-	-	(75)
Issuance on common stock	2,161	-	-	-	2,161
Capital contributions to subsidiaries	(2,161)	2,161	-	-	-

Net cash provided by (used in) financing activities	-	11,160	(1,275)	-	9,885

Effect of exchange rate changes on cash	-	-	(19)	-	(19)
Net change in cash and cash equivalents	-	48,043	(494)	-	47,549
Cash and cash equivalents— beginning of period	-	16,797	625	-	17,422

Cash and cash equivalents— end of period	$-	$64,840	$131	$-	$64,971

Interest paid	$-	$12,667	$5	$-	$12,672
Interest received	$-	$786	$21	$-	$807
Income taxes paid	$-	$7,140	$882	$-	$8,022

Pinnacle Foods Holding Corporation

consolidated statement of cash flows
for the ten week period from
May 23, 2001 to July 31, 2001

	Pinnacle Foods
(In thousands, except per share	Holding	Guarantor	Nonguarantor		Consolidated
amounts and where noted in millions)	Corporation	subsidiaries	subsidiary	Eliminations	total

Cash flows from operating activities
Net earnings (loss) from operations	$(7,978)	$(7,978)	$(105)	$7,978	$(7,978)
Non-cash charges (credits) to income
Depreciation and amortization	-	3,191	-	-	3,191
Amortization of debt acquisition costs	-	300	-	-	300
Equity in earnings of investees	7,978	105	-	(7,978)	-
Postretirement benefits	-	844	-	-	844
Deferred income taxes	-	(4,660)	(229)	-	(4,889)
Changes in working capital
Accounts receivable	-	14,901	(144)	-	14,757
Intercompany accounts receivable	-	-	-	-	-
Inventories	-	(1,095)	(707)	-	(1,802)
Accrued trade marketing expense	-	2,263	76	-	2,339
Accounts payable	-	6,350	(271)	-	6,079
Intercompany accounts payable	-	(1,907)	1,907	-	-
Other current assets and liabilities	-	8,484	98	-	8,582

Net cash provided by operating activities	-	20,798	625	-	21,423

Cash flows from investing activities
Payments for business acquisitions	-	(341,833)	-	-	(341,833)
Capital expenditures	-	(1,686)	-	-	(1,686)

Net cash used in investing activities	-	(343,519)	-	-	(343,519)

Cash flows from financing activities
Proceeds from notes payable borrowing	-	2,000	-	-	2,000
Repayment of notes payable	-	(2,000)	-	-	(2,000)
Repayment of capital lease obligations	-	(15)	-	-	(15)
Borrowings under senior credit facilities	-	190,000	-	-	190,000
Issuance of common stock	160,000	-	-	-	160,000
Capital contribution to subsidiaries	(160,000)	160,000	-	-	-
Deferred financing fees	-	(10,467)	-	-	(10,467)

Net cash provided by financing activities	-	339,518	-	-	339,518

Effect of exchange rate changes on cash
Net change in cash and cash equivalents	-	16,797	625	-	17,422
Cash and cash equivalents— beginning of period	-	-	-	-	-

Cash and cash equivalents— end of period	$-	$16,797	$625	$-	$17,422

Interest paid	$-	$2,607	$-	$-	$2,607
Interest received	$-	$63	$5	$-	$68
Income taxes paid	$-	$198	$-	$-	$198

22. Quarterly results (unaudited)

	2003

	First	Second	Third	Fourth

Net sales	$130,240	$145,315	$145,684	$153,243
Cost of products sold	104,553	111,095	111,083	120,796
Net earnings	1,065	730	6,001	652

	2002

	First	Second	Third	Fourth

Net sales	$147,416	$132,118	$143,124	$151,798
Cost of products sold	116,296	106,170	110,959	118,720
Net earnings	5,646	2,332	1,585	2,359

Net earnings in fiscal 2002 and 2003 included the following items included in the “Other expense (income)” line on the Consolidated Statements of Operations, which are discussed in Note 3.

•	the fourth quarter of fiscal 2002 includes pre-tax expenses related to the unsuccessful Claussen acquisition of $4,626.

•	the first quarter of fiscal 2003 includes pre-tax expenses related to the unsuccessful Claussen acquisition of $660.

•	the second quarter of fiscal 2003 includes pre-tax expenses related to the contract termination of $2,000 and pre-tax credits related to the gain on insurance settlement of $518. These items net to a pre-tax expense of $1,482.

•	the third quarter of fiscal 2003 includes pre-tax credits related to the gain on insurance settlement of $259.

•	the fourth quarter of fiscal 2003 includes pre-tax expenses related to the impairment of intangibles of $4,941 and merger costs of $547, and pre-tax credits related to the gain on insurance settlement of $6. These items net to a pre-tax expense of $5,482.

Pinnacle Foods Group Inc. and Subsidiaries

consolidated statements of operations (unaudited)

	Three Months Ended

	Successor	Predecessor

	April 30,	April 30,
(In thousands)	2004	2003

Net sales	$210,626	$145,684

Costs and expenses
Cost of products sold	185,838	111,083
Marketing and selling expenses	21,596	13,464
Administrative expenses	13,815	8,123
Research and development expenses	689	795
Other expense (income), net	18,532	(108)

Total costs and expenses	240,470	133,357

Earnings (loss) before interest and taxes	(29,844)	12,327
Interest expense	6,152	2,793
Interest income	37	94

Earnings (loss) before income taxes	(35,959)	9,628
Provision for income taxes	142	3,627

Net earnings (loss)	$(36,101)	$6,001

	First Nine Months

	Successor	Predecessor

	23 weeks	16 weeks	39 weeks
	ended	ended	ended
	April 30,	November 24,	April 30,
(in thousands)	2004	2003	2003

Net sales	$311,560	$181,379	$421,239

Costs and expenses
Cost of products sold	277,211	134,233	326,731
Marketing and selling expenses	33,457	24,335	45,008
Administrative expenses	19,886	9,454	23,708
Research and development expenses	1,244	814	2,387
Other expense (income), net	31,197	7,956	2,390

Total costs and expenses	362,995	176,792	400,224

Earnings (loss) before interest and taxes	(51,435)	4,587	21,015
Interest expense	11,894	9,310	8,738
Interest income	57	143	269

Earnings (loss) before income taxes	(63,272)	(4,580)	12,546
Provision (benefit) for income taxes	(6,259)	(1,506)	4,750

Net earnings (loss)	$(57,013)	$(3,074)	$7,796

See accompanying Notes to Consolidated Financial Statements (unaudited).

Pinnacle Foods Group Inc. and Subsidiaries

consolidated balance sheets (unaudited)

	Successor	Predecessor

	April 30,	July 31,
(In thousands except per share amounts)	2004	2003

Current assets
Cash and cash equivalents	$67,840	$72,128
Accounts receivable, net	67,179	33,324
Inventories, net	143,537	82,591
Other current assets	9,607	6,790
Deferred income taxes	-	7,243

Total current assets	288,163	202,076
Plant assets, net	261,510	149,639
Other assets, net	812,963	96,424
Goodwill	419,610	17,982

Total assets	$1,782,246	$466,121

Current liabilities
Current portion of long-term obligations	$5,380	$15,000
Current portion of long-term obligations— related party	80	-
Accounts payable	47,484	30,908
Accrued trade marketing expense	39,874	19,567
Accrued liabilities	109,215	25,345
Accrued income taxes	1,299	501

Total current liabilities	203,332	91,321
Long-term debt	932,447	160,000
Long-term debt— related party	7,920	-
Postretirement benefits	4,319	33,121
Deferred income taxes	188,956	3,192

Total liabilities	1,336,974	287,634
Commitments and contingencies	-	-
Shareholder’s equity
Pinnacle Common stock: Successor— par value $.01 per share, 100 shares authorized, issued 100; Predecessor— par value $.01 per share, 400,000 shares authorized, issued 162,604	-	1,626
Additional paid-in-capital	519,871	164,322
Accumulated other comprehensive income (loss)	(44)	147
Carryover of Predecessor basis of net assets	(17,542)	-
Retained earnings (accumulated deficit)	(57,013)	12,392

Total shareholder’s equity	445,272	178,487

Total liabilities and shareholder’s equity	$1,782,246	$466,121

See accompanying Notes to Consolidated Financial Statements (unaudited).

Pinnacle Foods Group Inc. and Subsidiaries

consolidated statements of cash flows (unaudited)

	First Nine Months

	Successor	Predecessor

	23 weeks ended	16 weeks ended	39 weeks ended
	April 30,	November 24,	April 30,
(In thousands)	2004	2003	2003

Cash flows from operating activities
Net earnings (loss)	$(57,013)	$(3,074)	$7,796
Non-cash charges (credits) to net earnings (loss)
Depreciation and amortization	11,016	6,136	16,622
Impairment charge	7,400	1,262	-
Restructuring charge	2,625	-	-
Debt acquisition costs	1,454	6,907	1,221
Amortization of bond premium	(174)	-	-
Change in value of interest rate swaps	(6,200)	-	-
Equity related compensation expense	18,400	4,935	-
Postretirement healthcare benefits	(476)	(527)	(968)
Pension expense	531	342	858
Deferred income taxes	(6,542)	(991)	4,389
Changes in working capital
Accounts receivable	27,640	(9,297)	(10,079)
Inventories	59,924	(25,288)	2,957
Accrued trade marketing expense	(2,356)	(4,815)	(7,591)
Accounts payable	(3,042)	1,284	(9,571)
Other current assets and liabilities	6,195	(313)	(1,379)

Net cash provided by (used in) operating activities	59,382	(23,439)	4,255

Cash flows from investing activities
Payments for business acquisition	-	-	(56)
Capital expenditures	(3,667)	(1,511)	(6,087)
Pinnacle merger consideration	(361,062)	-	-
Pinnacle merger costs	(7,666)	-	-
Aurora merger consideration	(663,759)	-	-
Aurora merger costs	(12,895)	-	-
Sale of plant assets	-	-	48

Net cash used in investing activities	(1,049,049)	(1,511)	(6,095)

Cash flows from financing activities
Change in bank overdrafts	1,732	(262)	(3,257)
Repayment of capital lease obligations	(16)	-	-
Issuance of common stock	-	-	412
Equity contribution to Successor	275,526	-	-
Successor’s debt acquisition costs	(37,669)	-	-
Proceeds from Successor’s bond offerings	400,976	-	-
Proceeds from Successor’s bank term loans	545,000	-	-
Proceeds from Successor’s notes payable borrowing	21,500	-	-
Repayments of Successor’s notes payable	(21,500)	-	-
Repayments of Predecessor’s long term obligations	(175,000)	-	(7,509)

Net cash provided by (used in) financing activities	1,010,549	(262)	(10,354)

Effect of exchange rate changes on cash and cash equivalents	-	42	13
Net change in cash and cash equivalents	20,882	(25,170)	(12,181)
Cash and cash equivalents—beginning of period	46,958	72,128	64,971

Cash and cash equivalents—end of period	$67,840	$46,958	$52,790

See accompanying Notes to Consolidated Financial Statements (unaudited).

Pinnacle Foods Group Inc. and Subsidiaries

consolidated statements of cash flows (unaudited)

	First Nine Months

	Successor	Predecessor

	23 weeks ended	16 weeks ended	39 weeks ended
	April 30,	November 24,	April 30,
(In thousands)	2004	2003	2003

Supplemental disclosures of cash flow information:
Interest paid	$5,874	$2,518	$7,216
Interest received	$57	$143	$269
Income taxes paid/(refunded)	$18	$(3,308)	$(99)

Supplemental disclosure of noncash investing and financing activities:

In the Statement of Cash Flows for the 23 weeks ended April 30, 2004, cash flows for the Aurora merger consideration paid and for the equity contribution to Successor do not include the $225,120 equity credit in LLC received by Aurora senior subordinated noteholders.

See accompanying Notes to Consolidated Financial Statements (unaudited).

Pinnacle Foods Group Inc. and Subsidiaries

consolidated statements of shareholder’s equity (unaudited)

				Retained	Carryover of	Accumulated
	Common Stock		Additional	earnings	Predecessor	other	Total
			paid in	(accumulated	basis of net	comprehensive	shareholder’s
(in thousands)	Shares	Amount	capital	deficit)	assets	income (loss)	equity

Nine months ended April 30, 2004
Predecessor
Balance at July 31, 2003	162,604	$1,626	$164,322	$12,392	$–	$147	$178,487
Stock compensation			4,935				4,935
Comprehensive income:
Net earnings (loss)				(3,074)			(3,074)
Foreign currency translation						78	78

Total comprehensive income							(2,996)

Balance at November 24, 2003	162,604	$1,626	$169,257	$9,318	$–	$225	$180,426

Successor
Balance at November 25, 2003	100	$–	$181,075	$–	$(17,496)	$–	$163,579
Equity contributions:
Cash			95,276				95,276
Noncash			225,120				225,120
Equity related compensation			18,400				18,400
Impact of additional purchase accounting adjustments					(46)		(46)
Comprehensive income:
Net earnings (loss)				(57,013)			(57,013)
Foreign currency translation						(44)	(44)

Total comprehensive income							(57,057)

Balance at April 30, 2004	100	$–	$519,871	$(57,013)	$(17,542)	$(44)	$445,272

				Retained	Carryover of	Accumulated
	Common Stock		Additional	earnings	Predecessor	other	Total
			paid in	(accumulated	basis of net	comprehensive	shareholder’s
(in thousands)	Shares	Amount	capital	deficit)	assets	income (loss)	equity

Nine months ended April 30, 2003
Predecessor
Balance at July 31, 2002	162,187	$1,622	$163,914	$3,944	$–	$(32)	$169,448
Comprehensive income:
Net earnings				7,796			7,796
Foreign currency translation						116	116

Total comprehensive income							7,912

Stock issued, principally under the 2001 Stock Purchase Plan, net of expenses	417	4	408				412

Balance at April 30, 2003	162,604	$1,626	$164,322	$11,740	$–	$84	$177,772

See accompanying Notes to Consolidated Financial Statements (unaudited).

Pinnacle Foods Group Inc. and Subsidiaries

notes to consolidated financial statements (unaudited)
(In thousands, except where noted in millions)

1. Summary of business activities

Business Overview

As described in detail below, Pinnacle Foods Holding Corporation (“PFHC”), a leading producer, marketer and distributor of high quality, branded food products, and certain newly-formed investor companies consummated a merger (the “Pinnacle Merger” or “Merger”) effective November 24, 2003. The ultimate parent of these investor companies is Crunch Equity Holding, LLC (“LLC”). Each share of PFHC’s issued and outstanding stock immediately prior to the closing of the Pinnacle Merger was converted into the right to receive the per share merger consideration in cash. Therefore, PFHC was effectively acquired by LLC on November 25, 2003.

On November 25, 2003, LLC entered into a definitive agreement with Aurora Foods Inc. (“Aurora”) that provided for a comprehensive restructuring transaction in which PFHC was merged with and into Aurora, with Aurora surviving this merger. The combination of Aurora and PFHC is treated as a purchase, with LLC as the accounting acquirer, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” This restructuring transaction and the related merger was completed on March 19, 2004 and the surviving company was renamed Pinnacle Foods Group Inc. (hereafter referred to as the “Company” or “PFGI”).

For purposes of identification and description, the Company is referred to as the “Predecessor” for the period prior to the Pinnacle Merger occurring on November 24, 2003, and the “Successor” for the period subsequent to the Pinnacle Merger.

The Company is a leading producer, marketer and distributor of high quality, branded convenience food products in two business segments: (i) frozen foods and (ii) dry foods. The Company’s frozen foods segment consists primarily of Swanson frozen foods products, foodservice and private label, Van de Kamp’s and Mrs. Paul’s frozen seafood, Aunt Jemima frozen breakfasts, Lender’s bagels and other frozen foods under the Celeste and Chef’s Choice name. The Company’s dry foods segment consists primarily of Vlasic pickles, peppers and relish products, Duncan Hines baking mixes and frostings, Mrs. Butterworth’s and Log Cabin syrups and pancake mixes, and Open Pit barbecue sauce.

On May 22, 2001, the Company acquired certain assets and assumed certain liabilities of the North American business of Vlasic Foods International Inc. (“VFI”). The North American business consisted of the Swanson frozen food, Vlasic pickles, relish and peppers and Open Pit barbecue sauce businesses. The Company was incorporated on March 29, 2001, but had no operations until the acquisition of the North American business. Until the closing of the Pinnacle Merger, our largest stockholder was Hicks, Muse, Tate & Furst Incorporated (“HMTF”).

Pinnacle Merger and Change of Control

On August 8, 2003, Pinnacle Foods Holding Corporation (“PFHC,” or “Pinnacle”), Crunch Holding Corp. (“CHC”) and Crunch Acquisition Corp. (“CAC”) entered into an agreement and plan of merger. CHC is a newly formed Delaware corporation and a wholly-owned subsidiary of LLC, and CAC is a newly formed Delaware corporation and a wholly-owned subsidiary of CHC. J.P. Morgan Partners, LLC (“JPMP”), J.W. Childs Associates, L.P. (or its affiliates, as appropriate,

“JWC”) and CDM Investor Group LLC (together with JPMP and JWC, the “Sponsors”), together with certain of their affiliates, as of the closing of this Pinnacle Merger, own 100% of the outstanding voting units of LLC on a fully diluted basis. Prior to the Pinnacle Merger, JPMP owned approximately 9.2% of PFHC’s common stock. The closing of the Pinnacle Merger occurred on November 25, 2003.

Each share of PFHC’s issued and outstanding stock immediately prior to closing was converted into the right to receive the per share Merger consideration (approximately $2.14 per share) in cash. The aggregate purchase price was approximately $485 million, including the repayment of outstanding debt under the Predecessor’s Senior Secured Credit Facilities. The estimated working capital adjustment at the time of the closing was approximately $10 million. The aggregate purchase price is subject to final working capital and other adjustments as of the closing date. The process of determining the working capital adjustment is currently underway and is expected to be resolved by the end of July 2004. At closing, all debt under the Predecessor’s Senior Secured Credit Facilities was paid.

In June 2001, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets,” which establishes accounting and reporting for business combinations. SFAS No. 141 requires all business combinations be accounted for using the purchase method of accounting. SFAS No. 142 provides that goodwill and other intangible assets with indefinite lives will not be amortized, but will be tested for impairment on an annual basis. The Successor has accounted for the Pinnacle Merger in accordance with these standards. The Merger of PFHC with CAC is being treated as a purchase with LLC (whose sole asset is its indirect investment in the common stock of PFHC) as the accounting acquiror in accordance with SFAS No. 141, and is accounted for in accordance with Emerging Issues Task Force (“EITF”) Issue No. 88-16, “Basis in Leveraged Buyout Transactions.”

Following the guidance in EITF Issue No. 88-16, the net assets associated with the 9.2% of the outstanding PFHC common stock owned by JPMP and certain members of CDM Investor Group LLC before the Pinnacle Merger were carried over at the Predecessor basis and the net assets related to the 90.8% of the outstanding PFHC common stock before the Merger not owned by JPMP and certain members of CDM Investor Group LLC have been recorded at fair value. The excess of the purchase price over Predecessor basis of net assets of the PFHC common stock owned by JPMP and certain members of CDM Investor Group LLC prior to the Pinnacle Merger was $17,542 and is recorded as carry-over basis in shareholder’s equity.

The preliminary total cost of the Pinnacle Merger consists of:

Stated purchase price	$485,000
Estimated working capital adjustments	10,009
Acquisition costs	7,666

Total cost of acquisition	$502,675

The working capital adjustment is preliminary. The aggregate purchase price is subject to final working capital and other adjustments. As indicated above, the process of determining the final working capital adjustment is currently underway and is expected to be resolved by the end of July 2004.

Of the total consideration paid to the Predecessor’s shareholders outlined above, $10 million was deposited into an escrow account pending finalization of the working capital adjustment and $17 million was deposited into a second escrow account pending finalization of indemnification adjustments. In April 2004, a partial distribution of approximately $7 million was disbursed from the working capital escrow account, with the balance to be disbursed when the working capital adjustment is resolved. The indemnity escrow account is expected to be disbursed by the end of February 2005, unless there is a claim pending at that time, in which case a portion of the escrow will be maintained until the claim is resolved.

The following table summarizes the allocation of the total cost of the Pinnacle acquisition to the assets acquired and liabilities assumed:

Assets recorded:
Plant assets	$147,375
Inventories	134,730
Accounts receivable	42,739
Cash	4,772
Other current assets	4,436
Goodwill	143,566
Tradenames	106,156
Other assets	177

Fair value of assets acquired	583,951
Liabilities assumed	77,283
Deferred income taxes	21,535
Carryover of Predecessor basis of net assets	(17,542)

Purchase price	$502,675

The total intangible assets amounted to $249,722, of which $106,156 was assigned to tradenames that are not subject to amortization. Goodwill, which is not subject to amortization, amounted to $143,566, of which $141,799 was allocated to the dry foods segment and $1,767 was allocated to the frozen foods segment. No new tax-deductible goodwill was created as a result of the Pinnacle Merger, but historical tax-deductible goodwill does exist.

In accordance with the requirements of purchase method accounting for acquisitions, inventories as of November 24, 2003 were valued at fair value (net realizable value, which is defined as estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity) which in the case of finished products was $26,303 higher than the Predecessor’s historical manufacturing cost. The Successor’s cost of products sold for the 23 weeks ended April 30, 2004 and for the three months ended April 30, 2004 includes pre-tax charges of $26,303 and $11,989, respectively, as all of such finished product was sold during the period November 25, 2003 to April 30, 2004.

The purchase price allocation is preliminary subject to finalization of appraisals, purchase price adjustments discussed above and accounting for income taxes. The cost of the acquisition was allocated on the basis of the estimated fair value of the assets acquired and liabilities assumed. Portions of the purchase price, including intangible assets, are being identified by independent appraisers utilizing proven valuation procedures and techniques. We are awaiting receipt of the final valuation report supporting the valuation of inventories, fixed assets and intangible assets.

The Pinnacle Merger was financed through borrowings of a $120 million Term Loan and a $21.5 million Revolver drawing under the Successor’s Senior Secured Credit Facilities, $200 million of Senior Subordinated Notes issued November 2003 and $181 million equity contribution from the Sponsors.

As a result of the Pinnacle Merger, our initial capitalization at the Merger date consisted of:

Borrowings under new revolving credit facility	$21,500
Borrowings of new term loan	120,000
Issuance of new senior subordinated notes	200,000
Additional paid-in capital	181,075

Total capitalization	$522,575

Other Pinnacle Merger Related Matters

Immediately prior to closing, pursuant to their original terms, all of the Predecessor’s outstanding stock options vested and the Predecessor exercised its purchase option to purchase at fair value all of the shares of common stock to be acquired by exercise of options held by employees pursuant to the Stock Option Plan. As a result, compensation expense of approximately $4.9 million was recorded in the Consolidated Statement of Operations immediately before the Pinnacle Merger for the difference between the aggregate fair value of the shares of common stock and the aggregate exercise price of the stock options. Upon resolution of the working capital and indemnity escrows, the ultimate amount of Pinnacle Merger consideration may change and, accordingly, an adjustment of this compensation expense may be required.

From and after the consummation of the Pinnacle Merger, each outstanding warrant will thereafter entitle the holder thereof to receive, in consideration for the cancellation of such warrant, an amount in cash equal to the excess, if any, of the final per share Pinnacle Merger consideration over the exercise price of such warrant and no more. Because the warrant’s strike price is $3.00 per share and as the Pinnacle Merger consideration is approximately $2.14 per share (subject to adjustment as set forth above), no payment to warrant holders is expected; thus, no value was assigned to the warrants.

The closing of the transaction represents a change in control under the Predecessor’s employment agreements with certain executives. As a result, the Predecessor was required to pay $1.7 million pursuant to these agreements and recorded a charge for such amount in the Consolidated Statement of Operations immediately before the Pinnacle Merger. In addition, retention benefits to certain key employees of approximately $2.2 million were paid in February 2004, resulting in a compensation charge over the three-month retention period through February 2004.

In connection with the formation of LLC, certain ownership units of LLC were issued to CDM Investor Group LLC, which is controlled by certain members of PFGI’s management. Certain of these units provide a profits interest consisting of an interest in distributions to the extent in excess of capital contributed by members of the LLC. The interests vest immediately. The estimated fair value of the interests at the date of grant is $11 million and has been included in the Successor’s Consolidated Balance Sheet as an increase in Successor’s paid-in-capital and in the Consolidated Statement of Operations for the ten weeks ended January 31, 2004 as an expense reflecting the charge for the fair value immediately after consummation of the

Pinnacle Merger. We are awaiting receipt of the final valuation report supporting this estimated charge. Additional units were issued in connection with the Aurora transaction and are discussed in the section below entitled “Aurora Transaction.”

The Advisory and Oversight Agreement between the Predecessor and an affiliate of the majority selling shareowners, and the stockholders agreement between PFHC and Predecessor’s current shareholders, was terminated at closing. Also, at closing, all members of the board of directors of PFHC resigned. Subsequent to the Pinnacle Merger, directors of Crunch Acquisition Corp. became directors of the surviving corporation, Pinnacle Foods Holding Corporation.

Aurora Transaction

On November 25, 2003, Aurora Foods Inc. (“Aurora”) entered into a definitive agreement with LLC, the indirect owner of PFHC. The definitive agreement provides for a comprehensive restructuring transaction in which PFHC was merged with and into Aurora, with Aurora surviving the Merger, following the filing and confirmation of a pre-negotiated bankruptcy reorganization case with respect to Aurora under Chapter 11 of the U.S. Bankruptcy Code. On December 8, 2003, Aurora filed its petition for reorganization with the Bankruptcy Court. On February 20, 2004, the First Amended Joint Reorganization Plan of Aurora Foods Inc. and Sea Coast Foods, Inc., as modified, dated February 17, 2004, was confirmed by order of the Bankruptcy Court. We collectively refer to the restructuring, the financing therefore and the other related transactions as the “Aurora Transaction.” This restructuring transaction was completed on March 19, 2004 and the surviving company was renamed Pinnacle Foods Group Inc. (hereafter referred to as the “Company” or “PFGI”).

Pursuant to the terms of the definitive agreement, (i) the senior secured lenders under Aurora’s existing credit facility were paid in full in cash in respect of principal and interest, and received $15 million in cash in respect of certain leverage and asset sales fees owing under that facility, (ii) the holders of Aurora’s 12% senior unsecured notes due 2005 were paid in full in cash in respect of principal and interest but will not receive $1.9 million of original issue discount, (iii) the holders of Aurora’s outstanding 8.75% and 9.875% senior subordinated notes due 2008 and 2007, respectively, received approximately 50% of the face value of the senior subordinated notes plus accrued interest in cash or, at the election of each bondholder, 52% of the face value of the senior subordinated notes plus accrued interest in equity interests in LLC (held indirectly through a bondholders trust), (iv) the existing common and preferred stockholders did not receive any distributions and their shares have been cancelled, (v) Aurora’s existing accounts receivable securitization facility was terminated in December 2003, (vi) all of Aurora’s trade creditors were paid in full and (vii) all other claims against Aurora were unimpaired, except for the rejection of Aurora’s St. Louis headquarters leases. The definitive agreement also provides that total acquisition consideration is subject to a post-closing adjustment based on Aurora’s adjusted net debt as of the closing date.

In connection with the Aurora Transaction, certain ownership units of LLC were issued to CDM Investor Group LLC, which is controlled by certain members of PFGI’s management. Certain of these units provide a profits interest consisting of an interest in distributions to the extent in excess of capital contributed by members of the LLC. The interests vest immediately. The estimated fair value of the interests at the date of grant is $7.4 million and has been included in the Successor’s Consolidated Balance Sheet as an increase in Successor’s paid-in-capital and in the Consolidated Statement of Operations for the three months ended April 30, 2004 as an expense reflecting the charge for the fair value immediately after consummation of the Pinnacle Merger. We are awaiting receipt of the final valuation report supporting this estimated charge. Additional units were issued in connection with the Pinnacle Merger and are discussed in the section above entitled “Other Pinnacle Merger Related Matters.”

After the consummation of the Aurora Transaction, JPMP and JWC collectively own approximately 48% of LLC, the holders of Aurora’s senior subordinated notes own approximately 43% of LLC and CDM Investor Group, LLC owns approximately 9% of LLC, in each case subject to dilution by up to 16% in management equity incentives and in each case without giving effect to any net debt adjustment to the Aurora equity value.

Prior to its bankruptcy filing, the Company entered into an agreement with its prepetition lending group compromising the amount of certain fees due under its senior bank facilities (the “October Amendment”). One of the members of the bank group (R2 Top Hat, Ltd.) challenged the enforceability of the October Amendment during the Company’s bankruptcy by filing an adversary proceeding and by objecting to confirmation. The bankruptcy court rejected the lender’s argument and confirmed the Company’s plan of reorganization. The lender then appealed from those orders of the bankruptcy court. The appeals are pending. It is too early to predict the outcome of the appeals. The Company assumed a liability of $20 million through the Aurora Transaction with respect to its total exposure relating to these fees.

The Aurora Transaction was financed through borrowings of a $425.0 million Term Loan drawn under the Company’s Senior Secured Credit Facilities, $201.0 million gross proceeds from the February 2004 issuance of the 8.25% Senior Subordinated Notes due 2013, existing cash on the Aurora balance sheet and cash equity contributions of $84.4 million and $10.9 million by the Sponsors and from the Aurora bondholders, respectively.

The preliminary total cost of the Aurora Transaction consists of:

Total paid to Aurora’s creditors	$709,327
less: Amount paid with Aurora cash	(20,764)

Subtotal	688,563
Fair value of equity interests in LLC exchanged for Aurora senior subordinated notes	225,120
Transaction costs	21,640

Total cost of acquisition	$935,323

The following table summarizes the allocation of the total cost of acquisition to the assets acquired and liabilities assumed:

Assets recorded:
Plant assets	$128,336
Inventories	68,841
Accounts receivable	52,121
Cash	24,804
Other current assets	4,337
Goodwill	276,044
Recipes and formulas	20,467
Tradenames	646,700
Other assets	690

Fair value of assets acquired	1,222,340
Liabilities assumed	113,054
Deferred income taxes	173,963

Purchase price	$935,323

The total intangible assets amounted to $943,211, of which $20,467 was assigned to recipes and formulas, which are amortized over an estimated useful life of five years, and $646,700 was assigned to tradenames that are not subject to amortization. Goodwill, which is not subject to amortization, amounted to $276,044, of which $144,923 was allocated to the dry foods segment and $131,121 was allocated to the frozen foods segment. No new tax-deductible goodwill was created as a result of the Aurora Transaction, but historical tax-deductible goodwill does exist.

In accordance with the requirements of purchase method accounting for acquisitions, inventories as of March 19, 2004 were valued at fair value (net realizable value, which is defined as estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity) which in the case of finished products was $13,185 higher than the Aurora’s historical manufacturing cost. Cost of products sold in the three and nine months ended April 30, 2004 includes a pre-tax charge of $11,290 representing the write-up of the inventory to fair value at March 19, 2004 of inventories, which were sold during the period March 19, 2004 to April 30, 2004.

The purchase price allocation is preliminary subject to finalization of appraisals, purchase price adjustments discussed above, and accounting for income taxes. The cost of the acquisition was allocated on the basis of the estimated fair value of the assets acquired and liabilities assumed. Portions of the purchase price, including intangible assets, are being identified by independent appraisers utilizing proven valuation procedures and techniques. The Company is awaiting receipt of the final valuation report supporting the valuation of inventories, fixed assets and intangible assets.

Pro forma Information

The following unaudited pro forma statements of operation data present the information for the three and nine months ended April 30, 2004 and 2003 as if the Pinnacle Merger and Aurora Transaction had occurred as of August 1, 2002, the beginning of the most recently completed fiscal year. The pro forma information includes the actual results for the periods with pro forma adjustments for the change in interest expense related to the changes in capital structure resulting from the financings discussed above, purchase accounting adjustments resulting in changes to depreciation and amortization expenses and the elimination of the amortization of the net postretirement benefit unrecognized actuarial gains, the reduction in rent expense resulting from an office closure, and to conform the accounting policies with respect to slotting expenses.

The unaudited pro forma information are provided for illustrative purposes only. It does not purport to represent what the results of operations would have been had the Pinnacle Merger and Aurora Transaction occurred on the date indicated above, nor does it purport to project the results of operations for any future period or as of any future date.

	Three Months Ended		First Nine Months

	April 30,	April 30,	April 30,	April 30,
	2004	2003	2004	2003

Net sales	$319,681	$332,818	$967,610	$1,020,297
Earnings (loss) before interest and taxes	$174,573	$33,983	$(16,355)	$15,258
Net earnings (loss)	$150,905	$10,380	$(75,291)	$(52,857)

Pro forma depreciation and amortization expense included above was $10,463 and $14,383 for the three months ended April 30, 2004 and 2003, respectively, and $30,257 and $32,263 for the nine months ended April 30, 2004 and 2003, respectively.

Included in earnings (loss) before interest and taxes in the pro forma information above are the following material charges (credits):

	Three Months Ended		First Nine Months

	April 30,	April 30,	April 30,	April 30,
Pinnacle	2004	2003	2004	2003

Flow through of fair value of inventories over manufactured cost as of November 25, 2003	$11,989	$-	$26,303	$-
Items included in the “Other expense (income)” line (see Note 4).
Omaha restructuring and impairment charge	10,025	-	10,025	-
Equity related compensation	7,400	-	18,400	-
Retention benefits	620	-	2,200	-
Stock options	-	-	4,935	-
Change in control payments	-	-	1,688	-
Impairment of intangibles	-	-	1,262	-
Unsuccessful Claussen acquisition	-	-	-	660
Contract termination	-	-	-	2,000
Gain on insurance settlement	-	(259)	-	(777)

Impact on earnings (loss) before interest and taxes	$30,034	$(259)	$64,813	$1,883

	Three Months Ended		First Nine Months

	April 30,	April 30,	April 30,	April 30,
Aurora	2004	2003	2004	2003

Flow through of fair value of inventories over manufactured cost as of March 19, 2004	$11,290	$-	$11,290	$-
Impairment of goodwill and intangible assets	-	-	220,513	67,091
Plant closure and asset-impairment charges	-	-	(363)	23,325
Administrative restructuring and retention costs	300	-	3,773	-
Financial restructuring and divestiture costs	3,709	-	16,289	-
Reorganization	(188,081)	-	(188,081)	-
Other noncash charges	-	-	1,638	-

Impact on earnings (loss) before interest and taxes	$(172,782)	$-	$65,059	$90,416

2. Interim Financial Statements

In the opinion of management, the accompanying consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments except as otherwise discussed related to the acquisitions as disclosed in Notes 1 and 4 to the unaudited consolidated financial statements) necessary to present fairly PFGI’s financial position as of April 30, 2004 and Predecessor’s financial position as of July 31, 2003, and the results of operations for Successor’s three months and twenty-three weeks ended April 30, 2004 and the Predecessor’s sixteen weeks ended November 24, 2003 and three and nine months ended April 30, 2003 and cash flows for the Successor’s twenty-three weeks ended April 30, 2004 and the Predecessor’s sixteen weeks ended November 24, 2003 and nine months ended April 30, 2003. The results of operations are not necessarily indicative of the results to be expected for the full year. The accompanying consolidated financial statements should be read in conjunction with the Predecessor’s audited consolidated financial statements and notes thereto for the year ended July 31, 2003.

3. Stock Options

The Company applies the intrinsic-value recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations in accounting for stock based compensation. The following table illustrates the effect on net earnings if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for the periods ended April 30, 2004 and 2003. All outstanding Predecessor stock options vested and were purchased by the Predecessor at the closing and $4.9 million was charged to expense prior to the Pinnacle Merger. There have been no stock options granted since the Pinnacle Merger. See Note 4 “Other Expense (Income)” for a discussion of Successor’s equity related compensation expense.

	Three months ended

	Successor	Predecessor

	April 30, 2004	April 30, 2003

Net earnings (loss), as reported	$(36,101)	$6,001
Add:
Stock-based compensation expense included in reported net income, net of tax	7,400	-
Deduct:
Total stock-based employee compensation expense determined under fair value method for all stock option awards, net of related tax effects	(7,400)	(67)

Pro forma net earnings (loss)	$(36,101)	$5,934

	First nine months

	Successor	Predecessor

	23 weeks ended	16 weeks ended	39 weeks ended
	April 30, 2004	November 24, 2003	April 30, 2003

Net earnings (loss), as reported	$(57,013)	$(3,074)	$7,796
Add:
Stock-based compensation expense included in reported net income, net of tax	18,400	3,158	-
Deduct:
Total stock-based employee compensation expense determined under fair value method for all stock option awards, net of related tax effects	(18,400)	(734)	(201)

Pro forma net earnings (loss)	$(57,013)	$(650)	$7,595

4. Other Expense (Income)

	Three Months Ended

	Successor	Predecessor

	April 30, 2004	April 30, 2003

Other expense (income) consists of:
Omaha restructuring and impairment charge	$10,025	$-
Merger related costs	8,020	-
Gain on insurance settlement	-	(259)
Amortization of intangibles/other assets	508	203
Royalty income and other	(21)	(52)

Total	$18,532	$(108)

	First Nine Months

	Successor	Predecessor

	23 weeks ended	16 weeks ended	39 weeks ended
	April 30, 2004	November 24, 2003	April 30, 2004

Other expense (income) consists of:
Omaha restructuring and impairment charge	$10,025	$-	$-
Merger related costs	20,699	6,661	-
Impairment of intangibles	-	1,262	-
Contract termination	-	-	2,000
Unsuccessful Claussen acquisition	-	-	660
Gain on insurance settlement	-	-	(777)
Amortization of intangibles/other assets	512	79	609
Royalty income and other	(39)	(46)	(102)

Total	$31,197	$7,956	$2,390

Restructuring and impairment charges

On April 7, 2004, the Company made and announced its decision to permanently close its Omaha, Nebraska production facility, as part of the Company’s plan of consolidating and streamlining production activities after the Aurora merger. Production from the Omaha plant, which manufactures Swanson frozen entrée retail products and frozen foodservice products, will be relocated to the Company’s Fayetteville, Arkansas and Jackson, Tennessee production facilities. Activities related to the closure of the plant are expected to be completed by October 1, 2004 and will result in the elimination of approximately 420 positions. The Company anticipates that employee termination activities will commence in July 2004.

Included in Other expense (income) line of the Consolidated Statement of Operations for three months and the twenty-three weeks ended April 30, 2004 are the following restructuring charges:

Asset impairment charges	$7,400
Employee severance	2,200
Other costs	425

Total	$10,025

All such charges are reported under the frozen foods business segment.

The Company plans to transfer equipment with a net book value of approximately $9,700 to other production locations, primarily in Fayetteville, Arkansas and Jackson, Tennessee. The remaining property, plant and equipment have been evaluated as to recoverability and a net impairment loss of $7,400 was recognized in April 2004, based on an estimate of future cash flows over the remaining useful life of the assets. Depreciation expense will be accelerated on the remaining asset value and will result in additional depreciation expense of approximately $5,500 through September 2004.

Employees terminated as a result of this closure are eligible to receive severance pay of $2,200. Other closing costs of approximately $425 relate to warehouse restoration obligations and other shutdown costs. As of April 30, 2004, no amounts have been expended.

The employee terminations resulted in a curtailment gain under the Company’s pension plan of $2,500 and postretirement benefit plan of approximately $1,142, as a portion of the unrecognized prior service credit will be immediately recognized when the employees terminate. As no employees have been terminated as of April 30, 2004, no gains have been recognized in the Consolidated Statements of Operations; such gains will be recorded in the periods in which the employees actually terminate.

In connection with the plant closure, costs to dismantle, transfer and reassemble equipment and other plant shut down costs will be incurred and expect to result in expense as incurred in the Company’s Statements of Operations of approximately $2,160, $1,830 and $400 in the fourth fiscal quarter ending July 2004, first fiscal quarter of 2005 ending October 2004 and second fiscal quarter of 2005 ending January 2005, respectively. Also, the Company expects to make capital expenditures of approximately $6,400 through December 2004 in connection with this plant consolidation project.

Merger related costs. The Successor and/or the Predecessor incurred the following costs in connection with the Merger discussed in Note 1:

Successor

Equity related compensation. In connection with the formation of LLC and the Pinnacle Transaction, certain ownership units of LLC were issued to CDM Investor Group LLC, which is controlled by certain members of PFGI’s management. Certain of these units provide a profits interest consisting of an interest in distributions to the extent in excess of capital contributed by members of the LLC. Additional units were issued in connection with the Aurora Transaction. The interests vest immediately. The estimated fair value of the interests issued in the Pinnacle Transaction at the date of grant was $11 million and has been included in the Consolidated Balance Sheet as an increase in the Successor’s paid-in-capital and in the

Consolidated Statement of Operations in the second quarter as an expense reflecting the charge for the fair value immediately after consummation of the Pinnacle Merger. The estimated fair value of the interests issued in the Aurora Transaction at the date of grant was $7.4 million and has been included in the Consolidated Balance Sheet as an increase in the Successor’s paid-in-capital and in the Consolidated Statement of Operations in the third quarter as an expense reflecting the charge for the fair value immediately after consummation of the Aurora Transaction. We are awaiting receipt of the final valuation report supporting these estimated charges.

Retention benefits. In connection with the Pinnacle Merger, retention benefits to certain key employees of approximately $2.2 million were paid in February, 2004, resulting in the recognition of a compensation charge of $1.6 million in the ten week period ended January 31, 2004 and $0.6 million in the three months ended April 30, 2004.

Other miscellaneous Merger costs amounted to $0.1 million.

Predecessor

Stock options. Immediately prior to closing, pursuant to their original terms, all of the Predecessor’s outstanding stock options vested and the Predecessor exercised its purchase option to purchase at fair value all of the shares of common stock to be acquired by exercise of options held by employees pursuant to the Stock Option Plan. As a result, compensation expense of approximately $4.9 million was recorded in the Consolidated Statement of Operations immediately before the Merger for the difference between the aggregate fair value of the shares of common stock and the aggregate exercise price of the stock options. Upon resolution of the working capital and indemnity escrows, the ultimate amount of Merger consideration may change and, accordingly, an adjustment of this compensation expense may be required.

Change in control. The closing of the transaction represents a change in control under the Predecessor’s employment agreements with certain executives. As a result, the Predecessor was required to pay $1.7 million pursuant to these agreements and recorded a charge for such amount in the Consolidated Statement of Operations immediately before the Merger.

During the second quarter of fiscal 2004, changes in circumstances indicated that the carrying value of the intangible assets related to the King’s Hawaiian business may not be recoverable. After performing a cash flow analysis, it was determined that an impairment loss of $1,262 was to be recorded and is included in the Other expense (income) line on the Consolidated Statements of Operations and the earnings (loss) before taxes of the frozen foods segment for the sixteen weeks ended November 24, 2003.

Unsuccessful Claussen acquisition. On May 4, 2002, PFHC entered into an agreement to acquire the Claussen brand and related manufacturing assets from Kraft Foods North America. This agreement was contingent upon obtaining regulatory approval and other normal closing conditions.

On October 22, 2002, the U.S. Federal Trade Commission authorized its staff to seek a preliminary injunction in federal district court to block the proposed acquisition on grounds that it would violate federal antitrust laws.

The purchase agreement included a provision that would require PFHC to pay $2 million to Kraft Foods North America upon termination of the agreement for certain reasons. Additionally, PFHC had incurred approximately $2,626 in pre-acquisition transaction costs as of

July 31, 2002. These costs ($2,626) and the agreement termination fee ($2,000) that total $4,626 were expensed in the fiscal year ended July 31, 2002. Subsequent to July 31, 2002, the Predecessor incurred an additional $660 in pre-acquisition transaction costs. These were expensed in the first quarter of fiscal year ended July 31, 2003.

Contract termination. As described in Note 7, PFHC used an aircraft owned by a company indirectly owned by the Chairman. During the second quarter of fiscal 2003, this agreement was terminated early at a cost to the Predecessor of $2 million.

Gain on insurance settlement. During fiscal 2003, PFHC settled at a gain of $783 an insurance claim related to finished product inventories damaged in a public warehouse in fiscal 2002. $518 of this settlement was received and recorded in the second quarter of fiscal year 2003 and $259 was received and recorded in the third quarter of fiscal year 2003, for a total of $777 for the nine months ended April 30, 2003.

5. Inventories

	April 30,	July 31,
	2004	2003

Raw materials, containers and supplies	$34,677	$19,480
Finished product	108,860	63,111

Total	$143,537	$82,591

As of April 30, 2004, $1,895 of the write-up of inventory to fair value from the Aurora Transaction remains in the above finished product balance, of which $1,480 relates to the frozen foods segment and $415 relates to the dry foods segment, and is expected to flow through cost of products sold in the fourth quarter ending July 31, 2004. As of April 30, 2004, none of the write-up of inventory to fair value from the Pinnacle Merger remains in the above finished product inventory.

The Company has various purchase commitments for raw materials, containers, supplies and certain finished products incident to the ordinary course of business. Such commitments are not at prices in excess of current market.

6. Segment and Geographic Area Information

The Company has two segments that are organized based upon similar economic characteristics, manufacturing processes, marketing strategies and distribution channels. The Frozen Foods segment consists primarily of Swanson frozen foods in the United States and Canada, frozen foodservice and private label products in the United States, Van de Kamp’s and Mrs. Paul’s frozen seafood, Aunt Jemima frozen breakfasts, Lender’s bagels and other frozen foods under the Celeste and Chef’s Choice name. The Dry Foods segment primarily includes Vlasic retail and foodservice pickles and condiments, Duncan Hines baking mixes and frostings, Mrs. Butterworth’s and Log Cabin syrups and pancake mixes and Open Pit barbecue sauce. Segment performance is evaluated based on earnings before interest and taxes. Transfers between segments and geographic areas are recorded at cost plus markup or at market. Identifiable assets are those assets, including goodwill, which are identified with the operations in each segment or geographic region. Cost of products sold for the three months ended and twenty-three weeks ended April 30, 2004 includes $23,279 ($4,513 frozen foods and $18,766 dry foods) and $37,593 ($8,396 frozen foods and $29,197 dry foods), respectively, representing the write-up of inventories to fair value (net realizable value, which is defined as estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity) at the dates of the acquisitions of inventories, which were sold subsequent to the acquisition dates. Corporate assets consist of deferred and prepaid income tax assets. Unallocated corporate expenses consist of corporate overhead such as executive management, finance and legal functions, the costs of the unsuccessful Claussen acquisition, the contract termination and the Merger costs as discussed in Note 4.

	Three months ended

	Successor	Predecessor

(In thousands, except where	April 30,	April 30,
noted in millions)	2004	2003

SEGMENT INFORMATION
Net sales
Frozen foods	$124,300	$92,247
Dry foods	86,326	53,437

Total	$210,626	$145,684

Earnings (loss) before interest and taxes
Frozen foods	$(13,470)	$4,758
Dry foods	(5,570)	10,786
Unallocated corporate expenses	(10,804)	(3,217)

Total	$(29,844)	$12,327

Depreciation and amortization
Frozen foods	$4,878	$3,840
Dry foods	2,907	2,239

Total	$7,785	$6,079

Capital expenditures
Frozen foods	$1,245	$725
Dry foods	1,600	1,334

Total	$2,845	$2,059

GEOGRAPHIC INFORMATION
Net sales
United States	$201,850	$138,349
Canada	8,776	7,335

Total	$210,626	$145,684

		Predecessor
	Successor

	23 weeks	16 weeks	39 weeks
	ended	ended	ended
(In thousands, except where	April 30,	November 24,	April 30,
noted in millions)	2004	2003	2003

SEGMENT INFORMATION
Net sales
Frozen foods	$187,280	$118,992	$266,843
Dry foods	124,280	62,387	154,396

Total	$311,560	$181,379	$421,239

Earnings (loss) before interest and taxes
Frozen foods	$(15,048)	$6,313	$3,050
Dry foods	(10,869)	9,706	30,166
Unallocated corporate expenses	(25,518)	(11,432)	(12,201)

Total	$(51,435)	$4,587	$21,015

Depreciation and amortization
Frozen foods	$6,850	$4,179	$10,533
Dry foods	4,166	1,957	6,089

Total	$11,016	$6,136	$16,622

Capital expenditures
Frozen foods	$1,757	$913	$2,683
Dry foods	1,910	598	3,404

Total	$3,667	$1,511	$6,087

GEOGRAPHIC INFORMATION
Net sales
United States	$296,929	$171,915	$401,827
Canada	14,631	9,464	19,412

Total	$311,560	$181,379	$421,239

	Successor	Predecessor

(In thousands, except where	April 30,	July 31,
noted in millions)	2004	2003

SEGMENT INFORMATION
Total Assets
Frozen foods	$696,385	$239,270
Dry foods	1,084,898	216,128
Corporate	963	10,723

Total	$1,782,246	$466,121

GEOGRAPHIC INFORMATION
Long-lived assets
United States	$261,491	$149,615
Canada	19	24

Total	$261,510	$149,639

7.	Related Party Transactions

Management fees

Predecessor - The Predecessor incurred monitoring and oversight fees of $76 in the 3 weeks ended November 24, 2003, $367 in the 16 weeks ended November 24, 2003, and $550 in the 6 months ended January 31, 2003 paid to an affiliate of HMTF, its then largest stockholder. The monitoring and oversight agreement with the affiliate of HMTF was terminated at the time of the Pinnacle Merger.

Successor - On November 25, 2003, the Successor entered into a Management Agreement with JPMorgan Partners, LLC (“JPMP”) and J.W. Childs Associates, L.P. (“JWC”) where JPMP and JWC provide management, advisory and other services. The agreement calls for quarterly payments of $125 to each JPMP and JWC for management fees. Management fees to JPMP and JWC in total included in the Consolidated Statement of Operations for the three months ended and twenty-three weeks ended April 30, 2004 were $250 and $431, respectively. In connection with the Pinnacle Merger, the Successor paid a transaction fee of $2,425 to each JPMP and JWC, in addition to fees and expenses. In connection with the Aurora Transaction, transaction fees were paid to JPMP and JWC of $1 million to each, plus fees and expenses. In connection with any subsequent acquisition transaction there will be a transaction fee of  1/2% of the aggregate purchase price to each of JPMP and JWC, plus fees and expenses. These transaction fees are included in Acquisition costs in Note 1.

Also on November 25, 2003, the Successor entered into an agreement with CDM Capital LLC, an affiliate of CDM Investor Group LLC, where CDM Capital LLC will receive a transaction fee of  1/2% of the aggregate purchase price of future acquisitions (other than the Pinnacle Merger or the Aurora Transaction), plus fees and expenses.

Leases and Aircraft

The Company leases office space owned by a party related to the Chairman. One office was leased through January 15, 2004. A new office was leased beginning January 15, 2004. The new lease provides for the Company to make leasehold improvements approximating $318. The base rent for the new office is $87 annually compared to $245 annually scheduled in the old office. Rent expense includes the following amounts: the Successor paid rent of $22 in the three months ended April 30, 2004; the Successor paid rent of $36 on the old office and $34 on the new office in the twenty-three weeks ended April 30, 2004; the Predecessor paid $71 in the sixteen weeks ended November 24, 2003. The Predecessor paid $65 and $196 in the three and nine months of fiscal 2003, respectively.

The Predecessor also used an aircraft owned by a company indirectly owned by the Chairman. In connection with the use of this aircraft, the Predecessor paid net operating expenses of $376 in the first quarter of fiscal 2003. In the second quarter of 2003, the agreement to use and pay for the plane was terminated early at a cost to the Predecessor of $2 million which was included in the Consolidated Statement of Operations for the second quarter of 2003. Beginning November 25, 2003, the Successor resumed using the aircraft and in connection with the usage paid net operating expenses of $490 and $856 in the three months and twenty-three weeks ended April 30, 2004, respectively. Also, during the November 2003 financing “road show”, the Company paid an additional $84 for usage of the aircraft; such amount is included in deferred financing costs in Other Assets in the Consolidated Balance Sheet as of April 30, 2004.

Debt and Interest Expense

See Note 10.

For the three months and twenty-three weeks ended April 30, 2004, interest expense recognized in the Consolidated Statement of Operations for the debt to the related party, JPMorgan Chase Bank, amounted to $71 and $107, respectively.

8.	Goodwill and Other Assets

				March 19, 2004
	July 31,	November 25,	Translation	Aurora	April 30,
	2003	2003 Merger	& Other	Transaction	2004

Successor
Dry foods	$-	141,799	-	144,923	$286,722
Frozen foods	-	1,767		131,121	132,888

	$-	143,566	-	276,044	$419,610

Predecessor

Frozen foods	$17,982	(19,166)	1,184	-	$-

The allocation of the Pinnacle Merger purchase price resulted in goodwill being allocated $141,799 to the dry foods segment and $1,767 to the frozen foods segment by the Successor and is not subject to amortization. Goodwill is not tax deductible.

The allocation of the Aurora Transaction purchase price resulted in goodwill being allocated $144,923 to the dry foods segment and $131,121 to the frozen foods segment and is not subject to amortization.

Goodwill resulting from the Predecessor’s acquisition of VFI’s North American Business was allocated to the frozen foods segment and was not subject to amortization.

	April 30,	July 31,
	2004	2003

Other assets consists of:
Non-amortizable intangibles	$752,856	$88,000

Amortizable intangibles	20,644	2,895
Less: accumulated amortization	512	1,378

Subtotal	20,132	1,517

Deferred financing costs	37,669	10,467
Less: accumulated amortization	1,454	3,560

Subtotal	36,215	6,907

Interest rate swap fair value (Note 12)	3,070	-
Other	690	-

Total	$812,963	$96,424

The change in the book value of nonamortizable intangible assets is as follows:

		November 25,	March 19, 2004
	July 31,	2003	Aurora	April 30,
	2003	Merger	Transaction	2004

Dry foods	$51,000	16,340	472,200	$539,540
Frozen foods	37,000	1,816	174,500	213,316

Total	$88,000	18,156	646,700	$752,856

Successor - Tradenames of $106,156 resulting from the Successor’s acquisition (the Pinnacle Merger) are not subject to amortization. Pinnacle has a perpetual, royalty-free license to use the Swanson trademark for certain frozen foods (other than broth, stock and soup), included in tradenames. Tradenames of $646,700 resulting from the Aurora Transaction are not subject to amortization.

Amortizable intangible assets acquired in the Aurora Transaction are recipes and formulas and have been assigned a five year estimated useful life for amortization purposes.

Predecessor - Tradenames of $88,000 resulting from the Predecessor’s acquisition of VFI’s North American Business are not subject to amortization. Pinnacle has a perpetual, royalty-free license to use the Swanson trademark for certain frozen foods (other than broth, stock and soup), included in tradenames. Tradenames and recipes acquired in the King’s Hawaiian acquisition of $6,100 were being amortized over their estimated useful lives of 3-10 years (weighted average 9.4 years). These King’s Hawaiian intangible assets were determined to be impaired and were written down by $3.3 million in the fourth quarter of fiscal 2003. Subsequent analysis in the sixteen week Predecessor period ended November 24, 2003 indicated there was further impairment of these intangibles and they were written down by $1.3 million. As of November 24, 2003, the King’s Hawaiian intangibles are fully impaired and have no carrying value.

Deferred financing costs as of April 30, 2004 were in connection with the Successor’s senior secured credit facilities and senior subordinated notes. Aggregate amortization was $964 and $1,454 for the three months and twenty-three weeks ended April 30, 2004, respectively. Deferred financing costs as of July 31, 2003 were in connection with the Predecessor’s senior secured credit facilities. Aggregate amortization for the sixteen weeks ended November 24, 2003 was $506. In addition, the remaining balance of $6,400 was written-off immediately before the Merger in connection with the repayment of the debt.

9. Pension plans and retirement benefits

In December 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits (revised 2003)” (“FAS 132R”). FAS 132R requires additional annual and interim disclosures about pension plans and other postretirement benefit plans. As of April 30, 2004, the Company maintains a noncontributory defined benefit pension plan that covers substantially all eligible union employees and provides benefits generally based on years of service and employees’ compensation. The Company’s postretirement benefits plan provides health care and life insurance benefits to eligible retirees, covers most U.S. employees and their dependents and is self-funded. After May 22, 2004, the Company’s net out-of-pocket costs for postretirement health care benefits are minimal, due to plan amendments increasing participant contributions. The Company’s pension plan is funded in conformity with the funding requirements of applicable government regulations. For the fiscal year ended July 31, 2004, the Company is not required to make a contribution to its pension plan.

The components of net periodic benefit cost included in the Consolidated Statements of Operations are as follows:

			Other Postretirement
	Pension Benefits		Benefits

	Three Months Ended		Three Months Ended

	Successor	Predecessor	Successor	Predecessor

	April 30,	April 30,	April 30,	April 30,
	2004	2003	2004	2003

Service cost	$507	$394	$16	$265
Interest cost	810	621	18	211
Expected return on assets	(1,017)	(735)	-	-
Recognized net actuarial loss/(gain)	-	-	36	126
Amortization of:
Unrecognized prior service cost (credit)	-	-	(135)	(762)

Net periodic benefit cost (benefit)	300	280	(65)	(160)
Purchase price allocation adjustments	-	-	806	-

Total amount recognized	$300	$280	$741	$(160)

	Pension Benefits			Other Postretirement Benefits

	First Nine Months			First Nine Months

	Successor	Predecessor			Predecessor
				Successor
	23 weeks	16 weeks	39 weeks	23 weeks	16 weeks	39 weeks
	ended	ended	ended	ended	ended	ended
	April 30,	November 24,	April 30,	April 30,	November 24,	April 30,
	2004	2003	2003	2004	2003	2003

Service cost	$890	$571	$1,180	$25	$410	$795
Interest cost	1,423	990	1,864	27	245	633
Expected return on assets	(1,786)	(1,219)	(2,204)	-	-	-
Recognized net actuarial loss/(gain)	-	-	-	55	232	378
Amortization of:
Unrecognized prior service cost (credit)	-	-	-	(221)	(966)	(2,286)

Net periodic benefit cost (benefit)	527	342	840	(114)	(79)	(480)
Purchase price allocation adjustments	917	-	-	(27,799)	-	-

Total amount recognized	$1,444	$342	$840	$(27,913)	$(79)	$(480)

10. Debt

	Successor	Predecessor

	April 30, 2004	July 31, 2003

Long-term debt
Successor
- Senior secured credit facility- term loan	$537,000	$-
- 8 1/4% Senior subordinated notes	394,000	-
- Plus: unamortized premium on senior subordinated notes	6,802	-
- Capital lease obligations	25	-
Predecessor
- Senior secured credit facility- term loan	-	175,000

Total Debt	937,827	175,000
Less: current portion of long-term obligations	5,380	15,000

Total long-term debt	$932,447	$160,000

Successor

In November, 2003, the Successor entered into a $675.0 million Credit Agreement (“senior secured credit facilities”) with JPMorgan Chase Bank (a related party of JPMP) and other financial institutions as lenders, which provides for a $545.0 million seven-year term loan B facility, of which $120.0 million was made available on November 25, 2003 and $425.0 million was made available as a delayed draw term loan on the closing date of the Aurora Transaction. The term loan matures November 25, 2010. The senior secured credit facility also provides for a six-year $130.0 million revolving credit facility, of which up to $65.0 million was made available on November 25, 2003, and the remaining $65.0 million was made available on the closing date of the Aurora Transaction. The revolving credit facility expires November 25, 2009. As of April 30, 2004, the amount owed to JP Morgan Chase Bank is $8.0 million.

In November 2003, the Successor issued $200.0 million 8 1/4% senior subordinated notes. On February 20, 2004, the Successor issued an additional $194.0 million of 8 1/4% senior subordinated notes, which resulted in gross proceeds of $201.0 million, including premium. The terms of the notes are the same as the existing $200.0 million of notes and are issued under the same indenture.

We may redeem all or a portion of the notes prior to December 1, 2008, at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium (the greater of: (1) 1% of the then outstanding principal amount of the note; and (2) the excess of: (a) the present value at such redemption date of (i) the redemption price of the note at December 1, 2008 plus (ii) plus all required interest payments due on the note through December 1, 2008, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the note, if greater). On or after December 1, 2008, we may redeem some or all of the notes at the redemption prices listed below, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage

2008	104.125%
2009	102.750%
2010	101.375%
2011 and thereafter	100.000%

At any time prior to December 1, 2006, we may redeem up to 35% of the original aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at a redemption price equal to 108.250% of the principal amount thereof, plus accrued and unpaid interest, so long as (a) at least 65% of the original aggregate amount of the notes remains outstanding after each such redemption and (b) any such redemption by us is made within 90 days of such equity offering.

If a change of control occurs (as defined in the indenture pursuant to which the notes were issued), and unless we have exercised our right to redeem all of the notes as described above, the note holders will have the right to require the Successor to repurchase all or a portion of the notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Our borrowings under the new senior secured credit facilities bear interest at a floating rate and are maintained as base rate loans or as Eurodollar loans. Base rate loans bear interest at the base rate plus the applicable base rate margin, as defined in the new senior secured credit facilities. Base rate is defined as the higher of (i) the prime rate and (ii) the Federal Reserve reported overnight funds rate plus 1/2 of 1%. Eurodollar loans bear interest at the adjusted Eurodollar rate, as described in the new senior secured credit facilities, plus the applicable Eurodollar rate margin.

The applicable margins with respect to our term loan facility and our revolving credit facility will vary from time to time in accordance with the terms thereof and agreed upon pricing grids based on our leverage ratio as defined in our new senior secured credit facilities. The initial applicable margin with respect to the term loan facility and the revolving credit facility is:

•	In the case of base rate loans: 1.75% for the term loan and 1.75% for the revolving credit facility.

•	In the case of Eurodollar loans: 2.75% for the term loan and 2.75% for the revolving credit facility.

The range of margins for the revolving credit facility is:

•	In the case of base rate loans: 1.25% to 1.75%.

•	In the case of Eurodollar loans: 2.25% to 2.75%.

A commitment fee of 0.50% per annum applies to the unused portion of the revolving loan facility and 1.25% per annum applies to the delayed-draw term loan until it becomes available for the Aurora Transaction. For the 23 weeks ended April 30, 2004, the weighted average interest rate on the term loan was 3.96% and on the revolving credit facility was 3.88%. As of

April 30, 2004, the Eurodollar interest rate on the term loan facility was 4.25% and the commitment fee on the undrawn revolving credit facility was 0.50%. There were no borrowings outstanding under the revolver as of April 30, 2004.

The term loan facility matures in annual 1% installments from November 25, 2003 through November 25, 2009, with the remaining balance due in 2010 and the revolving credit facility terminates on November 25, 2009. The aggregate maturities of the term loan and notes outstanding as of April 30, 2004 are: $1.4 million in 2004, $5.5 million in 2005, $5.5 million in 2006, $5.5 million in 2007, $5.5 million in 2008 and $915.6 million thereafter.

Our senior secured credit facilities and the notes contain a number of covenants that, among other things, limit, subject to certain exceptions, our ability to incur additional liens and indebtedness, make capital expenditures, engage in certain transactions with affiliates, repay other indebtedness (including the notes), make certain distributions, make acquisitions and investments, loans or advances, engage in mergers or consolidations, liquidations and dissolutions and joint ventures, sell assets, make dividends, amend certain material agreements governing our indebtedness, enter into guarantees and other contingent obligations and other matters customarily restricted in similar agreements. In addition to scheduled periodic repayments, we are also required to make mandatory repayments of the loans under the senior secured credit facilities with a portion of its excess cash flow, as defined. In addition, our new senior secured credit facilities contain, among others, the following financial covenants: a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditure limitation, of which measurement with compliance commences July 31, 2004.

The obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed by each of our direct or indirect domestic subsidiaries (collectively, the “Guarantors”). In addition, the senior secured credit facilities are collateralized by first priority or equivalent security interests in (i) all the capital stock of, or other equity interests in, each direct or indirect domestic subsidiary of the Company and 65% of the capital stock of, or other equity interests in, each direct foreign subsidiary of the Company, or any of its domestic subsidiaries and (ii) certain tangible and intangible assets of the Company and the Guarantors (subject to certain exceptions and qualifications).

We pay a commission on the face amount of all outstanding letters of credit drawn under the senior secured credit facilities at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar loans under the revolving credit loan facility minus the fronting fee (as defined). A fronting fee equal to 1/4% per annum on the face amount of each letter of credit is payable quarterly in arrears to the issuing lender for its own account. We also pay a per annum fee equal to 1/2% on the undrawn portion of the commitments in respect of the revolving credit facility. Total letters of credit issuable under the facilities cannot exceed $40,000. As of April 30, 2004, we had utilized $11,468 of the revolving credit facility for letters of credit. As of April 30, 2004, there were no outstanding borrowings under the revolving credit facility and had utilized of the revolving credit facility $11,468 for letters of credit. Of the $130,000 revolving credit facility available, as of April 30, 2004, we had an unused balance of $118,532 available for future borrowings and letters of credit, of which a maximum of $28,532 may be used for letters of credit.

Predecessor

The Predecessor’s senior secured credit facility was paid in full and terminated at the closing of the Pinnacle Merger described in Note 1.

As of July 31, 2003, the aggregate maturities of the term loan during each of the next five years were $15,000, $25,000, $35,000, $45,000 and $55,000 for 2004, 2005, 2006, 2007, and 2008 respectively.

In May, 2001, the Predecessor entered into a $245,000 Credit Agreement (“Senior Secured Credit Facilities”) with Bankers Trust Co., which provided for a term loan of $190,000 and a revolving credit facility of $55,000. The term loan matured in 2008 and the revolving credit facility expired in 2006.

In addition to scheduled periodic repayments, the Predecessor was also required to make mandatory repayments of the loans under the senior secured credit facilities with a portion of its excess cash flow, as defined.

Borrowings under the senior secured credit facilities bear interest based on the Eurodollar Rate or an Alternate Base Rate, as defined, plus applicable margins. As of July 31, 2003 margins ranged from 1.5% to 3.5%. The weighted average interest rate on the term loan and revolving credit facility was 5.40% in 2003, 6.50% in 2002 and 8.29% in 2001. At July 31, 2003, the interest rate in effect for the term loan was 4.13% and there were no borrowings outstanding under the revolving credit facility.

The obligations of the Predecessor under the senior secured credit facilities were unconditionally and irrevocably guaranteed by each of the Predecessor’s direct or indirect domestic subsidiaries (collectively, the “Guarantors”). In addition, the senior secured credit facilities are collateralized by first priority or equivalent security interests in (i) all the capital stock of, or other equity interests in, each direct or indirect domestic subsidiary of the Company and 65% of the capital stock of, or other equity interests in, each direct foreign subsidiary of the Predecessor, or any of its domestic subsidiaries and (ii) certain tangible and intangible assets of the Predecessor and the Guarantors (subject to certain exceptions and qualifications).

The senior secured credit facilities also contained covenants that, among other things, restrict the ability of the Predecessor to dispose of assets, incur additional indebtedness, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with affiliates, and otherwise restrict corporate activities. In addition, under the senior secured credit facilities, the Predecessor is required to comply with specified minimum interest coverage, maximum leverage and minimum fixed charge coverage ratios. The Predecessor was in compliance with such covenants as of November 24, 2003.

The Predecessor paid a commission on the face amount of all outstanding letters of credit drawn under the senior secured credit facilities at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar loans under the revolving credit loan facility minus the fronting fee (as defined). A fronting fee equal to 1/4% per annum on the face amount of each letter of credit is payable quarterly in arrears to the issuing lender for its own account. The Predecessor also paid a per annum fee equal to 1/2% on the undrawn portion of the commitments in respect of the revolving credit facility. Total letters of credit issuable under the facilities cannot exceed $10,000. As of July 31, 2003, the Predecessor had utilized $5,068 of the revolving credit facility for a letter of credit and had an unused balance of $49,932 available for future borrowings and letters of credit, of which a maximum of $4,932 may be used for letters of credit.

11. Commitments and Contingencies

Pinnacle’s Fleming Bankruptcy Claim

The Company, on or about April 1, 2003, filed a reclamation claim against Fleming, a customer, in Flemings’ bankruptcy proceeding pending in the United States Bankruptcy Court for the District of Delaware in the amount of $964. Fleming has claimed that the products in controversy had been commingled with other products and that the value of Pinnacle’s claim is $0. Additionally, on or about January 31, 2004 Fleming identified alleged preferential transfers to Pinnacle of up to $6,493, of which Fleming has alleged $5,014 are, or may be, eligible for protection as “new value”. Fleming additionally alleged that some, if not all, of the alleged Pinnacle preferential transfers may qualify as “ordinary course of business” transactions. Fleming has also made claims regarding payments it describes as overpayment; unjust enrichment due to allegedly excess wire transfers and payments and debts arising out of military sales. The Company has been advised that similar allegations have been made by Fleming in many, if not all, of the other pending reclamation claims filed against Fleming. The Company is currently in the process of analyzing the claims.

Aurora’s Fleming Bankruptcy Claim

The Company (Aurora), on or about March 31, 2003, filed a reclamation claim against Fleming, a customer, in Flemings’ bankruptcy proceeding pending in the United States Bankruptcy Court for the District of Delaware in the amount of $595. Fleming has claimed that the products in controversy had been commingled with other products and that the value of Aurora’s claim is $299. Additionally, on or about February 2, 2004, Fleming identified alleged preferential transfers to Aurora of up to $5,942, of which Fleming has alleged $3,293 are, or may be, eligible for protection as “new value”. Fleming additionally alleged that some, if not all, of the alleged Aurora preferential transfers may qualify as “ordinary course of business” transactions. Fleming has also made claims regarding payments it describes as overpayment; unjust enrichment due to allegedly excess wire transfers and payments and debts arising out of military sales. The Company has been advised that similar allegations have been made by Fleming in many, if not all, of the other pending reclamation claims filed against Fleming. The Company is currently in the process of analyzing the claims.

Employee Litigation— Indemnification of US Cold Storage

On March 21, 2002, an employee at the Omaha, NE facility, died as the result of an accident while operating a forklift at a Company-leased warehouse facility. OSHA conducted a full investigation and determined that the death was the result of an accident and found no violations against the Company. On March 18, 2004, the Estate of the deceased filed suit in District Court of Sarpy County, Nebraska, Case No: CI 04-391, against the Company, the owner of the forklift and the leased warehouse, the manufacturer of the forklift and the distributor of the forklift. The Company, having been the deceased’s employer, was named as a defendant for worker’s compensation subrogation purposes only.

On May 18, 2004, the Company received notice from defendant, US Cold Storage, requesting the Company to accept the tender of defense for US Cold Storage in this case in accordance with the Indemnification provision of the warehouse lease. The request has been submitted to the Company’s insurance carrier for evaluation.

R2 Appeal in Aurora Bankruptcy

Prior to its bankruptcy filing, the Company entered into an agreement with its prepetition lending group compromising the amount of certain fees due under its senior bank facilities (the “October Amendment”). One of the members of the bank group (R2 Top Hat, Ltd.) challenged the enforceability of the October Amendment during the Company’s bankruptcy by filing an adversary proceeding and by objecting to confirmation. The bankruptcy court rejected the lender’s argument and confirmed the Company’s plan of reorganization. The lender then appealed from those orders of the bankruptcy court. The appeals are pending. It is too early to predict the outcome of the appeals.

State of Illinois v. City of St. Elmo and Aurora Foods Inc.

The Company is a defendant in an action filed by the State of Illinois regarding the Company’s St. Elmo facility. The Illinois Attorney General filed a complaint seeking a restraining order prohibiting further discharges by the City of St. Elmo from its publicly owned wastewater treatment facility in violation of Illinois law and enjoining the Company from discharging its industrial waste into the City’s treatment facility. The complaint also asked for fines and penalties associated with the City’s discharge from its treatment facility and the Company’s alleged operation of its production facility without obtaining a state environmental operating permit. On June 19, 2003, the Company and the Illinois Attorney General executed an Agreed Injunction Order settling all allegations in the complaint against the Company, other than any potential monetary fines or penalty. The Company intends to vigorously defend any future claim for fines or penalties. A Status Conference with the court is scheduled for June 22, 2004

While the Company is currently in the process of analyzing these claims, the Company believes that resolution of such matters will not result in a material impact on the Company’s financial condition, results of operations or cash flows.

12. Financial Instruments

We may utilize derivative financial instruments to enhance our ability to manage risks, including interest rate and foreign currency, which exist as part of ongoing business operations. We do not enter into contracts for speculative purposes, nor are we a party to any leveraged derivative instrument. We monitor the use of derivative financial instruments through regular communication with senior management and the utilization of written guidelines.

We rely primarily on bank borrowings to meet our funding requirements. We utilize interest rate swap agreements or other derivative instruments to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. We will recognize the amounts that we pay or receive on hedges related to debt as an adjustment to interest expense.

During April 2004, the Company entered into three interest rate swap agreements with a counterparty to effectively change the floating rate payments on its Senior Secured Credit Facility into fixed rate payments. The first swap agreement became effective April 26, 2004, terminates December 31, 2004 and has a notional amount of $545.0 million; the second swap agreement commences January 1, 2005, terminates on January 1, 2006 and has a notional amount of $450.0 million; and the third swap agreement commences January 1, 2006, terminates on January 1, 2007 and has a notional amount of $350.0 million. Interest payments determined under each swap agreement are based on these notional amounts, which match or are expected to match the Company’s outstanding borrowings under the Senior Secured Credit Facility during the periods that each interest rate swap is outstanding. Floating interest rate payments to be received under each swap are based on U.S. Dollar LIBOR, which is the same basis for determining the floating rate payments on the Senior Secured Credit Facility. The fixed interest rate payments that the Company will pay under the swap agreements are determined using the following approximate fixed interest rates: 1.39% for the swap terminating December 31, 2004; 2.25% for the swap terminating January 1, 2006; and 3.33% for swap terminating January 1, 2007.

These swaps were not designated as hedges pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” As of April 30, 2004, the fair value of the interest rate swaps was a gain of $6.2 million. Of this amount, $3,130 is recorded in Other current assets and $3,070 is recorded in Other assets, net in the Consolidated Balance Sheet. The related offset is recorded as a gain of $6.2 million and was recognized in interest expense in the Consolidated Statement of Operations for the three months and twenty-three weeks ended April 30, 2004. In June 2004, the swap for the period January 1, 2006 to January 1, 2007 was terminated at a gain of $3.5 million, of which $2.9 million was included in the $6.2 million gain recognized in the three months and twenty-three weeks ended April 30, 2004.

As required by the senior secured credit facilities in effect prior to the Merger, in September 2001, we entered into a zero cost collar for a one-year period for the purpose of reducing our exposure to variable interest rates. This collar required the counterparty to make payments to us when the 30-day LIBOR interest rate exceeded 7% and required us to make payments to the counterparty when the 30-day LIBOR interest rate fell below 3.13%. Our payments increase interest expense and the payments received reduce interest expense. In September 2002, we entered into a new zero cost collar for a one-year period. The new zero cost collar requires the counterparty to make payments to us when the 30-day LIBOR interest rate exceeds 5% and requires us to make payments to the counterparty when the 30 day LIBOR interest rate falls below 1.5%. Additionally, because these agreements are not designated as hedges pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Financial Instruments and Hedging Activities,” we recorded a credit to interest expense of $115 in each of the first quarters of fiscal 2004 and fiscal 2003. The collar was terminated in September 2003.

We utilize irrevocable standby letters of credit with one-year renewable terms to satisfy workers’ compensation self-insurance security deposit requirements. The contract value of the outstanding standby letter of credit as of April 30, 2004 was $10.8 million, which approximates fair value. As of April 30, 2004, we also utilized letters of credit in connection with certain Aurora leases in the amount of $0.7 million, which approximates fair value.

We may also utilize foreign currency exchange contracts, including swap and forward contracts, to hedge existing foreign currency exposures. We recognize foreign exchange gains and losses on derivative financial instruments, and we offset foreign exchange gains and losses on the underlying exposures. At April 30, 2004 and July 31, 2003, we had no outstanding foreign exchange contracts in place.

We are exposed to credit loss in the event of non-performance by the other parties to derivative financial instruments. All counterparties are at least “A” rated by Moody’s and Standard & Poor’s. Accordingly, we do not anticipate non-performance by the counterparties.

13. Recently Issued Accounting Pronouncements

In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities”. The provisions of FIN 46 will be the guidance that determines (i) whether consolidation is required under the “controlling financial interest” model of Accounting Research Bulletin No. 51 (ARB 51), “Consolidated Financial Statements” (or other existing authoritative guidance) or, alternatively, (ii) whether the variable interest model under FIN 46 should be used to account for existing and new entities. Non-public entities are required to apply the Interpretation to any pre-existing entities as of the first fiscal year beginning after June 15, 2003. All enterprises will be required to apply the transition disclosure requirements in financial statements issued after February 1, 2003. FASB Staff position FIN 46-6 (“FSP FIN 46-6”) establishes the first interim or annual reporting period ending after December 15, 2003 as the new effective date for variable interest entities existing prior to February 1, 2003.

In December 2003, the FASB issued FIN 46 (revised 2003), Consolidation of Variable Interest Entities (“FIN 46R”) to address certain implementation issues. For non-public entities, there will be no distinction in the rules between SPEs (Special Purpose Entities) and non-SPEs, and the effective dates are as follows:

•	For all entities created before December 31, 2003, non-public entities will not be required to adopt FIN 46 but will be required to adopt FIN 46R as of the beginning of the first interim or annual reporting period beginning after December 15, 2004.

•	For entities created after December 31, 2003, non-public entities will apply the provisions of FIN 46R as of the date they first become involved with the respective entities.

The adoption of FIN 46R with respect to entities created after December 31, 2003 did not have a significant impact on our financial position and results of operations. The adoption of FIN 46R with respect to entities created before December 31, 2003 is not expected to have a significant impact on our financial position and results of operations.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law. The Act expanded Medicare to include, for the first time, coverage for prescription drugs and a federal subsidy to sponsors of certain retiree medical plans. The Company sponsors medical programs for certain of its U.S. retirees and expects that this legislation may eventually reduce the costs for some of these programs. While the Company is still evaluating the impact of this legislation, the Company does not expect this law to have a material impact on its consolidated financial statements.

14. Guarantor and Nonguarantor Financial Statements

In connection with the Merger and Aurora Transaction described in Note 1 and as a part of the related financings, the Company issued $394 million of 8 1/4% senior subordinated notes ($200 million in November 2003 and $194 million in February 2004, collectively referred to as the “Notes”) in private placements pursuant to Rule 144A and Regulation S. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, and guaranteed on a full, unconditional, joint and several basis by the Company’s wholly-owned domestic subsidiaries.

The following consolidating financial information presents:

(1) Consolidating (a) balance sheets as of April 30, 2004 for the Successor and July 31, 2003 for the Predecessor and (b) the related statements of operations for the three months ended and twenty-three weeks ended April 30, 2004 for the Successor and the sixteen weeks ended November 24, 2003 and the three and nine months ended April 30, 2003 for the Predecessor and (c) and cash flows for the twenty-three weeks ended April 30, 2004 for the Successor and for the sixteen weeks ended November 24, 2003 and nine months ended April 30, 2003 for the Predecessor.

(2) Elimination entries necessary to consolidate the Predecessor and Successor, with their respective guarantor subsidiaries and nonguarantor subsidiary.

Investments in subsidiaries are accounted for by the parent using the equity method of accounting. The guarantor subsidiaries and nonguarantor subsidiary are presented on a combined basis. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. Separate financial statements for the guarantor subsidiaries and the nonguarantor subsidiary are not presented because management believes that such financial statements would not be meaningful to investors.

Pinnacle Foods Group Inc.

consolidated balance sheet
April 30, 2004

	Pinnacle
(In thousands, except where	Foods	Guarantor	Nonguarantor		Consolidated
noted in millions)	Group Inc.	Subsidiaries	Subsidiary	Eliminations	Total

Current assets
Cash and cash equivalents	$3,430	$63,066	$1,344	$-	$67,840
Accounts receivable, net	30,286	34,186	2,707	-	67,179
Intercompany accounts receivable	45,988	-	-	(45,988)	-
Inventories, net	52,174	89,823	1,540	-	143,537
Other current assets	3,809	5,763	35	-	9,607

Total current assets	135,687	192,838	5,626	(45,988)	288,163
Plant assets, net	125,742	135,749	19	-	261,510
Investment in subsidiaries	265,232	974	-	(266,206)	-
Intercompany note receivable	181,889	545	-	(182,434)	-
Other assets, net	705,017	107,946	-	-	812,963
Goodwill	276,044	143,566	-	-	419,610

Total assets	$1,689,611	$581,618	$5,645	$(494,628)	$1,782,246

Current liabilities
Current portion of long-term obligations	$5,380	-	-	-	$5,380
Current portion of long-term obligations— related party	80	-	-	-	80
Accounts payable	15,595	30,867	1,022	-	47,484
Intercompany accounts payable	-	44,405	1,583	(45,988)	-
Accrued trade marketing expense	25,217	13,529	1,128	-	39,874
Accrued liabilities	81,784	27,223	208	-	109,215
Accrued income taxes	(19)	1,133	185	-	1,299

Total current liabilities	128,037	117,157	4,126	(45,988)	203,332
Long-term debt	932,447	-	-	-	932,447
Long-term debt— related party	7,920	-	-	-	7,920
Intercompany note payable	-	181,889	545	(182,434)	-
Postretirement benefits	807	3,512	-	-	4,319
Deferred income taxes	175,128	13,828	-	-	188,956

Total liabilities	1,244,339	316,386	4,671	(228,422)	1,336,974
Commitments and contingencies
Shareholder’s equity
Pinnacle Common Stock, $.01 par value	-	-	-	-	-
Additional paid-in-capital	519,871	287,710	935	(288,645)	519,871
Accumulated other comprehensive income (loss)	(44)	(44)	(44)	88	(44)
Carryover of Predecessor basis of net assets	(17,542)	-	-	-	(17,542)
Retained earnings (accumulated deficit)	(57,013)	(22,434)	83	22,351	(57,013)

Total shareholder’s equity	445,272	265,232	974	(266,206)	445,272

Total liabilities and shareholder’s equity	$1,689,611	$581,618	$5,645	$(494,628)	$1,782,246

Pinnacle Foods Group Inc.

consolidated statement of operations
For the 3 months ended April 30, 2004

	Pinnacle
(In thousands, except where	Foods	Guarantor	Nonguarantor		Consolidated
noted in millions)	Group Inc.	Subsidiaries	Subsidiary	Eliminations	Total

Net sales	$62,127	$143,752	$8,775	$(4,028)	$210,626

Costs and expenses
Cost of products sold	58,948	123,567	7,087	(3,764)	185,838
Marketing and selling expenses	7,164	13,268	1,164	-	21,596
Administrative expenses	2,593	10,897	325	-	13,815
Research and development expenses	-	689	-	-	689
Intercompany royalties	-	-	89	(89)	-
Intercompany technical service fees	-	-	175	(175)	-
Other expense (income), net	7,858	10,674	-	-	18,532
Equity in (earnings) loss of investees	15,527	16	-	(15,543)	-

Total costs and expenses	92,090	159,111	8,840	(19,571)	240,470

Earnings (loss) before interest and taxes	(29,963)	(15,359)	(65)	15,543	(29,844)
Intercompany interest (income) expense	(1,260)	1,253	7	-	-
Interest expense	5,474	678	-	-	6,152
Interest income	32	1	4	-	37

Earnings (loss) before income taxes	(34,145)	(17,289)	(68)	15,543	(35,959)
Provision (benefit) for income taxes	1,956	(1,762)	(52)	-	142

Net earnings (loss)	$(36,101)	$(15,527)	$(16)	$15,543	$(36,101)

Pinnacle Foods Group Inc.

consolidated statement of operations
For the 23 weeks ended April 30, 2004

	Pinnacle
(In thousands, except where	Foods	Guarantor	Nonguarantor		Consolidated
noted in millions)	Group Inc.	Subsidiaries	Subsidiary	Eliminations	Total

Net sales	$62,127	$240,846	$14,630	$(6,043)	$311,560

Costs and expenses
Cost of products sold	58,948	212,288	11,573	(5,598)	277,211
Marketing and selling expenses	7,164	24,349	1,944	-	33,457
Administrative expenses	2,593	16,788	505	-	19,886
Research and development expenses	-	1,244	-	-	1,244
Intercompany royalties	-	-	138	(138)	-
Intercompany technical service fees	-	-	307	(307)	-
Other expense (income), net	18,858	12,339	-	-	31,197
Equity in (earnings) loss of investees	22,434	(83)	-	(22,351)	-

Total costs and expenses	109,997	266,925	14,467	(28,394)	362,995

Earnings (loss) before interest and taxes	(47,870)	(26,079)	163	22,351	(51,435)
Intercompany interest (income) expense	(2,306)	2,294	12	-	-
Interest expense	11,216	678	-	-	11,894
Interest income	32	18	7	-	57

Earnings (loss) before income taxes	(56,748)	(29,033)	158	22,351	(63,272)
Provision (benefit) for income taxes	265	(6,599)	75	-	(6,259)

Net earnings (loss)	$(57,013)	$(22,434)	$83	$22,351	$(57,013)

Pinnacle Foods Group Inc.

consolidated statement of operations
For the 16 weeks ended November 24, 2003

	Pinnacle
(In thousands, except where	Foods	Guarantor	Nonguarantor		Consolidated
noted in millions)	Group Inc.	Subsidiaries	Subsidiary	Eliminations	Total

Net sales	$-	$176,819	$9,464	$(4,904)	$181,379

Costs and expenses
Cost of products sold	-	130,954	7,862	(4,583)	134,233
Marketing and selling expenses	-	23,283	1,052	-	24,335
Administrative expenses	-	9,176	278	-	9,454
Research and development expenses	-	814	-	-	814
Intercompany royalties	-	-	97	(97)	-
Intercompany technical service fees	-	-	224	(224)	-
Other expense (income), net	-	7,838	118	-	7,956
Equity in (earnings) loss of investees	3,074	160	-	(3,234)	-

Total costs and expenses	3,074	172,225	9,631	(8,138)	176,792

Earnings (loss) before interest and taxes	(3,074)	4,594	(167)	3,234	4,587
Intercompany interest (income) expense	-	(8)	8	-	-
Interest expense	-	9,310	-	-	9,310
Interest income	-	137	6	-	143

Earnings (loss) before income taxes	(3,074)	(4,571)	(169)	3,234	(4,580)
Provision (benefit) for income taxes	-	(1,497)	(9)	-	(1,506)

Net earnings (loss)	$(3,074)	$(3,074)	$(160)	$3,234	$(3,074)

Pinnacle Foods Group Inc.

consolidated statement of operations
For the 3 months ended April 30, 2003

	Pinnacle
(In thousands, except where	Foods	Guarantor	Nonguarantor		Consolidated
noted in millions)	Group Inc.	Subsidiaries	Subsidiary	Eliminations	Total

Net sales	$-	$141,490	$7,334	$(3,140)	$145,684

Costs and expenses
Cost of products sold	-	108,013	5,981	(2,911)	111,083
Marketing and selling expenses	-	13,002	462	-	13,464
Administrative expenses	-	7,906	217	-	8,123
Research and development expenses	-	795	-	-	795
Intercompany royalties	-	-	72	(72)	-
Intercompany technical service fees	-	-	157	(157)	-
Other expense (income), net	-	(108)	-	-	(108)
Equity in (earnings) loss of investees	(6,001)	(223)	-	6,224	-

Total costs and expenses	(6,001)	129,385	6,889	3,084	133,357

Earnings (loss) before interest and taxes	6,001	12,105	445	(6,224)	12,327
Intercompany interest (income) expense	-	(7)	7	-	-
Interest expense	-	2,793	-	-	2,793
Interest income	-	90	4	-	94

Earnings (loss) before income taxes	6,001	9,409	442	(6,224)	9,628
Provision (benefit) for income taxes	-	3,408	219	-	3,627

Net earnings (loss)	$6,001	$6,001	$223	$(6,224)	$6,001

Pinnacle Foods Group Inc.

consolidated statement of operations
For the 9 months ended April 30, 2003

	Pinnacle
(In thousands, except where	Foods	Guarantor	Nonguarantor		Consolidated
noted in millions)	Group Inc.	Subsidiaries	Subsidiary	Eliminations	Total

Net sales	$-	$411,777	$19,411	$(9,949)	$421,239

Costs and expenses
Cost of products sold	-	319,448	16,513	(9,230)	326,731
Marketing and selling expenses	-	43,429	1,579	-	45,008
Administrative expenses	-	23,152	556	-	23,708
Research and development expenses	-	2,387	-	-	2,387
Intercompany royalties	-	-	196	(196)	-
Intercompany technical service fees	-	-	523	(523)	-
Other expense (income), net	-	2,390	-	-	2,390
Equity in (earnings) loss of investees	(7,796)	2	-	7,794	-

Total costs and expenses	(7,796)	390,808	19,367	(2,155)	400,224

Earnings (loss) before interest and taxes	7,796	20,969	44	(7,794)	21,015
Intercompany interest (income) expense	-	(22)	22	-	-
Interest expense	-	8,738	-	-	8,738
Interest income	-	257	12	-	269

Earnings (loss) before income taxes	7,796	12,510	34	(7,794)	12,546
Provision (benefit) for income taxes	-	4,714	36	-	4,750

Net earnings (loss)	$7,796	$7,796	$(2)	$(7,794)	$7,796

Pinnacle Foods Group Inc.

consolidated statement of cash flows
for the 23 weeks ended April 30, 2004

	Pinnacle
	Foods	Guarantor	Nonguarantor		Consolidated
(In thousands, except where noted in millions)	Group Inc.	Subsidiaries	Subsidiary	Eliminations	Total

Cash flows from operating activities
Net earnings (loss)	$(57,013)	$(22,434)	$83	$22,351	$(57,013)
Non-cash charges (credits) to income
Depreciation and amortization	2,463	8,550	3		11,016
Impairment charge	-	7,400			7,400
Restructuring charge	-	2,625			2,625
Debt acquisition costs	1,454	-			1,454
Amortization of bond premium	(174)	-			(174)
Change in value of interest rate swaps	(6,200)	-			(6,200)
Equity related compensation expense	18,400	-			18,400
Equity in (earnings) loss of investees	22,434	(83)		(22,351)	-
Postretirement healthcare benefits	-	(476)			(476)
Pension expense	-	531			531
Deferred income taxes	265	(6,807)			(6,542)
Changes in working capital
Accounts receivable	20,037	7,834	(231)		27,640
Intercompany accounts receivable	20,246	(20,863)	617		-
Inventories	11,414	48,246	264		59,924
Accrued trade marketing expense	(2,276)	(112)	32		(2,356)
Accounts payable	(214)	(2,700)	(128)		(3,042)
Other current assets and liabilities	(7,244)	12,735	704		6,195

Net cash provided by (used in) operating activities	23,592	34,446	1,344	-	59,382

Cash flows from investing activities
Capital expenditures	(727)	(2,940)			(3,667)
Pinnacle merger consideration	(361,062)	-			(361,062)
Pinnacle merger costs	(7,666)	-			(7,666)
Aurora merger consideration	(663,759)	-			(663,759)
Aurora merger costs	(12,895)	-			(12,895)

Net cash used in investing activities	(1,046,109)	(2,940)	-	-	(1,049,049)

Cash flows from financing activities
Change in bank overdrafts	-	1,732			1,732
Repayment of capital lease obligations	(16)	-			(16)
Equity contribution to Successor	275,526	-			275,526
Successor’s debt acquisition costs	(37,669)	-			(37,669)
Proceeds from Successor’s bond offerings	400,976	-			400,976
Proceeds from Successor’s bank term loans	545,000	-			545,000
Proceeds from Successor’s notes payable borrowings	21,500	-			21,500
Repayments of Successor’s notes payable	(21,500)	-			(21,500)
Repayments on Predecessor’s long-term obligations	-	(175,000)			(175,000)
Intercompany loans	(175,370)	175,370			-
Repayments of intercompany loans	17,500	(17,500)			-

Net cash provided by (used in) financing activities	1,025,947	(15,398)	-	-	1,010,549

Effect of exchange rate changes on cash and cash equivalents	-	-	-	-	-
Net change in cash and cash equivalents	3,430	16,108	1,344	-	20,882
Cash and cash equivalents— beginning of period	-	46,958	-		46,958

Cash and cash equivalents— end of period	$3,430	$63,066	$1,344	$-	$67,840

Interest paid	$5,874	$-	$-	$-	$5,874
Interest received	$32	$18	$7	$-	$57
Income taxes paid/(refunded)	$-	$18	$-	$-	$18

Supplemental disclosure of noncash investing and financing activities:

In the Statement of Cash Flows for the 23 weeks ended April 30, 2004, cash flows for the Aurora merger consideration paid and for the equity contribution to Successor do not include the $225,120 equity credit in LLC received by Aurora senior subordinated noteholders.

Pinnacle Foods Group Inc.

consolidated statement of cash flows
for the 16 weeks ended November 24, 2003

	Pinnacle
	Foods	Guarantor	Nonguarantor		Consolidated
(In thousands, except where noted in millions)	Group Inc.	Subsidiaries	Subsidiary	Eliminations	Total

Cash flows from operating activities
Net earnings	$(3,074)	$(3,074)	$(160)	$3,234	$(3,074)
Non-cash charges (credits) to income			-
Depreciation and amortization	-	6,131	5	-	6,136
Impairment charge	-	1,262	-	-	1,262
Debt acquisition costs	-	6,907	-	-	6,907
Equity related compensation expense	-	4,935	-	-	4,935
Equity in (earnings) loss of investees	3,074	160	-	(3,234)	-
Postretirement healthcare benefits	-	(527)	-	-	(527)
Pension expense	-	342	-	-	342
Deferred income taxes	-	(991)	-	-	(991)
Changes in working capital
Accounts receivable	-	(8,513)	(784)	-	(9,297)
Intercompany accounts receivable	-	848	(848)	-	-
Inventories	-	(24,561)	(727)	-	(25,288)
Accrued trade marketing expense	-	(5,506)	691	-	(4,815)
Accounts payable	-	519	765	-	1,284
Other current assets and liabilities	-	(736)	423	-	(313)

Net cash used in operating activities	-	(22,804)	(635)	-	(23,439)

Cash flows from investing activities
Capital expenditures	-	(1,511)	-		(1,511)

Net cash used in investing activities	-	(1,511)	-	-	(1,511)

Cash flows from financing activities
Change in bank overdrafts	-	(262)	-	-	(262)
Intercompany advance	42,186	(42,186)	-	-	-

Net cash used in financing activities	42,186	(42,448)	-	-	(262)

Effect of exchange rate changes on cash and cash equivalents	-	-	42	-	42
Net change in cash and cash equivalents	42,186	(66,763)	(593)	-	(25,170)
Cash and cash equivalents— beginning of period	-	71,535	593	-	72,128

Cash and cash equivalents— end of period	$42,186	$4,772	$-	$-	$46,958

Interest paid	$-	$2,518	$-	$-	$2,518
Interest received	$-	$143	$-	$-	$143
Income taxes paid/(refunded)	$-	$(2,856)	$(452)	$-	$(3,308)

Pinnacle Foods Group Inc.

consolidated statement of cash flows
for the 9 months ended April 30, 2003

	Pinnacle
	Foods	Guarantor	Nonguarantor		Consolidated
(In thousands, except where noted in millions)	Group Inc.	Subsidiaries	Subsidiary	Eliminations	Total

Cash flows from operating activities
Net earnings	$7,796	$7,796	$(2)	$(7,794)	$7,796
Non-cash charges (credits) to income
Depreciation and amortization	-	16,619	3	-	16,622
Debt acquisition costs	-	1,221	-	-	1,221
Equity in (earnings) loss of investees	(7,796)	2	-	7,794	-
Postretirement healthcare benefits	-	(968)	-	-	(968)
Pension expense	-	858	-	-	858
Deferred income taxes	-	4,389	-	-	4,389
Changes in working capital
Accounts receivable	-	(9,109)	(970)	-	(10,079)
Intercompany accounts receivable	-	11	(11)	-	-
Inventories	-	2,313	644	-	2,957
Accrued trade marketing expense	-	(8,075)	484	-	(7,591)
Accounts payable	-	(9,684)	113	-	(9,571)
Other current assets and liabilities	-	(1,647)	268	-	(1,379)

Net cash provided by (used in) operating activities	-	3,726	529	-	4,255

Cash flows from investing activities
Payments for business acquisition	-	(56)	-	-	(56)
Capital expenditures	-	(6,063)	(24)	-	(6,087)
Sale of plant assets	-	48	-	-	48

Net cash used in investing activities	-	(6,071)	(24)	-	(6,095)

Cash flows from financing activities
Change in bank overdrafts	-	(3,257)	-	-	(3,257)
Repayment of long-term obligations	-	(7,509)	-	-	(7,509)
Issuance on common stock	-	412	-	-	412

Net cash used in financing activities	-	(10,354)	-	-	(10,354)

Effect of exchange rate changes on cash and cash equivalents	-	1	12		13
Net change in cash and cash equivalents	-	(12,698)	517	-	(12,181)
Cash and cash equivalents— beginning of period	-	64,840	131	-	64,971

Cash and cash equivalents— end of period	$-	$52,142	$648	$-	$52,790

Interest paid	$-	$7,216	$-	$-	$7,216
Interest received	$-	$269	$-	$-	$269
Income taxes paid/(refunded)	$-	$88	$(187)	$-	$(99)

Report of independent registered public accounting firm

To the Board of Directors and Shareholders of
Pinnacle Foods Holding Corporation:

In our opinion, the accompanying consolidated statements of operations, of changes in investment (deficit) in net assets and of cash flows present fairly, in all material respects, the results of operations and cash flows of the Frozen Foods and Condiments Businesses of Vlasic Foods International Inc. for the forty-two weeks ended May 22, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As disclosed in Note 3, Vlasic Foods International Inc. adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” effective July 31, 2000.

PricewaterhouseCoopers LLP

October 30, 2001
Philadelphia, Pennsylvania

Frozen foods and condiments businesses

of Vlasic Foods International Inc.
consolidated statement of operations

42 Weeks Ended
(In thousands)	May 22, 2001

Net sales	$506,794

Costs and expenses
Cost of products sold	420,762
Marketing and selling expenses	35,680
Administrative expenses	38,075
Research and development expenses	3,993
Other expense (income)	(2,757)
Special items	20,124

Total costs and expenses	515,877

Loss before interest, and taxes	(9,083)
Interest expense	42,163
Interest income	697

Loss before taxes	(50,549)
Income tax (benefit) provision	16,784

Loss from continuing operations	(67,333)
Discontinued operations:
Loss from discontinued operations, including tax of $291	(104,421)
Gain (loss) on sale of discontinued operations, no tax effect	1,547

(102,874)

Net loss	$(170,207)

See accompanying notes to consolidated financial statements.

Frozen foods and condiments businesses

of Vlasic Foods International Inc.
consolidated statement of cash flows

42 Weeks Ended
(In thousands)	May 22, 2001

Cash flows from operating activities Net loss	$(170,207)
Loss from discontinued operations	102,874

Loss from continuing operations	(67,333)
Non-cash charges (credits) to loss from continuing operations:
Loss on disposal of plant assets	3,202
Special items	20,124
Depreciation	18,358
Amortization of intangibles	1,450
Amortization of bond issue costs and discount	4,167
Loss on writeoff of debt issuance costs and unamortized discount	9,484
Deferred income taxes	16,581
Deferred compensation	(3,278)
Postretirement healthcare benefits	4,127
Other, net	(4,225)
Changes in working capital:
Accounts receivable	(8,065)
Inventories	36,796
Payable to suppliers and others	(12,963)
Other current assets and liabilities	4,067

Net cash provided by operating activities	22,492

Cash flows from investing activities
Purchases of plant assets	(5,331)
Sales of plant assets	470
Proceeds from businesses sold	23,503
Proceeds from insurance recoveries	485
Other, net	42

Net cash provided by investing activities	19,169

Cash flows from financing activities
Borrowings of senior credit facility	35,000
Repayment of senior credit facility	(1,500)
Repayment of short-term debt and capital lease obligations	(72)
Swap termination proceeds	639
Change in bank overdrafts	(769)
Reorganization expenses paid on behalf of Parent	(22,631)

Net cash provided by financing activities	10,667

Net cash provided by (used in) discontinued operations	(266)
Effect of exchange rate changes on cash	(303)

Net change in cash and cash equivalents	51,759
Cash and cash equivalents—beginning of period	17,445

Cash and cash equivalents—end of period	$69,204

See accompanying notes to consolidated financial statements.

Frozen foods and condiments businesses

of Vlasic Foods International Inc.
consolidated statement of changes
in investment (deficit) in net assets

Vlasic Foods
International Inc.
Investment (Deficit)
(In thousands)	In Net Assets

Balance at July 30, 2000	(59,468)

Net loss	(170,207)
Other comprehensive loss:
Cumulative effect of accounting change	1,306
Reclassification to operations for derivative financial instrument	(1,306)
Foreign currency translation adjustments	15,177

Comprehensive loss	(155,030)

Reorganization costs incurred on behalf of Vlasic Foods International Inc.	(22,631)

Balance at May 22, 2001	$(237,129)

See accompanying notes to consolidated financial statements.

Notes to consolidated financial statements (in thousands)

1. Summary of Business Activities and Basis of Presentation

Corporate overview

Vlasic Foods International Inc. (“Vlasic,” “VFI,” or “the Parent”) was created through a tax-free spin-off of various food businesses from Campbell Soup Company (“Campbell”) on March 30, 1998. Vlasic Foods International Inc. is a leading producer, marketer and distributor of high quality, branded convenience food products in two operating segments: (i) frozen foods under the Swanson brand and (ii) condiments under the Vlasic brand of pickles, relish and peppers and the Open Pit barbecue sauce brand.

These financial statements represent the carve out of the Frozen Foods and Condiments Businesses of Vlasic Foods International Inc. The Frozen Foods Business is comprised of the Swanson brand. The Condiments Business is comprised of Vlasic brand and Open Pit brand.

On April 3, 2001, Pinnacle Foods Corporation (“Pinnacle,” “PFC” or “the Company”), a wholly-owned subsidiary of Pinnacle Foods Holding Corporation, agreed to acquire the North American assets and selected liabilities (the “North American Business”, consisting of the Frozen Foods and Condiments Businesses) of VFI. Pinnacle was originally formed by Hicks, Muse, Tate & Furst Incorporated (“HMTF”), together with C. Dean Metropoulos & Co. (“CDM,” and together with HTMF, the “Sponsors”) to acquire VFI’s North American Business. The acquisition of the North American Business from VFI, which filed for bankruptcy on January 29, 2001 (the “Transaction”), was approved by the bankruptcy court on May 9, 2001 and closed and funded on May 22, 2001.

The accompanying financial statements include the operations of VFI, prior to being acquired by Pinnacle on May 22, 2001.

Bankruptcy matters

On January 29, 2001, the Parent filed voluntary petitions for reorganization relief pursuant to Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) and announced that the Parent and its wholly owned subsidiary, VF Brands, Inc., entered into an asset purchase agreement with H.J. Heinz Company (“Heinz”) providing for the sale of substantially all of the assets relating to the Company’s Condiments Businesses to Heinz (the “Heinz agreement”). Pursuant to the competitive sales process provided for under the Bankruptcy Code and the Heinz Agreement, the Parent terminated the Heinz Agreement in accordance with its terms in favor of entering into the Asset Purchase Agreement with PFC. The Heinz Agreement provided for the Parent to pay to Heinz a $5 million fee in the event of its termination of such agreement. This fee was paid by the Parent on May 23, 2001 out of the proceeds of the sale and thus, is not recorded in the accompanying financial statements.

The Parent’s filing for reorganization under Chapter 11 of the U.S. Bankruptcy Code resulted in an event of default under VFI’s senior credit facility and senior subordinated notes (see Note 15), which resulted in all such debt becoming immediately due and payable.

Upon its commencement of bankruptcy proceedings, the Parent began operating its businesses as debtor-in-possession under Chapter 11 of the U.S. Bankruptcy Code, which provides for the reorganization of businesses under the supervision of the Bankruptcy Court. Shortly thereafter, the Parent began notifying all known or potential creditors of the filing for purposes of identifying all prepetition claims against the Parent. Except for amounts owed to the banks under the senior credit facility (see Note 15) and amounts assumed by PFC, substantially all of the liabilities as of the filing date are subject to settlement under a plan of reorganization. As proceeds from the aforementioned asset sales were not sufficient to pay creditors in full, the Chapter 11 bankruptcy plan did not provide for any distributions to holders of the Parent’s common stock.

Pursuant to an order of the Bankruptcy Court, on June 7, 2001, VFI used $323.6 million, including the proceeds from the sale of the Frozen Foods and Condiments Businesses of the Parent, to repay amounts outstanding under its senior secured credit facility. After paying administrative and other priority claims, the remaining proceeds from the liquidation of estate assets will be distributed pursuant to the Parent’s Chapter 11 bankruptcy plan when filed and approved.

All post-petition bankruptcy reorganization costs were incurred on behalf of the Parent and do not relate to the operations of the Frozen Foods and Condiments Businesses of Vlasic Foods International Inc. acquired by Pinnacle and, accordingly, are accounted for as a change in Parent’s deficit in net assets.

2. Summary of significant accounting policies

Consolidation. The consolidated financial statements include the accounts of the Parent’s Frozen Foods and Condiments Businesses and the Parent’s wholly-owned subsidiaries for the periods up to May 22, 2001. Significant intercompany transactions have been eliminated in consolidation.

Fiscal Year. The fiscal year ends on the Sunday nearest July 31. There were 42 weeks in the period July 31, 2000 through May 22, 2001 (also referred to as fiscal 2001 throughout this document).

Cash and Cash Equivalents. All highly liquid debt instruments purchased with an initial maturity of three months or less are classified as cash equivalents.

Inventories. Substantially all inventories were valued at the lower of cost or market, with cost determined by the last-in, first-out method. Other inventories are valued at the lower of average cost or market. Liquidation of LIFO inventory quantities increased net earnings by $1,442 in fiscal 2001.

Plant Assets. Plant assets are stated at historical cost. Alterations and major overhauls which extend the lives or increase the capacity of plant assets are capitalized. The amounts for property disposals are removed from plant asset and accumulated depreciation accounts and any resultant gain or loss is included in earnings. Ordinary repairs and maintenance are charged to operating costs.

Certain offices, distribution facilities and equipment are under operating leases expiring on various dates through 2008. Total rental expense charged to operations was $3,989 in fiscal 2001.

Depreciation. Depreciation provided in costs and expenses is calculated using the straight-line method. Buildings and machinery and equipment are depreciated over periods not exceeding 45 years and 15 years, respectively. Accelerated methods of depreciation are used for income tax purposes in certain jurisdictions.

Intangible Assets. Intangible assets consist principally of excess purchase price over net assets of businesses acquired and trademarks. Intangible assets are amortized on a straight-line basis over periods not exceeding 40 years. The recoverability of plant assets and intangibles is periodically reviewed based principally on an analysis of cash flows.

Revenue Recognition. Revenue from product sales is recognized upon completed delivery of the shipment to the customers at which point title and risk of loss is transferred. This completes the revenue-earning process, specifically that an arrangement exists, delivery has occurred, the price is fixed and collectibility is reasonably assured. Provisions for discounts and rebates to customers, and returns and other adjustments are provided for in the same period the related sales are recorded.

Marketing Expenses. Trade marketing expense is comprised of amounts paid to retailers for programs designed to promote our products. These costs include standard introductory allowances for new products. They also include the cost of in-store product displays, feature pricing in retailers’ advertisements and other temporary price reductions. These programs are offered to our customers both in fixed and variable (rate per case) amounts. The ultimate cost of these programs depends on retailer performance and is the subject of significant management estimates. We record as a reduction of net sales the estimated ultimate cost of the program in the year during which the program occurs. In accordance with EITF No. 00-25 “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products,” these trade marketing expenses are classified in the Statement of Operations as a reduction of net sales. In accordance with EITF No. 00-14 “Accounting for Coupons, Rebates and Discounts,” coupon redemption costs are also recognized as reductions of net sales.

Advertising. Advertising costs include the cost of working media (advertising on television, radio or in print), the cost of producing advertising, and the cost of coupon insertion and distribution. Working media and coupon insertion and distribution costs are expensed in the period the advertising is run or the coupons are distributed. The cost of producing advertising is expensed as of the first date the advertisement takes place. Advertising included in marketing and selling expenses was $6,312 in 2001.

Shipping and Handling Revenues and Costs. In accordance with the EITF No. 00-10 “Accounting for Shipping and Handling Revenues and Costs,” costs related to shipping and handling of products shipped to customers are classified as cost of products sold.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. Change in accounting principle

Effective fiscal 2001, VFI adopted the Financial Accounting Standards Board’s (FASB) Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This statement requires all derivative instruments to be measured at fair value and be recognized as either assets or liabilities in the balance sheet. As of the date of adoption, VFI was a counterparty to an interest rate swap agreement to hedge a certain amount of its exposure to variability in the interest payments on the borrowings under the senior credit facility (see Note 15). Interest rate swaps are used by VFI to manage risk associated with interest rate movements and to achieve an acceptable proportion of variable versus fixed rate debt. The adjustment made on July 31, 2000 to reflect the interest rate swap at fair value in other current assets was approximately $1.3 million. As the interest rate swap is a cash flow hedge, this adjustment was recorded to accumulated other comprehensive earnings (loss) as the cumulative effect of an accounting change.

During November 2000, VFI terminated the interest rate swap, receiving approximately $0.6 million. This gain was being recognized over the remaining term of the underlying debt; however, given the Parent’s bankruptcy filing, the remaining net gain was recognized in the third quarter of 2001.

4. Divested businesses

During the third quarter of fiscal 1999, VFI entered into a divestiture agreement to sell its Argentine beef business, Swift-Armour. The sale closed in July 1999. The sale price was $85 million and the net proceeds were used to repay a portion of the indebtedness outstanding under VFI’s senior credit facility. The net charge to fiscal 1999 earnings related to this divestiture was $137,729. During the third quarter of fiscal 1999 VFI recorded as a special item a $140,000 charge to reduce the carrying value of the Argentine beef assets held for sale to their fair value based on the estimated sale price less the estimated costs to sell. Since the assets were written-down to their estimated fair value and in accordance with accounting standards, VFI excluded $2,739 of depreciation and amortization expense from fourth quarter fiscal 1999 earnings. Additionally in the fourth quarter of fiscal 1999, VFI recognized a benefit of $2,271 on the final closing of the sale as a Special item on the Statements of Operations. The SAFRA trademark and equipment acquired during the second quarter of fiscal 1998 were included in the divestiture. In fiscal 2001, VFI recognized benefits of $633 as Special items on the Statement of Operations because certain costs were lower than originally estimated.

5. Discontinued operations

Mushroom business

In an effort to focus on its core “Vlasic” and “Swanson” businesses and to pay down debt, VFI sold Vlasic Farms, Inc., its fresh mushroom business, to Money’s Mushrooms Ltd. on January 31, 2000. The sale price was $50,000, less post-closing purchase price adjustments amounting to $4,751 that were paid from its general cash account in July 2000. The net proceeds, net of transaction closing costs and amounts held on deposit to cover certain future costs related to the transaction, were used to repay a portion of the indebtedness outstanding under the senior credit facility. Funds of $2,500 were held on deposit for the anticipated purchase price adjustments, severance payments and certain other indemnified costs and were included in the Restricted cash amounts on the Consolidated Balance Sheet at July 30, 2000. In August 2000, VFI received $4,751 from the escrow account to reimburse VFI for the July 2000 disbursement from its general cash account. The remaining funds held on deposit after payment of the specified items were returned to VFI.

In accordance with Accounting Principles Board Opinion No. 30 (APB 30), “Reporting the Results of Operations—Reporting the Effect of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”, the results of Vlasic Farms, Inc. have been reported separately as a discontinued operation for all periods presented. The loss from discontinued operations for fiscal 2000 included the results of the mushroom business through December 17, 1999, the date on which VFI’s Board of Directors authorized the divestiture (the measurement date). The loss from discontinued operations subsequent to the measurement date through January 30, 2000 (the phase-out period) of $839 was deferred and recorded as a reduction to the net gain on disposal in the third quarter of fiscal 2000.

Liabilities retained by VFI subsequent to the sale of the mushroom business included certain indemnified costs, property taxes and medical claims totaling $1,463 and were included in Accrued liabilities on the Consolidated Balance Sheet at July 30, 2000. VFI also retained a pre-sale projected benefit obligation for pensions of approximately $14,100 and a pre-sale projected benefit obligation for other postretirement benefits of approximately $8,100.

In conjunction with the sale, VFI entered into a Transition Services Agreement with the buyers through January 31, 2001, whereby VFI continued to perform certain administrative and accounting functions for fees that approximated cost. In fiscal 2001, VFI received $840 which was included in Other expense (income) on the Statement of Operations. Such services are no longer provided.

After the sale, VFI remained contingently liable for workers’ compensation claims incurred prior to the sale of the mushroom business in the event the buyer failed to satisfy this liability. On November 2, 2000, the buyer filed for protection under Chapter 11 of the U.S. Bankruptcy Code. As the workers’ compensation liability was a prepetition liability at the time of the buyer’s filing, the buyer was able to, and has, rejected this liability. Therefore, VFI accrued a liability for such claims and effectively revised the previously booked gain on the sale of the mushroom business by recording a $4.0 million loss on the sale of discontinued operations in 2001.

U.K. businesses

On April 5, 2001, Stratford-upon-Avon Foods Limited, an indirect wholly owned subsidiary of VFI, completed the sale of substantially all of the assets related to its canned and jarred pickle, fruit and vegetable products business in the United Kingdom (the “SonA Business”) to Chivers Hartley Limited for approximately $17.6 million, subject to certain adjustments. On April 5, 2001, Freshbake Foods Limited, a wholly owned subsidiary of VFI, completed the sale of substantially all of the assets related to its frozen pastry and sausage products business in the United Kingdom (the “Freshbake Business”) to Smoothrun Limited and Ezzentialize Limited for approximately $2.7 million, subject to certain adjustments. A total of $7.7 million of the above sale proceeds were retained as escrow funds pursuant to the terms of the purchase agreements for the SonA Business and the Freshbake Business. Under the terms of the transactions, VFI’s United Kingdom (U.K.) subsidiaries retained cash on hand and also retained certain liabilities that are required to be liquidated prior to making final distributions to VFI. Such distributions are not expected for at least nine months due to U.K. regulations in connection with liquidations of U.K. companies. In addition, a gain of $5.6 million was recorded upon the closing of the sales. Previously in the first quarter of fiscal 2001, an asset impairment charge of $96 million was recorded and is included in loss from discontinued operations.

Net sales, loss before taxes and net loss applicable to discontinued operations (both the Mushroom Business and the U.K. Businesses) were as follows for fiscal 2001:

(In thousands)	2001

Net sales	$74,705

Loss before taxes	$(104,130)
Benefit (taxes) on loss	(291)

Loss from discontinued operations, net of tax	$(104,421)

Gain on sale of discontinued operations	$1,547

Tax on gain	-

Gain on sale of discontinued operations, net of tax	$1,547

6. Special items

Special items included on the Consolidated Statement of Operations for fiscal 2001 include the following:

(In thousands)	2001

Writedown of Omaha assets	$21,000
Fiscal 2000 restructuring program (Note 7)	(243)
Swift-Armour divestiture (Note 4)	(633)

Total	$20,124

As a result of the revised contract for frozen foodservice copacking for Campbell, the carrying value of one of the buildings in the Omaha frozen food plant was reduced to fair value based upon estimated selling values less costs to sell. This asset impairment amounted to $21 million and was recorded in the first quarter of 2001.

7. Restructuring charges

Severance
(In thousands)	and Benefits

Balance at July 30, 2000	$ 487
Fiscal 2001 spending	(244)
Reversal of restructuring charge	(243)

Balance at May 22, 2001	$ -

A special charge of $1,500 ($975 after-tax) was recorded in the second quarter of fiscal 2000 associated with reductions in the United States headquarters workforce. This restructuring program was designed to streamline the organization and reflects the need for a smaller infrastructure. In the fourth quarter of fiscal 2000, it was estimated that $300 ($195 after-tax) of the original reserve would not be utilized due to higher than anticipated voluntary employee turnover. Accordingly, this amount was reversed and the $1,200 net charge ($780 after-tax) was recorded as a Special item on the fiscal 2000 Statement of Operations (not presented) and represents severance and employee benefit costs that were paid in cash. Twenty-one individuals were severed. This restructuring program is complete. In fiscal 2001, VFI reversed $243 of the restructuring reserve as it will not be utilized.

8. Segment and geographic area information

The Company has three segments that are organized based upon similar economic characteristics, manufacturing processes, marketing strategies and distribution channels. The Frozen Foods segment consists of Swanson frozen foods in the United States and Canada and contract manufacturing of primarily frozen foodservice products in the United States. The Condiments segment includes Vlasic retail and foodservice pickles and condiments and Open Pit barbecue sauce in the United States. The Discontinued operations segment includes the Vlasic Farms mushroom business and the U.K. operations consisting of Freshbake frozen foods and SonA and Rowats pickles, canned beans and vegetables. Segment performance is evaluated based on earnings before interest and taxes. The following charts outline segment and geographic information for fiscal 2001:

(In thousands)	2001

SEGMENT INFORMATION
Net Sales
Frozen Foods	$338,300
Condiments	168,494

Total	$506,794

Earnings (Loss) Before Interest, and Taxes
Frozen Foods	$(1,151)
Condiments	903
Unallocated Corporate Expenses	(8,835)

Total	$(9,083)

Depreciation and Amortization
Frozen Foods	$11,472
Condiments	8,336

Total	$19,808

Capital Expenditures
Frozen Foods	$3,403
Condiments	1,928

Total	$5,331

(In thousands)	2001

GEOGRAPHIC INFORMATION
Net Sales
United States	$488,469
Europe and Canada	18,325

Total	$506,794

Earnings (Loss) Before Interest, and Taxes
United States	$(11,611)
Europe and Canada	2,528

Total	$(9,083)

Transfers between segments and geographic areas are recorded at cost plus markup or at market. Identifiable assets are those assets, including goodwill, which are identified with the operations in each segment or geographic region. Contributions to earnings (loss) before interest and taxes from continuing operations include the impact of special items (see Note 6) as detailed below by segment.

(In thousands)	2001

SPECIAL ITEMS IMPACT BY SEGMENT
Frozen Foods	$20,840
Condiments	(83)
Unallocated Corporate Expenses	(633)

Total	$20,124

(In thousands)	2001

SPECIAL ITEMS IMPACT BY GEOGRAPHIC AREA
United States	$20,124
Europe and Canada	-

Total	$20,124

9. Taxes on earnings

The following reports the provision for income tax as well as the effective income tax rates on continuing operations for fiscal 2001:

(In thousands)	2001

PROVISION FOR INCOME TAXES
Currently payable
Federal	$-
State	(556)
Non-U.S.	1,050

494
Deferred
Federal	16,581
State	-
Non-U.S.	-

16,581

Total income taxes (benefit)	17,075
Less income taxes (benefit) related to discontinued operations	291

Total provision (benefit) for income taxes from continuing operations	$16,784

Earnings (loss) before income taxes from continuing operations:
United States	(53,077)
Non-U.S.	2,528

Total	$(50,549)

Earnings (loss) before income taxes from discontinued operations
United States	(4,047)
Non-U.S.	(98,536)

Total	$(102,583)

2001

EFFECTIVE INCOME TAX RATES ON CONTINUING OPERATIONS
Federal statutory income tax rate	35.0%
State income taxes (net of federal benefit)	1.1%
Tax effect resulting from other international activities	-0.4%
Writeoff of net deferred tax asset	-90.6%
Other	-0.3%

Effective income tax rate, excluding special items	-55.2%

Effective income tax rate, including special items	-33.2%

As of July 30, 2000, there were available federal net operating loss carryforwards of approximately $77 million in the United States of which $24 million, $2 million and $51 million would expire in 2018, 2019 and 2020, respectively. Included in the July 30, 2000 Consolidated Balance Sheet was a deferred tax asset of $16.6 million. This asset related to the federal net operating loss carryforwards. Realization of this deferred tax asset would require approximately $50 million of future taxable income in the U.S. At July 30, 2000, it was unlikely that on-going operations would be sufficient to generate such future taxable income. However, as management was in a strategic review process which was likely to result in the sale of the Company in whole or in parts, management believed such a sale would result in a taxable gain in excess of $50 million.

Based upon the status of VFI’s strategic review process at the end of the first quarter of fiscal 2001, it was believed that the net proceeds to be realized upon the sale of VFI in whole or in part would not result in a taxable gain of the magnitude necessary to realize the net book value of the U.S. deferred tax asset on the July 30, 2000 Consolidated Balance Sheet. Accordingly, a valuation allowance of $16.6 million was recorded in the first quarter fiscal 2001 to reduce the net carrying value of the deferred tax asset to zero. Also, no tax benefit was provided for the fiscal 2001 operating losses in the U.S.

10. Pension plans and retirement benefits

Pension Plans. Substantially all U.S. employees participated in Vlasic sponsored noncontributory defined benefit pension plans. Prior to the spin-off from Campbell in 1998, the participants in the plans were included in plans with similar benefits sponsored by Campbell. Under an agreement with Campbell, VFI assumed pension liabilities related to the active Vlasic participants, but not to pre-spin retirees from the Vlasic businesses. Campbell transferred certain trust assets from its funded plans to our plans based upon actuarial determinations consistent with regulatory requirements. Benefits are generally based on years of service and employees’ compensation during the last years of employment. All plans are funded and contributions are made in amounts not less than minimum statutory funding requirements nor more than the maximum amount that can be deducted for U.S. income tax purposes.

Retiree Benefits. The Company provides postretirement benefits, including health care and life insurance, to most U.S. employees retiring after the spin-off, and their dependents. Employees who have 10 years of service after the age of 45 and retire are eligible to participate in the postretirement benefit plans. Obligations related to non-U.S. postretirement benefit plans were not significant since these benefits are generally provided through government-sponsored plans.

In accordance with the agreement with Campbell, the pension trust assets transferred to VFI were equal to the projected benefit obligation at March 30, 1998, the date of the spin-off, plus or minus investment performance from March 30, 1998 to the actual date of transfer. Due to changes in estimates of the projected benefit obligation at the date of the spin-off as a result of the finalization in August 2000, the estimated assets transferred changed. This change in estimate is not indicative of any change in the value of the underlying assets or the investment performance of such assets.

The following outlines the components of net periodic benefit costs for the fiscal 2001:

		Other
	Pension	Postretirement
	Benefits	Benefits

(In thousands)	2001	2001

Service cost	$2,642	$2,373
Interest cost	4,685	2,299
Expected return on assets	(6,307)	-
Amortization of:
Actuarial (gain) loss	(199)	(2)
Prior service cost	125	-
Transition obligation	(48)	-

Total net periodic benefit cost	$898	$4,670

Weighted average assumptions as of August 1
Discount rate	7.75%	7.75%
Expected return on plan assets	9.75%	-
Rate of compensation increase	4.25%	4.25%
Healthcare cost trend on covered charges	-	5.00%

Savings Plans. U.S. employees participated in VFI’s savings plans. After one year of continuous service, VFI matched 50% of employee contributions up to five percent of compensation. Employer contributions relating to these savings plans were $816 in fiscal 2001.

11. Stock options and restricted stock

The Parent accounted for the stock option grants and restricted stock awards in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. Accordingly, no compensation expense was recognized in the Statement of Operations because options were granted at a price not less than the fair value of the shares on the date of the grant. In fiscal 1997, the Parent adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.”

Had the compensation cost for the stock option plan been determined based on the fair value at the grant dates for awards under the plan, consistent with the alternative method set forth under SFAS 123, the net loss would have been changed to the pro forma (for the purpose of applying SFAS 123) amounts set forth below for the period from July 31, 2000 through May 22, 2001:

(In thousands)	2001

Reported net loss	$(170,207)
Pro forma (for the purpose of applying SFAS 123) net loss	$(174,490)

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model. There were no grants in fiscal 2001. Proforma compensation expense for fiscal 2001 included amounts recognized during the vesting period for grants made in previous years.

12. Related party transactions

VFI sold to Campbell frozen foodservice finished products from its frozen foods segment. VFI also purchased from Campbell retail frozen food finished products in Canada. These transactions were at negotiated prices. Included in the Consolidated Statement of Operations are sales to Campbell from the frozen foods segment of $53,253 in 2001. Included in Costs of products sold are purchases from Campbell of $8,200 in fiscal 2001.

At the time of the spin-off from Campbell in 1998, VFI entered into a multi-year agreement with Campbell for the continued production of frozen foodservice products in the United States by us as well as a one-year agreement for the production of frozen retail products in Canada by Campbell. Campbell continues to produce frozen retail products for VFI’s Canadian business. On December 1, 2000, the frozen U.S. foodservice contract copacking agreement with Campbell was modified and extended through September 30, 2001. As a result of the revised contract, the carrying value of one of VFI’s buildings in the Omaha frozen food plant was reduced to fair value based upon estimated selling values less costs to sell. This asset impairment amounted to $21 million.

13. Other expense (income)

Other expense (income) on the Consolidated Statement of Operations consists of the following for the period from July 31, 2000 though May 22, 2001:

(In thousands)	2001

Amortization of intangible and other assets	$1,450
Insurance recoveries for boiler explosion	(485)
Transition services fee related to mushroom divestiture	(840)
Write off of receivables from Money’s Mushrooms	426
Deferred compensation settlement	(3,278)
Other, net	(30)

Total	$(2,757)

Expenses of $2,939 were incurred associated with a boiler explosion at one of VFI’s frozen foods facilities in fiscal 2000. In fiscal 2000, insurance proceeds of $1,800 were received and in fiscal 2001, an additional $485 insurance proceeds were received. No further recoveries are expected.

The credit related to the deferred compensation settlement resulted from a settlement in amounts less than originally estimated. VFI settled this obligation in November 2000.

14. Interest expense

Interest expense on the Statement of Operations consists of the following for the period from July 31, 2000 though May 22, 2001:

(In thousands)	2001

Interest expense	$42,234
Less: Interest capitalized	71

Total	$42,163

15. Debt

In fiscal 1999, VFI issued senior subordinated notes with an aggregate principal amount of $200 million at an issue price of 98.472%. Interest on the notes accrued at the rate of 10 1/4% per annum and was payable semi-annually in arrears on January 1 and July 1 of each year, commencing on January 1, 2000. VFI did not make the interest payment that was due on January 2, 2001.

VFI’s amended senior credit facility consisted of (1) a senior secured term loan in a principal amount of $100 million and (2) senior secured revolving credit commitments providing for revolving loans, initially in the aggregate amount of up to $223.5 million.

On June 28, 2000, VFI executed an amendment of the senior credit facility waiver (discussed below). The amendment provided for usage of up to $35 million of borrowings under the facility for the working capital purposes subject to being in compliance with tests related to the cash budget. The amendment provided for the funding of the $35 million availability to be made 50% by the bank senior credit facility syndicate and 50% by participation of certain descendants of Dr. John T. Dorrance (Dorrance Family Participants). The Dorrance Family Participants provided funding to VFI through participation in the senior credit facility bank syndicate by providing $1 of funding for each $1 supplied by the bank syndicate up to a maximum participation of $17.5 million. The Dorrance Family Participants would receive a one-time fee of $350,000, interest of 2% per annum over that otherwise payable under the terms of the senior credit facility, and a fee equal to 5% of the total outstanding shares multiplied by the excess of the closing price of Vlasic common stock (on any date of their choice) over $1.94 per share. VFI believes that the terms of the transaction discussed above between VFI and the Dorrance Family Participants, are similar to those that would have been obtained in like transactions with others considering the nature of the transactions and the availability of comparable funding.

The waiver was necessary due to VFI’s failure to comply with certain financial ratio covenants under its senior credit facility. The waiver required the payment of a fee, an increase in interest rates, delivery of and compliance with a cash budget and also established minimum sales, minimum net worth, and revised capital expenditure limits. The waiver also required that an escrow deposit to pay the January 2, 2001 interest payment of $10.25 million on the senior subordinated notes (“January Interest Payment”) be established by December 28, 2000. However, VFI breached the provision of the waiver relating to the funding of the January Interest Payment. On January 29, 2001 VFI’s filing for reorganization resulted in an event of default under its senior credit facility and its senior subordinated notes, in which case all such debt was immediately due and payable.

The senior credit facility was collaterized by liens on substantially all of VFI’s assets. Pursuant to an order of the Bankruptcy Court, on June 7, 2001 VFI used $323.6 million, including the proceeds from the sale of the North American Business, to repay amounts outstanding under its senior secured credit facility. After paying administrative and other priority claims, the remaining proceeds from the liquidation of estate assets will be distributed pursuant to VFI’s Chapter 11 bankruptcy plan when filed and approved.

The Parent filed its Chapter 11 bankruptcy plan with the United States Bankruptcy Court in Wilmington, Delaware in June 2001. As proceeds from the aforementioned asset sales were not sufficient to pay creditors in full, the Chapter 11 bankruptcy plan did not provide for any distributions to holders of the Parent’s common stock.

The senior subordinated notes were unsecured. Therefore, the accrual of interest ceased effective January 29, 2001, the date of the Parent’s filing for reorganization relief, as payment of any postpetition interest on such debt is not considered probable. Interest expense reported in the Consolidated Statement of Operation for the forty-two weeks ended May 22, 2001 would have been approximately $6.4 million higher if VFI recorded the interest on the senior subordinated notes.

Deferred financing costs were incurred in prior years by VFI in connection with its senior subordinated notes and senior credit facility. Amortization was $2,018 in the first two quarters of fiscal 2001 prior to the bankruptcy filing. As these notes have become an allowed claim at their total face value pursuant to the bankruptcy proceedings, it was necessary to record an adjustment to remove the unamortized debt discount, thereby valuing such debt at its total face amount. Additionally, all previously capitalized debt issuance costs related to such notes and the secured credit facility were written off as a reorganization charge of $9,484.

16. Financial instruments

VFI utilized derivative instruments to enhance its ability to manage risks, including interest rate and foreign currency. VFI did not enter into contracts for speculative purposes, nor was it a party to any leveraged derivative instrument. The use of derivative instruments was monitored through regular communication with senior management and the utilization of written guidelines.

VFI relied primarily on bank and public bond market borrowings to meet its funding requirements. VFI utilized interest rate swap agreements to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. The amounts paid or received on hedges related to debt are recognized as an adjustment to interest expense.

VFI utilized irrevocable standby letters of credit with one-year renewable terms to satisfy workers’ compensation self-insurance security deposit requirements. In August 2000, VFI was required to collaterize a standby letter of credit in the amount of $2,900.

VFI also utilized foreign currency exchange contracts, including swap and forward contracts, to hedge existing foreign currency exposures. Foreign exchange gains and losses on derivative instruments are recognized and offset foreign exchange gains and losses on the underlying exposures.

VFI was exposed to credit loss in the event of non-performance by the counterparties in swap and forward contracts. VFI minimized its credit risk on these transactions by only dealing with leading, credit-worthy financial institutions having long-term credit ratings of “A” or better and, therefore, did not anticipate non-performance.

17. Statement of cash flows

(In thousands)	2001

Interest paid	$33,528
Interest received	$1,453
Income taxes paid	$262

Report of Independent Auditors

To the Board of Directors and Stockholders of

Pinnacle Foods Group Inc.

We have audited the accompanying consolidated balance sheets of Aurora Foods Inc. and its subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income, stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aurora Foods Inc. and its subsidiary at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 27 to the consolidated financial statements, the Company filed a reorganization plan on December 8, 2003 with the U.S. Bankruptcy Court for the District of Delaware under the provisions of Chapter 11 of the Bankruptcy Code. The Company’s amended plan of reorganization was substantially consummated on March 19, 2004 and the Company emerged from bankruptcy and merged with Pinnacle Foods Holding Corporation as described in the aforementioned notes, with the combined company being renamed Pinnacle Foods Group Inc.

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for goodwill and other intangible assets as of January 1, 2002.

PricewaterhouseCoopers LLP

St. Louis, Missouri
July 8, 2004

Aurora Foods Inc.

(Debtor-in-Possession)
consolidated balance sheets

	December 31,

	2003	2002
		(As restated -
(Dollars in thousands except per share amounts)		See Note 2)

Assets
Current assets:
Cash and cash equivalents	$38,175	$12,904
Accounts receivable, net of allowance of $1,608 and $412, respectively	47,718	34,944
Inventories	67,647	94,680
Prepaid expenses and other assets	6,828	2,984

Total current assets	160,368	145,512
Property, plant and equipment, net	157,538	171,570
Goodwill	339,171	559,684
Other intangible assets, net	335,439	344,186
Other assets	10,420	30,470

Total assets	$1,002,936	$1,251,422

Liabilities and stockholders’ deficit
Liabilities not subject to compromise:
Current liabilities-
Current maturities of long term debt	$661,701	$43,259
Debt from related parties	22,592	-
Accounts payable	28,097	45,596
Accumulated preferred dividends payable	-	2,939
Accrued liabilities	95,554	60,408

Total current liabilities	807,944	152,202
Deferred tax liabilities	67,935	94,491
Other liabilities	972	15,421
Long term debt	-	1,021,429
Long term debt from related parties	-	21,951

Total liabilities not subject to compromise	876,851	1,305,494
Liabilities subject to compromise	438,553	-

Total liabilities	1,315,404	1,305,494

Commitments and contingent liabilities
Stockholders’ deficit:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; 3,300,835 and 3,750,000 shares, Series A Convertible Cumulative, issued and outstanding, respectively, with a liquidation preference value of $16,992 and $17,939, respectively	33	37
Common stock, $0.01 par value; 250,000,000 shares authorized; 77,859,385 and 77,155,622 shares issued, respectively	779	772
Paid-in capital	680,982	681,834
Accumulated other comprehensive loss	-	(56)
Accumulated deficit	(994,262)	(736,659)

Total stockholders’ deficit	(312,468)	(54,072)

Total liabilities and stockholders’ deficit	$1,002,936	$1,251,422

See accompanying notes to consolidated financial statements.

Aurora Foods Inc.

(Debtor-in-Possession)
consolidated statements of operations

	Year ended December 31,

	2003	2002	2001
		(As restated -	(As restated -
(In thousands, except per share amounts)		See Note 2)	See Note 2)

Net sales	$714,107	$756,352	$826,359
Cost of goods sold	(439,187)	(494,443)	(494,698)

Gross profit	274,920	261,909	331,661

Brokerage, distribution and marketing expenses:
Brokerage and distribution	(95,027)	(101,533)	(101,957)
Consumer marketing	(12,818)	(25,709)	(37,213)

Total brokerage, distribution and marketing expenses	(107,845)	(127,242)	(139,170)
Amortization of intangibles	(12,544)	(10,348)	(44,670)
Selling, general and administrative expenses	(54,795)	(58,991)	(58,035)
Administrative restructuring, retention and divestiture costs	(7,913)	-	-
Financial restructuring costs	(16,754)	-	-
Goodwill impairment charges	(220,513)	(64,669)
Tradename impairment charges	-	(2,422)	-
Plant closure and asset impairment charges	3,037	(53,225)	-
Other financial, legal, accounting and consolidation items	-	-	3,066

Total operating expenses	(417,327)	(316,897)	(238,809)

Operating income (loss)	(142,407)	(54,988)	92,852
Interest and financing expenses:
Interest expense, net (Contractual interest of $94,356 in 2003)	(91,529)	(92,531)	(103,150)
Excess leverage fee	(35,110)	-	-
Adjustment of value of derivatives	(1,444)	(12,050)	(10,641)
Issuance of warrants	-	(1,779)	-
Amortization of discount, premium and financing costs	(4,726)	(7,667)	(3,468)

Total interest and financing expenses	(132,809)	(114,027)	(117,259)

Loss before reorganization items, income taxes and cumulative effect of change in accounting	(275,216)	(169,015)	(24,407)
Reorganization items:
Interest earned on cash accumulating from Chapter 11 proceeding	4	-	-
Professional fees	(1,187)	-	-
Unamortized premium and financing costs on compromised debt	(9,156)	-	-

Total reorganization items	(10,339)	-	-

Loss before income taxes and cumulative effect of change in accounting	(285,555)	(169,015)	(24,407)
Income tax benefit (expense)	27,952	(115,918)	(58,574)

Net loss before cumulative effect of change in accounting	(257,603)	(284,933)	(82,981)
Cumulative effect of change in accounting, net of tax of $21,466 in 2002	-	(228,150)	-

Net loss	(257,603)	(513,083)	(82,981)
Preferred dividends (Contractual dividends of $1,422 in 2003)	(1,335)	(1,353)	(1,253)

Net loss available to common stockholders	$(258,938)	$(514,436)	$(84,234)

Basic and diluted loss per share available to common stockholders before cumulative effect of change in accounting	$(3.35)	$(3.90)	$(1.16)
Cumulative effect of change in accounting	-	(3.10)	-

Basic and diluted loss per share available to common stockholders	$(3.35)	$(7.00)	$(1.16)

Weighted average number of shares outstanding	77,319	73,511	72,499

See accompanying notes to consolidated financial statements.

Aurora Foods Inc.

(Debtor-in-Possession)
consolidated statements of comprehensive income

	Years ended December 31,

(In thousands)	2003	2002	2001

		(As restated -	(As restated -
		See Note 2)	See Note 2)
Net loss	$(257,603)	$(513,083)	$(82,981)
Other comprehensive income (loss):
Adoption of FAS133 for hedging activities, net of tax of $1,396	-	-	(2,277)
Losses deferred on qualifying cash flow hedges	-	(1,542)	(4,060)
Reclassification adjustment for cash flow hedging losses recognized in net loss	56	6,290	1,533

Total other comprehensive income (loss)	56	4,748	(4,804)

Total comprehensive loss	$(257,547)	$(508,335)	$(87,785)

See accompanying notes to consolidated financial statements.

Aurora Foods Inc.

(Debtor-in-Possession)
consolidated statements of changes in stockholders’ deficit

							Accumulated
			Additional				Other
	Preferred	Common	Paid-in	Promissory	Treasury	Accumulated	Comprehensive
(In thousands)	Stock	Stock	Capital	Notes	Stock	Deficit	Loss	Total

Balance at December 31, 2000	$37	$741	$684,758	$(227)	$-	$(140,595)	$-	$544,714
Receipt of shares from former management	-	-	-	-	(15,653)	-	-	(15,653)
Distribution of shares to shareholder class	-	-	113	-	2,387	-	-	2,500
Employee stock purchases, restricted stock awards and stock options exercised	-	2	378	-	-	-	-	380
Cumulative preferred dividends	-	-	(1,253)	-	-	-	-	(1,253)
Payment on officer promissory notes	-	-	-	187	-	-	-	187
Net loss (as restated, See Note 2)	-	-	-	-	-	(82,981)	-	(82,981)
Adoption of FAS 133	-	-	-	-	-	-	(2,277)	(2,277)
Other comprehensive loss	-	-	-	-	-	-	(2,527)	(2,527)

Balance at December 31, 2001 (as restated— See Note 2)	37	743	683,996	(40)	(13,266)	(223,576)	(4,804)	443,090
Issuance of warrants	-	-	4,362	-	-	-	-	4,362
Employee stock purchases, restricted stock awards, stock options exercised and other	-	2	622	40	-	-	-	664
Distribution of shares to shareholder class	-	27	(5,793)	-	13,266	-	-	7,500
Cumulative preferred dividends	-	-	(1,353)	-	-	-	-	(1,353)
Net loss (as restated— See Note 2)	-	-	-	-	-	(513,083)	-	(513,083)
Other comprehensive gain	-	-	-	-	-	-	4,748	4,748

Balance at December 31, 2002 (as restated— See Note 2)	37	772	681,834	-	-	(736,659)	(56)	(54,072)
Conversion of preferred stock	(4)	7	483	-	-	-	-	486
Cumulative preferred dividends	-	-	(1,335)	-	-	-	-	(1,335)
Net loss	-	-	-	-	-	(257,603)	-	(257,603)
Other comprehensive gain	-	-	-	-	-	-	56	56

Balance at December 31, 2003	$33	$779	$680,982	$-	$-	$(994,262)	$-	$(312,468)

See accompanying notes to consolidated financial statements.

Aurora Foods Inc.

(Debtor-in-Possession)
consolidated statements of cash flows

	Years ended December 31,

(In thousands)	2003	2002	2001

		(As restated -	(As restated -
		See Note 2)	See Note 2)
Cash flows from operating activities:
Net loss	$(257,603)	$(513,083)	$(82,981)
Cumulative effect of change in accounting, net of tax	-	228,150	-
Adjustments to reconcile net loss to cash from operating activities before reorganization items:
Reorganization items, net	10,339	-	-
Depreciation	21,463	29,558	28,746
Amortization	17,270	18,324	47,905
Deferred income taxes	(27,952)	115,918	58,574
Issuance of warrants	-	1,779	-
Non-cash plant closure and asset impairment items	(2,368)	47,156	-
Excess leverage fee	35,110	-	-
Intangible asset impairment charges	220,513	67,091	-
Recognition of loss on derivatives	1,444	12,050	10,641
Receipt of shares from former management	-	-	(15,653)
Recognition of liability to shareholder class	-	-	10,000
Other, net	520	309	273
Change in operating assets and liabilities:
Accounts receivable	2,046	41,083	29,964
Accounts receivable sold	(14,835)	(18,467)	(5,263)
Inventories	27,033	5,527	4,759
Prepaid expenses and other assets	(752)	(5,183)	1,151
Accounts payable	(17,499)	(27,405)	22,878
Accrued liabilities	33,143	(11,116)	(15,356)
Other non-current liabilities	(6,709)	(7,558)	(6,356)

Net cash from operating activities before reorganization items	41,163	(15,867)	89,282
Net cash flow from reorganization items	(1,183)	-	-

Net cash from operating activities	39,980	(15,867)	89,282

Cash flows from investing activities:
Additions to property, plant and equipment	(7,571)	(20,161)	(20,113)
Additions to other non-current assets	(917)	(2,911)	(4,873)
Proceeds from sale of assets	2,073	4,190	66

Net cash from investing activities	(6,415)	(18,882)	(24,920)

Cash flows from financing activities:
Proceeds from (repayments to) senior secured revolving debt facility, net	13,400	25,900	(32,300)
Repayment of debt	(21,576)	(38,039)	(32,966)
Proceeds from senior secured financing	-	35,000	-
Proceeds from senior unsecured financing from related parties	-	24,250	-
Other	(118)	358	563

Net cash from financing activities	(8,294)	47,469	(64,703)

Change in cash and cash equivalents	25,271	12,720	(341)
Cash and cash equivalents, beginning of period	12,904	184	525

Cash and cash equivalents, end of period	$38,175	$12,904	$184

See accompanying notes to consolidated financial statements.

Aurora Foods Inc.

(Debtor-in-Possession)
notes to consolidated financial statements

Note 1— The Company

Operations

Aurora Foods Inc. (the “Company”) produces and markets branded food products that are sold across the United States. The Company groups its business in three operating segments: retail, foodservice and other distribution channels. Many of the Company’s brands are sold through each of the segments. The retail distribution segment includes all of the Company’s brands and products sold to customers who sell or distribute these products to consumers through supermarkets, grocery stores and normal grocery retail outlets. The foodservice segment includes both branded and non-branded products sold to customers such as restaurants, business/industry and schools. The other distribution channels segment includes sales of branded and private label products to club stores, the military, mass merchandisers, convenience, drug and chain stores, as well as exports from the United States.

The principal trademarks owned or licensed by the Company are Duncan Hines®, Lender’s®, Log Cabin®, Mrs. Butterworth’s®, Van de Kamp’s®, Mrs. Paul’s®, Aunt Jemima®, Celeste®, and Chef’s Choice®.

The Company produces its Van de Kamp’s and Mrs. Paul’s frozen seafood products primarily at its Erie, Pennsylvania, and Jackson, Tennessee manufacturing facilities. The Company produces its Aunt Jemima frozen breakfast products at its Jackson, Tennessee and Erie, Pennsylvania facilities and its Celeste frozen pizza products at the Jackson, Tennessee facility. The Company produces its Lender’s frozen, refrigerated and fresh bagel products at its Mattoon, Illinois facility. The Company’s syrup products are primarily produced in the Company’s manufacturing and distribution facility in St. Elmo, Illinois. Duncan Hines cake mixes, brownie mixes, specialty mixes and frosting products and Chef’s Choice products are produced by contract manufacturers.

Financial restructuring

This section and the remaining sections of Note 1 should be read in conjunction with Note 27, “Subsequent Events”.

In July 2003, the Company announced that it was undertaking a comprehensive financial restructuring (the “Restructuring”), designed to reduce the Company’s outstanding indebtedness, strengthen its balance sheet and improve its liquidity. As part of the Restructuring, the Company entered into a stock purchase agreement whereby J.W. Childs Equity Partners, L.P. III (“JWC”), an affiliate of J.W. Childs Associates, L.P., agreed to make an investment of $200 million in exchange for 65.6% of the equity in the Company, subject to adjustment, which transaction would be effected through a pre-negotiated Chapter 11 reorganization case to commence during the second half of 2003 (the “Original Stock Purchase Agreement”). After entering into the Original Stock Purchase Agreement with the Company, JWC engaged in discussions with J.P. Morgan Partners LLC (“JPMP”) and CDM Investor Group LLC (“CDM”), which, in turn, were engaged in negotiations for the acquisition of Pinnacle Foods Holding Corporation (“Pinnacle”) from Hicks, Muse, Tate & Furst Inc. (“Hicks Muse”). At the same time, the Company engaged in negotiations with the prepetition lenders under the Fifth Amended and Restated Credit Agreement, dated as of November 1, 1999, as amended, supplemented, or otherwise modified from time to time (the “Senior Secured Debt Facility”), among the Company and the lenders listed therein (the “Prepetition Lenders”) and an informal committee (the “Noteholders’ Committee”) of holders of more than 50% of the Company’s (i) 9.875% Senior Subordinated Notes due 2007, (ii) 9.875% Series C Subordinated Notes due 2007 ((i) and (ii) collectively, the “1997 Notes”) and (iii) 8.75% Senior Subordinated Notes due 2008 (the “1998 Notes” collectively with the 1997 Notes, the “Sub Debt”) regarding the terms of the Restructuring.

At various times from July through September 2003, the Company, JPMP, JWC, the Steering Committee for the Prepetition Lenders and the Noteholders’ Committee had discussions and negotiations with respect to potential modifications to the Original Stock Purchase Agreement and the possibility of combining Pinnacle and the Company.

On October 14, 2003, the Company issued a press release announcing that it had revised its previously announced financial restructuring and had entered into a letter of intent (the “LOI”), dated October 13, 2003, with JPMP, JWC, an affiliate of CDM and the Noteholders’ Committee, under which the Company’s previous agreement with JWC would be amended to provide for a comprehensive restructuring transaction in which the Company would be combined with Pinnacle. The LOI, among other things, contemplated (i) a joint investment of $83.75 million by JPMP and JWC, together with the equity in Pinnacle, in exchange for approximately 49.3% of the equity of the reorganized company and (ii) an investment of $1.25 million by an affiliate of CDM in exchange for approximately 8.8% of the equity of the reorganized company. Under the terms of the LOI, the transaction would take place pursuant to a pre-negotiated reorganization plan of the Company under Chapter 11 of the Bankruptcy Code.

On November 25, 2003, the Company entered into an Agreement and Plan of Reorganization and Merger with Crunch Equity Holding, LLC, (“CEH LLC”), a limited liability company owned by JPMP, JWC and CDM and certain of their respective affiliates (the “New Equity Investors”), which was amended on January 8, 2004 (as amended, the “Merger Agreement”). CEH LLC was formed by the New Equity Investors for the purposes of making their respective investments in the Company and Pinnacle. The Merger Agreement contemplates the Restructuring pursuant to the Plan, which includes the following:

•	The Company’s Prepetition Lenders will be paid in full in cash in respect of principal and interest under the Senior Secured Debt Facility and, assuming the Senior Secured Debt Facility is paid in full in cash by March 31, 2004, the Prepetition Lenders will receive $15 million in cash in full satisfaction of certain leverage and asset sale fees under the Senior Secured Debt Facility.

•	The holders of the Company’s 12% senior unsecured notes due 2006 (the “Senior Unsecured Promissory Notes”) will be paid in full in cash, in respect of principal and interest, but will not receive approximately $1.9 million of unamortized original issue discount.

•	The holders of the Company’s Sub Debt will receive either (i) cash in the amount of approximately $0.462 for each dollar of their claim in respect of the principal and accrued interest on Sub Debt (the “Sub Debt Claims”), or (ii) (A) equity in CEH LLC (held indirectly through a trust), which, after taking into account dilution for certain equity allocations set forth in the agreement, will be valued at approximately $0.454 for each dollar of the Sub Debt Claims, subject to adjustment, plus (B) certain subscription rights. Upon consummation of the transaction, former holders of the Sub Debt Claims who elect or are deemed to have elected to receive equity and exercise their subscription rights in CEH LLC will indirectly own up to approximately 41.9% of the equity of the reorganized company, subject to adjustment.

•	Existing common and preferred stockholders will not receive any distributions and the outstanding shares of common and preferred stock will be cancelled.

•	All of the Company’s trade creditors will be paid in full.

•	All other claims against the Company will be unimpaired except for certain leases which will be rejected.

In July 2003, the Company also launched, with the support of its senior lenders, a vendor lien program under which the Company offered vendors and carriers of its goods the ability to obtain a junior lien on substantially all of the Company’s assets for shipments made to the Company on agreed terms. Approximately 145 vendors representing estimated annual Company purchases of $300 million joined the vendor lien program, which improved the cash flow of the Company by allowing it to pay the vendors under normal and customary trade terms. The vendor lien program was terminated in accordance with its terms and a majority of the vendors who participated have been paid in full. The remaining vendors will also be paid in full upon consummation of the Restructuring.

The Restructuring will trigger, at closing, additional amounts of bonus payment obligations, estimated at approximately $3.1 million pursuant to the change of control provisions of the Company’s incentive plans, as well as certain change-of-control, retention and severance obligations to employees terminated following the Restructuring. These additional costs are not accrued as of December 31, 2003.

The Restructuring is subject to a number of conditions, including confirmation of the Bankruptcy Plan referred to below and receipt of financing. Subject to the satisfaction of the remaining conditions, the Company expects to complete the Restructuring in the first quarter of 2004.

Petition for relief under Chapter 11

On December 8, 2003, the Company and its subsidiary, Sea Coast Foods, Inc. (together with the Company, the “Debtor”) filed a reorganization plan (the “Plan”) under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Under Chapter 11, certain claims against the Debtor in existence prior to the filing of the petitions for relief under the federal bankruptcy laws are expected to be impaired and are stayed while the Debtor continues business operations as debtor-in-possession. These claims are reflected in the December 31, 2003 balance sheet as “liabilities subject to compromise.” Additional claims may arise subsequent to the filing date resulting from rejection of executory contracts, including leases, and from the determination by the court (or agreement of the parties in interest) of allowed claims for contingencies and other disputed amounts. Claims secured against the Debtor’s assets (secured claims) are also stayed, although the holders of such claims received relief from the Bankruptcy Court to allow for the continued payment of interest on prepetition balances. Secured claims are collateralized by substantially all of the assets of the Company.

The Debtor received approval from the Bankruptcy Court to pay or otherwise honor certain of its prepetition obligations, including employee compensation, benefits and expense reimburse-

ment amounts, certain prepetition customer obligations, obligations to vendors that joined the vendor lien program, prepetition sales, use and other taxes and to continue certain customer programs.

Certain liabilities of the Company, payment of which is stayed pending effectiveness of the Plan submitted on February 17, 2004, for consideration by the Bankruptcy Court, have been classified as liabilities subject to compromise in the accompanying December 31, 2003 consolidated balance sheet. Liabilities subject to compromise at December 31, 2003, are as follows (in thousands):

Liabilities subject to compromise:
Accumulated preferred dividends payable	$3,789
Accrued interest	33,039
Senior Subordinated Notes	400,000
Capitalized lease obligation	1,725

$438,553

The Plan contemplates that neither preferred dividends nor accrued interest on the Senior Subordinated Notes will be paid in cash upon consummation of the reorganization. Holders of the Senior Subordinated Notes will receive cash or equity of the Reorganized Company pursuant to the Plan as previously noted. The lease that is the subject of the capitalized lease obligation will be rejected under the Plan.

Pursuant to American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code (“SOP 90-7”), as of the filing date, the Company wrote off as reorganization items its deferred financing costs and premiums associated with the Sub Debt totaling $9.2 million. Reorganization items also include professional fees from the bankruptcy filing date to December 31, 2003 of $1.2 million, net of an immaterial amount of interest earned on cash accumulated during the Chapter 11 proceeding. In addition, the Company incurred and expensed in financial restructuring costs on the Consolidated Statement of Operations approximately $16.8 million of professional fees before the bankruptcy filing. In addition, the Company discontinued recording preferred stock dividends and certain interest expense after December 8, 2003.

On January 9, 2004, the Company filed its amended Plan and disclosure statement with the Bankruptcy Court, which was submitted to creditors entitled to vote on the Plan. Following approval by those creditors and after hearing and overruling objections to the Plan, on February 20, 2004 the Bankruptcy Court entered a confirmation order approving the Company’s Plan. One of the prepetition lenders has appealed its overruled objection, however the completion of the Restructuring has not been stayed and the appeal will be heard by the United States District Court for the District of Delaware at a future date to be determined. In addition, one of the lenders commenced an adversary proceeding relating to its objection to confirmation. The Bankruptcy Court granted summary judgment in favor of the Debtor in this adversary proceeding and such lender has also appealed from that order.

The Plan as confirmed by the Bankruptcy Court on February 20, 2004 will require the Company to implement the “fresh start” accounting provisions of SOP 90-7 upon the effective date of emergence from bankruptcy. SOP 90-7 will require the Company to establish a fair value for the carrying values of the assets and liabilities of the Reorganized Company. The application of “fresh start” accounting to the Company’s consolidated financial statements is expected to result in material changes in the amounts and classifications of certain of the Company’s assets; however, the potential impact cannot be determined at this time.

Liquidity

The Company remains highly leveraged, however, certain of its prepetition obligations have been stayed as a result of the bankruptcy petition filed on December 8, 2003. At December 31, 2003, the Company has outstanding approximately $1.09 billion in aggregate principal amount of indebtedness for borrowed money only a portion of which will be required to be repaid in cash by the Company under the terms of the Plan. The degree to which the Company is leveraged has resulted in significant cash interest expense and principal repayment obligations and such interest expense may increase with respect to its senior secured credit facility based upon changes in prevailing interest rates. This leverage has and may, among other things, affect the ability of the Company to obtain additional financing, or adjust to changing market conditions.

Based on the Company’s plans, management believes that cash generated from operations as well as cash available under its $50 million debtor-in-possession credit agreement will be adequate in 2004 to fund its operating and capital expenditure requirements and its debt service obligations during the expected pendency of the bankruptcy proceedings. The Company’s ability to access its available liquidity under the debtor-in-possession credit facility is dependent on the Company’s continued compliance with the covenants in the debtor-in-possession credit agreement. As of March 18, 2004, the Company has approximately $49 million of cash and has not borrowed any amounts under the debtor-in-possession credit agreement.

Note 2— Restatements of consolidated financial results

The Company reevaluated its deferred tax accounting in August 2003, and determined that its valuation allowance for net deferred tax assets, which had been recorded by the Company at December 31, 2002, should have been recorded at December 31, 2001, and that the Company should have provided for ongoing deferred tax liabilities subsequent to January 1, 2002 (the effective date of the adoption of FAS 142) for certain of the differences between the book and tax amortization of the Company’s goodwill and indefinite lived intangibles as defined by FAS 142. The impact of the adjustments for the year ended December 31, 2001, was to increase income tax expense and net loss by $65.4 million. For the year ended December 31, 2002, the impact was to decrease tax expense by $30.9 million, increase the expense recorded for the cumulative effect of the change in accounting principle by $60.8 million, all of which increased the net loss by $29.9 million. These adjustments do not affect previously recorded net sales, operating income (loss) or past or expected future cash tax obligations. While provision for this deferred tax liability is required by existing accounting literature, these potential taxes may only become payable in the event that the Company sells a brand at some future date for an amount in excess of both the tax basis of the brand at that time and the unexpired and unused net operating tax loss carryforwards (NOL). At December 31, 2003, the Company’s NOL was approximately $741 million and expires at various times through the year 2023, primarily after 2017. This balance does not reflect any potential future limitations on utilization of the NOL resulting from transactions currently being contemplated by the Company, as described in Note 1— Financial Restructuring, nor any tax planning techniques available to the Company.

The following table sets forth the consolidated balance sheet for the Company, showing previously reported and restated amounts, as of December 31, 2002:

	December 31, 2002

	As previously
(In thousands)	reported	As restated

Assets
Current assets:
Cash and cash equivalents	$12,904	$12,904
Accounts receivable, net	34,944	34,944
Inventories	94,680	94,680
Prepaid expenses and other assets	2,984	2,984
Current deferred tax assets	-	-

Total current assets	145,512	145,512
Property, plant and equipment, net	171,570	171,570
Deferred tax assets	-	-
Goodwill and other intangible assets, net	903,870	903,870
Other assets	30,470	30,470

Total assets	$1,251,422	$1,251,422

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Current maturities of long term debt	$43,259	$43,259
Accounts payable	45,596	45,596
Accumulated preferred dividends payable	2,939	2,939
Accrued liabilities	60,408	60,408

Total current liabilities	152,202	152,202
Deferred tax liabilities	-	94,491
Other liabilities	15,421	15,421
Long term debt	1,021,429	1,021,429
Long term debt from related parties	21,951	21,951

Total liabilities	1,211,003	1,305,494
Stockholders’ equity (deficit):
Preferred stock	37	37
Common stock	772	772
Paid-in capital	684,773	681,834
Treasury stock	-	-
Accumulated other comprehensive loss	(900)	(56)
Promissory notes	-	-
Accumulated deficit	(644,263)	(736,659)

Total stockholders’ equity (deficit)	40,419	(54,072)

Total liabilities and stockholders’ equity (deficit )	$1,251,422	$1,251,422

The following table sets forth the consolidated statements of operations for the Company, showing previously reported and restated amount for the years ended December 31, 2002 and 2001:

	December 31, 2002		December 31, 2001

	As previously	As	As previously	As
(In thousands)	reported	restated	reported	restated

Loss before income taxes and cumulative effect of change in accounting	$(169,015)	$(169,015)	$(24,407)	$(24,407)
Income tax (expense) benefit	(146,756)	(115,918)	6,828	(58,574)

Net loss before cumulative effect of change in accounting	(315,771)	(284,933)	(17,579)	(82,981)
Cumulative effect of change in accounting, net of tax of $82,237, $21,466 (as restated), $0 and $0, respectively	(167,379)	(228,150)	-	-

Net loss	(483,150)	(513,083)	(17,579)	(82,981)
Preferred dividends	(1,353)	(1,353)	(1,253)	(1,253)

Net loss available to common stockholders	$(484,503)	$(514,436)	$(18,832)	$(84,234)

Basic and diluted loss per share available to common stockholders before cumulative effect of change in accounting	$(4.31)	$(3.90)	$(0.26)	$(1.16)
Cumulative effect of change in accounting	(2.28)	(3.10)	-	-

Basic and diluted loss per share available to common stockholders	$(6.59)	$(7.00)	$(0.26)	$(1.16)

Note 3— Significant accounting policies and change in accounting principles

The policies utilized by the Company in the preparation of the consolidated financial statements conform to generally accepted accounting principles and require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual amounts could differ from these estimates and assumptions. The Company uses the accrual basis of accounting in the preparation of its financial statements. Certain prior year amounts have been reclassified to conform with the current year’s presentation.

Since the Chapter 11 bankruptcy filing, the Company has applied the provisions of SOP 90-7, which does not significantly change the application of generally accepted accounting principles; however, it does require that the financial statements for the periods including and subsequent to the bankruptcy filing distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business and to classify any liabilities subject to compromise separately on the balance sheet.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany transactions are eliminated.

Accounting changes and reclassifications

Effective January 1, 2003, the Company classified cash discounts taken by customers for prompt payment as a reduction of net sales, rather than brokerage and distribution expense. Net sales for 2002 and 2001 were reduced by approximately $15.5 million and $15.8 million, respectively, as a result of this reclassification.

Effective January 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards No. 133 (“FAS 133”), Accounting for Derivative Instruments and Hedging Activities, and recorded a cumulative adjustment from adoption, net of tax, of $2.3 million in Other Comprehensive Loss. See Note 17.

Effective January 1, 2002, the Company adopted the consensus reached in Emerging Issues Task Force 00-25 and 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), which required that certain items which had been classified as trade promotions expense in prior years be reclassified as reductions of net sales. Adoption of the consensus had no impact on cash flow or the reported amounts of operating income for any period. Following this change, all payments made by the Company to direct and indirect customers to promote and facilitate the sale of the Company’s products are reflected as reductions of net sales. Prior year amounts in the accompanying statement of operations have been reclassified to conform with this new presentation. Net sales for 2001 were reduced by approximately $194.0 million as a result of the adoption of this standard.

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 (“FAS 142”), Goodwill and Other Intangible Assets. FAS 142 generally requires that (1) recorded amounts of goodwill no longer be amortized, on a prospective basis, (2) the amount of goodwill recorded on the balance sheet of the Company be evaluated annually for impairment using a two-step method, (3) other identifiable intangible assets be categorized as to whether they have indefinite or finite lives, (4) intangibles having indefinite lives no longer be amortized on a prospective basis, and (5) the amount of intangibles having indefinite lives on the balance sheet of the Company be evaluated at least annually for impairment using a one-step method.

During the first quarter of 2002, the Company determined that all identifiable intangibles have definite lives with the exception of all of the Company’s tradenames. Amortization of the tradenames ceased January 1, 2002 and the carrying values were tested for impairment as of that date using a one-step test comparing the fair value of the asset to its net carrying value. The Company determined the fair value of the tradenames based on valuations performed by outside parties using the excess earnings approach. The fair value of all tradenames exceeded their net carrying value except for the Lender’s and Celeste tradenames. The net carrying value for these two tradenames was in excess of their fair value by $155.6 million, which was recorded, net of tax of $12.0 million, as a cumulative effect of a change in accounting principle.

The two-step method used to evaluate recorded amounts of goodwill for possible impairment involves comparing the total fair value of each reporting unit, as defined, to the recorded book value of the reporting unit. If the book value of the reporting unit exceeds the fair value of the reporting unit, a second step is required. The second step involves comparing the fair value of the reporting unit less the fair value of all identifiable net assets that exist (the “residual”) to the book value of goodwill. Where the residual is less than the book value of goodwill for the reporting unit, an adjustment of the book value down to the residual is required.

Results of the first step of the Company’s impairment test of goodwill, completed during the second quarter of 2002, indicated goodwill impairment in two of the Company’s reporting units. Independent valuations using the excess earnings and market comparable approaches indicated the fair value of each reporting unit exceeded the book value for each reporting unit except for the Company’s seafood and Chef’s Choice businesses, primarily in the retail segment, due principally to changes in business conditions and performance relative to expectations at the time of acquisition. Based on the results of the first step, the Company recorded an estimated goodwill impairment charge, as of January 1, 2002, for the seafood and Chef’s Choice reporting units, in the consolidated statement of operations as a cumulative effect of a change in accounting principle.

The Company completed the second step of its goodwill impairment test for the seafood and Chef’s Choice reporting units during the fourth quarter of 2002. The results of the second step indicated that the book value of goodwill for the seafood and Chef’s Choice reporting units, as of January 1, 2002, exceeded the fair value of those two reporting units, less the fair value of all identifiable net assets, by $94.1 million. Consequently, the Company has recorded an additional charge in the consolidated statement of operations as a cumulative effect of a change in accounting principle. The final goodwill impairment charge of $94.1 million, net of tax of $9.5 million, has been recorded in the consolidated statement of operations as a cumulative effect of a change in accounting principle effective as of January 1, 2002.

The adoption of FAS 142 resulted in total impairment charges to goodwill and tradenames of $249.6 million, which has been recorded, net of tax of $21.5 million, as a cumulative effect of a change in accounting principle, effective as of January 1, 2002.

Effective January 1, 2002, with the adoption of FAS 142, the Company reclassified $1.6 million of other intangibles to goodwill to comply with new intangible asset classification guidelines in FAS 142.

The following schedule shows net loss and net loss per share adjusted to exclude the Company’s amortization expense related to goodwill and indefinite lived intangibles (net of tax effects) as if such amortization expense had been discontinued in 2001 (in thousands):

	Fiscal Year Ended December 31,

	2003	2002	2001
		(As restated-	(As restated-
		See Note 2)	See Note 2)

Reported net loss available to common stockholders before cumulative effect of change in accounting	$(258,938)	$(286,286)	$(84,234)
Add back:
Goodwill amortization	-	-	20,074
Intangible amortization	-	-	13,265

Adjusted net loss available to common stockholders before cumulative effect of change in accounting	$(258,938)	$(286,286)	$(50,895)

Basic and diluted loss per share available to common stockholders:
Reported net loss before cumulative effect of change in accounting	$(3.35)	$(3.90)	$(1.16)
Add back:
Goodwill amortization	-	-	0.28
Intangible amortization	-	-	0.18

Adjusted net loss before cumulative effect of change in accounting	$(3.35)	$(3.90)	$(0.70)

Impact of new accounting pronouncements

In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“FAS 146”). FAS 146 addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities that were previously accounted for pursuant to the guidance that the Emerging Issues Task Force had set forth. The scope of FAS 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. FAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company’s administrative restructuring, announced in the quarter ended June 30, 2003, has been recorded in accordance with FAS 146 (See Note 13).

In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and Interpretation of FASB Statements Nos. 5, 57 and 107 and recission of FASB Interpretation No. 34. FIN 45 requires: (1) the guarantor of debt to recognize a liability, at the inception of the guarantee, for the fair value of the obligation undertaken in issuing this guarantee, (2) indirect guarantees of debt to be recognized in the financial statements of the guarantor and (3) the guarantor to disclose the background and nature of the guarantee, the maximum potential amount to be paid under the guarantee, the carrying value of the liability associated with the guarantee and any recourse of the guarantor to recover amounts paid under the guarantee from third parties. FIN 45 rescinds all the provisions of FIN 34, Disclosure of Indirect Guarantees of Indebtedness of Others; as it has been incorporated into the provisions of FIN 45. The provisions of FIN 45 are effective for all guarantees issued or modified subsequent to December 31, 2002. The disclosure requirements of FIN 45 are effective for the financial statements of interim and annual periods ending after December 15, 2002. The Company does not have any significant commitments within the scope of FIN 45, except as discussed in Note 21.

In May 2003, the FASB issued FAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. FAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. FAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of FAS 150 did not have an impact on the consolidated financial statements of the Company. The Restructuring contemplates that all currently outstanding preferred stock will be cancelled.

In December 2003, the SEC issued Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. SAB No. 104 revises or rescinds portions of interpretative guidance on revenue recognition. SAB No. 104 became effective immediately upon release and requires registrants to either restate prior periods or report a change in accounting principle. The adoption of SAB No. 104 did not impact the consolidated financial statements.

Cash and cash equivalents

The Company considers all highly liquid financial instruments with original maturities of three months or less to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market value and have been reduced by an estimated allowance for excess, obsolete and unsaleable inventories. The estimate is based on management’s review of inventories on hand and its age, compared to estimated future usage and sales. Cost is determined using the first-in first-out (FIFO) method. Inventories include the cost of raw materials, packaging, labor and manufacturing overhead, spare parts and distribution costs incurred prior to sale.

Property, plant and equipment

Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets ranging from two to thirty years. Costs that improve an asset or extend its useful life are capitalized, while repairs and maintenance costs are expensed as incurred. Depreciation expense for the years ended December 31, 2003, 2002 and 2001 was $21.5 million, $29.6 million and $28.7 million, respectively.

Depreciable lives for major classes of assets are as follows:

Computers	3-5 years
Furniture and fixtures	2-8 years
Machinery and equipment	3-15 years
Capital lease	5-10 years
Buildings and improvements	20-30 years

Goodwill and other intangible assets

Goodwill and other intangible assets include goodwill, tradenames and various identifiable intangible assets purchased by the Company and are accounted for in accordance with FAS 142. FAS 142 requires the cessation of amortization of goodwill and other indefinite-lived intangibles as of January 1, 2002. The Company performs annual impairment tests at December 31 for these assets as well as interim impairment tests in the event of certain triggering events. At the adoption of FAS 142 on January 1, 2002, the Company determined that, in addition to goodwill, the Company’s tradenames are also indefinite-lived assets. Prior to this determination, the Company had amortized its tradenames over 40 years. The remaining intangible assets consisting primarily of formulas and recipes, and customer lists are classified as finite-lived assets and are being amortized over their remaining useful life. Amortization of other intangible assets, excluding amortization of amounts included in other assets, charged against income for the years ended December 31, 2003 and 2002 was $8.7 million and $6.5 million, respectively. Amortization of goodwill and other intangible assets, excluding amortization of amounts included in other assets, charged against income for the year ended December 31, 2001 was $39.8 million.

Long-lived assets

The Company periodically assesses the net realizable value of its noncurrent assets and recognizes an impairment when the recorded value of these assets exceeds the undiscounted cash flows expected in future periods. Any such impairment is determined by comparing the estimated fair value with the recorded value. Such assessments in 2002 resulted in an adjustment to the value of fixed assets. See Note 14.

Other assets

Other assets consist of deferred loan acquisition costs, systems software, packaging design and plates, and other miscellaneous assets. Deferred loan acquisition costs are being amortized using the effective interest method over the terms of the respective debt, except that on December 8, 2003 such costs associated with the Sub Debt of $9.2 million were expensed as a reorganization item in the statement of operations. Software and packaging design costs are amortized over 5 years and 3 years, respectively, on a straight line basis. Aggregate amortization of deferred loan acquisition costs and other assets charged against income for the years ended December 31, 2003, 2002 and 2001 was $7.5 million, $7.7 million and $8.4 million, respectively.

Revenue recognition

Revenue is recognized upon shipment of product and transfer of title to customers. Sales, returns and allowances and amounts billed to customers for freight and handling are included in net sales. The costs of freight and handling are included in brokerage and distribution expense. Such amounts were $78.3 million, $82.4 million and $81.0 million 2003, 2002 and 2001, respectively.

Disclosure about fair value of financial instruments

The estimated fair market value of the Company’s senior secured debt, senior unsecured promissory notes, senior subordinated notes and bank loan at December 31, 2003, based on market prices, was $668.8 million, $22.7 million, $314.0 million and $7.7 million, respectively. The estimated fair market value of the Company’s senior secured debt, senior unsecured promissory notes and senior subordinated notes at December 31, 2002, based on market prices, was $565.9 million, $16.9 million and $200.0 million, respectively. See Note 10. The book value of the Company’s current assets and current liabilities approximates their fair value.

Derivative instruments

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and SFAS No. 138 (collectively the Statement), on January 1, 2001. As required by the Statement, the Company records all derivative instruments on the balance sheet at their fair value. Changes in the fair value of the derivative instruments are recorded in current earnings or deferred in other comprehensive income, depending on whether a derivative is designated as and is effective as a hedge and on the type of hedging transaction. See Note 16.

Concentration of credit risk

The Company sells its products to retail supermarkets and grocery stores, foodservice operators and other distribution channels. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and had no significant concentration of credit risk at December 31, 2003.

Significant customers

Sales to one of the Company’s customers and its affiliates were approximately 17%, 18% and 14% of net sales in 2003, 2002 and 2001, respectively.

Income taxes

Generally, no income tax benefits associated with the pretax losses have been recorded. The Company records deferred tax expense and liabilities for the differences between the book and tax bases of certain goodwill and indefinite lived intangibles. See Notes 2 and 17. The Company recorded a tax benefit in 2003 for a portion of the goodwill impairment, in addition to a valuation allowance related to any deferred tax assets.

Advertising expenses

Advertising expenses are included in consumer marketing and include the costs to produce, distribute and run print media, television and radio advertising for the Company’s products. Such costs are expensed during the calendar year when first used. Advertising expenses were minimal in 2003, and were approximately $9.2 million and $14.5 million in 2002 and 2001, respectively.

Trade promotion costs

Costs of trade promotions include the costs paid to retailers to promote the Company’s products and are recorded as a reduction of sales. Such costs include amounts paid to customers for space in retailers’ stores (“slotting fees”), amounts paid to incent retailers to offer temporary price reductions in the sale of the Company’s products to consumers and amounts paid to obtain favorable display positions in the retailers’ stores. These incentives are offered to customers in lump sum payments and as rate per unit allowances as dictated by industry norms. The Company expenses slotting fees in the calendar year incurred and expenses other trade promotions in the period during which the promotions occur. The expense recorded necessarily requires management to make estimates and assumptions as to the success of the promotion and the related amounts which will be due to or deducted by the Company’s customers in subsequent periods.

Consumer coupons

Costs associated with the redemption of consumer coupons are recorded at the later of the time coupons are circulated or the related products are sold by the Company, and are reflected as a reduction of net sales. The Company’s liability for coupon redemption costs at the end of a period is based upon redemption estimates using historical trends experienced by the Company. Costs associated with the production and insertion of the Company’s consumer coupons are recorded as a component of consumer promotion expense.

Stock based compensation

At December 31, 2003, the Company has two stock-based employee compensation plans, which are more fully described in Note 23. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees, and its related interpretations. No stock-based employee compensation costs are reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share for the three years ended December 31, 2003, if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (“FAS 123”), Accounting for Stock Based Compensation, to stock-based employee compensation. The following table does not give any effect to the fact that none of the outstanding stock options are currently “in the money” and under terms of the Restructuring will be cancelled along with the outstanding common and preferred stock (in thousands, except per share).

	2003	2002	2001
		(As restated -	(As restated -
		See Note 2	See Note 2

Reported net loss available to common stockholders	$(258,938)	$(514,436)	$(84,234)
Total stock-based employee compensation expense determined under fair value based method for all awards	(2,060)	(3,620)	(5,105)

Pro forma net loss available to common stockholders	$(260,998)	$(518,056)	$(89,339)

Reported basic and diluted loss per share available to common stockholders	$(3.35)	$(7.00)	$(1.16)

Pro forma basic and diluted loss per share available to common stockholders	$(3.38)	$(7.05)	$(1.23)

Other Comprehensive Income (Expense)

Other comprehensive income relates to cash flow hedges recorded in accordance with FAS 133. Accumulated other comprehensive income at December 31, 2002 and 2001 is solely related to the deferral of gains and losses associated with the cash flow hedges.

Note 4—Supplemental cash flow disclosure

Cash interest payments, net of amounts capitalized, in the years ended December 31, 2003, 2002 and 2001, were $85.8 million, $97.8 million and $105.0 million, respectively. Interest totaling $18.6 million due on the Sub Debt during 2003 was not paid (See Note 10). No cash income taxes were paid in the years ended December 31, 2003, 2002 and 2001. Cumulative preferred stock dividends unpaid at December 31, 2003 were $3.8 million and the Restructuring contemplates that all currently outstanding preferred stock and the rights to accumulated dividends will be cancelled.

The following are non-cash investing and financing activities. During the third quarter of 2001, the Company entered into a 10-year lease of a facility for its product development center. This lease has been treated as a capital lease for accounting purposes. Accordingly, the present value of the minimum lease payments of $2.0 million was recorded as property, plant and equipment and as a capitalized lease obligation, the remaining balance of which has been included in debt in the accompanying consolidated balance sheet at December 31, 2002 and in liabilities subject to compromise at December 31, 2003. During the second quarter of 2001, in connection with the settlement of the securities class action and derivative lawsuits, the Company received 3,051,303 shares, valued at $15.7 million, of the Company’s common stock from former management. During May 2001, the Company distributed 465,342 shares of its common stock as settlement for the first $2.5 million of the common stock component of the stockholder settlement, described in Note 15. On September 6, 2002, the Company distributed 5,319,149 shares of common stock to the settlement class as settlement for the remaining $7.5 million of the common stock portion of the stockholder settlement. On October 6, 2003, 449,165 shares of Series A Preferred Stock were converted to 704,363 shares of Common Stock at the option of the holder.

Note 5—Sale of accounts receivable

In April 2000, the Company entered into an agreement to sell, on a periodic basis, specified accounts receivable in amounts of up to $60 million. The facility has subsequently been amended to reduce the maximum amount of receivable sales to $29.2 million and expired on December 15, 2003. Under terms of the receivable sales agreement, receivables have been sold at a discount that effectively yields an interest rate to the purchaser of prime plus 2.5% to 3.0%. The Company sold receivables on a weekly or twice weekly basis and had the ability to sell additional receivables as previously sold receivables were collected. As such, the receivables sale facility effectively acted in a manner similar to a secured revolving credit facility, although it is reflected on the balance sheet as a reduction in accounts receivable and not as debt since the credit risk associated with the collection of accounts receivable sold has been transferred to the purchaser. Accounts receivable as of December 31, 2003 and 2002 are stated net of the proceeds received from the sale of accounts receivable pursuant to the Company’s accounts receivable sales facility in the amount of $0 and $14.8 million, respectively. The total discount on amounts sold in 2003, 2002 and 2001 was approximately $1.3 million, $2.3 million and $3.4 million, respectively, and is included in interest expense.

Note 6—Inventories

Inventories, net of reserves of $2.1 and $9.9 million, respectively, consist of the following:

	December 31,

(In thousands)	2003	2002

Raw materials	$8,855	$11,966
Work in process	109	281
Finished goods	50,997	75,480
Packaging and other supplies	7,686	6,953

	$67,647	$94,680

At December 31, 2003, the Company had commitments to buy raw materials of $13.3 million in 2004 and had no commitments beyond 2004.

During the third and fourth quarters of 2002, the Company recorded additional charges for excess and obsolete inventory of approximately $9.0 million. These charges related to inventory which had become aged, primarily due to certain distribution losses in seafood and declining sales of certain Chef’s Choice products, as well as the Company’s transition plans to reduce operating complexity, to reduce inventories and eliminate a significant number of low volume product offerings.

The Company recorded approximately $10.0 million of charges for excess and obsolete inventory during 2003. Approximately $6.8 million was recorded during the fourth quarter primarily due to revisions of the salvage values of aged products related to Lenders, seafood, and Duncan Hines.

Note 7—Property, plant and equipment

Property, plant and equipment consist of the following:

	December 31,

(In thousands)	2003	2002

Land	$3,294	$3,518
Buildings and improvements	29,719	31,061
Machinery and equipment	216,054	230,283
Furniture and fixtures	3,901	3,932
Capital lease	2,027	1,972
Computer equipment	4,462	4,466
Construction in progress	4,194	1,852

	263,651	277,084
Less accumulated depreciation	(106,113)	(105,514)

	$157,538	$171,570

During 2003, 2002 and 2001, the Company capitalized interest costs of $0.1 million, $0.2 million and $0.1 million, respectively. At December 31, 2003, the Company did not have any significant commitments for facility construction or machinery and equipment purchases. In the fourth quarter of 2002, the Company recorded a charge for permanently impaired fixed assets. See Note 14.

Note 8—Goodwill and other intangible assets

Goodwill and other intangible assets consist of the following:

	December 31,

(In thousands)	2003	2002

Goodwill	$339,171	$559,684
Tradenames	323,080	325,747
Other intangibles	12,359	18,439

	$674,610	$903,870

The changes in the carrying amount of goodwill for the years ended December 31, 2002 and 2003 are as follows:

Balance as of December 31, 2001	$722,288
Impairment loss at adoption of FAS 142	(94,053)
Acquisition accounting adjustment	(3,882)
Impairment loss	(64,669)

Balance as of December 31, 2002	559,684
Impairment loss	(220,513)

Balance as of December 31, 2003	$339,171

The following tables summarize the identifiable intangible assets as of December 31, 2003 and 2002:

	As of December 31, 2003

				Wtd. Avg.
				Remaining
				Amortization
(In thousands)	Gross	Amortization	Net	Period

Intangible assets subject to amortization:
Recipes and formulations	$32,779	$23,890	$8,889	2.4 yrs.
Chef’s Choice tradename	8,000	2,667	5,333	2.0 yrs.
Other	16,385	12,915	3,470	3.4 yrs.

Total	$57,164	$39,472	17,692	2.7 yrs.

Tradenames not subject to amortization			317,747

Net carrying value of identifiable intangible assets			$335,439

	As of December 31, 2002

				Wtd. Avg.
				Remaining
				Amortization
	Gross	Amortization	Net	Period

Intangible assets subject to amortization:
Recipes and formulations	$32,779	$19,838	$12,941	3.4 yrs.
Chef’s Choice tradename	8,000	-	8,000	3.0 yrs.
Other	16,385	10,887	5,498	4.1 yrs.

Total	$57,164	$30,725	26,439	3.6 yrs.

Tradenames not subject to amortization			317,747

Net carrying value of identifiable intangible assets			$344,186

Amortization of other intangible assets, charged against income for the year ended December 31, 2003 was $8.7 million. Estimated annual amortization expense of other intangible assets for the next five years is $7.6 million in 2004, $5.2 million in 2005, $1.7 million in 2006, $1.7 million in 2007, and $0.2 million in 2008.

The Company has set December 31 as the date that it performs its annual impairment test of goodwill and other indefinite-lived intangible assets. Initiation of the Company’s bankruptcy proceedings was a triggering event as defined by FAS 142, requiring the Company to perform an interim impairment test. Independent valuations, using the excess earnings and market comparable approaches indicated that the book value of the goodwill for the Company’s Lender’s, frozen breakfast and baking mixes and frostings reporting units exceeded the fair value of the goodwill for those reporting units by approximately $220.5 million, primarily in the retail segment, which the Company recorded as a charge in the statement of operations. The decline in the fair value of these business units was primarily due to increased competition within the categories in which these brands compete, declining operating results and cash flows during 2003, and revised long term expectations for these brands.

Independent valuations completed as of December 31, 2002, using the excess earnings and market comparable approaches indicated that the book value of the goodwill for the Company’s Lender’s, Celeste and Chef’s Choice reporting units exceeded the fair value of the goodwill for those reporting units by approximately $64.7 million, primarily in the retail segment. In addition, the December 31, 2002 impairment tests indicated that the book value of the Chef’s Choice tradename exceeded its fair value by approximately $2.4 million. Based on these results, the Company recorded a charge for goodwill and tradename impairment in the statement of operations of $67.1 million. The decline in the fair value of these business units was primarily due to increased competition within the categories in which these brands compete, declining operating results and cash flows during 2002, and revised long term plans for these brands.

Due to the impairment of the Chef’s Choice tradename in 2002 and the increased competition within the home meal replacement category, the Company determined that as of January 1, 2003, the life of the Chef’s Choice tradename should be amortized over a finite life of three years.

Note 9— Accrued liabilities

Accrued liabilities consist of the following:

	December 31,

(In thousands)	2003	2002

Marketing and promotion expenses	$23,819	$14,168
Excess leverage and asset sales fees	35,110	-
Interest	9,932	19,021
Brokerage and distribution expenses	5,530	6,804
Employee related expenses	15,726	13,424
Legal and professional	1,789	976
Plant closing expenses (Note 14)	38	2,544
Other	3,610	3,471

	$95,554	$60,408

The Plan requires that the excess leverage and asset sale fees be paid pursuant to an October 13, 2003 amendment to the Senior Secured Debt facility in the amount of $15 million if the reorganization plan is consummated on or prior to March 31, 2004. As consummation on or prior to March 31, 2004 is not totally within the control of the Company, the full amount of the excess leverage and asset sale fees has been recorded and included above.

Note 10— Long term debt

Long term debt consists of the following (dollars in thousands):

	December 31,

	2003	2002

Debtor-in-possession financing
Revolving credit facility of $50,000, due upon consummation of the reorganization plan, but not later than December 6, 2004; floating interest rate at the prime rate plus 2.5%, or alternatively, LIBOR plus 3.5% for interest periods of two weeks or one month, payable monthly in arrears	$-	$-
Senior secured debt
Senior secured tranche A debt; weighted average interest rate of 6.61% at December 31, 2003; principal due in quarterly installments through June 30, 2005; floating interest rate at the prime rate plus 2.75%, or alternatively, the one, three or six month Eurodollar rate plus 3.75% payable monthly or at the termination of the Eurodollar contract interest period	89,030	108,814
Senior secured tranche B debt; weighted average interest rate of 7.11% at December 31, 2003; principal due in quarterly installments through September 30, 2006; before unamortized discount on Supplemental Tranche B of $1,755 at December 31, 2003 and $2,354 at December 31, 2002; floating interest rate at the prime rate plus 3.25%, or alternatively, the one, three or six month Eurodollar rate plus 4.25% payable monthly or at the termination of the Eurodollar contract interest period	399,654	401,446
Senior secured revolving debt; weighted average interest rate of 7.13% at December 31, 2003; principal due June 30, 2005; floating interest rate at the prime rate plus 2.75%, or alternatively, the one, three or six month Eurodollar rate plus 3.75% payable monthly or at the termination of the Eurodollar contract interest period	167,000	153,600
Bank loan
Due on demand promissory note issued December 8, 2003; interest rate equal to the cost of funds to the bank plus 1% or 2.1145% as of December 31, 2003, due on demand payment of principal (equal to market value of the derivative on December 8, 2003; See Note 16)	7,730	-
Senior unsecured promissory notes
Senior unsecured promissory notes issued to related parties June 27, 2002 at a par value of $25,000 less a discount of $3,333; before unamortized discount of $2,408 as December 31, 2003 and $3,049 at December 31, 2002; interest rate of 12% payable each January 1 and July 1; matures October 1, 2006	25,000	25,000

	December 31,

	2003		2002

Senior subordinated notes
Senior subordinated notes issued July 1, 1998 at par value of $200,000; coupon interest rate of 8.75% with interest payable each January 1 and July 1, matures July 1, 2008	200,000			200,000
Senior subordinated notes issued July 1, 1997 at par value of $100,000 plus premium of $2,500; net of unamortized premium of $0 and $1,349 at December 31, 2003 and December 31, 2002, respectively; coupon interest rate of 9.875% with interest payable each August 15 and February 15; matures on February 15, 2007	100,000			100,000
Senior subordinated notes issued February 10, 1997 at par value of $100,000; coupon interest rate of 9.875% with interest payable each August 15 and February 15; matures on February 15, 2007	100,000 1,088,414		100,000 ---------- 1,088,860
	1,767			1,833
Capitalized lease obligations	1,090,181			1,090,693
Less: Unamortized discount on Supplemental Tranche B senior secured debt	(1,755)			(2,354)
Less: Unamortized discount on senior unsecured promissory notes	(2,408	) -		(3,049	) 1,349
Add: Unamortized premium on senior subordinated notes	1,086,018			1,086,639
	(684,293)			(43,259)
Less: Current maturities of long term debt
Less: Amounts classified as liabilities subject to compromise	(401,725	) $-	- ---------- $	1,043,380
Long term debt

Annual principal payments for the next five years and thereafter as proposed in the Plan consist of the following (dollars in thousands):

2004	$1,086,018
2005	-
2006	-
2007	-
2008	-
Thereafter	-

Total	$1,086,018

The following discussion and descriptions of the Company’s long-term debt financing generally does not consider the impact of the Company’s financial restructuring. See Note 1 for descriptions of the Company’s financial restructuring and petition for relief under Chapter 11 of the federal bankruptcy code.

Senior secured debt

The Company’s Senior Secured Debt Facility is with a group of lending institutions that provides for term borrowings of $600 million with quarterly repayments of principal, and a $175 million revolving credit facility, subject to reductions for outstanding letters of credit. At December 31, 2003, adjusting for outstanding letters of credit of $8.0 million, the Company had no unused borrowing availability on the revolving debt portion of the Senior Secured Debt Facility. The Senior Secured Debt Facility requires a commitment fee of 0.50% per annum payable monthly on the unused portions of the revolving debt portion. Borrowings under the Senior Secured Debt Facility are collateralized by substantially all of the assets of the Company.

The Senior Secured Debt Facility, as amended, included restrictive covenants, which for 2003, did not permit additional indebtedness, except for nominal amounts and obligations incurred in the normal course of business, limited capital expenditures to $20.0 million, did not permit the payment of cash dividends and required the Company to maintain minimum levels of EBITDA, as defined.

The Senior Secured Debt Facility which had been amended in 2000, was further amended on February 7, 2001. The amendment included provisions that:

•	further amended the financial covenants for 2001;

•	increased the interest rate spread on borrowings made pursuant to the facility by 0.25%;

•	affirmed the ability of the Company to continue to sell accounts receivable up to a maximum of $60 million; and

•	provided for a further increase in the interest rate spread of 0.25% in the event that the Company did not realize net cash proceeds of $90 million from the sale of assets prior to June 30, 2001.

During the third quarter of 2001, the Senior Secured Debt Facility was amended to provide that for third quarter covenant purposes, the proceeds from an asset sale anticipated to occur in October 2001 would be applied as if it had occurred in the third quarter. In the event that the asset sale did not occur, the Senior Secured Debt Facility was further amended to reset the senior leverage covenant, in return for a contingent fee, in the event that the Company would not otherwise have met its senior leverage covenant. The asset sale did not occur and the amendment was necessary to keep the Company within the senior leverage covenant. Consequently, the Company paid a $428,000 fee in October 2001 to reset the third quarter covenant.

In December 2001 the Company obtained a waiver of its December 31, 2001 maximum leverage and maximum senior leverage financial covenants, subject to meeting newly set maximum amounts, which the Company met.

In February 2002, the Senior Secured Debt Facility was amended, with provisions to allow for the potential issuance of additional senior subordinated notes to replace the current receivables purchase facility and to further amend the financial covenants for periods through March 31, 2003.

In March 2002, the Company received a waiver of a specific technical provision of the Senior Secured Debt Facility which would have otherwise required the Company to prepay approximately $20 million of this facility.

On May 1, 2002, the Senior Secured Debt Facility was further amended to revise certain of the financial covenants for future interim periods in 2002 and to provide for the exclusion of (1) approximately $20.1 million of expenses recorded by the Company in the quarter ended March 31, 2002, and (2) fees and expenses associated with the provisions of the amendment, for purposes of the financial covenant calculations at March 31, 2002 and future periods. In addition, the Company provided a revised 2002 business plan to the Administrative Agent, met with the lenders to discuss the Company’s business and assisted a consultant, chosen by the Administrative Agent and at the Company’s expense, in reviewing the Company’s business plan and trade promotion systems along with cash flow projections and liquidity. As a condition to the amendment, certain entities affiliated with Fenway Partners, Inc. and McCown De Leeuw & Co., Inc. (the “Investors”) entered into a Revolving Loan Subordinated Participation Agreement, pursuant to which they agreed to purchase, on a subordinated basis, a participation of $10 million of the Company’s outstanding revolving loans. The Company issued 718,230 warrants to purchase common stock of the Company at $0.01 per share to these entities affiliated with the Investors as consideration for their willingness to enter into this Participation Agreement. The number of warrants issued for this service was subject to adjustment by the Special Committee of the Board of Directors, in consultation with outside advisors, and was not to exceed 1% of the number of shares of common stock outstanding on May 1, 2002. The warrants expire on April 30, 2012. The warrants were valued on May 1, 2002 at $4.3 million and were expensed during the second quarter as the Revolving Loan Subordinated Participation Agreement was cancelled by the June 27, 2002 credit agreement amendment and the additional financing described below. In August 2002, the Special Committee of the Board of Directors reduced the number of warrants from 718,230 to 300,000, and as a result, the Company recorded a reduction of expense in the third quarter of approximately $2.5 million.

On June 27, 2002, the Company secured commitments for $62.6 million of additional financing and further amended the Senior Secured Debt Facility. The financing package included $37.6 million of Supplemental Tranche B financing that was obtained from new term loans under an amendment to the Company’s existing credit facility with various lenders. The terms and conditions of this financing are identical to the Tranche B Term Loans under the Company’s existing senior credit facility. These Supplemental Tranche B loans were purchased at a discount of approximately $2.6 million. The Company received $35.0 million in proceeds from this additional financing on July 2, 2002. The remaining portion of the financing package consisted of $25 million of Senior Unsecured Promissory Notes issued to the Investors, described below. The Company used the new capital to reduce debt under the senior secured revolving debt facility and for working capital purposes.

The June 27, 2002 amendment to the Senior Secured Debt Facility revised certain of the financial covenants for future periods through September 30, 2003, and provided for the exclusion of fees and expenses associated with the amendment for purposes of the financial covenant calculations at June 30, 2002 and future periods. The amendment also provided for an excess leverage fee of 1.5% of average borrowings under the term loans and revolving credit facility for the period September 30, 2002 through September 30, 2003 and additional pay-in-kind interest of 1% per year on the average borrowings under the term loans and revolving credit facility from the date of the amendment until the date net cash proceeds of $200 million are received, in each case, payable only in the event the Company did not realize net cash proceeds of $200 million from the sale of assets prior to September 30, 2003. The amendment also reduced the maximum amount of receivables subject to sale under the receivable sales agreement from $42.0 million to $30.0 million.

At December 31, 2002, the Company was not in compliance with certain financial covenants of the Senior Secured Debt Facility.

On February 21, 2003 the Senior Secured Debt Facility was further amended. The amendment included provisions that:

•	Further amended the financial covenants for periods through September 30, 2004, which amended or established covenants related to operating performance and certain expense levels, reduced the allowable capital expenditures for 2003 to $20 million and eliminated the financial covenants associated with interest and fixed charge coverage and total and senior debt leverage;

•	waived certain existing defaults of financial covenants;

•	affirmed the ability of the Company to continue to sell accounts receivable up to a maximum of $30 million through September 30, 2003;

•	increased the interest rate spread on borrowings made pursuant to the facility by 0.75%, until such time as the Company has received at least $275.0 million of net cash proceeds from the sale of assets, at which time the increase would be reduced to 0.50%;

•	provided for an excess leverage fee of 3.50% of the aggregate amount of term loan and revolving credit facility borrowings outstanding on the amendment date. Such fee is to be paid out of net cash proceeds from the sale of assets and would not be required if the Company receives net cash proceeds of at least $100.0 million by June 30, 2003 and an additional $125.0 million by September 30, 2003, or failing to meet the June 30, 2003 requirement, if aggregate net cash proceeds of $325.0 million are received by September 30, 2003;

•	provided for an additional fee of 1.75% of the average term loan and revolving credit facility borrowings from the amendment date through February 10, 2004, if the Company has not received an aggregate of $325.0 million from the sale of assets by March 31, 2004;

•	provided for the exclusion of certain expenses, not to exceed $18 million, recorded by the Company in the fourth quarter of 2002 for purposes of the financial covenants at December 31, 2002.

The Company did not meet the asset sale requirements at June 30 or September 30, 2003.

In connection with the Restructuring, the Company elected not to pay the $8.8 million interest payment due on July 1, 2003 on the 1998 Notes, which resulted in a default under its debt agreements. The Company entered into an Amendment and Forbearance, dated as of June 30, 2003 (the “June Bank Amendment”), with lenders holding more than 51% of the term loan and revolving credit facility borrowings under the Senior Secured Debt Facility (the “Requisite Lenders”). The June Bank Amendment included a forbearance by the Requisite Lenders under the Senior Secured Debt Facility providing that such lenders would not exercise any remedies available under any of the Loan Documents (as such term is defined in the Senior Secured Debt Facility) solely as a result of any potential or actual event of default arising under the terms of the Senior Secured Debt Facility by virtue of the Company’s failure to make the scheduled interest payment on the 1998 Notes. As a result of this non-payment, the Company has classified all of its outstanding debt as current liabilities.

Subsequently, also in connection with the Restructuring, the Company elected not to pay the $9.8 million interest payment due on August 15, 2003 on the 1997 Notes, which resulted in a default under its debt agreements. Subsequent to entering into the June Bank Amendment, the Company entered into two other forbearance agreements with the Requisite Lenders with respect to its election to withhold payment of interest when due on each series of its outstanding Senior Subordinated Notes. On July 30, 2003, the Company entered into an Amendment, Forbearance and Waiver (the “July Bank Amendment”) that (i) extended the original forbearance granted under the June Bank Amendment, (ii) provided for the forbearance by the Requisite Lenders from exercising remedies under the Senior Secured Debt Facility arising from the potential failure to pay interest on the Senior Subordinated Notes and (iii) provided for a waiver of any default under the Senior Secured Debt Facility arising from the failure by the Company to conduct certain conference calls with, and provide certain progress reports to the Requisite Lenders with respect to the Company’s asset sales. Additionally, on July 31, 2003, the Company entered into a forbearance agreement with noteholders possessing a majority of the outstanding principal amount of the Senior Subordinated Notes whereby such noteholders agreed to forbear from exercising any remedies available to them under any of the indentures governing the Senior Subordinated Notes solely as a result of any potential or actual event of default arising by virtue of the Company’s failure to make any scheduled interest payments on the Senior Subordinated Notes. By their terms, both forbearance agreements expired on September 15, 2003.

Since the expiration of the forbearance agreements on September 15, 2003, the Requisite Lenders and the holders of the Senior Subordinated Notes have continued to forbear from exercising remedies available to them under any of the indentures, except for the senior lenders’ right to receive the Post-Default interest rate (as such term is defined in the Senior Secured Debt Facility) on the Company’s senior indebtedness. The Post-Default interest rates are 2% per annum in excess of interest rates otherwise payable on base rate loans, as defined. The Post-Default interest rates continued in effect until December 8, 2003, the commencement of the bankruptcy proceeding.

The restatement (as discussed in Note 2) would have resulted in a technical default under the Senior Secured Debt Facility. However, on August 14, 2003, the Company entered into a Waiver and Forbearance with the Requisite Lenders, which (i) extended the forbearance granted under both the June Bank Amendment and the July Bank Amendment through September 15, 2003, and (ii) provided for a waiver of any default under the Senior Secured Debt Facility arising in connection with any failure by the Company to deliver financial statements prepared in conformity with GAAP (as a result of the restatement) and without a “going concern” qualification for the fiscal years ended December 31, 2002 and 2001, as well as interim months and quarters.

In connection with the execution of the Letter of Intent, the Company entered into an Amendment and Forbearance with the Requisite Lenders that, among other things, provided for (i) a reduction in the leverage and asset sale fees under the Senior Secured Debt Facility to an aggregate of $15 million in the event that certain conditions are satisfied, including the payment in full in cash of the Company’s obligations under the Senior Secured Debt Facility by March 31, 2004, (ii) an increase in the leverage and asset sale fees under the Senior Secured Debt Facility to 5.25% of the aggregate amount outstanding in the event that the Senior Secured Debt Facility is not paid in full by March 31, 2004, and (iii) the forbearance by the Requisite Lenders from exercising remedies under the Senior Secured Debt Facility arising from the Company’s failure to make interest payments on its Senior Subordinated Notes or failure to make principal payments under the Senior Secured Debt Facility. By its terms, the forbearance agreement expired on December 1, 2003, or earlier upon the happening of certain other events.

Senior unsecured promissory notes

The Company’s additional financing package completed on June 27, 2002 included $25 million of financing in the form of the Senior Unsecured Promissory Notes from certain entities affiliated with the Investors. The Notes mature October 1, 2006, and accrue interest at the rate of 12% per annum, payable semi-annually. Any unpaid interest accrues at a default rate of the applicable interest rate plus 2% per annum and will be payable at maturity. The Notes were purchased at a discount of $750,000. In addition to the cash discount, as part of the senior unsecured note agreement, the Investors received warrants from the Company to purchase 2.1 million shares of common stock of the Company at $0.01 per share. The warrants were issued on July 8, 2002 and expire on July 7, 2012. A value of approximately $2.6 million was assigned to the warrants, which was recorded as additional debt discount in the third quarter of 2002, and is being amortized as additional interest expense over the life of the debt. The Company received $15 million, less applicable discount, from the Investors on June 27, 2002, with the remaining $10 million, less applicable discount, received on July 2, 2002. In consideration of the $25 million financing provided by the Investors, the Revolving Loan Subordinated Participation Agreement, entered into on May 1, 2002 was terminated. The Company did not pay the cash interest due on the Senior Unsecured Promissory Notes at January 1, 2003 or July 1, 2003, and as a result, interest on the unpaid interest accrued at the default rate prior to December 8, 2003, the bankruptcy filing date, after which interest was stayed by the bankruptcy proceeding.

Senior subordinated notes

On February 10, 1997, the Company issued $100.0 million of senior subordinated notes. On July 1, 1997, the Company issued $100.0 million of senior subordinated notes at a premium in the amount of $2.5 million. The unamortized balance of the premium on these at December 31, 2003 and 2002 was $0 and $1.3 million, respectively, as the premium was written off as a reorganization item as of the bankruptcy filing date.

The Company may redeem the two notes issued in 1997 at any time after February 15, 2002, at the redemption price together with accrued and unpaid interest. Upon a Change in Control (as defined), the Company had the option at any time prior to February 15, 2002 to redeem the Notes at a redemption price of 100% plus the Applicable Premium (as defined), together with accrued and unpaid interest. If the Company has not redeemed the Notes and if a Change of Control occurs after February 15, 2002, the Company is required to offer to repurchase the Notes at a price equal to 101% together with accrued and unpaid interest.

On July 1, 1998, the Company issued $200.0 million of senior subordinated notes (the “1998 Notes”). The Company may redeem the 1998 Notes at any time after July 1, 2003, at the redemption price together with accrued and unpaid interest. In addition, the Company may redeem $70.0 million of the 1998 Notes at any time prior to July 1, 2003 subject to certain requirements, with the cash proceeds received from one or more Subsequent Equity Offerings (as defined), at a redemption price of 108.75% together with accrued and unpaid interest. Upon a Change in Control (as defined), the Company has the option at any time prior to July 1, 2003, to redeem the 1998 Notes at a redemption price of 100% plus the Applicable Premium (as defined), together with accrued and unpaid interest. If the Company has not redeemed the 1998 Notes and if a Change of Control occurs after July 1, 2003, the Company is required to offer to repurchase the 1998 Notes at a price equal to 101% together with accrued and unpaid interest.

The senior subordinated note indentures include restrictive covenants, which limit additional borrowings, cash dividends, sale of assets, mergers and the sale of stock. As a result of the adjustments to the Company’s unaudited interim financial results for the first, second and third quarters of 1999 and the third quarter of 1998, and adjustments to its audited financial results for the year ended December 1998, the Company was in default under its indentures.

During the third quarter of 2000, the Company solicited and received sufficient consents from holders of its senior subordinated notes to amend certain provisions and waive certain events of default under its indentures. As a result of the Consent Solicitation, the senior subordinated indentures were amended to, among other things, increase the redemption price payable upon optional redemption of the notes by the Company, allow the Company to refinance its outstanding debt, and permit the Company to incur additional indebtedness. Pursuant to the terms of the Consent Solicitation, the Company issued, effective September 20, 2000, an aggregate of 6,965,736 shares of common stock to the senior subordinated note holders who participated in the consent solicitation.

The common stock issued in connection with the consent solicitation noted above was valued by the Company at the closing market price on September 20, 2000, less a 12.5% discount to reflect that the shares are subject to transfer restrictions under securities laws. The total increase to common stock and paid-in-capital of $21.7 million was allocated, based on independent valuations, to other assets as deferred financing costs ($4 million), with the balance ($17.7 million) recorded as other financial, legal and accounting expense in the accompanying consolidated statement of operations.

No interest was paid in 2003 on the senior subordinated notes subsequent to June 30, 2003 and as a result, the Company was in default of the covenants of the indentures. See the discussion under the Senior Secured Debt section earlier in this note.

Bank loan

Pursuant to the terms of the outstanding derivative agreement (See Note 16), the bankruptcy filing caused the remaining obligation under the agreement to become due and payable. Payment of this obligation was stayed by the bankruptcy filing and the obligation was converted to a loan to JP Morgan Chase Bank, with the interest rate equal to the cost of funds to the bank plus 1%.

Interest rate agreements

See Note 16.

Note 11— Preferred stock

In September 2000, the Company issued to certain entities affiliated with current stockholders, in exchange for $15 million, 3,750,000 shares of Series A Convertible Cumulative Preferred Stock (“Series A Preferred Stock”), in connection with the senior subordinated noteholders consent solicitation (see Note 10). The shares have a par value of $0.01 per share, pay a cumulative dividend in arrears of 8% and have a liquidation preference value of the greater of (i) $4.00 per share, plus accumulated dividends, if any, plus any unpaid dividends since the last dividend payment date or (ii) the amount payable with respect to the number of shares of Common Stock into which the shares of Preferred Stock plus accumulated dividends, if any, plus any unpaid dividends since the last dividend payment date could be converted (assuming the conversion of all outstanding shares of Preferred Stock immediately prior to the liquidation).

The Series A Preferred Stock is convertible into the number of shares of Common Stock equal to $4.00 plus accumulated dividends, if any and unpaid dividends since the last payment date, divided by the initial conversion price of $3.35 (the “Conversion Price”). The Conversion Price is subject to adjustment for equity issuances by the Company at a price per share less than the Conversion Price. The issuance of warrants on May 1, 2002 (as adjusted) and July 8, 2002, as described in Note 10, activated certain anti-dilution provisions of the Company’s convertible preferred stock. Due to the issuance of warrants, the conversion price used in the calculation to convert the preferred stock liquidation preference value into shares of the Company’s common stock, if converted, was reduced from $3.35 per share to $3.24 per share. Based on the liquidation preference value at December 31, 2002, these changes would result in the issuance of approximately 5.5 million additional common shares, if converted. On October 6, 2003, 449,165 shares of Series A Preferred Stock were converted to 704,363 shares of Common Stock at the option of the holder.

The Series A Preferred Stock converts at the Company’s option into shares of Common Stock in the event the Common Stock trades for 10 consecutive days at a price that is in excess of 200% of the Conversion Price. Preferred dividends, to the extent they are paid, will be paid in the form of additional Preferred Stock until such time as the restrictions on payments of dividends contained in the senior secured debt agreements are no longer in effect, at which time the Company will consider how future dividends will be paid. The Plan contemplates that all currently outstanding preferred stock will be cancelled along with the unpaid accumulated preferred dividends which were $3.8 million and $2.9 million, respectively at December 31, 2003 and 2002.

Note 12— Common stock warrants

On May 1, 2002, the Company issued 300,000 warrants, as adjusted, to purchase common stock of the Company at $0.01 per share to entities affiliated with the Investors as consideration for their willingness to enter into the Revolving Loan Subordinated Participation Agreement. The warrants expire on April 30, 2012. See Note 10.

As part of the senior unsecured promissory note agreement, entities affiliated with the Investors received warrants from the Company to purchase 2.1 million shares of common stock of the Company at $0.01 per share. The warrants were issued on July 8, 2002 and expire on July 7, 2012. See Note 10.

The Plan contemplates that all common stock and outstanding common stock options and warrants will be cancelled at the completion of the Restructuring.

Note 13— Administrative restructuring, retention and divestiture costs

On April 3, 2003, the Company announced that it had restructured its corporate organization and reduced its corporate staff by approximately 75 positions through terminations and the elimination of open positions. Affected employees are receiving severance pay in accordance with the Company’s policies. In addition, retention bonuses were awarded to certain key employees who remain with the Company through June 1, 2004. The Company expects the restructuring, staff reductions and retention bonuses to result in a charge of approximately $7.0 million during periods through May 2004, and the cash impact in 2003 is approximately $5.0 million. For the year ended December 31, 2003, the Company recorded $5.6 million as administrative restructuring and retention charges associated with this program.

During 2002, the Company engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. as joint financial advisors to assist it in reviewing a range of strategic alternatives, including the sale of one or more of the Company’s lines of business, with the net cash proceeds from any such sale being used to repay senior secured debt. J.P. Morgan Securities Inc. is an affiliate of JP Morgan Chase Bank, Administrative Agent and lead Lender under the Company’s senior secured debt agreements. The focus of the divestiture process had been on the Company’s frozen foods businesses, including Van de Kamp’s and Mrs. Paul’s frozen seafood, Aunt Jemima frozen breakfast, Celeste frozen pizza and Chef’s Choice frozen skillet meals. As of December 31, 2003, the Company had expensed approximately $2.4 million of legal, accounting and investment banking costs related to the divestiture process. The Company’s engagement of J.P. Morgan Securities Inc. as financial advisor has been terminated and its engagement with Merrill Lynch, Pierce, Fenner & Smith Incorporated as financial advisor will be terminated as of the date of closing of any specified transaction involving J.W Childs Associates, L.P. or any of its affiliates, including the closing of the transactions contemplated under the Merger Agreement.

Note 14— Plant closure and asset impairment charges

In May 2002, the Company announced its intention to close its West Seneca, New York, Lender’s bagel manufacturing facility. As a result of this decision, production at West Seneca ceased on May 31, 2002, with the formal closing on July 2, 2002. The closing resulted in the elimination of all 204 jobs. Affected employees received severance pay in accordance with the Company’s policies and union agreements. The Company recorded charges of $32.4 million during 2002 in connection with the shutdown of the West Seneca facility. The non-cash portion of the charges was approximately $28.2 million and is attributable to the write-down of property, plant and equipment, with the remaining $4.2 million of cash costs related to severance and other employee related costs of $3.0 million, and other costs necessary to maintain and dispose of the facility of $1.2 million. During the year ended December 31, 2003, the Company paid $0.1 million in severance and related costs and $0.6 million of other costs related to closing and sale of the facility. Adjustments of $0.1 million were made in 2003 to recorded liabilities and there is no remaining liability at December 31, 2003.

On October 30, 2002, the Company announced its intention to close its Yuba City, California facility where the Company manufactured specialty seafood and Chef’s Choice products. As a result of this decision, production at the Yuba City facility ceased in early 2003. The closing resulted in the elimination of all 155 jobs. Affected employees received severance pay in accordance with the Company’s policies. As a result the Company recorded a charge of $6.7 million during the fourth quarter of 2002. The non-cash portion of the charge of approximately $4.9 million was attributable to the write-down of property, plant and equipment. The remaining $1.8 million of cash costs was related to severance and other employee related costs of $0.9 million and other costs necessary to maintain and dispose of the facility of $0.9 million. During the year ended December 31, 2003, the Company paid $0.9 million in severance and other employee related costs and $0.3 million in facility related costs. Approximately $3.0 million was recorded as an adjustment to the recorded liabilities and recorded in plant closures on the consolidated statement of operations as a result of higher than expected proceeds from the disposition of the assets. The remaining liability of as of December 31, 2003 is less than $0.1 million and is expected to be paid during 2004.

During the fourth quarter of 2002, the Company completed a strategic assessment of its existing capacity in relation to the Company’s future operational plans. Based upon that assessment, the Company recorded a charge of approximately $14.1 million for fixed assets determined to be permanently impaired. The impaired fixed assets represent a broad range of fixed assets across all business lines located at various facilities. Assets determined to be impaired were written down to their estimated realizable value, and the Company disposed of these impaired assets. The ultimate salvage value of these assets, net of disposal costs, was not significant.

Note 15— Other financial, legal, accounting and consolidation expenses

As a result of the investigation into the Company’s accounting practices, the resulting restatement of its 1998 and 1999 financial statements, litigation, governmental proceedings, defaults under its loan agreements and related matters (see Notes 10 and 21), the Company has received shares of common stock from former management, recorded settlement obligations and has incurred legal and accounting expenses, charges to obtain waivers on its events of default and charges related to amending its financing facilities. Such costs, totaled $47.4 million in 2000, including a non-cash $17.7 million charge associated with the issuance of common stock to certain holders of the Company’s senior subordinated debt. On January 16, 2001, the Company announced that it reached a preliminary agreement to settle the securities class action and derivative lawsuits pending against the Company and its former management team in the U.S. District Court in the Northern District of California. On March 1, 2001, Stipulations of Settlement for the Securities class action and derivative lawsuits were entered into in the U.S. District Court in the Northern District of California to fully resolve, discharge and settle the claims made in each respective lawsuit. On May 11, 2001, the United States District Court for the Northern District of California approved the settlement.

Under the terms of the agreement, Aurora was required to pay the class members $26 million in cash and $10 million in common stock of the Company. On March 2, 2001, the Company entered into definitive settlement agreements with certain members of former management to transfer to the Company between approximately 3 million and 3.6 million shares of common stock of the Company, in consideration for a resolution of any civil claims that the Company may have, and partially conditioned upon future events and circumstances. The cash component of the settlement was funded entirely by the Company’s insurance in the fourth quarter of 2001. During the second quarter of 2001, in connection with the settlement of the securities class action and derivative lawsuits, the Company received 3,051,303 shares, valued at $15.7 million, of the Company’s common stock from former management. These shares served as a partial recovery of losses and were recorded as Treasury Stock at an amount equal to the market value of the shares of $5.13 per share at the date the settlement was confirmed by the court. In addition, the Company recorded a liability for the value of the shares required to be distributed to members of the shareholder class in the amount of $10.0 million and recorded accruals of $1.9 million for estimated remaining costs to be incurred to complete all of the Company’s obligations under terms of the settlement agreements. As a result, a pretax net gain of approximately $3.8 million was recorded. During May 2001, the Company distributed 465,342 shares of its common stock as settlement for the first $2.5 million of the common stock component of the settlement. On September 6, 2002, the Company distributed 5,319,149 shares of common stock to the settlement class as settlement for the remaining $7.5 million of the common stock portion of the settlement, following completion of the claims processing by the third-party claims administrator appointed by the court. This distribution was comprised of the remaining 2,586,041 shares held in treasury that had been received from former management, and 2,733,108 additional shares issued by the Company. This distribution, in conjunction with the distribution of 465,342 shares in May 2001, finalized the Company’s obligations under the shareholder settlement agreement.

Note 16— Derivative instruments

The Company maintained an interest rate risk management strategy that uses derivative instruments to minimize significant, unanticipated earnings fluctuations caused by interest rate volatility. The Company’s specific goals are (1) to convert a portion of its variable-rate debt to fixed-rate debt and (2) to offset a portion of the unrealized appreciation or depreciation in the market value of its fixed-rate debt caused by interest rate fluctuations.

In accordance with the senior bank facilities, the Company was required through November 1, 2002, to use derivative instruments to the extent necessary to provide that, when combined with the Company’s senior subordinated notes, at least 50% of the Company’s aggregate indebtedness is subject to either a fixed interest rate or interest rate protection agreements.

The Company entered into two types of derivative contracts: (1) the hedge of the fair value of a recognized asset or liability (“fair value hedge”) and (2) the hedge of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”). The Company recognizes all derivatives on the balance sheet at their fair value. Changes in the fair value of derivatives that are highly effective and have been designated and qualify as a fair value hedges are recorded in current period earnings, along with gains or losses on the related hedged assets or liabilities. Changes in the fair value of derivatives that are highly effective and have been designated and qualify as cash flow hedges are recorded in other comprehensive income, until earnings are affected by the variability of cash flows.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet. The Company also assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the fair values or cash flows of hedged items.

When the Company determines that a derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item, the Company will discontinue hedge accounting prospectively. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, the derivative will continue to be carried on the balance sheet at its fair value, and the hedged asset or liability will no longer be adjusted for changes in its fair value. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective cash flow hedge, the derivative will continue to be carried on the balance sheet at its fair value, with changes in its fair value recognized in current period earnings.

The Company does not use derivative financial instruments for trading or speculative purposes. In accordance with the senior bank facilities, the Company was required to enter into interest rate protection agreements to the extent necessary to provide that, when combined with the Company’s senior subordinated notes, at least 50% of the Company’s aggregate indebtedness is subject to either a fixed interest rate or interest rate protection agreements.

At December 31, 2003, the Company was no longer a party to any interest rate agreements. The Company’s fixed to floating interest rate swap agreement with a notional principal amount of $150 million expired on March 17, 2003, when the Company made a final payment to the counterparty, JP Morgan Chase Bank, for $1.7 million. The Company’s interest rate collar agreement was converted into a fixed bank note of $7.7 million which was equal to the fair market value of the collar agreement as of the bankruptcy filing date and will be repaid upon completion of the Restructuring.

During 2003 and 2002, the Company made payments under interest rate agreements of $9.6 million and $13.2 million, respectively.

Risks associated with the interest rate agreements include those associated with changes in market value and interest rates. At December 31, 2002, the fair value of the Company’s interest rate agreements was a liability of $15.8 million and is reflected in other liabilities in the December 31, 2002 consolidated balance sheet.

During fiscal years 2003, 2002 and 2001, the Company recognized a net loss of $1.4 million, $12.1 million and $10.6, respectively, related to its ineffective interest rate collar agreement (reported as adjustment of value of derivatives in the Consolidated Statements of Operations). Recorded amounts related to the Company’s fair value hedge in 2003 and 2002 were immaterial.

Note 17— Income taxes

The provision for income taxes is summarized as follows (in thousands):

	Years ended December 31,

	2003	2002	2001
		(As restated -	(As restated -
		See Note 2)	See Note 2)

Current tax liability (benefit):
Federal	$-	$-	$-
State	-	-	-

Total current benefit	-	-	-
Deferred tax liability (benefit):
Federal	(87,276)	(55,688)	(7,893)
Federal valuation allowance	63,565	154,022	55,481
State	(15,608)	(9,960)	1,065
State valuation allowance	11,367	27,544	9,921

Total deferred expense (benefit)	(27,952)	115,918	58,574

Total income tax expense (benefit)	$(27,952)	$115,918	$58,574

Deferred tax assets (liabilities), representing the tax effects of the difference between amounts recognized for book and tax purposes, consist of the following:

	December 31,

	2003	2002
		(As restated -
		See Note 2)

Deferred tax assets:
Accounts receivable	$902	$399
Inventory	1,620	4,272
Accrued expenses	21,980	10,019
Derivative instruments	-	5,986
State tax credit	1,350	1,350
Goodwill and other intangible assets	81,599	65,352
Loss carryforwards	281,738	245,612

	389,189	332,990
Valuation allowance	(356,355)	(301,142)

Net deferred tax assets	32,834	31,848

Deferred tax liabilities:
Goodwill and other intangible assets	(67,935)	(94,491)
Depreciation	(28,325)	(27,907)
Other	(4,509)	(3,941)

Deferred tax liabilities	(100,769)	(126,339)

Net deferred tax liability	$(67,935)	$(94,491)

At December 31, 2003, the Company had a federal net operating loss carryforward (NOL) of approximately $746.8 million. The net operating loss can be used to offset future taxable income and expires in 2010 through 2023. The Company is a loss corporation as defined in section 382 of the Internal Revenue Code. Therefore, if certain substantial changes of the Company’s ownership should occur as contemplated by the Restructuring, there could be significant annual limitations of the amount of net operating loss carryforward which can be utilized. The net operating loss carryforward and the respective years of expiration are as follows (in thousands):

NOL Expires	Loss Amount

2010	$2,430
2011	10,227
2012	13,432
2018	94,293
2019	103,406
2020	166,463
2021	52,394
2022	174,742
2023	129,424

$746,811

Effective as of December 31, 2001, management determined that it was no longer more likely than not that the Company would be able to realize its deferred tax assets. This conclusion was reached due to recent cumulative pretax losses and the financial reporting requirements of FAS 109. As a result, the Company cannot anticipate future earnings as a means to realize the deferred tax assets. Accordingly, the Company has determined that, pursuant to the provisions of FAS 109, deferred tax valuation allowances are required on those deferred tax assets. The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following differences (in thousands):

	Years ended December 31,

	2003	2002	2001

		(As restated -	(As restated -
		See Note 2)	See Note 2)
Income tax benefit at U.S. statutory rate	$(99,944)	$(59,155)	$(8,543)
Increase (decrease) in tax resulting from:
Non-deductible goodwill	7,862	38	943
State taxes, net of federal taxes	(10,862)	(6,466)	692
Other, net	60	(65)	80
Valuation allowance	74,932	181,566	65,402

Total income tax (benefit) expense	$(27,952)	$115,918	$58,574

Note 18— Leases

The Company leases certain facilities, machinery and equipment under operating and capital lease agreements with varying terms and conditions. The leases are noncancellable and expire on various dates through 2011. Obligations pursuant to the capital leases of the Company’s product development facility which are expected to be rejected at the completion of the Restructuring are included in liabilities subject to compromise at December 31, 2003 and are included in the Consolidated Balance Sheet as part of debt at December 31, 2002 (see Note 10). In addition, the operating lease of the Company’s corporate headquarters is also expected to be rejected at the completion of the Restructuring. Operating lease commitments associated with the Company’s unused office space in Columbus, Ohio, in excess of estimated sublease revenue, have been expensed as part of Columbus consolidation costs in the accompanying consolidated statements of operations.

Future annual minimum lease payments under these leases prior to certain leases being rejected are summarized as follows (in thousands):

	Operating Leases

	Total	Sublease	Net	Capital Lease
Years ending December 31,	Commitments	Rentals	Commitments	Commitments

2004	$2,089	$(79)	$2,010	$368
2005	1,659	-	1,659	368
2006	1,522	-	1,522	381
2007	1,603	-	1,603	419
2008	1,593	-	1,593	419
Thereafter	4,379	-	4,379	1,139

	$12,845	$(79)	$12,766	$3,094

Less amounts representing:
Executory Costs				(515)
Interest				(857)

				$1,722

Rent expense for the years ended December 31, 2003, 2002 and 2001 was $2.4 million, $2.4 million and $1.8 million, respectively.

Note 19— Savings and benefit plans

The Company offers a retirement savings plan to employees in the form of a 401(k) plan. Under the 401(k) plan, employee contributions of up to 6% of total compensation, subject to certain tax law limitations, are matched by Company contributions of up to 5% of total compensation, which are fully vested at the time of contribution. Additional contributions of 4% of eligible compensation are made on behalf of all employees on an annual basis. These contributions vest ratably over the first five years of employment. Effective March 6, 2004, the plan was amended to terminate sections of the plan providing for the additional 4% contribution and as a result, all contributions became fully vested. None of the contributions to the Company’s retirement savings plan are in the form of the Company’s common stock. Company employees have the opportunity to purchase limited amounts of the Company’s common stock through the Employee Stock Purchase Plan (see Note 21) and are not restricted in their sale of such stock except during applicable insider trading black-out periods. The Company recorded expense for the 401(k) and the additional contributions for the years ended December 31, 2003, 2002 and 2001, of $4.3 million, $4.8 million and $4.5 million, respectively.

Note 20— Related party transactions

On April 19, 2000, the Company entered into an agreement pursuant to which The Chase Manhattan Bank, now JP Morgan Chase Bank, agreed to purchase from time to time certain of the Company’s accounts receivable. The agreement was last amended as of June 28, 2002. During 2003, the agreement provided that the amount of purchased and uncollected accounts receivable outstanding at any given time is not to exceed $30 million. Funds affiliated with Fenway Partners, Inc. (“Fenway”), whose partners include Messrs. Richard C. Dresdale, Andrea Geisser and Peter Lamm (all directors of the Company), McCown De Leeuw & Co., Inc. (“MDC”), whose managing directors include Messrs. George E. McCown, Robert B. Hellman, Jr. and John

E. Murphy (all directors of the Company), and UBS Capital LLC (“UBS Capital”) (Mr. Charles J. Delaney, a former director of the Company and formerly president of UBS Capital Americas) agreed to participate, on a subordinated basis, in not less than 15% of this accounts receivable transaction. UBS Capital withdrew from the agreement on September 30, 2003, and the maximum amount of receivables outstanding under the program was reduced to $29.2 million. The purchase price is calculated to include a customary discount to the amount of the receivables purchased. The Company has agreed to pay customary fees in connection with this accounts receivable transaction. This agreement with JP Morgan Chase Bank expired on December 15, 2003.

On September 20, 2000, the Company issued 3,750,000 shares of its Series A Convertible Cumulative Preferred Stock (“Series A Preferred Stock”) to certain existing stockholders including funds affiliated with Fenway, MDC and UBS Capital at a price of $4.00 per share for an aggregate offering price of $15,000,000. The Series A Preferred Stock is convertible into the number of shares of Common Stock equal to $4.00 plus accumulated dividends, if any, and unpaid dividends since the last dividend payment date divided by the initial conversion price of $3.35 (the “Conversion Price”). The Conversion Price is subject to adjustment for equity issuances by the Company at a price per share less than the Conversion Price. The issuance of warrants on May 1, 2002 (as adjusted) and July 8, 2002, as described in Note 10, activated certain anti-dilution provisions of the Company’s convertible preferred stock. Due to the issuance of warrants, the conversion price used in the calculation to convert the preferred stock liquidation preference value into shares of the Company’s common stock, if converted, was reduced from $3.35 per share to $3.24 per share. The Series A Preferred Stock converts at the Company’s option into shares of Common Stock in the event the Common Stock trades for 10 consecutive days at a price that is in excess of 200% of the Conversion Price. The Plan contemplates the cancellation of all shares of the Series A Preferred Stock without any distributions with respect thereto. See Notes 1 and 11.

In connection with the May 1, 2002 amendment to the Company’s senior secured debt agreement, certain entities affiliated with Fenway Partners, Inc. and McCown De Leeuw & Co. (the “Investors”) agreed to purchase on a subordinated basis, a participation of $10 million of the Company’s outstanding revolving loans. The Company issued 718,230 warrants to purchase common stock of the Company at $0.01 per share to these entities affiliated with the Investors as consideration for their willingness to enter into this Participation Agreement. The number of warrants issued for this service was subject to adjustment by the Special Committee of the Board of Directors, in consultation with outside advisors, and was not to exceed 1% of the number of shares of common stock outstanding on May 1, 2002. The warrants expire on April 30, 2012. The warrants were valued on May 1, 2002 at $4.3 million and were expensed during the second quarter of 2002 as the Revolving Loan Subordinated Participation Agreement was cancelled by the June 27, 2002 credit agreement amendment and the additional financing. In August 2002, the Special Committee of the Board of Directors reduced the number of warrants from 718,230 to 300,000, and as a result, the Company recorded a reduction of expense in the third quarter of 2002 of approximately $2.5 million. The Plan contemplates the cancellation of all warrants to purchase common stock of the Company without any distributions with respect thereto. See Notes 1 and 10.

On June 27, 2002, the Company secured commitments for $62.6 million of additional financing and further amended the senior secured debt agreement. The financing package included $25 million in the form of Senior Unsecured Promissory Notes from certain entities affiliated with the Investors. The Senior Unsecured Promissory Notes mature October 1, 2006, and accrue interest at the rate of 12% per annum, payable semi-annually. Any unpaid interest will accrue at a default rate of the applicable interest rate plus 2% per annum and will be payable at maturity. The Senior Unsecured Promissory Notes were purchased at a discount of $750,000. In addition to the discount, as part of the senior unsecured note agreement the Investors received warrants from the Company to purchase 2.1 million shares of common stock of the Company at $0.01 per share. The warrants were issued on July 8, 2002 and expire on July 7, 2012. A value of approximately $2.6 million was assigned to the warrants which was recorded as additional debt discount in the third quarter of 2002, and is being amortized as additional interest expense over the life of the debt. The Company received $15 million, less applicable discount, from the Investors on June 27, 2002, with the remaining $10 million, less applicable discount, received on July 2, 2002. In consideration of the $25 million financing provided by the Investors, the Revolving Loan Subordinated Participation Agreement, entered into on May 1, 2002 was terminated. The Plan contemplates that the holders of the Senior Unsecured Promissory Notes will be paid in full in cash, in respect of principal and interest, but will not receive approximately $1.9 million of unamortized original issue discount. See Notes 1 and 10.

On August 28, 2002, Dale F. Morrison became the Chairman of the Board and interim Chief Executive Officer of the Company. Mr. Morrison is employed by Fenway Partners Resources, Inc. Fenway Partners Resources, Inc. is affiliated with Fenway Partners Capital Fund, L.P. and Fenway Partners Capital Fund II, L.P., which are shareholders of the Company. Mr. Morrison earned $70,455, for his work with the Company from August 28, 2002 to December 31, 2002. This salary was paid to Mr. Morrison by Fenway Partners Resources, Inc., as a consultant to the Company. Fenway Partners Resources, Inc. charged to the Company the $70,455 it paid to Mr. Morrison for his services.

In January 2003, Mr. Morrison became an employee of the Company, but remains affiliated with Fenway.

In February 2004, the Compensation and Independent Committees of the Board of Directors approved a management retention plan in which Mr. Morrison and two Fenway employees that have provided consulting services to the Company at no cost, will receive at the time of completion of the Restructuring, a combined total of up to $2.6 million.

The Company entered into agreements in 1998 pursuant to which it agreed to pay transaction fees to each of Fenway, MDC III and Dartford Partners, an entity affiliated with the Company’s former chairman, of 0.333% of the acquisition price for future acquisitions by the Company. The Dartford agreement terminated upon the resignation of Mr. Wilson on February 17, 2000. The acquisition price is the sum of (i) the cash purchase price actually received by the seller, (ii) the fair market value of any equity securities issued by the seller, (iii) the face value of any debt securities issued to the seller less any discounts, (iv) the amount of liabilities assumed by the Company plus (v) the fair market value of any other property or consideration paid in connection with the acquisition, with installment or deferred payments to be calculated using the present value thereof.

The Company and certain stockholders of the Company have entered into the Securityholders Agreement, which provides for certain rights, including registration rights of the stockholders.

On July 7, 1999, Mr. Thomas O. Ellinwood, Executive Vice President, Aurora Brands, in connection with the tax liability associated with certain equity issuances to him, executed a secured promissory note payable on demand by the Company in the amount of $501,571 in favor of the company. If Mr. Ellinwood sells his shares of the Company’s Common Stock, he must repay his note. Mr. Ellinwood’s employment with the Company ended in April 2003 and the Company agreed that it would not require repayment of the note for a minimum period of 18 months. The interest payable on the note is reset annually on July 1st. The interest rate for the year ending June 30, 2004 is 1.23%. Mr. Ellinwood now contests his personal liability with reference to this note payable. The Company fully intends to pursue collection.

Note 21— Commitments and contingent liabilities

Litigation

During 2000, the Company was served with eighteen complaints in purported class action lawsuits filed in the U.S. District Court for the Northern District of California. The complaints received by the Company alleged that, among other things, as a result of accounting irregularities, the Company’s previously issued financial statements were materially false and misleading and thus constituted violations of federal securities laws by the Company and the directors and officers who resigned on February 17, 2000 (Ian R. Wilson, James B. Ardrey, Ray Chung and M. Laurie Cummings). The actions (the “Securities Actions”) alleged that the defendants violated Sections 10(b) and/or Section 20(a) of the Securities Exchange Act and Rule 10b-5 promulgated thereunder. The Securities Actions complaints sought damages in unspecified amounts. These Securities Actions purported to be brought on behalf of purchasers of the Company’s securities during various periods, all of which fell between October 28, 1998 and April 2, 2000.

On April 14, 2000, certain of the Company’s current and former directors were named as defendants in a derivative lawsuit filed in the Superior Court of the State of California, in the County of San Francisco, alleging breach of fiduciary duty, mismanagement and related causes of action based upon the Company’s restatement of its financial statements. The case was then removed to federal court in San Francisco.

On January 16, 2001 the Company announced that it reached a preliminary agreement to settle the securities class action and derivative lawsuits pending against the Company and its former management team in the U.S. District Court in the Northern District of California. On March 1, 2001, Stipulations of Settlement for the Securities Actions and derivative lawsuits were entered into in the U.S. District Court in the Northern District of California to fully resolve, discharge and settle the claims made in each respective lawsuit. On May 11, 2001, the United States District Court for the Northern District of California approved the settlement.

Under the terms of the settlement agreement, Aurora was required to pay the class members $26 million in cash and $10 million in common stock of the Company. On March 2, 2001, the Company entered into definitive agreements with certain members of former management to transfer between approximately 3 million and 3.6 million shares of common stock of the Company to the Company, in consideration for a resolution of any civil claims that the Company may have, and partially conditioned upon future events and circumstances. The cash component of the settlement was funded entirely by the Company’s insurance in the fourth quarter of 2001. Members of the class had the opportunity to opt out of the settlement agreement, and bring separate claims against the Company. Separate claims representing an immaterial number of shares did opt out of the settlement agreement.

Pursuant to the settlement agreement and the definitive agreements, the Company received 3,051,303 shares of its common stock from former management. During May, 2001, the Company distributed 465,342 shares of its common stock as settlement for the first $2.5 million of the common stock component of the settlement. On September 6, 2002, the Company distributed 5,319,149 shares of common stock to the settlement class as settlement for the remaining $7.5 million of the common stock portion of the settlement, following completion of the claims processing by the third-party claims administrator appointed by the court. This distribution was comprised of the remaining 2,586,041 shares held in treasury that had been received from former management, and 2,733,108 additional shares issued by the Company. This distribution, in conjunction with the distribution of 465,342 shares in May 2001, finalized the Company’s obligations under the shareholder settlement agreement. In addition, the Company has agreed to implement certain remedial measures, including the adoption of an audit committee charter, the reorganization of the Company’s finance department, the establishment of an internal audit function and the institution of a compliance program, as consideration for resolution of the derivative litigation.

The staff of the Securities and Exchange Commission (the “SEC”) and the United States Attorney for the Southern District of New York (the “U.S. Attorney”) also initiated investigations relating to the events that resulted in the restatement of the Company’s financial statements for prior periods (“Prior Events”). The SEC and the U.S. Attorney requested that the Company provide certain documents relating to the Company’s historical financial statements. On September 5, 2000, the Company received a subpoena from the SEC to produce documents in connection with the Prior Events. The SEC also requested certain information regarding some of the Company’s former officers and employees, correspondence with the Company’s auditors and documents related to financial statements, accounting policies and certain transactions and business arrangements.

On January 23, 2001 the U.S. Attorney announced indictments alleging financial accounting fraud against members of former management and certain former employees of the Company. Each of the individuals indicted pled guilty to the charges against them. The U.S. Attorney did not bring charges against the Company.

In a cooperation agreement with the U.S. Attorney, the Company confirmed that it would implement an extensive compliance program, which includes an internal audit function, a corporate code of conduct, a comprehensive policies and procedures manual, employee training and education on policies and procedures and adequate disciplinary mechanisms for violations of policies and procedures.

In addition, the Company consented to the entry of an order by the SEC requiring compliance with requirements for accurate and timely reporting of quarterly and annual financial results, and the maintenance of internal control procedures in connection with a civil action by the SEC concerning accounting irregularities at the Company in 1998 and 1999. Aurora did not either admit or deny any wrongdoing, and the SEC did not seek any monetary penalty. The Company also committed to continue to cooperate with the SEC in connection with its actions against certain former members of management and former employees.

The Company has substantially implemented the requirements of each of the settlements with the shareholder class, the U.S. Attorney and the SEC.

During the first quarter of 2002, the Company lost a dispute in arbitration associated with termination of a contract in 2000 and recorded additional expense of approximately $730,000. The total award and related costs of approximately $1.5 million were paid in April 2002.

The Company was a defendant in an action filed by a former employee in the U.S. District Court in the Eastern District of Missouri. The plaintiff alleged breach of contract, fraud and negligent misrepresentation as well as state law securities claims, and alleged damages in the amount of $3.7 million. In the first quarter of 2002, the plaintiff’s federal and state securities law claims were dismissed and the remaining claims were remanded to the Circuit Court for the City of St. Louis. Since the remand, the plaintiff has added claims for breach of contract and fiduciary duty, and for negligent misrepresentation and tortious interference with business expectancy. In October 2003, a formal mediation among the plaintiff and all defendants was held and the case was settled.

The Company is a defendant in an action filed by the State of Illinois regarding the Company’s St. Elmo facility. The Illinois Attorney General filed a complaint seeking a restraining order prohibiting further discharges by the City of St. Elmo from its publicly owned wastewater treatment facility in violation of Illinois law and enjoining the Company from discharging its industrial waste into the City’s treatment facility. The complaint also asked for fines and penalties associated with the City’s discharge from its treatment facility and the Company’s alleged operation of its production facility without obtaining a state environmental operating permit. On June 19, 2003, the Company and the Illinois Attorney General executed an Agreed Injunction Order settling all allegations in the complaint against the Company, other than any potential monetary fines or penalty. The Company intends to vigorously defend any future claim for fines or penalties.

In September 2003, a shareholder of the Company made a request, under Section 220 of the Delaware General Corporation Law, to inspect the Company’s books and records for the purpose of investigating, among other things, any potential fraud, mismanagement and insider trading. The Company has responded by providing the requesting shareholder copies of some of the requested records pursuant to a confidentiality agreement. No litigation has been filed, however, the shareholder objected to confirmation of the Company’s Bankruptcy Plan of Reorganization, based on its inclusion of a release by the Company of any claims against its Directors and Officers. This objection was denied as part of the bankruptcy confirmation order signed on February 20, 2004.

On December 8, 2003, the Company and its wholly owned subsidiary filed voluntary bankruptcy petitions in the United States Bankruptcy Court for the District of Delaware. On January 9, 2004, the Company filed its amended Plan and disclosure statement with the Bankruptcy Court, which was submitted to creditors entitled to vote on the Plan. Following approval by those creditors and after hearing and overruling objections to the Plan, on February 20, 2004 the Bankruptcy Court entered a confirmation order approving the Company’s Plan. One of the prepetition lenders has appealed its overruled objection, however the completion of the Restructuring has not been stayed and the appeal will be heard by the United States District Court for the District of Delaware at a future date to be determined. In addition, one of the lenders commenced an adversary proceeding relating to its objection to confirmation. The Bankruptcy Court granted summary judgment in favor of the Debtor in this adversary proceeding and such lender has also appealed from that order.

The Company is also subject to litigation in the ordinary course of business. In the opinion of management, it is remote that the ultimate outcome of any existing litigation will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Commitments and contingencies

As permitted under Delaware law, the Company has agreements with no specified term whereby the Company indemnifies its officers and directors for certain events or occurrences while the officer or director is or was serving in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has Director and Officer insurance policies that limit its exposure and enables the Company to recover a portion of any future amounts paid. As a result of its insurance policy coverage, the Company believes that the estimated fair value of the contingent commitments represented by these indemnification agreements is minimal. The Company has no liabilities recorded for these agreements as of December 31, 2003.

Note 22— Stock option and employee stock purchase plans

The Company has stock option plans and an employee stock purchase plan as described below. The Company applies APB 25 and its related interpretations in accounting for its plans. No compensation cost has been recognized for its stock option plans because grants have been made at exercise prices at or above fair market value of the common stock on the date of grant.

The Company has two stock option plans, the 1998 Long Term Incentive Plan (the “1998 Option Plan”) and the 2000 Equity Incentive Plan (the “2000 Incentive Plan”). Under the 1998 Option Plan, the Company is authorized to grant both incentive and non-qualified stock options to purchase common stock up to an aggregate amount of 3,500,000 shares. During 2003, 1,020,000 options were granted pursuant to the plan, which vest ratably over a three or four year period. A total of 382,300 shares remained available as of December 31, 2003. No incentive stock options may be granted with an exercise price less than fair market value of the stock on the date of grant; non-qualified stock options may be granted at any price but, in general, are not granted with an exercise price less than the fair market value of the stock on the date of grant. Options are generally granted with a term of ten years and vest ratably over three years beginning on either the first or third anniversary of the date of grant.

The terms of the 2000 Incentive Plan provide for the grant of up to 7 million options, stock appreciation rights, restricted stock, unrestricted stock, deferred stock or performance awards or a combination thereof. During 2003, 1,734,250 options were granted pursuant to the plan at option prices equal to fair market value at the dates of grant, which vest ratably over a three or four year period. A total of 1,171,762 shares remained available for grant at December 31, 2003.

The Plan contemplates that all common stock and outstanding common stock options and warrants will be cancelled at the completion of the Restructuring.

Presented below is a summary of stock option plans activity for the years shown:

	Options	Wtd. Avg.	Options	Wtd. Avg.
	outstanding	exercise price	exercisable	exercise price

December 31, 2000	6,255,075	6.93	1,166,300	14.29
Granted	2,086,225	4.17
Exercised	(33,371)	4.98
Forfeited	(869,612)	9.92

December 31, 2001	7,438,317	5.98	2,617,132	9.37
Granted	2,864,000	1.92
Exercised	(102,253)	3.88
Forfeited	(1,383,321)	4.52

December 31, 2002	8,816,743	$4.68	4,528,390	$6.88
Granted	2,754,250	0.39
Forfeited	(2,760,679)	3.85

December 31, 2003	8,810,314	$3.60	4,452,358	$6.23

The following table provides additional information for options outstanding at December 31, 2003:

Range of		Wtd. avg.	Wtd. avg.
prices	Number	remaining life	exercise price

$ 0.03 - 2.10	4,339,000	9.0	$0.54
$ 2.11 - 4.20	3,530,780	4.1	3.85
$ 4.21 - 6.30	227,834	6.8	5.18
$ 6.31 - 8.40	10,000	7.3	6.67
$14.71 - 16.80	55,250	4.2	16.23
$18.91 - 21.00	647,450	2.5	21.00

$ 0.03 - 21.00	8,810,314	6.5	$3.60

The following table provides additional information for options exercisable at December 31, 2003:

Range of		Wtd. avg.
prices	Number	exercise price

$ 0.03 - 2.10	434,418	$0.50
$ 2.11 - 4.20	3,150,573	3.87
$ 4.21 - 6.30	154,667	5.19
$ 6.31 - 8.40	10,000	6.67
$14.71 - 16.80	55,250	16.23
$18.91 - 21.00	647,450	21.00

$ 0.03 - 21.00	4,452,358	$6.23

The fair value of options granted, which is hypothetically amortized to expense over the option vesting period in determining the pro forma impact, has been estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2003	2002	2001

Expected life of option	7 yrs.	7 yrs.	7 yrs.
Risk-free interest rate	3.5%	4.0%	4.6%
Expected volatility of Aurora Foods common stock	102%	100%	80%
Expected dividend yield on Aurora Foods common stock	0.0%	0.0%	0.0%

The weighted average fair value of options granted during 2003, 2002 and 2001 determined using the Black-Scholes model is as follows:

	2003	2002	2001

Fair value of each option granted	$0.33	$1.00	$3.15
Total number of options granted (in millions)	2.75	2.86	2.09

Total fair value of all options granted (in millions)	$0.91	$2.86	$6.57

The Company had a stock purchase plan, the 1998 Employee Stock Purchase Plan (the “1998 Purchase Plan”) covering an aggregate of 400,000 shares of common stock. Under the 1998 Purchase Plan, as amended, eligible employees have the right to purchase common stock at 85% of the fair market value of the common stock on the commencement date of each six month offering period. Purchases are made from accumulated payroll deductions of up to 15% of such employee’s earnings, limited to 2,000 shares during a calendar year. During the years ended December 31, 2003, 2002 and 2001, 0, 13,094 and 99,414 shares were purchased at weighted average prices of $0, $1.65 and $2.81 per share, respectively. In June 2003, the Board of Directors suspended this plan.

Note 23—Loss per share and number of common shares outstanding

Basic loss per share represents the loss available to common stockholders divided by the weighted average number of common shares outstanding during the measurement period. Diluted loss per share represents the loss available to common stockholders divided by the weighted average number of common shares outstanding during the measurement period while also giving effect to all potentially dilutive common shares that were outstanding during the period. Potentially dilutive common shares consist of stock options (the dilutive impact is calculated by applying the “treasury stock method”), the outstanding Convertible Cumulative Preferred Stock and the common stock warrants which were approximately 7.6 million, 8.2 million and 7.2 million for the years ended December 31, 2003, 2002 and 2001, respectively. The Company has had net losses available to common stockholders in each year, therefore the impact of these potentially dilutive common shares has been antidilutive.

The table below summarizes the numerator and denominator for the basic and diluted loss per share calculations (in thousands except per share amounts):

	Year ended December 31,

		2002	2001
		(as restated -	(as restated -
	2003	See Note 2)	See Note 2)

Numerator:
Net loss available to common stockholders before cumulative effect of accounting change	$(258,938)	$(286,286)	$(84,234)
Cumulative effect of accounting change, net of tax	-	(228,150)	-

Net loss available to common stockholders	$(258,938)	$(514,436)	$(84,234)

Denominator— Basic shares:
Average common shares outstanding	77,319	73,511	72,499

Basic loss per share	$(3.35)	$(7.00)	$(1.16)

Denominator— Diluted shares:
Average common shares outstanding	77,319	73,511	72,499
Dilutive effect of common stock equivalents	-	-	-

Total diluted shares	77,319	73,511	72,499

Diluted loss per share	$(3.35)	$(7.00)	$(1.16)

The number of shares of common stock outstanding and the changes during the years ended December 31, 2003, 2002 and 2001 were as follows (in thousands):

	Common
	Stock	Treasury	Net
	Issued	Stock	Outstanding

Shares at December 31, 2000	74,124	-	74,124
Receipt of shares from former management	-	(3,051)	(3,051)
Distribution of shares to shareholder class	-	465	465
Employee stock purchases	99	-	99
Restricted stock awards and stock options exercised	31	-	31

Shares at December 31, 2001	74,254	(2,586)	71,668
Distribution of shares to shareholder class	2,733	2,586	5,319
Employee stock purchases	13	-	13
Restricted stock awards and stock options exercised	155	-	155

Shares at December 31, 2002	77,155	-	77,155
Conversion of preferred stock	704	-	704

Shares at December 31, 2003	77,859	-	77,859

Note 24—Segment information

The Company groups its business in three operating segments: retail, foodservice and other distribution channels. Many of the Company’s brands are sold through each of the segments. The retail distribution segment includes all of the Company’s brands and products sold to customers who sell or distribute these products to consumers through supermarkets, grocery stores and normal grocery retail outlets. The foodservice segment includes both branded and non-branded products sold to customers such as restaurants, business/industry and schools. The other distribution channels segment includes sales of branded and private label products to club stores, the military, mass merchandisers, convenience, drug and chain stores, as well as exports from the United States.

The Company’s segments are consistent with the organization and responsibilities of management reporting to the chief operating decision-maker for the purpose of assessing performance. The Company’s definition of segment contribution differs from operating income as presented in its primary financial statements and a reconciliation of the segmented and consolidated results is provided in the following table. Interest expense, financing costs and income tax amounts are not allocated to the operating segments.

The Company’s assets are not managed or maintained on a segmented basis. Property, plant and equipment is used in the production and packaging of products for each of the segments. Cash, accounts receivable, prepaid expenses, other assets and deferred tax assets are maintained and managed on a consolidated basis and generally do not pertain to any particular segment. Inventories include primarily raw materials and packaged finished goods, which in most circumstances are sold through any or all of the segments. The Company’s goodwill and other intangible assets, which include its tradenames, are used by and pertain to the activities and brands sold across all of its segments. As no segmentation of the Company’s assets, depreciation expense (included in fixed manufacturing costs and general and administrative expenses) or capital expenditures is maintained by the Company, no allocation of these amounts has been made solely for purposes of segment disclosure requirements.

Sales to one of the Company’s customers in the retail segment were approximately 18%, 19% and 13% of retail net sales in 2003, 2002 and 2001, respectively.

The following table presents a summary of operations by segment for the years ended December 31, 2003, 2002 and 2001 (in thousands):

	Years ended December 31,

	2003	2002	2001

Net sales:
Retail	$550,034	$591,045	$662,138
Food Service	62,950	59,305	59,526
Other	101,123	106,002	104,695

Total	$714,107	$756,352	$826,359

Segment contribution and operating (loss) income:
Retail	$193,948	$171,533	$211,926
Food Service	24,190	20,936	23,875
Other	26,087	26,572	29,506

Segment contribution	244,225	219,041	265,307

Fixed manufacturing costs	(77,150)	(84,374)	(72,816)
Amortization of intangibles	(12,544)	(10,348)	(44,670)
Selling, general and administrative expenses	(54,795)	(58,991)	(58,035)
Administrative restructuring, retention and divestiture costs	(7,913)	-	-
Financial restructuring costs	(16,754)	-	-
Goodwill and tradename impairment charges	(220,513)	(67,091)	-
Plant closure and asset impairment charges	3,037	(53,225)	-
Other financial, legal, accounting and consolidation income	-	-	3,066

Operating income (loss)	$(142,407)	$(54,988)	$92,852

The following supplemental information provides net sales by product line across all segments (in thousands):

	Actual Years Ended December 31,

	2003	2002	2001

Net sales:
Baking mixes and frostings	$214,238	$227,990	$218,330
Seafood	125,827	127,273	169,777
Syrup and mixes	102,115	114,259	120,786
Breakfast products	103,925	104,802	97,661
Bagels	92,724	96,947	115,949
All other	75,278	85,081	103,856

	$714,107	$756,352	$826,359

Note 25—Quarterly financial data (unaudited)

The information in this footnote has been revised from the information previously reported to reflect the Company’s restatement of its financial statements for the year ended December 31, 2002. The restatement does not affect previously recorded net sales, gross profit or operating income (loss). See Note 2 for description of the restatement.

Unaudited quarterly financial data for the years ended December 31, 2003 and 2002 are as follows (in thousands, except per share data):

	Three months ended

	March 31,	June 30,	September 30,	December 31,

Year ended December 31, 2003:
Net sales	$190,207	$161,092	$169,968	$192,840
Gross profit	72,330	63,245	68,129	71,216
Operating income (loss)	21,806	17,806	20,417	(202,436)
Net loss	(7,949)	(14,946)	(12,692)	(222,016)
Basic and diluted loss per share available to common stockholders(a)	$(0.11)	$(0.20)	$(0.17)	$(2.86)
Year ended December 31, 2002:
Net sales	$194,126	$172,894	$181,254	$208,078
Gross profit	59,667	60,803	68,032	73,407
Operating income (loss)	3,016	(16,509)	27,360	(68,855)
Net loss before cumulative effect of accounting change	(125,691)	(55,730)	(5,822)	(97,690)
Net loss	(353,841)	(55,730)	(5,822)	(97,690)
Basic and diluted loss per share available to common stockholders before cumulative effect of accounting change	$(1.76)	$(0.78)	$(0.08)	$(1.27)
Basic and diluted loss per share available to common stockholders(a)	$(4.94)	$(0.78)	$(0.08)	$(1.27)

(a) Basic and diluted loss per share available to common stockholders is computed independently for each of the periods presented and, therefore, may not sum to the total for the year.

The following table summarizes the restated results for the quarter ended March 31, 2002 due to the adoption of FAS 142 (in thousands except per share amounts):

		Transitional
		Restatement
	As Reported	in 2002(1)	As Restated(2)

Net loss:
Net loss before cumulative effect of change in accounting principle	$(12,924)	$(12,924)	$(125,691)
Cumulative effect of change in accounting, net of tax	(94,893)	(167,379)	(228,150)

Net loss	(107,817)	(180,303)	(353,841)
Preferred dividends	(331)	(331)	(331)

Net loss available to common stockholders	$(108,148)	$(180,634)	$(354,172)

Basic and diluted loss per share available to common stockholders:
Loss before cumulative effect of accounting change	$(0.19)	$(0.19)	$(1.76)
Cumulative effect of change in accounting, net of tax	(1.32)	(2.33)	(3.18)

Net loss available to common stockholders	$(1.51)	$(2.52)	$(4.94)

(1) The selected financial data reflects the restated amounts recorded pursuant to the transitional adoption provisions of FAS 142, as previously reported.

(2) The selected financial data reflects the additional changes due to the restatement for matters relating to the accounting for deferred taxes. See Note 2 to the Consolidated Financial Statements.

Significant adjustments in quarterly periods

During the fourth quarter 2003, the Company filed for bankruptcy and in accordance to SOP 90-7 charged the unamortized premium and deferred financing costs to expense as part of the reorganization items in the accompanying consolidated statements of operations. In addition, the Company recorded the remainder of the potential excess leverage and asset sale fees. See Note 9. In addition, the Company recorded $6.8 million of charges related to excess and obsolete inventory. The Company also recorded expense of $220.5 million as goodwill impairment charges.

Several significant items impacted the quarterly results of 2002. Results for the first quarter of 2002 include adjustments of $20.1 million principally from changes in estimates. These adjustments consisted primarily of net sales adjustments of $17.7 million, principally for trade promotion costs, along with a charge to cost of sales of approximately $1 million for unresolved inventory disputes and $1.1 million charged to selling, general and administrative costs, principally associated with an executive’s severance. The Company also recorded charges of approximately $29.9 million in the second quarter of 2002 related to plant closure charges for the West Seneca facility and charges of approximately $23.3 million in the fourth quarter of 2002 related to plant closure charges for the West Seneca and Yuba City facilities and impaired fixed assets, as described in Note 14. As described in Note 7, the Company recorded additional charges of approximately $8.0 million in the fourth quarter for excess and obsolete inventory items. In addition, in the fourth quarter the Company completed its annual review of the carrying value of goodwill and indefinite-lived intangibles, recording a charge for impaired goodwill and tradenames of approximately $67.1 million, as described in Note 9. As described in Note 2 and 17, the Company also recorded a valuation allowance on its deferred tax assets as of December 31, 2001, as management determined that it was more likely than not that the Company would not be able to realize those assets.

Note 26—Condensed financial statements of subsidiary

Sea Coast is the Company’s only subsidiary and is a guarantor of all of the Company’s indebtedness, except the senior unsecured promissory notes. As a result, the condensed financial statements as of December 31, 2003 and 2002, and for the years ended December 31, 2003, 2002 and 2001, are included below:

Sea Coast Foods, Inc.

(Debtor-in-Possession)
balance sheets

	December 31,

	2003	2002
		(As restated -
(Dollars in thousands)		See Note 2)

Assets
Current assets:
Accounts receivable (net of allowance of $58 and 34, respectively)	$1,934	$1,845
Inventories	5,738	13,764

Total current assets	7,672	15,609
Property, plant and equipment, net	1,415	-
Tradenames	5,333	8,000
Other assets	108	168

Total assets	$14,528	$23,777

Liabilities and stockholder’s deficit
Current liabilities:
Accounts payable	$459	$206
Accrued expenses	392	443

Total current liabilities	851	649
Due to parent	70,917	74,695

Total liabilities	71,768	75,344

Stockholder’s deficit:
Common stock	1	1
Paid-in capital	200	200
Accumulated deficit	(57,441)	(51,768)

Total stockholder’s deficit	(57,240)	(51,567)

Total liabilities and stockholder’s deficit	$14,528	$23,777

Sea Coast Foods, Inc.

(Debtor-in-Possession)
statement of operations

	Years ended December 31,

	2003	2002	2001
		(As restated -	(As restated -
(Dollars in thousands)		See Note 2)	See Note 2)

Net sales	$28,847	$40,156	$52,456
Cost of goods sold	(21,554)	(30,363)	(39,616)

Gross profit	7,293	9,793	12,840

Brokerage, distribution and marketing expenses:
Brokerage and distribution	(3,249)	(4,573)	(6,292)
Consumer marketing	(398)	(1,003)	(612)

Total brokerage, distribution and marketing expenses	(3,647)	(5,576)	(6,904)
Amortization of intangibles	(2,821)	-	(1,829)
Selling, general and administrative expenses	(1,801)	(2,528)	(3,156)
Goodwill and tradname impairment charges	-	(8,936)	-
Plant closures	1,045	(1,045)	-

Total operating expenses	(7,224)	(18,085)	(11,889)

Operating income (loss)	69	(8,292)	951
Interest expense, net	(5,742)	(6,099)	(6,252)

Loss before income taxes	(5,673)	(14,391)	(5,301)
Income tax (expense) benefit	-	(59)	1,430

Net loss before cumulative effect of	(5,673)	(14,450)	(3,871)
change in accounting
Cumulative effect of change in accounting	-	(37,298)	-

Net loss	$(5,673)	$(51,748)	$(3,871)

Sea Coast Foods, Inc.

(Debtor-in-Possession)
statement of cash flows

	Years ended December 31,

	2003	2002	2001
		(As restated -	(As restated -
(Dollars in thousands)		See Note 2)	See Note 2)

Cash flows from operating activities:
Net loss	$(5,673)	$(51,748)	$(3,871)
Cumulative effect of change in accounting	-	37,298	-
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	3,034	164	2,151
Deferred taxes	-	-	167
Plant closures	(1,045)	1,045	-
Intangible asset impairment charges	-	8,936	-
Change in assets and liabilities:
Accounts receivable	(89)	253	1,821
Inventories	8,026	22	(3,371)
Prepaid expenses and other assets	-	1,323	16
Accounts payable	253	(1,544)	(366)
Accrued expenses	(51)	(781)	(60)

Net cash from operating activities	4,455	(5,032)	(3,513)

Cash flow used in investing activities:
Asset additions	(94)	(229)	(1,107)

Net cash from investing activities	(94)	(229)	(1,107)

Cash flows from financing activities:
Intercompany borrowings	(4,361)	5,261	4,620

Net cash from financing activities	(4,361)	5,261	4,620

Net change in cash	-	-	-
Beginning cash and cash equivalents	-	-	-

Ending cash and cash equivalents	$-	$-	$-

Note 27—Subsequent events

On January 8, 2004, the Company and CEH LLC entered into an amendment to the Merger Agreement which, among other things, clarified that the Sub Debt claims include accrued interest on the Sub Debt through commencement of the Debtor’s bankruptcy case.

At a hearing on January 9, 2004, the disclosure statement relating to the reorganization of the Company, as amended and supplemented since its original filing on December 8, 2003, was approved by the Bankruptcy Court. The disclosure statement includes the relevant information necessary for all interested parties to make a decision on the acceptability of the proposed Plan. The disclosure statement includes information relating to the circumstances that gave rise to the filing of the bankruptcy petition, certain risk factors to be considered, a description of the Company’s business, information regarding the future management of the reorganized company, a summary of the proposed Plan, financial information, valuations and pro forma projections that are relevant to the creditors’ determinations of whether to accept or reject the Plan and a liquidation analysis.

On January 12 and 13, 2004, the Company and its subsidiary Sea Coast, mailed to the holders of the Company’s Sub Debt a first amended joint reorganization plan, dated January 9, 2004, in connection with the Company’s pending cases filed with the Bankruptcy Court.

On January 22, 2004, the Company announced the integration plans for the combined operations of the Company and Pinnacle following the Company’s pending Reorganization, which included the termination of approximately 220 employees primarily located in the Company’s corporate headquarters and the consolidation of corporate functions for the reorganized company in New Jersey.

On February 20, 2004, the Bankruptcy Court entered a confirmation order approving the Company’s previously announced Plan and overruled all objections to the Plan. One of the prepetition lenders has appealed its overruled objection, however the completion of the Restructuring has not been stayed and the appeal will be heard by the United States District Court for the District of Delaware at a future date to be determined. In addition, one of the lenders commenced an adversary proceeding relating to its objection to confirmation. The Bankruptcy Court granted summary judgment in favor of the Debtor in this adversary proceeding and such lender has also appealed from that order.

The Company’s engagement of J.P. Morgan Securities Inc. as financial advisor was terminated on March 12, 2004 and its engagement of Merrill Lynch, Pierce, Fenner & Smith Corporated as financial advisor will be terminated as of the date of closing of any specified transaction involving J.W. Childs Associates, L.P. or any of its affiliates, including the closing of the transactions under the Merger Agreement.

On March 19, 2004, the Company announced that the Plan became effective and the Company had completed its previously announced merger with Pinnacle. The reorganized company has been renamed Pinnacle Foods Group Inc. In addition, the Company terminated its registration under Section 12(g) of the Securities Exchange Act of 1934.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Alternative cover for market making prospectus

Subject to completion, dated August 20, 2004

Prospectus

Pinnacle Foods Group Inc.

$394,000,000

8 1/4% Senior Subordinated Notes due 2013 which are guaranteed on a senior subordinated basis by all of our domestic restricted subsidiaries

Interest payable June 1 and December 1

The notes will mature on December 1, 2013. Interest on the notes will accrue at a rate of 8 1/4% per annum from November 25, 2003 or February 20, 2004, as applicable, or, if interest has already been paid, from the most recent interest payment date. We will make each interest payment to the Holders of record on the immediately preceding May 15 and November 15.

We may redeem all or a portion of the notes prior to December 1, 2008, at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium. On or after December 1, 2008, we may redeem some or all of the notes at the redemption prices described on page 144.

At any time prior to December 1, 2006, we may redeem up to 35% of the original aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at a redemption price equal to 108.250% of the principal amount thereof, plus accrued and unpaid interest, so long as (a) at least 65% of the original aggregate amount of the notes remains outstanding after each such redemption and (b) any such redemption by us is made within 90 days of such equity offering.

If a change of control occurs, and unless we have exercised our right to redeem all of the notes, you will have the right to require us to repurchase all or a portion of your exchange notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

The notes are subordinated in right of payment to all of our existing and future senior debt, pari passu in right of payment with any future senior subordinated debt, and rank senior in right of payment to any future subordinated debt. The notes are guaranteed on a senior subordinated basis by each of our existing and future domestic restricted subsidiaries on a joint and several basis. If we fail to make payments on the exchange notes, each of our subsidiaries that are guarantors must make them instead.

We prepared this prospectus for use by J.P. Morgan Securities Inc. in connection with offers and sales related to market making transactions in the notes. J.P. Morgan Securities Inc. may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales.

See “Risk factors” beginning on page 12 for a discussion of certain risks that you should consider before making an investment decision in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004

Alternative sections for market making prospectus.

You cannot be sure that an active trading market will develop for the exchange notes.

Your cannot be sure that an active trading market will develop for the notes. We do not intend to apply for a listing of the exchange notes on a securities exchange or any automated dealer quotation system. We have been advised by J.P. Morgan Securities Inc. that as of the date of this prospectus J.P. Morgan Securities Inc. intends to make a market in the exchange notes. J.P. Morgan Securities Inc. is not obligated to do so, however, and any market making activities with respect to the exchange notes may be discontinued at any time without notice. In addition, such market making activity will be subject to limits imposed by the Securities Act and the Exchange Act. Because J.P. Morgan Securities Inc. is our affiliate, J.P. Morgan Securities Inc. is required to deliver a current “market making” prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the exchange notes. Accordingly, the ability of J.P. Morgan Securities Inc. to make a market in the exchange notes may, in part, depend on our ability to maintain a current market making prospectus.

In addition, the liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

Use of proceeds

This prospectus is delivered in connection with the sale of the exchange notes by J.P. Morgan Securities Inc. in market making transactions. We will not receive any of the proceeds from these transactions.

Legal matters

The validity of the notes and the guarantees of the notes have been passed upon for us by O’Melveny & Myers LLP, New York, New York.

Plan of distribution

This prospectus has been prepared for use by J.P. Morgan Securities Inc. in connection with offers and sales of the exchange notes in market making transactions effected from time to time. J.P. Morgan Securities Inc. may act as a principal or agent in these transactions. These sales will be made at prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales. We have agreed to indemnify J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act, and to contribute payments which J.P. Morgan Securities Inc. might be required to make in respect thereof.

As of July 31, 2004, J.P. Morgan Partners, LLC, an affiliate of J.P. Morgan Securities Inc., beneficially owned approximately 24.8% of our outstanding capital stock (on a fully diluted basis) and certain of our directors are employed by an affiliate of J.P. Morgan Securities Inc. See “Management,” “Security ownership of certain beneficial owners and management,” “Certain relationships and related transactions” and “Description of senior credit facilities” for a summary of certain relationships between us and J.P. Morgan Securities Inc. and its affiliates.

We have been advised by J.P. Morgan Securities Inc. that, subject to applicable laws and regulations, J.P. Morgan Securities Inc. currently intends to make a market in the exchange notes following completion of the exchange offer. However, J.P. Morgan Securities Inc. is not obligated to do so and J.P. Morgan Securities Inc. may discontinue its market making activities at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See “Risk factors— You cannot be sure that an active trading market will develop for the exchange notes.”

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.      Indemnification of Directors and Officers

Registrant is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

• to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

• the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

• the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 20, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of Registrant under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). Registrant may, in its discretion, similarly indemnify its employees and agents. Registrant’s Amended and Restated Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, Registrant will indemnify any and all of its officers, directors, employees and agents. In addition, Registrant’s Amended and Restated Certificate relieves its directors from monetary damages to Registrant or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

Registrant currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of Registrant.

Item 21.      Exhibits and Financial Statement Schedules

The following exhibits are attached hereto:

Exhibit
number	Description of exhibit

2.1	Agreement and Plan of Reorganization and Merger, by and between, Aurora Foods Inc. and Crunch Equity Holding, LLC, dated as of November 25, 2003
2.2	Amendment No. 1, dated January 8, 2004, to the Agreement and Plan of Reorganization and Merger, by and between, Aurora Foods Inc. and Crunch Equity Holding, LLC, dated as of November 25, 2003
2.3	Agreement and Plan of Merger, dated March 19, 2004, between Aurora Foods Inc. and Pinnacle Foods Holding Corporation
3.1	First Amended and Restated Certificate of Incorporation of Aurora Foods Inc., dated March 19, 2004
3.2	Aurora Foods Inc. Amended and Restated Bylaws, as adopted on March 19, 2004

Exhibit
number	Description of exhibit

4.1	Indenture dated November 25, 2003, among Pinnacle Foods Holding Corporation; Pinnacle Foods Corporation; PF Sales, LLC; PF Distribution, LLC; Pinnacle Foods Brands Corporation; PF Standards Corporation; Pinnacle Foods Management Corporation, PF Sales (N. Central Region) Corp. and Wilmington Trust Company.
4.2	Supplemental Indenture dated as of March 19, 2004 among Aurora Foods Inc., Sea Coast Foods, Inc., Pinnacle Foods Holding Corporation; Pinnacle Foods Corporation; PF Sales, LLC; PF Distribution, LLC; Pinnacle Foods Brands Corporation; PF Standards Corporation; Pinnacle Foods Management Corporation, PF Sales (N. Central Region) Corp. and Wilmington Trust Company.
4.3	Exchange and Registration Rights Agreement, dated as of November 25, 2003, between J.P. Morgan Securities Inc.; Deutsche Bank Securities Inc.; Pinnacle Foods Holding Corporation; Pinnacle Foods Corporation; PF Sales, LLC; PF Distribution, LLC; Pinnacle Foods Brands Corporation; PF Standards Corporation; Pinnacle Foods Management Corporation and PF Sales (N. Central Region) Corp.
4.4	Exchange and Registration Rights Agreement, dated as of February 20, 2004, between J.P. Morgan Securities Inc.; Citigroup Global Markets Inc., CIBC World Markets Corp., Deutsche Bank Securities Inc.; Pinnacle Foods Holding Corporation; Pinnacle Foods Corporation; PF Sales, LLC; PF Distribution, LLC; Pinnacle Foods Brands Corporation; PF Standards Corporation; Pinnacle Foods Management Corporation and PF Sales (N. Central Region) Corp.
5.1	Opinion of O’Melveny & Myers LLP regarding the validity of the 8 1/4% Senior Subordinated Notes due 2013 being registered hereunder
9.1	Voting Trust Agreement, dated as of March 18, 2004, by and among the Voting Trustees party thereto, Wilmington Trust Company, the signatories to the Trust Accession Instruments listed on Schedule I thereto, Aurora Foods Inc. and Crunch Equity Holding, LLC
10.1	Credit Agreement, dated as of November 25, 2003 among Crunch Holding Corp., Pinnacle Foods Holding Corporation, certain Lenders, Deutsche Bank Trust Company Americas, General Electric Capital Corporation, JPMorgan Chase Bank, Citicorp North America, Inc. and Canadian Imperial Bank of Commerce.
10.2	Assumption Agreement to the Credit Agreement, dated as of March 19, 2004
10.3	Guarantee and Collateral Agreement dated as of November 25, 2003
10.4	Supplement No. 1 to the Collateral Agreement, dated March 19, 2004, between Aurora Foods Inc. and Deutsche Bank Trust Company Americas.
10.5	Supplement No. 2 to the Collateral Agreement, dated March 19, 2004, between Sea Coast Foods, Inc. and Deutsche Bank Trust Company Americas.
10.6	Amended and Restated Members’ Agreement of Crunch Equity Holding, LLC, dated March 19, 2004.
10.7	Amended and Restated Operating Agreement of Crunch Equity Holding, LLC, dated March 19, 2004.
10.8	Management Agreement, dated as of November 25, 2003, by and among Pinnacle Foods Holding Corporation, J.P. Morgan Partners, LLC and J.W. Childs Associates, L.P.
10.9	Amended and Restated Indemnity Agreement, dated May 4, 2004, between Crunch Equity Holding LLC and the Class 6 Claim holders party thereto.

Exhibit
number	Description of exhibit

10.10	Crunch Holding Corporation Registration Rights Agreement, dated as of March 19, 2004, among Crunch Holding Corp. and certain investors party thereto.
10.11	Amended and Restated Employment Agreement dated November 25, 2003 between PFHC and C. Dean Metropoulos
10.12	Amended and Restated Employment Agreement dated November 25, 2003 between PFHC and Evan Metropoulos
10.13	Amended and Restated Employment Agreement dated November 25, 2003 between PFHC and Michael Dion
10.14	Amended and Restated Employment Agreement dated November 25, 2003 between PFHC and Louis Pellicano
10.15	Indemnification Agreement, dated May 22, 2001, between Pinnacle Foods Holding Corporation and C. Dean Metropoulos
10.16	Amendment No. 1, dated November 25, 2003, to the Indemnification Agreement, dated May 22, 2001, between Pinnacle Foods Holding Corporation and C. Dean Metropoulos
10.17	Crunch Holding Corp. 2004 Stock Option Plan, effective as of March 19, 2004
10.18	Crunch Holding Corp. 2004 California Stock Option Plan, effective as of March 19, 2004
10.19	Crunch Holding Corp. 2004 Stock Purchase Plan, effective as of March 19, 2004
10.20	Crunch Holding Corp. 2004 California Stock Purchase Plan, effective as of March 19, 2004
10.21	Fee Agreement, dated as of September 12, 2003, by and between Crunch Acquisition Corp., J.P. Morgan Partners, LLC and J.W. Childs Associates, L.P.
10.22	Fee Agreement, dated November 25, 2003, by and among Pinnacle Foods Holding Corporation, CDM Capital LLC and Crunch Holding Corp.
10.23	Amendment No. 1, dated December 8, 2003, to the Fee Agreement, dated November 25, 2003, by and among Pinnacle Foods Holding Corporation, CDM Capital LLC and Crunch Holding Corp.
10.24	Tax Sharing Agreement, dated as of November 25, 2003, by and among Crunch Holding Corp., Pinnacle Foods Holding Corporation, Pinnacle Foods Corporation, Pinnacle Foods Management Corporation, Pinnacle Foods Brands Corporation, PF Sales (N. Central Region) Corp., PF Sales, LLC, PF Distribution, LLC and PF Standards Corporation
10.25	Lease, dated May 23, 2001, between Brandywine Operating Partnership, L.P. and Pinnacle Foods Corporation (Cherry Hill, New Jersey)
10.26	Lease, dated August 10, 2001, between 485 Properties, LLC and Pinnacle Foods Corporation (Mountain Lakes, New Jersey); Amendment No. 1, dated November 23, 2001; Amendment No. 2, dated October 16, 2003.
10.27	Swanson Trademark License Agreement (U.S.) by and between CSC Brands, Inc. and Vlasic International Brands Inc., dated as of March 24, 1998
10.28	Swanson Trademark License Agreement (Non-U.S.) by and between Campbell Soup Company and Vlasic International Brands Inc., dated as of March 26, 1998
10.29	Technology Sharing Agreement by and between Campbell Soup Company and Vlasic Foods International Inc., dated as of March 26, 1998
12.1	Computation of Ratios of Earnings to Fixed Charges
12.2	Pro Forma Computation of Ratios of Earnings to Fixed Charges

Exhibit
number	Description of exhibit

21.1	Subsidiaries of Pinnacle Foods Group Inc.
23.1	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP with respect to Pinnacle Foods Holding Corporation and Subsidiaries
23.3	Consent of PricewaterhouseCoopers LLP with respect to the Frozen Foods and Condiments Businesses of Vlasic Foods International Inc.
23.4	Consent of PricewaterhouseCoopers LLP with respect to Aurora Foods Inc.
24.1	Power of Attorney (included in signature pages)
25.1	Form T-1 (Wilmington Trust Company)
99.1	Letter of Transmittal
99.2	Notice of Guaranteed Delivery
99.3	Letter to Brokers
99.4	Letter to Clients

Item 22.      Undertakings

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(c) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cherry Hill, New Jersey, on August 20, 2004.

PINNACLE FOODS GROUP INC.

By:	/s/ N. MICHAEL DION

Name: N. Michael Dion
Title: Executive Vice President and Chief
Financial Officer

Power of attorney

Each person whose signature appears below constitutes and appoints N. Michael Dion and Kevin G. O’Brien, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title
Date

/s/ C. DEAN METROPOULOS C. Dean Metropoulos	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	August 20, 2004

/s/ N. MICHAEL DION N. Michael Dion	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 20, 2004

Signature	Title
Date

/s/ STEPHEN P. MURRAY Stephen P. Murray	Director	August 20, 2004

/s/ TERRY PEETS Terry Peets	Director	August 20, 2004

/s/ KEVIN G. O’BRIEN Kevin G. O’Brien	Director	August 20, 2004

/s/ JOHN W. CHILDS John W. Childs	Director	August 20, 2004

/s/ ADAM L. SUTTIN Adam L. Suttin	Director	August 20, 2004

/s/ RAYMOND B. RUDY Raymond B. Rudy	Director	August 20, 2004

/s/ DAVID R. JESSICK David R. Jessick	Director	August 20, 2004

/s/ BRETT G. WYARD Brett G. Wyard	Director	August 20, 2004

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cherry Hill, New Jersey, on August 20, 2004.

PINNACLE FOODS CORPORATION

By:	/s/ N. MICHAEL DION

Name: N. Michael Dion
Title: Executive Vice President and Chief
Financial Officer

Power of attorney

Each person whose signature appears below constitutes and appoints N. Michael Dion and Kevin G. O’Brien, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ C. DEAN METROPOULOS C. Dean Metropoulos	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	August 20, 2004

/s/ N. MICHAEL DION N. Michael Dion	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 20, 2004

Signature	Title	Date

/s/ STEPHEN P. MURRAY Stephen P. Murray	Director	August 20, 2004

/s/ TERRY PEETS Terry Peets	Director	August 20, 2004

/s/ KEVIN G. O’BRIEN Kevin G. O’Brien	Director	August 20, 2004

/s/ JOHN W. CHILDS John W. Childs	Director	August 20, 2004

/s/ ADAM L. SUTTIN Adam L. Suttin	Director	August 20, 2004

/s/ RAYMOND B. RUDY Raymond B. Rudy	Director	August 20, 2004

/s/ DAVID R. JESSICK David R. Jessick	Director	August 20, 2004

/s/ BRETT G. WYARD Brett G. Wyard	Director	August 20, 2004

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cherry Hill, New Jersey, on August 20, 2004.

PINNACLE FOODS BRANDS CORPORATION

By:	/s/ N. MICHAEL DION

Name: N. Michael Dion
Title: Executive Vice President and
Chief Financial Officer

Power of attorney

Each person whose signature appears below constitutes and appoints N. Michael Dion and Kevin G. O’Brien, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title
Date

/s/ N. MICHAEL DION N. Michael Dion	President and Chief Financial Officer (Principal Executive Officer; Principal Financial and Accounting Officer)	August 20, 2004

/s/ JACK F. KROEGER Jack F. Kroeger	Director	August 20, 2004

Signature	Title
Date

/s/ LANA TOWERS Lana Towers	Director	August 20, 2004

/s/ ANTHONY LOBUE Anthony LoBue	Director	August 20, 2004

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cherry Hill, New Jersey, on August 20, 2004.

PINNACLE FOODS MANAGEMENT CORPORATION

By:	/s/ N. MICHAEL DION

Name: N. Michael Dion
Title: Executive Vice President and
Chief Financial Officer

Power of attorney

Each person whose signature appears below constitutes and appoints N. Michael Dion and Kevin G. O’Brien, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title
Date

/s/ C. DEAN METROPOULOS C. Dean Metropoulos	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	August 20, 2004

Signature	Title
Date

/s/ N. MICHAEL DION N. Michael Dion	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 20, 2004

/s/ KEVIN G. O’BRIEN Kevin G. O’Brien	Director	August 20, 2004

/s/ ADAM L. SUTTIN Adam L. Suttin	Director	August 20, 2004

/s/ BRETT G. WYARD Brett G. Wyard	Director	August 20, 2004

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cherry Hill, New Jersey, on August 20, 2004.

PF STANDARDS CORPORATION

By:	/s/ N. MICHAEL DION

Name: N. Michael Dion
Title: Executive Vice President and Chief
Financial Officer

Power of attorney

Each person whose signature appears below constitutes and appoints N. Michael Dion and Kevin G. O’Brien, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title
Date

/s/ C. DEAN METROPOULOS C. Dean Metropoulos	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	August 20, 2004

/s/ N. MICHAEL DION N. Michael Dion	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 20, 2004

Signature	Title
Date

/s/ KEVIN G. O’BRIEN Kevin G. O’Brien	Director	August 20, 2004

/s/ ADAM L. SUTTIN Adam L. Suttin	Director	August 20, 2004

/s/ BRETT G. WYARD Brett G. Wyard	Director	August 20, 2004

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cherry Hill, New Jersey, on August 20, 2004.

PF SALES (N. CENTRAL REGION) CORP.

By:	/s/ N. MICHAEL DION

Name: N. Michael Dion
Title: Executive Vice President and
Chief Financial Officer

Power of attorney

Each person whose signature appears below constitutes and appoints N. Michael Dion and Kevin G. O’Brien, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title
Date

/s/ C. DEAN METROPOULOS C. Dean Metropoulos	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	August 20, 2004

/s/ N. MICHAEL DION N. Michael Dion	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 20, 2004

Signature	Title
Date

/s/ KEVIN G. O’BRIEN Kevin G. O’Brien	Director	August 20, 2004

/s/ ADAM L. SUTTIN Adam L. Suttin	Director	August 20, 2004

/s/ BRETT G. WYARD Brett G. Wyard	Director	August 20, 2004

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cherry Hill, New Jersey, on August 20, 2004.

PF SALES LLC

By:	/s/ N. MICHAEL DION

Name: N. Michael Dion
Title: Executive Vice President and Chief
Financial Officer

Power of attorney

Each person whose signature appears below constitutes and appoints N. Michael Dion and Kevin G. O’Brien, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ C. DEAN METROPOULOS C. Dean Metropoulos	Chief Executive Officer, Chairman of the Board and Manager (Principal Executive Officer)	August 20, 2004

/s/ N. MICHAEL DION N. Michael Dion	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 20, 2004

/s/ KEVIN G. O’BRIEN Kevin G. O’Brien	Manager	August 20, 2004

Signature	Title	Date

/s/ ADAM L. SUTTIN Adam L. Suttin	Manager	August 20, 2004

/s/ BRETT G. WYARD Brett G. Wyard	Manager	August 20, 2004

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cherry Hill, New Jersey, on August 20, 2004.

PF DISTRIBUTION LLC

By:	/s/ N. MICHAEL DION

Name: N. Michael Dion
Title: Executive Vice President and Chief
Financial Officer

Power of attorney

Each person whose signature appears below constitutes and appoints N. Michael Dion and Kevin G. O’Brien, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ C. DEAN METROPOULOS C. Dean Metropoulos	Chief Executive Officer, Chairman of the Board and Manager (Principal Executive Officer)	August 20, 2004

/s/ N. MICHAEL DION N. Michael Dion	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 20, 2004

Signature	Title	Date

/s/ KEVIN G. O’BRIEN Kevin G. O’Brien	Manager	August 20, 2004

/s/ ADAM L. SUTTIN Adam L. Suttin	Manager	August 20, 2004

/s/ BRETT G. WYARD Brett G. Wyard	Manager	August 20, 2004

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cherry Hill, New Jersey, on August 20, 2004.

SEA COAST FOODS, INC.

By:	/s/ N. MICHAEL DION

Name: N. Michael Dion
Title: Executive Vice President and
Chief Financial Officer

Power of attorney

Each person whose signature appears below constitutes and appoints N. Michael Dion and Kevin G. O’Brien, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title
Date

/s/ C. DEAN METROPOULOS C. Dean Metropoulos	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	August 20, 2004

/s/ N. MICHAEL DION N. Michael Dion	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 20, 2004

Signature	Title
Date

/s/ KEVIN G. O’BRIEN Kevin G. O’Brien	Director	August 20, 2004

/s/ ADAM L. SUTTIN Adam L. Suttin	Director	August 20, 2004

/s/ BRETT G. WYARD Brett G. Wyard	Director	August 20, 2004

Exhibit index

Exhibit
number	Description of exhibit

2.1	Agreement and Plan of Reorganization and Merger, by and between, Aurora Foods Inc. and Crunch Equity Holding, LLC, dated as of November 25, 2003
2.2	Amendment No. 1, dated January 8, 2004, to the Agreement and Plan of Reorganization and Merger, by and between, Aurora Foods Inc. and Crunch Equity Holding, LLC, dated as of November 25, 2003
2.3	Agreement and Plan of Merger, dated March 19, 2004, between Aurora Foods Inc. and Pinnacle Foods Holding Corporation
3.1	First Amended and Restated Certificate of Incorporation of Aurora Foods Inc., dated March 19, 2004
3.2	Aurora Foods Inc. Amended and Restated Bylaws, as adopted on March 19, 2004
4.1	Indenture dated November 25, 2003, among Pinnacle Foods Holding Corporation; Pinnacle Foods Corporation; PF Sales, LLC; PF Distribution, LLC; Pinnacle Foods Brands Corporation; PF Standards Corporation; Pinnacle Foods Management Corporation, PF Sales (N. Central Region) Corp. and Wilmington Trust Company.
4.2	Supplemental Indenture dated as of March 19, 2004 among Aurora Foods Inc., Sea Coast Foods, Inc., Pinnacle Foods Holding Corporation; Pinnacle Foods Corporation; PF Sales, LLC; PF Distribution, LLC; Pinnacle Foods Brands Corporation; PF Standards Corporation; Pinnacle Foods Management Corporation, PF Sales (N. Central Region) Corp. and Wilmington Trust Company.
4.3	Exchange and Registration Rights Agreement, dated as of November 25, 2003, between J.P. Morgan Securities Inc.; Deutsche Bank Securities Inc.; Pinnacle Foods Holding Corporation; Pinnacle Foods Corporation; PF Sales, LLC; PF Distribution, LLC; Pinnacle Foods Brands Corporation; PF Standards Corporation; Pinnacle Foods Management Corporation and PF Sales (N. Central Region) Corp.
4.4	Exchange and Registration Rights Agreement, dated as of February 20, 2004, between J.P. Morgan Securities Inc.; Citigroup Global Markets Inc., CIBC World Markets Corp., Deutsche Bank Securities Inc.; Pinnacle Foods Holding Corporation; Pinnacle Foods Corporation; PF Sales, LLC; PF Distribution, LLC; Pinnacle Foods Brands Corporation; PF Standards Corporation; Pinnacle Foods Management Corporation and PF Sales (N. Central Region) Corp.
5.1	Opinion of O’Melveny & Myers LLP regarding the validity of the 8 1/4% Senior Subordinated Notes due 2013 being registered hereunder
9.1	Voting Trust Agreement, dated as of March 18, 2004, by and among the Voting Trustees party thereto, Wilmington Trust Company, the signatories to the Trust Accession Instruments listed on Schedule I thereto, Aurora Foods Inc. and Crunch Equity Holding, LLC
10.1	Credit Agreement, dated as of November 25, 2003 among Crunch Holding Corp., Pinnacle Foods Holding Corporation, certain Lenders, Deutsche Bank Trust Company Americas, General Electric Capital Corporation, JPMorgan Chase Bank, Citicorp North America, Inc. and Canadian Imperial Bank of Commerce.
10.2	Assumption Agreement to the Credit Agreement, dated as of March 19, 2004
10.3	Guarantee and Collateral Agreement dated as of November 25, 2003
10.4	Supplement No. 1 to the Collateral Agreement, dated March 19, 2004, between Aurora Foods Inc. and Deutsche Bank Trust Company Americas.

Exhibit
number	Description of exhibit

10.5	Supplement No. 2 to the Collateral Agreement, dated March 19, 2004, between Sea Coast Foods, Inc. and Deutsche Bank Trust Company Americas.
10.6	Amended and Restated Members’ Agreement of Crunch Equity Holding, LLC, dated March 19, 2004.
10.7	Amended and Restated Operating Agreement of Crunch Equity Holding, LLC, dated March 19, 2004.
10.8	Management Agreement, dated as of November 25, 2003, by and among Pinnacle Foods Holding Corporation, J.P. Morgan Partners, LLC and J.W. Childs Associates, L.P.
10.9	Amended and Restated Indemnity Agreement, dated May 4, 2004, between Crunch Equity Holding LLC and the Class 6 Claim holders party thereto.
10.10	Crunch Holding Corporation Registration Rights Agreement, dated as of March 19, 2004, among Crunch Holding Corp. and certain investors party thereto.
10.11	Amended and Restated Employment Agreement dated November 25, 2003 between PFHC and C. Dean Metropoulos
10.12	Amended and Restated Employment Agreement dated November 25, 2003 between PFHC and Evan Metropoulos
10.13	Amended and Restated Employment Agreement dated November 25, 2003 between PFHC and Michael Dion
10.14	Amended and Restated Employment Agreement dated November 25, 2003 between PFHC and Louis Pellicano
10.15	Indemnification Agreement, dated May 22, 2001, between Pinnacle Foods Holding Corporation and C. Dean Metropoulos
10.16	Amendment No. 1, dated November 25, 2003, to the Indemnification Agreement, dated May 22, 2001, between Pinnacle Foods Holding Corporation and C. Dean Metropoulos
10.17	Crunch Holding Corp. 2004 Stock Option Plan, effective as of March 19, 2004
10.18	Crunch Holding Corp. 2004 California Stock Option Plan, effective as of March 19, 2004
10.19	Crunch Holding Corp. 2004 Stock Purchase Plan, effective as of March 19, 2004
10.20	Crunch Holding Corp. 2004 California Stock Purchase Plan, effective as of March 19, 2004
10.21	Fee Agreement, dated as of September 12, 2003, by and between Crunch Acquisition Corp., J.P. Morgan Partners, LLC and J.W. Childs Associates, L.P.
10.22	Fee Agreement, dated November 25, 2003, by and among Pinnacle Foods Holding Corporation, CDM Capital LLC and Crunch Holding Corp.
10.23	Amendment No. 1, dated December 8, 2003, to the Fee Agreement, dated November 25, 2003, by and among Pinnacle Foods Holding Corporation, CDM Capital LLC and Crunch Holding Corp.
10.24	Tax Sharing Agreement, dated as of November 25, 2003, by and among Crunch Holding Corp., Pinnacle Foods Holding Corporation, Pinnacle Foods Corporation, Pinnacle Foods Management Corporation, Pinnacle Foods Brands Corporation, PF Sales (N. Central Region) Corp., PF Sales, LLC, PF Distribution, LLC and PF Standards Corporation
10.25	Lease, dated May 23, 2001, between Brandywine Operating Partnership, L.P. and Pinnacle Foods Corporation (Cherry Hill, New Jersey)
10.26	Lease, dated August 10, 2001, between 485 Properties, LLC and Pinnacle Foods Corporation (Mountain Lakes, New Jersey); Amendment No. 1, dated November 23, 2001; Amendment No. 2, dated October 16, 2003.

Exhibit
number	Description of exhibit

10.27	Swanson Trademark License Agreement (U.S.) by and between CSC Brands, Inc. and Vlasic International Brands Inc., dated as of March 24, 1998
10.28	Swanson Trademark License Agreement (Non-U.S.) by and between Campbell Soup Company and Vlasic International Brands Inc., dated as of March 26, 1998
10.29	Technology Sharing Agreement by and between Campbell Soup Company and Vlasic Foods International Inc., dated as of March 26, 1998
12.1	Computation of Ratios of Earnings to Fixed Charges
12.2	Pro Forma Computation of Ratios of Earnings to Fixed Charges
21.1	Subsidiaries of Pinnacle Foods Group Inc.
23.1	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP with respect to Pinnacle Foods Holding Corporation and Subsidiaries
23.3	Consent of PricewaterhouseCoopers LLP with respect to the Frozen Foods and Condiments Businesses of Vlasic Foods International Inc.
23.4	Consent of PricewaterhouseCoopers LLP with respect to Aurora Foods Inc.
24.1	Power of Attorney (included in signature pages)
25.1	Form T-1 (Wilmington Trust Company)
99.1	Letter of Transmittal
99.2	Notice of Guaranteed Delivery
99.3	Letter to Brokers
99.4	Letter to Clients